UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Cowen Inc.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☐	Fee paid previously with preliminary materials
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

To our Stockholders:
You are cordially invited to attend a special meeting of stockholders of Cowen Inc., a Delaware corporation (the “Company” or “Cowen”), on [ ], 2022 at [ ]:[ ] a.m., Eastern Time (including any adjournment or postponement thereof, the “special meeting”), in a virtual-only meeting format.
On August 1, 2022, the Company, The Toronto-Dominion Bank, a Canadian chartered bank (“TD” or “Parent”), and Crimson Holdings Acquisition Co., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “merger agreement”) pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger (sometimes hereinafter referred to as the “Surviving Corporation”) as a wholly owned subsidiary of Parent. The merger agreement provides that, subject to certain exceptions, each share of Class A common stock, par value $0.01 per share, of the Company (“class A common stock”) and Class B common stock, par value $0.01 per share, of the Company (“class B common stock” and, together with class A common stock, “common stock”) issued and outstanding immediately prior to the effective time of the merger (the “effective time”) will at the effective time automatically be converted into the right to receive $39.00 in cash, without interest (the “merger consideration”), and each share of 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (“preferred stock”) of the Company will remain issued and outstanding following the effective time of the merger as shares of preferred stock of the Surviving Corporation.
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.
The board of directors of the Company (the “Board”) has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by merger agreement; (ii) determined that it is fair and advisable to, and in the best interests of, the Company and its stockholders to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; (iii) directed that the merger agreement be submitted to the stockholders of the company for adoption; (iv) recommended that such stockholders vote their shares of common stock in favor of the adopting the merger agreement and approving the transactions contemplated thereby (including the merger); and (v) authorized the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement.
At the special meeting, you will be asked to consider and vote on (i) a proposal to adopt the merger agreement and approve the transactions contemplated thereby (including the merger) (the “merger proposal”), (ii) a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of Cowen in connection with the consummation of the merger (the “advisory compensation proposal”) and (iii) a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal (the “adjournment proposal”). The Board unanimously recommends you vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
Your vote is important. Whether or not you plan to attend the virtual special meeting, we want to make sure your shares are represented at the meeting. You may cast your vote by submitting your proxy in advance of the virtual special meeting by internet, telephone or mail.
After reading the accompanying proxy statement, please authorize a proxy to vote your shares of common stock by internet or telephonically as described in the accompanying proxy statement, or, if you received a paper copy of the proxy card, by completing, dating, signing and returning your proxy card or vote your shares by attending and voting at the virtual special meeting. Instructions regarding the methods of authorizing your proxy are provided on the proxy card. If you hold common stock through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your common stock. If you have any questions or need assistance voting, please contact our proxy solicitor, Alliance Advisors LLC, toll free at (855) 935-2549.
On behalf of the Board, thank you for your continued support.
By Order of the Board of Directors
Sincerely,

[ ]

Jeffrey M. Solomon

Chair of the Board

[ ], 2022
The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [ ], 2022 and is first being mailed to Cowen stockholders on or about [ ], 2022.

599 Lexington Avenue
New York, NY 10022
To our stockholders:
You are cordially invited to attend a special meeting of stockholders of Cowen Inc., a Delaware corporation (the “Company” or “Cowen”), to be held on [ ], 2022 at [ ] a.m., Eastern Time (including any adjournment or postponement thereof, the “special meeting”), in a virtual-only meeting format. To access the virtual meeting, stockholders should visit [ ]. The special meeting is being held for the purpose of acting on the following matters:
Items of Business:	1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of August 1, 2022 (the “merger agreement”), by and among The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), Crimson Holdings Acquisition Co., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the terms of the merger agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Parent, which proposal we refer to as the “merger proposal”.

2.
To consider and vote on a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger, which proposal we refer to as the “advisory compensation proposal”.

3.
To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve the merger proposal, which proposal we refer to as the “adjournment proposal”.

Record Date:
Only Cowen stockholders of record at the close of business on [ ], 2022—the record date for the special meeting—will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof.

General:
The merger proposal must be approved by the affirmative vote of the majority of shares of class A common stock outstanding and entitled to vote on the matter. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of common stock, to vote at the virtual special meeting, or to instruct your broker on how to vote, or you abstain from the merger proposal, it will have the same effect as a vote against the merger proposal. Accordingly, your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the virtual special meeting, we request that you vote your shares of common stock by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or following the voting instructions on the enclosed proxy card to vote by telephone or through the internet. If you attend the virtual special meeting and you are a Cowen stockholder of record at the close of business on the record date, you may continue to have your shares of common stock voted as instructed in your proxy, or you may withdraw your proxy and vote your shares of common stock at the virtual special meeting. If you fail to authorize a proxy to vote your shares, to vote at the virtual special meeting, or to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the virtual special meeting and will have the same effect as a vote “AGAINST” the merger proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote of the majority of shares of class A common stock present in person or by proxy and entitled to vote on the proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of common stock, to vote at the virtual special meeting, or to instruct your broker on how to vote, it will have no effect on the outcome of these proposals. Abstentions will be counted as shares present for the purposes of determining the number of votes required, and therefore will have the same effect as a vote against the advisory compensation proposal or the adjournment proposal, as applicable.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions by telephone or through the internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Secretary, or by voting at the virtual special meeting. Attendance at the virtual special meeting alone will not be sufficient to revoke a previously authorized proxy.

Holders of shares of class B common stock and holders of shares of preferred stock of the Company are not entitled to vote on the merger proposal, the advisory compensation proposal or the adjournment proposal.

For more information concerning the virtual special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

As a general matter, holders of common stock who do not vote in favor of the adoption of the merger agreement and the approval of the merger and otherwise comply with the requirements of Delaware law will be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares of capital stock of the Company. Holders of shares of preferred stock of the Company will also be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares of capital stock of the Company.

The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by merger agreement; (ii) determined that it is fair and advisable to, and in the best interests of, the Company and its stockholders to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; (iii) directed that the merger agreement be submitted to the stockholders of the company for adoption; (iv) recommended that such stockholders vote their shares of common stock in favor of the adopting the merger agreement and approving the transactions contemplated thereby (including the merger); and (v) authorized the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement.

Accordingly, the Board unanimously recommends a vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Whether or not you plan to attend the virtual special meeting, we want to make sure your shares are represented at the meeting. You may cast your vote by authorizing your proxy in advance of the virtual special meeting by internet, telephone or mail.

By Order of the Board of Directors
Sincerely,
[ ]
Owen S. Littman
Secretary

i

Annex A	Agreement and Plan of Merger, dated as of August 1, 2022, by and among Cowen Inc., The Toronto-Dominion Bank and Crimson Holdings Acquisition Co.	A-1
Annex B	Opinion of Ardea Partners LP, dated August 1, 2022	B-1
ii

COWEN INC.
599 Lexington Avenue
New York, NY 10022
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2022
PROXY STATEMENT
This proxy statement contains information relating to a special meeting of stockholders Cowen Inc., a Delaware corporation (“Cowen”, the “Company”, “we”, “us” or “our”). All references to “TD” or “Parent” refer to The Toronto-Dominion Bank, a Canadian chartered bank; all references to “Merger Sub” refer to Crimson Holdings Acquisition Co., a Delaware corporation and an indirect wholly owned subsidiary of Parent.
The special meeting will be held on [ ], 2022 at [ ] a.m., Eastern Time (including any adjournment or postponement thereof, the “special meeting”), in a virtual-only meeting format. We are furnishing this proxy statement to holders (“Cowen stockholders”) of Class A common stock, par value $0.01 per share, of the Company (“class A common stock”) and Class B common stock, par value $0.01 per share, of the Company (“class B common stock” and, together with class A common stock, “common stock”) as part of the solicitation of proxies by the Company’s board of directors (the “Board”), for exercise at the special meeting and at any postponements or adjournments thereof. This proxy statement is dated [ ], 2022 and is first being mailed to Cowen stockholders on or about [ ], 2022.

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the merger agreement, the merger or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting, including, without limitation, the merger agreement attached as Annex A to this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions set forth under the section entitled “Where You Can Find Additional Information” beginning on page 122 of this proxy statement.
The Parties
(page 21)
Cowen Inc.
Cowen Inc. (“Cowen”) is a diversified financial services firm that provides investment banking, research, sales and trading, prime brokerage, outsourced trading, global clearing, and commission management services. Cowen also has an investment management division which offers actively managed alternative investment products. Founded in 1918, Cowen is headquartered in New York and has offices worldwide. The Company’s principal executive offices are located at 599 Lexington Avenue, New York, NY 10022 and our telephone number is (212) 845-7900. Shares of the Company’s class A common stock are listed on the Nasdaq Global Select Market under the trading symbol “COWN”.
Parent
TD is a Schedule I bank under the Bank Act (Canada), and a financial holding company with US$1.4 trillion in global assets as of July 31, 2022. TD also maintains a federally licensed branch located in New York that, among other things, supports U.S. Wholesale Banking activities.
TD’s common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “TD”. The principal executive offices of TD are located at 66 Wellington Street West, Toronto, Ontario, Canada, M5K 1A2, and its telephone number at that address is (416) 308-9030 or toll free at (866) 486-4826.
Merger Sub
Crimson Holdings Acquisition Co. is a Delaware corporation and a wholly owned subsidiary of Toronto Dominion Holdings (U.S.A.) Inc., which itself is an indirect wholly owned subsidiary of TD. Merger Sub was formed solely for the purposes of facilitating the merger and the other transactions contemplated by the merger agreement. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, Merger Sub will merge with and into Cowen, and Cowen will continue as the Surviving Corporation.
The principal executive offices of Merger Sub are located at c/o The Toronto Dominion Bank, 66 Wellington Street West, Toronto, Ontario, Canada, M5K 1A2, and its telephone number at that address is (416) 308-9030 or toll free at (866) 486-4826.
The Merger
(page 30)
On August 1, 2022, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Parent and Merger Sub, providing for, subject to the satisfaction or (to the extent permitted by law) waiver of specified conditions, the acquisition of the Company by Parent at a price of $39.00 in cash, without interest, per share of common stock (the “merger consideration”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). A copy of the merger agreement is included as Annex A to this proxy statement.

If the merger is consummated, at the effective time of the merger (the “effective time”), each share of common stock issued and outstanding immediately prior to the effective time (except for (i) shares of common stock owned by the Company or Parent (in each case, other than shares of common stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, or (B) held, directly or indirectly, in respect of a debt previously contracted) and (ii) any shares of common stock with respect to which dissenters’ rights have been exercised) will be automatically canceled and converted into the right to the merger consideration.
If the merger is consummated, the class A common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable following the effective time, and, accordingly, the class A common stock will no longer be publicly traded.
The Special Meeting
(page 22)
The special meeting of stockholders of the Company will be held on [ ], 2022 at [ ] a.m., Eastern Time, in a virtual-only meeting format. To access the virtual special meeting, you should visit [ ]. You will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a Cowen stockholder as of the record date. See the section entitled “The Special Meeting” beginning on page 22 of this proxy statement for additional information on the special meeting, including how to vote your shares of common stock.
Stockholders Entitled to Vote; Vote Required to Approve the Merger Proposal
(page 22 and page 23)
Only Cowen stockholders of record at the close of business on [ ], 2022—the record date for the special meeting—will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [ ] shares of common stock outstanding and entitled to vote. Each Cowen stockholder is entitled to one vote per share of common stock held by such Cowen stockholder on the record date on each of the proposals presented in this proxy statement.
The approval of the merger proposal requires the affirmative vote of the majority of shares of class A common stock outstanding and entitled to vote on the matter (the “Cowen stockholder approval”). Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Approval of the advisory compensation proposal and the adjournment proposal is not a condition to the consummation of the merger. Note that you may vote to approve the merger proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
Holders of shares of class B common stock and holders of shares of 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (“preferred stock”) of the Company are not entitled to vote on the merger proposal, the advisory compensation proposal or the adjournment proposal.
Background of the Merger
(page 30)
A description of the process we undertook that led to the proposed merger, including our discussions with Parent, is included in this proxy statement under “The Merger—Background of the Merger”.
Recommendation of the Board
(page 52)
The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by merger agreement; (ii) determined that it is fair and advisable to, and in the best interests of, the Company and its stockholders to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; (iii) directed that the merger agreement be submitted to the stockholders of the company for adoption; (iv) recommended that such stockholders vote their shares of common stock in favor of the adopting the merger agreement and approving the transactions contemplated thereby (including the merger); and (v) authorized the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to unanimously recommend the approval of the merger proposal, see the section entitled “The Merger—Reasons for the Merger” beginning on page 52 of this proxy statement.
Opinion of Ardea Partners LP
(page 63)
Pursuant to an engagement letter between the Company and Ardea Partners LP (“Ardea”), the Company retained Ardea as its financial advisor in connection with the transactions contemplated by the merger agreement.
At a meeting of the Board held on August 1, 2022, representatives of Ardea rendered to the Board Ardea’s oral opinion, subsequently confirmed in a written opinion dated August 1, 2022 and delivered to the Board, to the effect that, as of the date of Ardea’s written opinion, and based upon, and subject to, the factors and assumptions set forth therein, the $39.00 in cash per share of class A common stock, without interest, to be paid to the holders of shares of class A common stock pursuant to the terms of the merger agreement was fair, from a financial point of view, to such holders.
The full text of Ardea’s written opinion, dated August 1, 2022, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The summary of the Ardea opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Ardea’s written opinion. Ardea provided its’s advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement. Ardea’s opinion does not constitute a recommendation as to how any holders of class A common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter.
For a description of the opinion that the Board received from Ardea, and for additional information, see the section entitled “The Merger – Opinion of Ardea Partners LP” beginning on page 63 of this proxy statement and Annex B to this proxy statement.
Certain Effects of the Merger
(page 68)
If the merger is consummated, Merger Sub will be merged with and into the Company, with the Company surviving upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as an indirect, wholly owned subsidiary of Parent.
If the merger is consummated, the class A common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act as soon as reasonably practicable following the effective time, and, accordingly, our class A common stock will no longer be publicly traded.
Effects on the Company if the Merger Is Not Consummated
(page 69)
In the event that the Cowen stockholder approval is not obtained or if the merger is not consummated for any other reason, Cowen stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company, the class A common stock will continue to be listed and traded on the Nasdaq Global Select Market, the class A common stock will continue to be registered under the Exchange Act and Cowen stockholders will continue to own their shares of common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the common stock.

Under certain circumstances, Cowen will be required to pay TD a termination fee equal to $42,250,000.00 in cash and, under certain other circumstances, TD will be required to pay Cowen an expense reimbursement including (i) $10,000,000 for fees and expenses of third party advisors and other transaction costs, (ii) the aggregate face amount of employee retention awards which have been allocated and communicated to employees of Cowen (subject to certain limitations and requirements) and (iii) the designated capped amount for the premium of an insurance policy that may, at the request of TD, be bound by Cowen pursuant to the merger agreement. For more information, see the sections entitled “The Merger Agreement—Termination Fee” and “The Merger Agreement—Expense Reimbursement” beginning on pages 109 and 110, respectively, of this proxy statement.
Treatment of Compensation Awards
(page 84)
As of the effective time, except as otherwise agreed in writing between Parent and any individual holder, all outstanding awards granted under the Company’s 2010 Equity and Incentive Plan and 2020 Equity Incentive Plan, each as amended from time to time (the “Equity Plans”), will be treated as follows:
•
each outstanding (i) restricted stock unit award (“Company RSU”) that is or will become vested at the effective time in accordance with its terms and (ii) performance stock unit award (“Company PSU”) for which the applicable performance period is complete but has not yet been settled as of immediately prior to the effective time, in each case, will be canceled and converted into the right to receive an amount in cash equal to the product of (A) the number of shares of class A common stock subject to such Company RSU or Company PSU (based on actual performance) , and (B) the merger consideration, less applicable taxes required to be withheld with respect to such payment;

•
each outstanding Company RSU (other than Director RSUs (as defined below)) that is not and will not become vested at the effective time in accordance with its terms will be assumed by Parent, subject to the same terms and conditions applicable to such Company RSU immediately prior to the effective time, except that such Company RSU shall be in respect of a number of Parent common shares that is equal to (i) the number of shares of class A common stock underlying such Company RSU, multiplied by (ii) a fraction, (A) the numerator of which is the merger consideration and (B) the denominator of which is the average closing price, rounded to the nearest cent, per Parent common share on the New York Stock Exchange for the period of ten (10) consecutive trading days immediately preceding (but not including) the closing date (the “Exchange Ratio”);

•
each outstanding deferred cash award (“Company DCA”) that is or will become vested at the effective time in accordance with its terms will be canceled and converted into the right to receive an amount in cash equal to the amount of such Company DCA, plus any then-accrued and unpaid interest, less applicable taxes required to be withheld with respect to such payment;

•	each outstanding Company DCA that is not and will not become vested at the effective time will be assumed by Parent, subject to the same terms and conditions applicable to such Company DCA;
•
each outstanding Company PSU for which the applicable performance period is not complete as of immediately prior to the effective time will be assumed by Parent, subject to the same terms and conditions applicable to such Company PSU, immediately prior to the effective time, except that such assumed Company PSU shall (i) no longer be subject to performance conditions following the effective time and (ii) be in respect of a number of Parent common shares that is equal to (A) the number of shares of class A common stock underlying such Company PSU, based on target level of performance (other than any Company PSU for which the applicable performance period ends on or before December 31, 2022, in which case, such assumption will be based on the actual achievement of applicable performance goals prior to the effective time), multiplied by (B) the Exchange Ratio; and

•
each outstanding Company RSU held by directors of the Board (“Director RSU”) (whether vested or unvested) immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of class A common stock subject to such Director RSU and (ii) the merger consideration.

See the section entitled “The Merger Agreement—Treatment of Compensation Awards” beginning on page 84 of this proxy statement.

Interests of the Company’s Directors and Executive Officers in the Merger
(page 69)
The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of and considered these interests in reaching the determination to approve the execution, delivery and performance by the Company of the merger agreement and unanimously recommend that the Company’s stockholders approve the merger proposal. These interests may include:
•	the treatment of Company equity awards (as described below in “The Merger—Treatment of Compensation Awards of Directors and Executive Officers”);
•
certain compensation arrangements pursuant to new employment agreements between executive officers of the Company and Parent, which will be effective on, and contingent upon, the closing of the merger, including severance and other benefits in the case of certain qualifying terminations and one-time cash-based retention or integration bonuses; and

•
continued indemnification and insurance coverage under the merger agreement, the Company’s organizational documents and indemnification agreements the Company has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement.
Security Ownership of Directors and Executive Officers
(page 113)
As of September 12, 2022, the directors and executive officers of the Company beneficially owned in the aggregate 1,858,143 shares of common stock, or approximately 6.6% of the outstanding shares of common stock. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals to be presented at the special meeting.
Financing of the Merger
(page 69)
The consummation of the merger is not conditioned on Parent’s receipt of any financing. Parent and Merger Sub have represented in the merger agreement that they have sufficient funds or access thereto, and Parent will at the closing have immediately available funds in cash, to pay when due all amounts payable by it under the merger agreement and to fulfill its obligations under the merger agreement. Parent has acknowledged that the obligations of Parent under the merger agreement are not contingent upon or subject to any conditions regarding Parent’s, its affiliates’, or any other person’s ability to obtain financing or otherwise to raise capital for the consummation of the transactions contemplated by the merger agreement, including the payment of the merger consideration.
Conditions to the Completion of the Merger
(page 107)
Cowen’s and each of the TD parties’ respective obligations to complete the merger are subject to the satisfaction, at or prior to the effective time, of the following conditions:
•
the Cowen stockholder approval (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Cowen Stockholder Approval” beginning on page 99 of this proxy statement) shall have been obtained;

•	the requisite regulatory approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated; and
•
no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition (each, a “legal restraint”) enjoining, preventing, prohibiting or otherwise making illegal the consummation of the merger shall be in effect, and no law, statute, rule, regulation, order, injunction or decree (each, a “legal prohibition”) shall have been enacted, entered, promulgated or enforced by any governmental entity which enjoins, prevents, prohibits or otherwise makes illegal the consummation of the merger.
The obligation of the TD parties to effect the merger is also subject to the satisfaction, or waiver by TD parties, at or prior to the effective time, of the following conditions:
•
subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of Cowen, and TD shall have received a certificate dated as of the closing date and signed on behalf of Cowen by the Chief Executive Officer or the Chief Financial Officer of Cowen to such effect;

•
Cowen shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and TD shall have received a certificate dated as of the closing date and signed on behalf of Cowen by the Chief Executive Officer or the Chief Financial Officer of Cowen to such effect;

•	no requisite regulatory approval shall have resulted in the imposition of any materially burdensome regulatory condition (as defined below); and
•
the total consolidated assets of Cowen shall be less than the $10 billion threshold set forth in Section 163(b) of the Dodd Frank Act and Cowen shall be “substantially engaged” in activities that are financial in nature, incidental to a financial activity, or otherwise permissible for the financial holding company under section 4(c) of the BHC Act (12 U.S.C. 1843(c)), all within the meaning of 12 C.F.R. 225.85(a)(3), as of the closing date.

The obligation of Cowen to effect the merger is also subject to the satisfaction, or waiver by Cowen, at or prior to the effective time, of the following conditions:
•
subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the TD parties, and Cowen shall have received a certificate dated as of the closing date and signed on behalf of TD by the Chief Executive Officer or the Chief Financial Officer of TD to such effect; and

•
each TD party shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and Cowen shall have received a certificate dated as of the closing date and signed on behalf of TD by the Chief Executive Officer or the Chief Financial Officer of TD to such effect.

Neither Cowen, TD nor Merger Sub can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Regulatory Approvals in Connection with the Merger
(page 79)
To complete the merger, Cowen and TD are required to obtain approvals or consents from, or make filings with, a number of U.S. and non-U.S. regulatory authorities. Subject to the terms of the merger agreement, Cowen and TD have agreed to, and to cause their respective subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperation with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.
Cowen, TD and Merger Sub will cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings necessary or advisable to consummate the transactions contemplated by the merger agreement and, in the case of the requisite regulatory approvals, make such filings within forty-five (45) days of August 1, 2022 (subject to the timely receipt by the party making such filing of all necessary information from the other party as may be reasonably requested for the preparation of such filing), (ii) promptly (and no later than any deadline imposed by such governmental entity) supply such information and documentary material as may be reasonably responsive to any request made by any governmental entity in connection with such applications, notices, petitions and filings, (iii) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger)

as promptly as practicable, and (iv) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The term “requisite regulatory approvals” includes the approvals set forth under the section entitled “The Merger Agreement—Covenants and Agreements—Reasonable Efforts; Regulatory Matters” beginning on page 94 of this proxy statement.
Under the terms of the merger agreement, nothing contained in the merger agreement will be deemed to require TD and its subsidiaries (and Cowen and its subsidiaries will not be permitted without the prior written consent of TD) to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the requisite regulatory approvals that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of Cowen and its subsidiaries, taken as a whole, or (ii) the business, results of operations or financial condition of TD and its subsidiaries, taken as a whole (which, for the purpose of this sentence, will be deemed to be the same size as Cowen and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”).
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the merger consideration to be received by Cowen stockholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
Although each of Cowen and TD does not know of any reason related to it or its respective subsidiaries, as applicable, why the requisite regulatory approvals will not be received to permit the consummation of the merger on a timely basis, Cowen and TD cannot be certain when or if the requisite regulatory approvals will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger.
Non-Solicitation of Acquisition Proposals
(page 104)
From the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, Cowen is subject to certain restrictions on its ability to solicit third-party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction. Specifically, Cowen will, and will cause its subsidiaries and their respective employees, officers and directors to (and will use reasonable best efforts to cause its and their other representatives to), immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before August 1, 2022 with any person other than TD with respect to any acquisition proposal (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events” beginning on page 105 of this proxy statement).
Cowen will not, and will cause its subsidiaries and its and their respective employees, officers and directors not to, and will use its reasonable best efforts to cause its and their other representatives not to, directly or indirectly:
•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal;
•	engage or participate in any negotiations with any person concerning any acquisition proposal;
•
provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (except (A) to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the section of the merger agreement relating to acquisition proposals or (B) to clarify the terms and conditions of any acquisition proposal); or

•
unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an acceptable confidentiality agreement entered into in accordance with the section of the merger agreement related to acquisition proposals) in connection with or relating to any acquisition proposal (any such agreement, an “alternative acquisition agreement”).

Notwithstanding the foregoing, prior to receipt of the Cowen stockholder approval, if Cowen receives a bona fide written acquisition proposal not resulting from a material breach of the terms of the merger agreement, Cowen may and may permit is subsidiaries and certain of its subsidiaries’ representatives to furnish or cause to be furnished confidential or nonpublic information or data and engage or participate in negotiations or discussions with the person making the acquisition proposal, so long as, in each case, prior to taking such actions:
•
the Board, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; and

•
prior to providing any confidential or nonpublic information, Cowen has entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to Cowen than the confidentiality agreement (provided that such confidentiality agreement need not contain a standstill) and which does not provide such person with any exclusive right to negotiate with Cowen, and Cowen will substantially concurrently provide to TD any such information which was not previously provided to TD.

Promptly, and in any event within 24 hours, Cowen is required to advise TD following receipt of any acquisition proposal or any inquiry which would reasonably be expected to lead to an acquisition proposal and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), provide TD with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and keep TD apprised of any material developments, discussions and negotiations related thereto on a reasonably current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal. Notwithstanding the foregoing, Cowen will be permitted to waive any standstill provision to allow any person to make an acquisition proposal if the Board, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law.
Termination of the Merger Agreement
(page 108)
The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Cowen stockholder approval (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Cowen Stockholder Approval” beginning on page 99 of this proxy statement) under the following circumstances:
•	by mutual written consent of Cowen and TD;
•
by either TD or Cowen if (i) any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and nonappealable (provided Cowen shall not have a termination right under this clause (i) with respect to the denial of any requisite regulatory approval, if TD has irrevocably waived receipt of such requisite regulatory approval as a condition to the closing) or (ii) any governmental entity of competent jurisdiction will have issued a final and nonappealable legal restraint or legal prohibition enjoining, preventing, prohibition or otherwise making illegal the consummation of the merger, unless the principal cause of such legal restraint or legal prohibition will be the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party set forth in the merger agreement;

•
by either Cowen or TD if the merger has not been consummated on or before August 1, 2023 (such time or such later time agreed in writing by Cowen and TD, the “termination date”), unless the principal cause of the failure of the closing to occur by such date is the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Cowen or TD (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there has been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Cowen, in the case of a termination by TD, or TD, in the case of a termination by Cowen, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of certain conditions set forth in the merger agreement and which are not cured within forty-five (45) days following written notice to Cowen, in the case of a termination by TD, or TD, in the case of a termination by Cowen, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);
•
Prior to the time the Cowen stockholder approval is obtained, by TD, if Cowen or the Board has made a recommendation change (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events” beginning on page 105 of this proxy statement) ;

•	by either Cowen or TD, if the Cowen stockholder approval has not been obtained upon a vote thereon taken at the special meeting (including any adjournment or postponement thereof); or
•
prior to the time the Cowen stockholder approval is obtained, by Cowen in order to enter into an alternative acquisition agreement with respect to a superior proposal if the Board authorizes Cowen to enter into an alternative acquisition agreement in response to a superior proposal, to the extent permitted by the merger agreement, provided that concurrently with such termination, Cowen pays, or causes to be paid, to TD the termination fee pursuant to the merger agreement.

Termination Fee
(page 109)
Cowen will be required to pay TD a termination payment of $42,250,000.00 in cash (the “Cowen termination fee”), if the merger agreement is terminated in the circumstances set forth below.
For the purposes of this section of the proxy statement, references to “twenty-five percent” in the definition of acquisition proposal will be deemed to be references to “fifty percent.”
•	TD terminates the merger agreement because Cowen or the Board has made a recommendation change;
•
if, prior to the time the Cowen stockholder approval (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Cowen Stockholder Approval” beginning on page 99 of this proxy statement) is obtained, Cowen terminates the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal;

•
if a bona fide acquisition proposal has been communicated or otherwise made known to Cowen or the Board (and not withdrawn at least two (2) business days prior to the special meeting) or any person has publicly announced (and not publicly withdrawn at least two (2) business days prior to the special meeting) an acquisition proposal, in each case, with respect to Cowen, and thereafter:

○
the merger agreement is terminated by either Cowen or TD pursuant to (a) the third bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement without the Cowen stockholder approval having been obtained (and all other conditions set forth in certain sections of the merger agreement were satisfied or were capable of being satisfied prior to such termination), (b) the fourth bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement as a result of a willful and material breach by Cowen of any of its obligations, covenants or other agreements set forth in the merger agreement or (c) the sixth bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement; and

○
prior to the date that is twelve months after the date of such termination, Cowen enters into a definitive agreement, or consummates, a transaction with respect to any acquisition proposal (whether or not the same acquisition proposal).

Expense Reimbursement
(page 110)
TD will be required to reimburse Cowen for (a) $10,000,000 for fees and expenses of third party advisors (including legal, accounting, investment banking and financial advisors, experts and consultants) and other transaction costs, (b) the aggregate face amount of employee retention awards which have been allocated (or reallocated) and communicated to employees after August 1, 2022 and (c) the reimbursable premium amount (as defined below) (the amounts described in clauses (a), (b) and (c), collectively, the “TD expense reimbursement”) if the merger agreement is terminated in the circumstances set forth below:
•
TD or Cowen terminates the merger agreement pursuant to the third bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement, and at the time of such termination the conditions set forth in certain other sections of the merger agreement shall have been satisfied or waived or be capable of being satisfied, except that any requisite regulatory approval, other than the NRC Approval, the CSA Approval, the CFIUS Approval or any springing approval (each as defined in the section entitled “The Merger—Regulatory Approvals in Connection with the Merger” beginning on page 79 of this proxy statement), had not been obtained;

•
Cowen terminates the merger agreement pursuant to the fourth bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement as a result of a willful and material breach by TD of the section of the merger agreement related to reasonable best efforts and regulatory matters; or

•
TD or Cowen terminates the merger agreement pursuant to the second bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement (but only if the applicable denial, legal restraint or legal prohibition relates to any requisite regulatory approval other than the NRC Approval, the CSA Approval, the CFIUS Approval (each as defined in the section entitled “The Merger—Regulatory Approvals in Connection with the Merger” beginning on page 79 of this proxy statement) or any springing approval);

provided that:
•
TD shall have no obligation to pay the TD expense reimbursement pursuant to the first bullet if a breach of the merger agreement by Cowen was the principal cause of the failure of any of the above conditions set forth under the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 107 of this proxy statement to be satisfied; and

•
TD shall have no obligation to pay the TD expense reimbursement pursuant to the third bullet if a breach of the merger agreement by Cowen was the principal cause of the denial, legal restraint or legal prohibition giving rise to the termination right.

In no event shall Cowen be required to pay the Cowen termination fee or TD be required to pay the TD expense reimbursement, in each case, more than once.
If Cowen or TD (as applicable, the “obligor”) fails promptly to pay the Cowen termination fee or TD expense reimbursement (as applicable, the “owed amounts” when due pursuant to the merger agreement, and, in order to obtain such payment, TD or Cowen (as applicable, the “obligee”) commences a suit which results in a judgment for the obligor to pay the owed amounts, the obligor shall pay the costs and expenses of the obligee (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, the obligor shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The owed amounts (and any related amounts payable by the obligor pursuant to this paragraph), except in the case of fraud, shall be the sole remedy of the obligee in the event of a termination of the merger agreement in accordance with the merger agreement pursuant to which the owed amounts are payable by the obligor.

Appraisal Rights
(page 25)
As a general matter, holders of common stock who do not vote in favor of the adoption of the merger agreement and the approval of the merger and otherwise comply with the requirements of Delaware law will be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares of capital stock of the Company. You should read the section entitled “Appraisal Rights” beginning on page 12 of this proxy statement and Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, for a more complete discussion of dissenters’ appraisal rights. Holders of shares of preferred stock of the Company will also be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares of capital stock of the Company.
Material U.S. Federal Income Tax Consequences of the Merger
(page 77)
The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if you are a holder of common stock who is a U.S. holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this proxy statement), you will recognize capital gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in your shares of common stock converted into cash in the merger. If you are a holder of common stock who is a non-U.S. holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this proxy statement), the merger will generally not be taxable to you under U.S. federal income tax laws unless you have certain connections to the United States or we are a USRPHC (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this proxy statement) and certain other conditions are met.
You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this proxy statement for a more complete discussion of the material U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.
Current Price of Common Stock
(page 113)
On [ ], 2022, the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of class A common stock on the Nasdaq Global Select Market was $[ ]. You are encouraged to obtain current market quotations for shares of class A common stock in connection with voting your class A common stock.
Additional Information
(page 122)
You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On August 1, 2022, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned, direct subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the merger proposal and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?”
Q:	As a holder of common stock, what will I receive in the merger?
A:
If the merger is consummated, you will be entitled to receive $39.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own immediately prior to the effective time.

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this proxy statement for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.
Q:	Will I receive any regular quarterly dividends with respect to the shares of common stock that I own?
A:
On July 20, 2022, the Company declared a regular quarterly dividend of $0.12 per share of common stock for the quarter ended June 30, 2022, which will be paid on September 15, 2022 to Cowen stockholders of record at the close of business on September 1, 2022. Pursuant to the terms of the merger agreement, during the pendency of the merger, the Company is permitted to pay regular quarterly cash dividends at a rate not in excess of $0.12 per share of common stock, to Cowen stockholders. Dividends are declared and paid at the discretion of the Board. The Board may change the Company’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

For more information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Dividends” beginning on page 79 of this proxy statement.
Q:	What will happen to outstanding Company compensation awards granted under the Equity Plans in the merger?
A:	Except as otherwise agreed in writing by Parent and an individual holder, as of the effective time:
•
each outstanding Company RSU (other than Director RSUs) that is or will become vested at the effective time in accordance with its terms will be canceled and converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the product of (i) the number of shares of class A common stock subject to such Company RSU and (ii) the merger consideration;

•
each outstanding Company RSU (other than Director RSUs) that is not and will not become vested at the effective time in accordance with its terms will be assumed by Parent, subject to the same terms and conditions applicable to such Company RSU immediately prior to the effective time, except that such Company RSU shall be in respect of a number of Parent common shares that is equal to (i) the number of shares of class A common stock underlying such Company RSU, multiplied by (ii) the Exchange Ratio;

•
each outstanding Company DCA that is or will become vested at the effective time in accordance with its terms will be canceled and converted into the right to receive an amount in cash (less any applicable withholding taxes) equal to the amount of such Company DCA, plus any then-accrued and unpaid interest;

•	each outstanding Company DCA that is not and will not become vested at the effective time will be assumed by Parent, subject to the same terms and conditions applicable to such Company DCA;
•
each outstanding Company PSU for which the applicable performance period is complete but has not yet been settled as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the product of (i) the number of shares of class A common stock subject to such Company PSU, based on actual achievement of applicable performance goals as reasonably determined by the compensation committee of the Board and (ii) the merger consideration;

•
each outstanding Company PSU for which the applicable performance period is not complete as of immediately prior to the effective time will be assumed by Parent, subject to the same terms and conditions applicable to such Company PSU immediately prior to the effective time, except that such assumed Company PSU shall (i) no longer be subject to performance conditions following the effective time and (ii) be in respect of a number of Parent common shares that is equal to (A) the number of shares of class A common stock underlying such Company PSU, based on target level of performance (other than any Company PSU for which the applicable performance period ends on or before December 31, 2022, in which case, such assumption will be based on the actual achievement of applicable performance goals prior to the effective time ), multiplied by (B) the Exchange Ratio; and

•
each outstanding Director RSU (whether vested or unvested) immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the number of shares of class A common stock subject to such Director RSU and (ii) the merger consideration.

See the section entitled “The Merger Agreement—Treatment of Compensation Awards” beginning on page 84 of this proxy statement.
Q:	When and where is the special meeting of our stockholders?
A:
The special meeting of stockholders of the Company will be held on [ ], 2022 at [ ] a.m., Eastern Time, in a virtual-only meeting format. To access the virtual special meeting, you should visit [ ]. You will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a Cowen stockholder as of the record date.

Q:	Who is entitled to vote at the special meeting?
A:
Only holders of record of shares of the Company’s class A common stock at the close of business on [ ], 2022, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [ ] shares of class A common stock outstanding and entitled to vote. Each such stockholder is entitled to one vote per share of class A common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement. Holders of shares of class B common stock and holders of shares of preferred stock of the Company are not entitled to vote on the merger proposal, the advisory compensation proposal or the adjournment proposal.

If on [ ], 2022, you were a “record” holder of class A common stock (that is, if you held class A common stock in your own name in the stock register maintained by our transfer agent, Computershare), you are entitled to vote at the virtual special meeting or by proxy. Whether or not you intend to attend the virtual special meeting, we encourage you to authorize a proxy to vote now, online, by phone or by proxy card to ensure that your vote is counted.
If on [ ], 2022, you were the beneficial owner of class A common stock held in “street name” (that is, if you held class A common stock through your broker), then these materials are being forwarded to you by your broker. You may direct your broker how to vote your class A common stock by following the voting instructions on the form provided by your broker. If you hold any class A common stock through your broker and wish to attend the virtual special meeting, you may attend the virtual special meeting but may not be able to vote unless you first obtain a legal proxy issued in your name from your broker or other nominee. The cut-off time for submitting a legal proxy is [ ], 2022, three (3) business days prior to the date of the special meeting, at 11:59 p.m., Eastern Time.
Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, Cowen stockholders will be asked to consider and vote on the following proposals:
•	a proposal to adopt the merger agreement (the “merger proposal”);
•
a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”); and

•
a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve the merger proposal (the “adjournment proposal”).

Q:	What constitutes a quorum for purposes of the special meeting?
A:
The presence in person or by proxy of any number of stockholders, together holding at least a majority of the capital stock of Cowen issued and outstanding and entitled to vote at the special meeting will constitute a quorum for purposes of the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum.

If a quorum is not present at the special meeting, the Cowen stockholders entitled to vote at the special meeting, present virtually or by proxy, may adjourn the special meeting. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without TD’s consent, on a date that is more than seven (7) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate after the date on which the special meeting was originally scheduled). In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger proposal at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.
Q:	What vote of our stockholders is required to approve each of the proposals?
A:
The approval of the merger proposal requires the affirmative vote of the majority of shares of class A common stock outstanding and entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa. Abstentions or failures to vote (including a failure to authorize a proxy to vote on a Cowen stockholder’s behalf) will have the same effect as a vote against the merger proposal.

The approval of the advisory compensation proposal requires the affirmative vote of the majority of shares of class A common stock present in person or by proxy and entitled to vote on such proposal at the special meeting. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of common stock, to vote at the virtual special meeting, or to instruct your broker on how to vote, it will have no effect on the outcome of these proposals. Abstentions will be counted as shares present for the purposes of determining the number of votes required, and therefore will have the same effect as a vote against the advisory compensation proposal.
The approval of the adjournment proposal requires the affirmative vote of the majority of shares of class A common stock present in person or by proxy and entitled to vote on such proposal at the special meeting. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of common stock, to vote at the virtual special meeting, or to instruct your broker on how to vote, it will have no effect on the outcome of these proposals. Abstentions will be counted as shares present for the purposes of determining the number of votes required, and therefore will have the same effect as a vote against the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger proposal is approved at the special meeting.
Q:	How does the Board recommend that I vote?
A:	The Board unanimously recommends a vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to unanimously recommend the approval of the merger proposal, see the section entitled “The Merger—Reasons for the Merger” beginning on page 52 of this proxy statement.
Q:	How do the Company’s directors and executive officers intend to vote?
A:
As of September 12, 2022, the directors and executive officers of the Company beneficially owned in the aggregate 1,858,143 shares of common stock, or approximately 6.6% of the outstanding shares of common stock. Although none of the directors or executive officers is obligated to vote to approve the merger proposal, we currently expect that each of these individuals will vote all of his or her shares in favor of each of the proposals to be presented at the special meeting.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a Company stockholder?
A:
In considering the proposals to be voted on at the special meeting, you should be aware that the Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, your interests as a Company stockholder. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger proposal and unanimously recommend that Company stockholders approve the merger proposal. These interests may include:

•	the treatment of Company equity awards (as described below in “The Merger—Treatment of Compensation Awards for Directors and Executive Officers”);
•
certain compensation arrangements pursuant to new employment agreements between executive officers and Parent, which will be effective on, and contingent upon, the closing of the merger, including severance and other benefits in the case of certain qualifying terminations and one-time cash-based retention or integration bonuses; and

•
continued indemnification and insurance coverage under the merger agreement, the Company’s organizational documents and indemnification agreements the Company has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement.
Q:	What happens if I transfer my class A common stock before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting. If you own class A common stock on the record date but transfer your shares of class A common stock after the record date but prior to the special meeting, you will retain your right to vote such shares of class A common stock at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred your shares of class A common stock.

Q:	How do I vote if I am a Cowen stockholder of record?
A:
If you are a Cowen stockholder of record, you may vote in advance by authorizing a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. In order to submit a vote by proxy via the internet or telephone, follow the applicable instructions shown on the proxy card mailed to you. You may also vote by attending the virtual special meeting and voting during the live webcast.

For more detailed instructions on how to vote using one of these methods, see the section entitled “The Special Meeting—Voting Procedures” beginning on page 24 of this proxy statement.
Whether or not you plan to attend the virtual special meeting, we urge you to vote now to ensure your vote is counted. You may still attend the virtual special meeting and vote during the live webcast if you have already voted by proxy.
Q:	What will happen if abstain from voting or fail to vote on any of the proposals?
A:
The approval of the merger proposal requires the affirmative vote of the majority of shares of class A common stock outstanding and entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa. Abstentions or failures to vote (including a failure to authorize a proxy to vote on a Cowen stockholder’s behalf) will have the same effect as a vote against the merger proposal.

The approval of the advisory compensation and the adjournment proposal each requires the affirmative vote of the majority of shares of class A common stock present in person or by proxy and entitled to vote on such proposal at the special meeting. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of common stock, to vote at the virtual special meeting, or to instruct your broker on how to vote, it will have no effect on the outcome of these proposals. Abstentions will be counted as shares present for the purposes of determining the number of votes required, and therefore will have the same effect as a vote against these proposals.
Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. For Cowen stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:
•	You may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the internet, by telephone or by mail.
•	You may submit a written notice of revocation to the Company’s Secretary at 599 Lexington Avenue, New York, NY 10022.
•	You may attend the virtual special meeting and vote during the live webcast. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If you hold your shares in “street name”, you will need to revoke or resubmit your proxy through your broker and in accordance with its procedures. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). In order to attend the virtual special meeting and vote during the webcast, you will need to obtain a proxy from your broker, the Cowen stockholder of record.
Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold common stock. Please submit each proxy and voting instruction card that you receive to ensure that all of your shares of common stock are voted.

Q:	If I hold my common stock in certificated form, should I send in my stock certificates now?
A:
No. Promptly after the effective time, and in any event not later than the fifth business day after the effective time, Parent will cause the paying agent to mail to each holder of common stock entitled to the merger consideration a letter of transmittal and instructions advising such Cowen stockholder how to surrender its common stock in exchange for the merger consideration. Each holder of common stock will be entitled to receive the merger consideration upon the surrender of such certificate for cancelation to the paying agent together with the associated letter of transmittal, duly completely and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the paying agent. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. If you hold common stock in non-certificated book-entry form, you will not be required to deliver a stock certificate, and you will instead receive your cash payment after the paying agent receives the documents requested in the applicable instruction.

Q:	Am I entitled to exercise appraisal rights, dissenters’ rights or the rights of an objecting stockholder?
A:
As a general matter, holders of common stock who do not vote in favor of the adoption of the merger agreement and the approval of the merger and otherwise comply with the requirements of Delaware law will be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares of capital stock of the Company. You should read the section entitled “Appraisal Rights” beginning on page 12 of this proxy statement and Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, for a more complete discussion of dissenters’ appraisal rights. Holders of shares of preferred stock of the Company will also be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares of capital stock of the Company.

Q:	When is the merger expected to be consummated?
A:
We currently expect to consummate the merger during the first calendar quarter of 2023, subject to receipt of the Cowen stockholder approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement.

Q:	What effect will the merger have on the Company?
A:
If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly owned, indirect subsidiary of Parent. If the merger is consummated, the class A common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act as soon as reasonably practicable following the effective time, and, accordingly, the class A common stock will no longer be publicly traded.

Q:	What happens if the merger is not consummated?
A:
In the event that the Cowen stockholder approval is not obtained or if the merger is not consummated for any other reason, Cowen stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company, the class A common stock will continue to be listed and traded on the Nasdaq Global Select Market, the class A common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the common stock.

Under certain circumstances, Cowen will be required to pay TD a termination fee equal to $42,250,000.00 in cash and, under certain other circumstances, TD will be required to pay Cowen an expense reimbursement including (i) $10,000,000 for fees and expenses of third party advisors and other transaction costs, (ii) the aggregate face amount of employee retention awards which have been allocated and communicated to employees of Cowen (subject to certain limitations and requirements) and (iii) the designated capped amount for the premium of an insurance policy that may, at the request of TD, be bound by Cowen pursuant to the merger agreement. For more information, see the sections “The Merger Agreement—Termination Fee” and “The Merger Agreement—Expense Reimbursement” beginning on pages 109 and 110, respectively, of this proxy statement.

Q:	What is householding and how does it affect me?
A:
The SEC has approved rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more Cowen stockholders sharing the same address by delivering a single proxy statement addressed to those Cowen stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for Cowen stockholders and cost savings for companies.

Brokers with account holders who are Cowen stockholders of the Company may be “householding” proxy materials. A single proxy statement will be delivered to multiple Cowen stockholders sharing an address unless contrary instructions have been received from the affected Cowen stockholders. If you have received notice from your broker that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to Cowen Inc., Attention: Investor Relations Department, 599 Lexington Avenue, New York, NY 10022. Cowen stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
Q:	Who can help answer my questions?
A:
If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Alliance Advisors LLC, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (855) 935-2549.

Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003
(855) 935-2549
COWN@allianceadvisors.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The information included in this proxy statement, together with other statements and information publicly disseminated by Cowen, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Cowen intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.
In some cases, you can identify these statements by forward-looking terms such as “may,” “might,” “will,” “would,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “possible,” “potential,” “intend,” “seek,” or “continue,” the negative of these terms and other comparable terminology or similar expressions. These forward-looking statements represent only Cowen’s beliefs regarding future events (many of which, by their nature, are inherently uncertain and beyond Cowen’s control) and are predictions only, based on Cowen’s current expectations and projections about future events. There are important factors that could cause Cowen’s actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, among others: (i) the parties’ ability to consummate the proposed transaction within the expected time-frame or at all; (ii) the satisfaction or waiver of the conditions to the completion of the proposed transaction, including the receipt of the required approval of Cowen’s stockholders with respect to the proposed transaction and the receipt of regulatory clearances required to consummate the proposed transaction, in each case, on the terms expected or on the anticipated schedule; (iii) the risk that the parties may be unable to achieve the anticipated benefits of the proposed transaction within the expected time-frames or at all; (iv) the possibility that competing offers or acquisition proposals for Cowen will be made; (v) the occurrence of any event that could give rise to the termination of the proposed transaction, including in circumstances which would require Cowen to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on Cowen’s ability to retain and hire key personnel and its ability to maintain relationships with its customers, clients, vendors and others with whom it does business; (vii) risks related to diverting management’s attention from Cowen’s ongoing business operations; and (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and may delay the proposed transaction.
In particular, you should consider the risks outlined under Item 1A - “Risk Factors” in Cowen’s Annual Report on Form 10-K for the year ended December 31, 2021 and Cowen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and subsequent reports Cowen has filed with the SEC. Although Cowen believes the expectations reflected in the forward-looking statements are reasonable, Cowen cannot guarantee future results, level of activity, performance or achievements. Moreover, none of Cowen or any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date on which they are made, and Cowen undertakes no obligation to update any of these forward-looking statements after the date they are made except to the extent required by applicable law. Further disclosures that Cowen makes on related subjects in additional filings with the SEC should be consulted.

THE PARTIES
Cowen Inc.
Cowen is a diversified financial services firm that provides investment banking, research, sales and trading, prime brokerage, outsourced trading, global clearing, and commission management services. Cowen also has an investment management division which offers actively managed alternative investment products. Founded in 1918, Cowen is headquartered in New York and has offices worldwide.
The Company’s principal executive offices are located at 599 Lexington Avenue, New York, NY 10022 and our telephone number is (212) 845-7900. Shares of the Company’s class A common stock are listed on the Nasdaq Global Select Market under the trading symbol “COWN”.
Parent
TD is a Schedule I bank under the Bank Act (Canada), and a financial holding company with US$1.4 trillion in global assets as of July 31, 2022. TD also maintains a federally licensed branch located in New York that, among other things, supports U.S. Wholesale Banking activities.
TD’s common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “TD”. The principal executive offices of TD are located at 66 Wellington Street West, Toronto, Ontario, Canada, M5K 1A2, and its telephone number at that address is (416) 308-9030 or toll free at (866) 486-4826. TD’s website can be accessed at www.td.com. Information contained in TD’s website does not constitute part of, and is not incorporated into, this proxy statement.
Merger Sub
Crimson Holdings Acquisition Co. is a Delaware corporation and a wholly owned subsidiary of Toronto Dominion Holdings (U.S.A.) Inc., which itself is an indirect wholly owned subsidiary of TD. Merger Sub was formed solely for the purposes of facilitating the merger and the other transactions contemplated by the merger agreement. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, Merger Sub will merge with and into Cowen, and Cowen will continue as the Surviving Corporation.
The principal executive offices of Merger Sub are located at c/o The Toronto Dominion Bank, 66 Wellington Street West, Toronto, Ontario, Canada, M5K 1A2, and its telephone number at that address is (416) 308-9030 or toll free at (866) 486-4826.

THE SPECIAL MEETING
We are furnishing this proxy statement to the holders of common stock as part of the solicitation of proxies by the Board for exercise at the special meeting and at any postponements or adjournments thereof.
Date, Time and Place
The special meeting of stockholders of the Company will be held on [  ], 2022 at [  ] a.m., Eastern Time, in a virtual-only meeting format. To access the virtual special meeting, you should visit [  ]. You will be required to enter a control number, included on your proxy card, voting instruction form or other notice that you may receive, which will allow you to participate in the virtual meeting and vote your shares of common stock if you are a Cowen stockholder as of the record date.
Purpose of the Special Meeting
The special meeting is being held for the following purposes:
•
to consider and vote on a proposal to approve the merger of Merger Sub with and into the Company in accordance with the terms of the Agreement and Plan of Merger, dated as of August 1, 2022, by and among the Company, Parent and Merger Sub, the merger agreement and the other transactions contemplated by the merger agreement;

•
to consider and vote on a proposal to approve, on a non-binding (advisory) basis, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger; and

•
to consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve the merger proposal.

A copy of the merger agreement is attached as Annex A to this proxy statement.
Recommendation of the Board
The Board has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by merger agreement; (ii) determined that it is fair and advisable to, and in the best interests of, the Company and its stockholders to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; (iii) directed that the merger agreement be submitted to the stockholders of the company for adoption; (iv) recommended that such stockholders vote their shares of common stock in favor of adopting the merger agreement and approving the transactions contemplated thereby (including the merger); and (v) authorized the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to unanimously recommend the approval of the merger proposal, see the section entitled “The Merger—Reasons for the Merger” beginning on page 52 of this proxy statement.
Record Date and Stockholders Entitled to Vote
Only holders of record of shares of the Company’s class A common stock at the close of business on [  ], 2022, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [  ] shares of class A common stock outstanding and entitled to vote. Each such stockholder is entitled to one vote per share of class A common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement. Holders of shares of class B common stock and holders of shares of preferred stock of the Company are not entitled to vote on the merger proposal, the advisory compensation proposal or the adjournment proposal

Quorum
The presence in person or by proxy of any number of stockholders, together holding at least a majority of the capital stock of Cowen issued and outstanding and entitled to vote at the special meeting will constitute a quorum for purposes of the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum.
If a quorum is not present at the special meeting, the Cowen stockholders entitled to vote at the special meeting, present virtually or by proxy, may adjourn the special meeting. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without TD’s consent, on a date that is more than seven (7) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate after the date on which the special meeting was originally scheduled). In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger proposal at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.
Vote Required
Approval of the Merger Proposal
The approval of the merger proposal requires the affirmative vote of the majority of shares of class A common stock outstanding and entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa. Abstentions or failures to vote (including a failure to authorize a proxy to vote on a Cowen stockholder’s behalf) will have the same effect as a vote against the merger proposal.
Approval of the Advisory Compensation Proposal
The approval of the advisory compensation proposal requires the affirmative vote of the majority of shares of class A common stock present in person or by proxy and entitled to vote on such proposal at the special meeting. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of common stock, to vote at the virtual special meeting, or to instruct your broker on how to vote, it will have no effect on the outcome of the advisory compensation proposal. Abstentions will be counted as shares present for the purposes of determining the number of votes required, and therefore will have the same effect as a vote against the advisory compensation proposal.
The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on the Company, the Board, Parent or the Surviving Corporation. Accordingly, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger, if the merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the advisory compensation proposal.
Approval of the advisory compensation proposal is not a condition to the consummation of the merger.
Approval of the Adjournment Proposal
The approval of the adjournment proposal requires the affirmative vote of the majority of shares of class A common stock present in person or by proxy and entitled to vote on such proposal at the special meeting. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of common stock, to vote at the virtual special meeting, or to instruct your broker on how to vote, it will have no effect on the outcome of the adjournment proposal. Abstentions will be counted as shares present for the purposes of determining the number of votes required, and therefore will have the same effect as a vote against the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger proposal is approved at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the adjournment proposal and vice versa.
Approval of the adjournment proposal is not a condition to the consummation of the merger.
Voting Procedures
Whether or not you plan to attend the virtual special meeting and regardless of the number of shares of common stock you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly. To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the virtual special meeting, using one of the following three methods:
•	Vote via the Internet. Go to www.proxyvote.com. Login details are located in the shaded bar on the proxy card mailed to you.
•	Vote by Telephone. Call toll free 1-800-690-6903 within the USA, U.S. territories and Canada.
•	Vote by Proxy Card. If you do not wish to vote by the internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided.
You may also vote by attending the virtual special meeting and voting during the live webcast.
If you hold your shares in “street name”, in other words your common stock is held in the name of your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. To vote at the virtual special meeting, you must obtain a legal proxy from your broker. The cut-off time for submitting a legal proxy is [  ], 2022, three (3) business days prior to the date of the special meeting, at 11:59 p.m., Eastern Time. Follow the instructions from your broker included with these proxy materials or contact your broker to request a proxy form. The timing described in the instructions from your broker may differ from the timing described above. Without following those instructions, your common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger proposal.
For additional questions about the merger, assistance in submitting proxies or voting, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Alliance Advisors LLC, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (855) 935-2549.
How Proxies Are Voted
If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a holder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote in favor of the merger proposal, the advisory compensation proposal and the adjournment proposal.
Revocation of Proxies
For Cowen stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:
•	You may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the internet, by telephone or by mail.
•	You may submit a written notice of revocation to the Company’s Secretary at 599 Lexington Avenue, New York, NY 10022.
•	You may attend the virtual special meeting and vote during the live webcast. Attendance at the virtual special meeting will not, in itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.

If you hold your shares in “street name”, you will need to revoke or resubmit your proxy through your broker and in accordance with its procedures. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). In order to attend the virtual special meeting and vote during the webcast, you will need to obtain a proxy from your broker, the Cowen stockholder of record.
Solicitation of Proxies
The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Alliance Advisors LLC to solicit proxies at a total cost to the Company of approximately $20,000, plus reimbursement of customary expenses.
Appraisal Rights
As a general matter, holders of common stock who do not vote in favor of the adoption of the merger agreement and the approval of the merger and otherwise comply with the requirements of Delaware law will be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares of capital stock of the Company. You should read the section entitled “Appraisal Rights” beginning on page 12 of this proxy statement and Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, for a more complete discussion of dissenters’ appraisal rights. Holders of shares of preferred stock will of the Company also be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares of capital stock of the Company.
Postponements and Adjournments
Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. If a quorum is not present at the special meeting, the Cowen stockholders entitled to vote at the special meeting, present virtually or by proxy, may adjourn the special meeting by a majority vote.
At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.
The date, time and place of the reconvened meeting shall be either (i) announced at the special meeting or (ii) provided at a future time through means announced at the special meeting (subject to certain restrictions in the merger agreement, including that the reconvened meeting generally may not be held, without Parent’s consent, on a date that is more than seven (7) business days in the case of any individual adjournment, or more than twenty (20) business days in the aggregate, after the date on which the special meeting was originally scheduled).
Voting by Company Directors, Executive Officers and Principal Securityholders
As of September 12, 2022, the directors and executive officers of the Company beneficially owned in the aggregate 1,858,143 shares of common stock, or approximately 6.6% of the outstanding shares of common stock. Although none of the directors or executive officers is obligated to vote to approve the merger proposal, we currently expect that each of these individuals will vote all of his or her shares in favor of each of the proposals to be presented at the special meeting.
The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. For more information, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement.

Assistance
If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Alliance Advisors LLC, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (855) 935-2549.

PROPOSAL 1: MERGER PROPOSAL
We are asking holders of common stock to vote on a proposal to adopt the merger agreement. Pursuant to the terms of the merger agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Parent. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger and the merger agreement, including the information set forth under the sections of this proxy statement captioned “The Merger” and “The Merger Agreement”. A copy of the merger agreement is attached as Annex A to this proxy statement. Approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.
The Board unanimously recommends a vote “FOR” the approval of the merger proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking holders of common stock to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger. As required by those rules, the Company is asking holders of common stock to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as disclosed in the table entitled “Potential Payments to Named Executive Officers”, including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to approve the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. As the Company or Parent is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The Board unanimously recommends a vote “FOR” the approval of the advisory compensation proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary, to obtain additional votes to approve the merger proposal. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes in favor of the merger proposal.
The Company is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger proposal at the time of the special meeting.
The Board unanimously recommends a vote “FOR” the approval of the adjournment proposal.

THE MERGER
Overview
The Company is seeking the approval by the holders of common stock of the merger, in accordance with the terms and subject to the conditions of the merger agreement the Company entered into on August 1, 2022 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a direct, wholly owned subsidiary of Parent. The Board has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommends that holders of common stock vote to approve the merger proposal.
Background of the Merger
The Company’s management and the Board regularly review the Company’s performance and prospects in light of its business and developments in the financial services industry and the macroeconomic environment. These reviews have included consideration, from time to time, of potential acquisitions, dispositions and other strategic transactions to enhance stockholder value, including potential sale transactions. Such reviews have been accompanied by periodic conversations between senior executives of the Company and their counterparts at other companies in the financial services industry regarding such potential transactions and opportunities.
On January 19, 2022, Mr. Riaz Ahmed, TD’s President and Chief Executive Officer, TD Securities and Group Head, Wholesale Banking, contacted Mr. Jeffrey Solomon, the Company’s Chair and Chief Executive Officer, to request a meeting with Mr. Solomon. An introductory meeting between Mr. Solomon, Mr. Ahmed and Mr. Robbie Pryde, TD Securities’ Executive Vice Chair and Head of Corporate and Investment Banking, took place on March 1, 2022, at which they discussed their respective businesses. During such conversation, representatives of TD indicated an interest in expanding TD’s investment banking business in the U.S. Mr. Solomon informed Mr. Brett Barth, the Board’s lead independent director, of the March 1 meeting (and the earlier January call) shortly thereafter.
On March 2, 2022, Mr. Solomon contacted Mr. Ahmed to inform Mr. Ahmed that, following the March 1 meeting and internal discussions, the Company would be interested in continuing the conversation regarding their respective businesses and potential opportunities for the Company and TD to consider.
On March 9, 2022, Mr. Solomon and Mr. Ahmed had a call to continue their conversation regarding their respective businesses and potential opportunities for the Company and TD to consider.
Also on March 9, 2022, the President and Chief Executive Officer of the securities business of Company A, a global financial institution, representatives of which had, from time to time, expressed interest in business opportunities with the Company, contacted a representative of Ardea, a financial advisor to the Company, to inquire, based on Ardea’s familiarity with the Company, whether Ardea was aware whether the Company might be interested in engaging in a potential strategic partnership with Company A. The representative of Ardea encouraged the representative of Company A to contact the Company directly if Company A was interested in pursuing discussions with the Company. The representative of Company A then contacted Mr. Solomon to schedule a meeting to discuss the potential for a strategic partnership between the Company and Company A. On March 17, 2022, Mr. Solomon met with a representative of Company A. During this meeting, Mr. Solomon and the representative of Company A discussed their respective businesses. Following this meeting, on March 21, 2022, the representative of Company A contacted Mr. Solomon to request a follow-up meeting with additional members of management of the Company and of Company A. Shortly thereafter, Mr. Solomon informed Mr. Barth of the inquiry from Company A, the March 17 meeting, and the March 21 request for a follow-up meeting.
On April 5, 2022, representatives of the Company including Mr. Solomon, Mr. Dan Charney, Managing Director and Co-President of the Company’s broker-dealer business, and Mr. Larry Wieseneck, Managing Director and Co-President of the Company’s broker-dealer business, met with Mr. Ahmed and Mr. Pryde. A representative of Perkins Advisors, LLC, a financial advisor to the Company (which we refer to as “Perkins Advisors”), also attended at the request of the Company’s management. During this meeting, management of the Company and of TD discussed their respective businesses, including a potential strategic partnership between TD and the Company.
On April 12, 2022, Mr. Solomon and Mr. Stephen Lasota, the Company’s Managing Director and Chief Financial Officer, met with representatives of Company A to discuss their respective businesses, including the growth of the research, sales and trading and investment banking divisions at Cowen, the alignment of Cowen’s culture with the culture at TD and the potential for a strategic partnership between Company A and the Company. A representative of Perkins Advisors also attended at the request of the Company’s management.
During the week of April 18, 2022, Mr. Solomon and Mr. Ahmed spoke on several occasions, during which Mr. Ahmed informed Mr. Solomon that TD had enjoyed their prior introductory meeting and wanted to continue conversations regarding a potential strategic partnership between TD and the Company. Mr. Ahmed proposed a follow-up meeting between management of the Company and of TD to discuss their respective businesses further, and Mr. Solomon informed Mr. Ahmed that he would discuss any further engagement with the Board at its upcoming meeting.
On April 21, 2022, the Board held a regularly scheduled meeting in person. During executive session, Mr. Solomon informed the independent directors of the Board (which we refer to collectively as the “Independent Directors”) of the interest from TD and Company A in exploring potential strategic partnerships with the Company. The Board also noted that other parties had, from time to time, expressed interest in a potential strategic transaction involving the Company. After discussion, the Board authorized Mr. Solomon to engage in discussions with TD, Company A and other parties that express interest regarding their respective interests in and the basic terms of a potential strategic transaction. The Board instructed Mr. Solomon not to discuss the terms of any proposal relating to compensation or retention arrangements for members of management until after the Board and a potential acquiror had reached an agreement on the price per share of common stock of the Company to be paid in a potential strategic transaction.
Later on April 21, 2022, TD sent the Company a draft mutual confidentiality agreement.
On April 22, 2022, the Company and TD entered into a mutual confidentiality agreement which contained a customary standstill provision that would automatically terminate upon the entry by the Company into a binding written agreement for the acquisition of the Company by a third party.
On April 28, 2022, Mr. Solomon met with Mr. Ahmed. During this meeting, Mr. Solomon and Mr. Ahmed discussed the potential strategic fit of the Company and TD, including the cultural fit and potential social issues associated with combining the two organizations and their respective employees. Following this discussion, Mr. Solomon and Mr. Ahmed agreed to schedule a meeting between the broader management teams of the Company and TD.
On May 6, 2022, the Board held a meeting by videoconference, with members of the Company’s management and representatives of Cravath, Swaine & Moore LLP (which we refer to as “Cravath”), outside counsel to the Company, attending. Mr. Solomon provided an update to the Independent Directors on discussions with TD regarding a potential strategic transaction, noting that TD continued to show interest in a potential transaction involving the Company and that the Company and TD had scheduled a meeting between their respective management teams to review management presentations during the following week. Mr. Solomon also noted that the Company’s management was planning a meeting with Company A in the coming weeks to continue a review of their respective businesses and to evaluate a potential strategic transaction with Company A. Representatives of Cravath then reviewed with the members of the Board their fiduciary duties and other legal matters. Representatives of the Company’s management then reviewed with the Board the Company’s existing financial forecasts, including a “base case” based on the Company’s existing internal plan for fiscal years 2022 and 2023 extended through fiscal year 2026 and a “high case” for the same period reflecting assumptions regarding an improved macroeconomic environment, increased activity in the Company’s core businesses and accelerated growth in the Company’s growth businesses (including the Company’s Cowen Digital businesses). Representatives of the Company’s management also reviewed with the Board the potential impact of certain potential divestitures on the Company’s financial forecasts. The Board then discussed the Company’s actual results to date during the second quarter of 2022. The Company’s management noted that, given the adverse macroeconomic environment, including a broader decline in equity markets and deal-making activity and rising interest rates during the quarter, actual revenue for the fiscal year 2022 across all core businesses was expected to be lower than the “base case” for fiscal year 2022. After discussion, the Independent Directors requested management to present its “low case” forecast reflecting the then-current market environment. Mr. Solomon noted that the Company’s management had prepared such a forecast for budgeting purposes for the 2022 fiscal year but had not previously extended such forecast beyond fiscal year 2022. The Independent Directors requested that the Company’s management extend such forecast through fiscal year 2026 and present such forecast at a subsequent Board meeting.

On May 10, 2022, representatives of management of the Company and of TD met to review management presentations regarding their respective businesses. A representative of Perkins Advisors also attended at the request of the Company’s management. The Company’s management presentation included the Company’s “Base Case” and “High Case” financial forecasts for fiscal years 2022 and 2023, as described in the section entitled “The Merger—Financial Forecasts” beginning on page 60 of this proxy statement, which the Independent Directors had authorized the Company’s management to share with TD upon Mr. Solomon’s request following the May 6 Board meeting. The Company also provided TD with a summary of “change of control” severance payments that could potentially become payable to all Company employees entitled to such payments in connection with a qualifying termination following a “change of control”, which the Company estimated, based on an assumed closing of a transaction on September 30, 2022, to be equivalent to an aggregate amount of approximately $305 million (approximately $67 million of which was estimated to be attributable to pro rata bonuses). In addition, for all employees with “change of control” severance agreements, the Company estimated that there would be accelerated vesting of an aggregate of approximately 1.6 million shares of class A common stock in respect of Company RSUs and Company PSUs and approximately $17 million of deferred cash underlying deferred compensation awards previously granted in respect of prior years’ compensation (assuming termination of employment for all such employees without cause in connection with a “change of control” on September 30, 2022). Such amounts included an estimated aggregate amount, for all Executives, of approximately $294 million of such payments (approximately $65 million of which was estimated to be attributable to pro rata bonuses) and accelerated vesting of an aggregate of approximately 1.5 million shares of class A common stock in respect of Company RSUs and Company PSUs and an estimated amount of approximately $17 million of deferred cash underlying deferred compensation awards previously granted in respect of prior years’ compensation. Such amounts included, for Messrs. Charney and Wieseneck combined, an estimated aggregate amount of approximately $144 million of such payments (approximately $32 million of which was estimated to be attributable to pro rata bonuses) and accelerated vesting of an aggregate of approximately 0.7 million shares of class A common stock in respect of Company RSUs and Company PSUs and an estimated amount of approximately $5.5 million of deferred cash underlying deferred compensation awards previously granted in respect of prior years’ compensation. During this meeting, representatives of the Company’s management and Perkins Advisors indicated to the representatives of TD that any indication of interest with respect to a potential transaction involving TD and the Company should be based on the Company’s intrinsic value (also taking into account the value of the Company’s investment management business and balance sheet investments) and should not be based on the then-current trading price of the class A common stock, which was $24.30 as of May 9, 2022, the last trading day before such meeting.
Following this meeting, representatives of TD informed representatives of the Company’s management that TD was interested in pursuing a potential acquisition of the Company, and that TD would provide an initial indication of the valuation of such an acquisition by the end of the following week. Representatives of TD also noted that TD would intend to keep the Company’s management team involved in the business after a potential acquisition though no terms of compensation, titles or responsibilities of members of the Company’s management team were discussed. Mr. Solomon informed representatives of TD that, while the Company was not seeking a sale of the Company at that time and that he did not expect the Board would be willing to pursue a sale of the Company at a valuation based on the then-current trading price of the class A common stock, which had fallen from $31.86 at the close of trading on January 19, 2022 (the date TD first contacted the Company to request a meeting) to $23.87 at the close of trading on May 10, 2022, the Company would evaluate any acquisition proposal with the Board.
On May 11, 2022, the Company sent Company A a draft mutual confidentiality agreement.
Later on May 11, 2022, Mr. Solomon met with Mr. Bharat Masrani, TD’s Group President and Chief Executive Officer, to further discuss a potential strategic transaction between the Company and TD. Mr. Masrani informed Mr. Solomon that TD was interested in expanding its broker-dealer business in the U.S., and that TD believed that an acquisition of Cowen would further that strategy given the Company’s strong business and cultural fit with TD.
On May 12, 2022, the Board held a meeting by videoconference, with members of the Company’s management and representatives of Cravath and Perkins Advisors attending. Mr. Solomon provided an update to the Independent Directors on the discussions with TD, noting that TD had expressed strong interest in a potential transaction and that management expected TD to provide an indication of the valuation of a potential acquisition of the Company by the end of the following week. Mr. Solomon also informed the Board that a meeting was being scheduled with Company A in the coming weeks to facilitate Company A’s continued review of the Company’s business. The Company’s management then reviewed with the Board updated preliminary financial forecasts for fiscal years 2022 through 2026, including a “low case”, “base case” and “high case” as requested by the Board on May 10, 2022, including key assumptions underlying each scenario. After discussion of the preliminary financial forecasts, the Board instructed management to share such preliminary financial forecasts with Ardea and to continue refining such preliminary financial forecasts. The Board had selected Ardea as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. In selecting Ardea as a financial advisor, the Board also considered Ardea’s substantial industry knowledge and familiarity with the Company’s businesses. The Independent Directors also discussed with management whether any parties other than TD and Company A had expressed interest in a potential strategic transaction involving the Company. Mr. Solomon noted that, while certain other parties had in the past expressed informal interest in a potential strategic transaction involving the Company, such inquiries had not been recent and had not led to any substantive discussions. The Independent Directors determined that, given the potential disruption to the Company’s business of a potential public leak, it was advisable that the Company and its representatives not contact any other potential counterparties at that time, but for the Company’s management to continue engaging with TD and Company A and any other party that expressed interest in a potential strategic transaction involving the Company. The Independent Directors also requested that the Company’s management and Ardea review with the Independent Directors a list of other potentially interested parties and the likelihood that such parties would be able to execute a strategic transaction involving the Company at a subsequent meeting of the Board.
On May 16, 2022, the Company and Company A entered into a mutual confidentiality agreement which contained a customary standstill provision that would automatically terminate upon the entry by the Company into a binding definitive written agreement for the acquisition of the Company by a third party.
On May 18, 2022, the Board held a meeting by videoconference, with members of the Company’s management and representatives of Cravath and Perkins Advisors attending. Mr. Solomon provided an update to the Independent Directors on the discussions with TD and Company A, noting that management continued to expect TD to provide an indication of the value of a potential acquisition of the Company within the next week, and that management was continuing to provide information to facilitate diligence to TD and, now that Company A had signed a confidentiality agreement, Company A. The Board instructed management to continue discussions and continue sharing diligence information with TD and Company A. The Company’s management then reviewed again with the Board the financial forecasts reviewed with the Board on May 6, 2022, and also reviewed with the Board updated financial forecasts for fiscal years 2024 through 2026, including a “Low Case”, “Base Case” and “High Case” for fiscal years 2022 through 2026, which forecasts we refer to collectively as the “Financial Forecasts” and are described in more detail in the section entitled “The Merger—Financial Forecasts” beginning on page 60 of this proxy statement, including key assumptions underlying each scenario and the Company’s results to date during the second quarter of 2022. A discussion followed regarding macroeconomic conditions and conditions in the broader financial markets, the impact of such conditions and markets on the Company’s business and financial prospects and the trading price of the class A common stock, and the risks associated with remaining a standalone public company in such an environment, including the potential impact of a downturn on the Company’s profitability and therefore its ability to compensate and retain employees. The Board also discussed the relative probability of each of the scenarios reflected in the Financial Forecasts in light of such macroeconomic conditions and conditions in the broader financial markets, noting that the “High Case” was unlikely to be achieved, but did not assign any formal probabilities at that time. The Board also discussed the Company’s potential divestiture of certain of the Company’s assets, noting that several parties had expressed interest in exploring potential transactions involving some or all of such assets, but that the Company had not received any formal indications of interest for a specific proposal involving such assets. The Board further noted that the likelihood of executing any such divestitures in the immediate future was low given the macroeconomic conditions and conditions in the broader financial markets, and therefore that any valuation for the Company should assume that the Company retains all of its businesses. After discussion, the Board authorized the Company’s management to share the Financial Forecasts with Ardea and requested that Ardea prepare preliminary financial analyses for the Company on a standalone basis.
Over the following weeks, both TD and Company A conducted preliminary due diligence, including numerous calls and meetings with the Company’s management and review of documentary diligence materials,

including copies of the Company’s “change of control” severance agreements, summaries of which had been provided to TD on May 10, 2022. Mr. Solomon and other members of the Company’s senior management and advisors periodically briefed and received input from the Independent Directors as to the due diligence processes with TD and Company A.
On May 19, 2022, representatives of Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”), outside counsel to TD, contacted representatives of Cravath and communicated that, while TD was considering a proposal for an acquisition of the Company, TD would not be willing to pursue a transaction without restructuring and reducing the Company’s existing “change of control” severance obligations that would otherwise become payable in connection with a transaction. After discussion with Mr. Barth and representatives of the Company’s management team, representatives of Cravath communicated to representatives of Simpson Thacher a request that any proposal should include the proposed price to be paid per share of class A common stock in a potential transaction and, in order for the Board to assess whether any proposal were actionable, TD’s proposal regarding restructuring or reducing the Company’s “change of control” severance obligations.
On May 26, 2022, Mr. Solomon and Mr. Lasota, together with a representative from Perkins Advisors, met with a representative of Company A to continue a discussion of their respective businesses and a potential strategic partnership between the two companies, including a review of the Company’s “Base Case” and “High Case” forecasts for fiscal years 2022 and 2023.
Later on May 26, 2022, Mr. Ahmed contacted Mr. Solomon to inform Mr. Solomon that TD’s advisors would be communicating a non-binding proposal for an acquisition of all of the Company’s outstanding common stock later that day. Subsequently, a representative of Perella Weinberg Partners (which we refer to as “Perella Weinberg”) verbally communicated to a representative of Ardea TD’s non-binding proposal to acquire 100% of the outstanding common stock for $32.00 in cash per share of common stock (which we refer to as the “May 26 Proposal”), which proposal represented a 25% premium to the closing trading price for shares of class A common stock of $25.70 on May 25, 2022, the last trading day prior to the May 26 Proposal. The representative of Perella Weinberg also communicated that the May 26 Proposal was conditioned upon TD reaching satisfactory arrangements with all members of the Company’s management team with “change of control” severance agreements (including the Executives) requiring such members to waive their “good reason” resignation rights and “change of control” severance protections in connection with the potential transaction in exchange for retention awards that would vest over a three-year period after the closing of the potential transaction with a face value representing a substantial reduction compared to the aggregate estimated cash severance payable to such members of management under their existing contractual severance entitlements (with the proposed discount to such entitlements based primarily on a reduction of the underlying multiples of prior years’ compensation used to determine the amounts of cash severance payable from 2.5x of total compensation under the existing contractual arrangements to 1.5x to 2.0x of cash compensation (i.e., base salary and cash bonus), varying by individual).
Ardea communicated the May 26 Proposal, including the proposed reduction of the aggregate estimated value of the cash severance payable to members of management, to Mr. Barth and Mr. Solomon, as well as representatives of Cravath and Perkins Advisors. After discussion among Mr. Barth, the Company’s senior management and representatives of Ardea, Perkins Advisors and Cravath, it was determined that the May 26 Proposal undervalued the Company and was likely below a valuation that the Board would be willing to consider for a sale of the Company. Mr. Solomon updated each of the Independent Directors on the May 26 Proposal and informed them that Mr. Solomon and the Company’s management team recommended ceasing further engagement unless the proposed price of $32.00 in cash per share of common stock reflected in the May 26 Proposal was improved substantially.
On May 30, 2022, a representative of Ardea, acting upon the instructions of the Company, communicated to a representative of Perella Weinberg that the May 26 Proposal undervalued the Company and that the Company would not be engaging in any further discussions regarding a potential strategic transaction.
On May 31, 2022, Mr. Ahmed contacted Mr. Solomon. Mr. Solomon reiterated that the valuation of the May 26 Proposal did not warrant further discussion. Mr. Ahmed informed Mr. Solomon that TD would conduct further diligence and valuation analysis prior to submitting a revised proposal. Mr. Solomon informed Mr. Barth of the discussion.
During the remainder of the week of May 30, 2022, TD continued due diligence, including due diligence meetings and calls on June 2, 2022, June 3, 2022 and June 4, 2022 between representatives of management of

TD and of the Company to discuss the potential sources of value in the Company’s business outside of the Company’s core investment banking and broker-dealer franchise (including the value of the Company’s investment management business and balance sheet investments). Representatives of Perella Weinberg and Perkins Advisors also participated in the due diligence meetings and calls.
On June 5, 2022, Mr. Ahmed contacted Mr. Solomon and verbally communicated to Mr. Solomon TD’s revised non-binding proposal to acquire 100% of the outstanding common stock for $39.00 in cash per share of common stock (which we refer to as the “June 5 Proposal”), which proposal represented a 49% premium to the closing price for shares of class A common stock of $26.18 on June 3, 2022, the last trading day prior to the June 5 Proposal. The June 5 Proposal contained the same conditionality as the May 26 Proposal, including TD reaching satisfactory arrangements with each member of the Company’s management team with “change of control” severance agreements. Mr. Solomon informed Mr. Ahmed that he would need to discuss the revised proposal with the Board. A representative of Perella Weinberg also contacted a representative of Ardea and verbally communicated the June 5 Proposal later that day, and noted that the additional due diligence and analysis of the Company’s investment management business had enabled TD to increase its proposal from the May 26 Proposal.
On June 6, 2022, the Board held a meeting by videoconference, with members of the Company’s management and representatives of Cravath, Ardea and Perkins Advisors attending. Mr. Solomon communicated the June 5 Proposal to the Independent Directors, and Mr. Solomon and representatives of Ardea described to the Independent Directors their respective conversations with TD and its advisors. The Board then discussed a potential response to the June 5 Proposal, noting that the June 5 Proposal had been communicated verbally and did not include a description of any contingencies to the proposal or any further details on the May 26 Proposal with respect to retention arrangements with members of the Company’s senior management team in lieu of “change of control” payments, and that while Company A was continuing to conduct due diligence, Company A had not yet submitted an indication of interest. Representatives of Ardea noted that Ardea was reviewing the Financial Forecasts with the Company’s management, including reconciling economic operating income to unlevered free cash flow for purposes of a preliminary valuation analysis, and that Ardea would prepare preliminary financial analyses of the June 5 Proposal for discussion at a subsequent meeting of the Board. After discussion the Board determined to continue evaluating the June 5 Proposal, but not to request a written proposal from TD at that time. The Board then discussed whether any other third party may be interested in an acquisition of the Company, including Ardea’s views on potential bidders based on Ardea’s knowledge of the industry and information from management on third parties that had previously expressed interest in partnerships or other strategic transactions involving the Company. After discussion, the Board determined that there was a limited number of counterparties that may be interested in and able to execute an acquisition of the Company, and that given the risk of a leak and the potential damage to the Company’s business and employee retention in the event of a leak, it was advisable to continue discussions with TD and Company A but not to contact other parties regarding a potential transaction at that time. The Board then instructed the Company’s management and advisors to continue discussions with, and request an indication of interest from, Company A. The members of Company management then informed the Board that it was also evaluating the implementation of potential cost cutting measures in light of the then-current economic environment and its impact on the Company’s performance, but that management would defer any decision on such implementation until the conclusion of the ongoing discussions with third parties regarding a partnership or other strategic transaction involving the Company. The members of Company management, Ardea and Perkins Advisors then exited the meeting and the Independent Directors commenced an executive session with representatives of Cravath participating. The Independent Directors further discussed a potential response to the June 5 Proposal, noting that the proposal represented a substantial increase of over 20% from the May 26 Proposal, that, during that same period, the Company’s financial performance had continued to be impacted by downward trends in the financial markets, and the risks associated with remaining a standalone public company in such an environment, including the potential impact of a downturn on the Company’s profitability and therefore its ability to compensate and retain employees. The Independent Directors also noted that the May 26 Proposal and June 5 Proposal were conditioned upon TD reaching satisfactory arrangements with certain members of the Company’s senior management related to the “change of control” severance entitlements, that there was a risk that TD would not be able to reach an agreement with all requisite members of the Company’s senior management, and that it was unlikely that TD or any other potential bidder that was expecting to retain the Company’s senior management team after an acquisition of the Company would be willing to pursue a transaction without reaching an agreement on retention arrangements given the relative size of the “change of control” severance entitlements compared to the Company’s then-current market capitalization. The Independent Directors discussed that the Independent Directors should continue to direct the process, and that, while the Company’s management should not discuss the terms of any proposal relating to compensation or retention with potential counterparties to a transaction at that time, the Company’s management itself was a key asset of the Company and such discussions would need to occur at a later date when authorized by the Independent Directors in order to facilitate a transaction.
On June 7, 2022, Mr. Ahmed contacted Mr. Solomon to discuss the status of the Board’s evaluation of the June 5 Proposal. Mr. Solomon informed Mr. Ahmed that the Board was evaluating the June 5 Proposal with its financial advisors and that the Company would respond once that evaluation was complete.
On June 8, 2022, representatives of Simpson Thacher contacted representatives of Cravath to discuss the status of the Board’s evaluation of the June 5 Proposal. Representatives of Cravath informed the representatives of Simpson Thacher that the Board was evaluating the June 5 Proposal with its financial advisors and that the Company would respond once that evaluation was complete, and that the Board did not have a fixed timeline for that evaluation.
Also on June 8, 2022, representatives of management of Company A and of the Company held a diligence call to discuss the potential sources of value in the Company’s business outside of the Company’s core investment banking and broker-dealer franchise (including the value of the Company’s investment management business and balance sheet investments). Representatives of Perkins Advisors also participated in that meeting. During this meeting, representatives of the Company’s management and Perkins Advisors indicated to the representatives of Company A that any indication of interest should reflect the net consideration payable to the holders of common stock based on the Company’s intrinsic value (also taking into account the value of these businesses and investments) and should not be based on the then-current trading price of the class A common stock, which was $25.04 as of June 9, 2022, the last trading day before such meeting.
Later on June 8, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Ardea and Perkins Advisors attending. Mr. Barth opened the meeting by noting that, because the Financial Forecasts included the “Low Case”, “Base Case” and “High Case”, Ardea had requested that the Independent Directors provide instructions to Ardea regarding which of such scenarios to utilize for purposes of Ardea’s preliminary financial analyses of the June 5 Proposal and the relative weighting of such scenarios. Mr. Barth then requested that the Company’s management provide an update to the Independent Directors on the Company’s performance to date in the second quarter and near-term and long-term outlook. Mr. Solomon, Mr. Charney and Mr. Wieseneck then provided an update on the Company’s financial performance, noting revenue declines in the Company’s core businesses as compared to the annual budget as a result of reduced mergers & acquisitions and capital markets activity in the second quarter, particularly in industries such as biotechnology and special purpose acquisition vehicles in which the Company was active, as well as an expected decline in incentive fees for the Company’s investment management business as a result of declining asset values. Mr. Solomon noted that, while the macroeconomic outlook was difficult to predict, if the then-current business trends continued through the remainder of 2022, the Company’s performance would likely be below the Low Case Financial Forecasts and, absent a partnership or other strategic transaction involving the Company, that management would look to implement cost cutting measures to counteract the impact of such trends on the Company’s performance. The Board also requested Ardea’s views on the Financial Forecasts compared to updated Wall Street equity research analyst consensus estimates for the Company’s future earnings. Representatives of Ardea noted that at that point in time, Wall Street equity research analyst consensus estimates for the Company’s future earnings for fiscal years 2022 and 2023 were approximately half-way between the Low Case and the Base Case Financial Forecasts, but that not all analysts that covered the Company had updated their published forecasts recently and that such forecasts may decline further following the Company’s second quarter earnings announcement. The Board then discussed the weighting of the Financial Forecasts for purposes of Ardea’s preliminary financial analyses, noting that while the Company’s performance was difficult to project over the long term given volatility in the financial markets, based on then-current trends, the Low Case was the most likely of the scenarios reflected in the Financial Forecasts to occur. After discussion, the Independent Directors unanimously instructed Ardea to assign a probability weighting of 55% to the Low Case, 35% to the Base Case and 10% to the High Case in performing its financial analyses (which we refer to as the “Weightings”). The Independent Directors also instructed Ardea to assume, for purposes of its preliminary financial analyses, that the Company would remain a standalone public company and maintain the status quo for its business mix (without executing any divestitures of any of the Company’s assets), given the uncertainty in asset prices and the fact that the Company had commenced a divestiture process for certain assets but had not yet received any formal indications of interest for a specific proposal involving such assets. Mr. Solomon and representatives of Cravath informed the Independent Directors of the outreach from TD and Simpson Thacher regarding the timing of the Board’s evaluation. The Board determined that it would convene a subsequent meeting once Ardea had prepared preliminary financial analyses based on the instructions provided by the Independent Directors prior to responding to TD. The Company’s management also provided an update on the status of Company A’s ongoing due diligence, and the Board instructed the Company’s management to continue facilitating such due diligence.
On June 10, 2022, Mr. Solomon met with representatives of Company A, including the Chief Executive Officer of Company A’s U.S. business, to discuss the potential strategic and cultural fit of their respective businesses.
On June 12, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris, Nichols, Arsht & Tunnell LLP (which we refer to as “Morris Nichols”), outside Delaware counsel to the Company, Ardea and Perkins Advisors attending. Ardea provided an overview of their preliminary financial analyses of the June 5 Proposal based on the Financial Forecasts and the Weightings. Representatives of Cravath then reviewed with the Board draft process guidelines that had been circulated to the Board in advance of the meeting, which reiterated instructions that the Company’s management should not discuss the terms of any proposal relating to compensation or retention with potential counterparties to a transaction until specifically authorized to do so by the Independent Directors, and stated that the Independent Directors would direct the process and have ultimate decision-making authority with respect to all questions arising from such process. The guidelines also specified that at least one representative of Ardea should be included in any substantive communications with potential counterparties to a transaction on behalf of the Company, and that all such communications should be promptly reported to the Independent Directors.
After discussion, the Board adopted such guidelines. Mr. Solomon noted to the Board that, while management did not intend to negotiate compensation or retention arrangements with TD or other potential counterparties until specifically authorized to do so by the Board, Mr. Solomon expected, based on preliminary discussions with individual members of the Company’s senior management team, that the retention arrangements communicated verbally in the May 26 Proposal would be inadequate to retain all desired members of the Company’s management and that TD would likely need to improve the value and vesting terms of such retention arrangements if TD’s proposals continued to be contingent on such arrangements. Mr. Solomon then provided the Board with an update on discussions with TD and Company A, noting that TD was awaiting a response to the June 5 Proposal and that Company A had continued to show interest in a potential transaction, including hiring a financial advisor and engaging members of senior management in meetings with the Company. After discussion, the members of Company management exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. The Independent Directors discussed the June 5 Proposal and potential responses to TD, including that TD had already materially increased its proposal by over 20% between the May 26 Proposal and the June 5 Proposal despite a continuing decline in broader financial markets, and whether TD would be willing to further improve the price of its proposal above $39.00 per share. After discussion, the Independent Directors instructed Ardea and Perkins Advisors to communicate to Perella Weinberg that the $39.00 per share of common stock proposed in the June 5 Proposal was insufficient, and that TD should submit an improved proposal in writing, which should also include details on any contingencies relating to retention arrangements with members of the Company’s management and the proposed terms of such retention arrangements so that the Board could assess whether a transaction would be achievable on the terms proposed. The Independent Directors authorized Ardea and Perkins Advisors to communicate to TD that the Board expected a valuation of at least $42.00 per share of common stock, which would represent an increase of $10.00 per share from the May 26 Proposal. The Independent Directors also instructed Ardea and Perkins Advisors to continue engagement with Company A, and to encourage Company A to submit an indication of interest by the end of the week of June 13, 2022. Representatives of Ardea and Perkins Advisors then exited the meeting, and the Independent Directors continued an executive session, with representatives of Cravath and Morris Nichols attending. The Independent Directors then discussed the formal retention of Ardea as a financial advisor to the Company, noting that Ardea had provided disclosure to the Board confirming that Ardea did not have any material business relationships with TD, Company A or other potentially interested parties. After discussion, the Independent Directors determined that it was advisable to continue with negotiating the terms of Ardea’s engagement. The Independent Directors also discussed the formal retention of Perkins Advisors as a financial advisor to the Company, noting that Perkins Advisors had substantial industry knowledge and familiarity with Cowen’s businesses, including a long-standing relationship with the Company and its management. After discussion, the

Independent Directors determined that it was advisable to formally engage Perkins Advisors in connection with the transaction, subject to compliance with the process guidelines discussed earlier in the meeting. The Independent Directors also reaffirmed the proposed response to TD that had been discussed with Ardea and Perkins Advisors.
Later on June 12, 2022, at the instruction of the Independent Directors, representatives of Ardea and Perkins Advisors contacted representatives of Perella Weinberg and communicated that the $39.00 per share of common stock proposed in the June 5 Proposal was insufficient and that the Board had requested an improved proposal in writing. The representatives of Ardea and Perkins Advisors also noted that the Board expected a valuation of at least $42.00 per share of common stock in order for the Board to be willing to approve a transaction at that time, and expected that a written proposal would contain details on any contingencies relating to retention arrangements with members of the Company’s management and the proposed terms of such retention arrangements. Representatives of Perella Weinberg responded that they were disappointed with the response but would update TD.
On June 13, 2022, Mr. Barth and Mr. Solomon spoke with Mr. Ahmed to reiterate the message communicated by Ardea and Perkins Advisors and request an improved proposal in writing.
Also on June 13, 2022, at the instruction of the Independent Directors, representatives of Ardea and Perkins Advisors contacted representatives of Company A and encouraged Company A to submit an indication of interest by the end of the week of June 13, 2022. Representatives of Company A subsequently responded that Company A would need at least 10 days to formulate an indication of interest with a proposed valuation for an acquisition of the outstanding common stock of the Company.
On June 14, 2022, Mr. Solomon met with a representative of Company A, during which the representative of Company A conducted further diligence on the Company’s business and the potential strategic rationale for an acquisition of the Company and discussed potential social issues arising from such a combination, including the potential integration of the Company into Company A’s existing business lines and potential roles for the Company’s management team, with some business lines potentially led by current employees of the Company and some business lines led by existing employees of Company A. No financial terms of a potential transaction or proposed terms for retention arrangements regarding Company management were discussed.
On June 15, 2022, representatives of TD sent a letter to Mr. Barth reflecting a non-binding proposal to acquire 100% of the Company’s common stock for $39.00 in cash (which we refer to as the “June 15 Proposal”). The June 15 Proposal was expressly conditioned upon all members of the Company’s management team with “change of control” severance agreements (including the Executives) waiving their rights under such existing agreements and entering into new retention arrangements with TD on terms set forth in the June 15 Proposal. With respect to the Executives, the terms of such arrangements set forth in the June 15 Proposal included, among others, (i) the grant of a retention award to each Executive, which the Company estimated to be equivalent to an aggregate amount, for all Executives, of approximately $120 million, with 25% of each such award payable in cash at the closing of the potential transaction and 75% of each such award to be granted in the form of restricted share units in TD common stock vesting in equal installments on each of the first three anniversaries of such closing, and (ii) the payment of a pro rata bonus to each Executive for the year of such closing based on actual performance of the Company through the date of such closing (rather than based on the average annual bonus of such Executive for the two years immediately preceding the year of employment termination, as provided in the existing “change of control” severance agreement of such Executive), which the Company estimated to be equivalent to an aggregate amount, for all Executives, of approximately $23 million, assuming such closing occurred by the end of calendar year 2022. The Company estimated the foregoing awards and payments to be equivalent to an aggregate amount, for all Executives, of approximately $143 million. In addition, in its June 15 Proposal, TD proposed the restructuring of all Executives’ unvested Company compensation awards to extend the existing vesting schedule of such awards so as to vest in equal installments on each of the first three anniversaries of such closing (to the extent such restructuring would be permitted pursuant to applicable tax laws). The June 15 Proposal was also conditioned upon completion of due diligence and also included a draft exclusivity agreement that would require the Company to terminate negotiations with any other party regarding a potential transaction and negotiate exclusively with TD for a period of four weeks from the date of the exclusivity agreement. The June 15 Proposal purported to expire on June 19, 2022, unless the Company and TD had entered into such exclusivity agreement by such date.

On June 16, 2022, representatives of Perella Weinberg and representatives of Ardea and Perkins Advisors had a call to discuss the June 15 Proposal. The representatives of Perella Weinberg communicated that TD was not willing to increase the proposed acquisition price above $39.00 per share previously communicated in the June 5 Proposal. The representatives of Ardea and Perkins Advisors indicated that they would discuss the June 15 Proposal with the Board.
Also on June 16, 2022, representatives of Company A spoke with a representative of Perkins Advisors and communicated that Company A was working to submit an indication of interest for an acquisition of all of the outstanding common stock of the Company during the week of June 20. A representative of Company A also communicated that Company A had analyzed potential integration plans and envisioned roles for Mr. Solomon, Mr. Charney and Mr. Wieseneck in the combined organization. The representative of Perkins Advisors encouraged the representatives of Company A to submit its proposal as promptly as possible.
Later on June 16, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. Representatives of Ardea provided an overview of the June 15 Proposal and reviewed their preliminary financial analyses of the June 15 Proposal. Representatives of Cravath then reviewed with the members of the Board their fiduciary duties and other legal matters. Representatives of Ardea and Perkins Advisors then provided an update to the Board on their recent discussions with Perella Weinberg and with representatives of Company A. The Board then discussed the June 15 Proposal, noting that TD had been unwilling to increase the proposed price per share of common stock beyond $39.00 per share, but that TD had maintained such proposed price per share despite a broader decline in equity markets and an approximate 13% decline in the trading price of the class A common stock from $26.18 on June 3, 2022, the last trading day prior to the June 5 Proposal, to $22.88 on June 15, 2022. After discussion, the Independent Directors determined that while $39.00 per share of common stock represented compelling value for the Company, particularly in light of the market environment, TD had not increased its proposal from the June 5 Proposal and the Independent Directors were not willing to grant exclusivity, which could have precluded a competing proposal from Company A or any other interested party, at such valuation. After discussion regarding a potential response and counter-proposal to TD, the Board determined that it would convene a subsequent meeting the next day to continue discussion of a response to the June 15 Proposal.
On June 17, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. The Board continued discussions regarding the June 15 Proposal, including the fact that the June 15 Proposal was conditioned upon all members of the Company’s senior management team with “change of control” severance agreements waiving their rights under their existing “change of control” severance agreements and entering into retention arrangements representing a reduction in value as compared to such agreements, and that there was no guarantee that all members of the Company’s senior management team would be willing to do so absent agreement on roles and responsibilities with TD. Mr. Solomon noted that while he expected that there would be a negotiation among members of the Company’s senior management team and TD regarding the proposed retention arrangements if and when the Independent Directors authorized management to engage in such negotiations, he expected that satisfactory arrangements could be reached because the requisite members of the Company’s senior management team had expressed to Mr. Solomon that they would be willing to negotiate compensation arrangements that had a lower value than their existing “change of control” severance entitlements if so required in connection with a transaction. The members of Company management and Perkins Advisors then exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath, Morris Nichols and Ardea participating. In executive session, the Independent Directors discussed a potential response to the June 15 Proposal. After discussion, the Independent Directors instructed Ardea to communicate to TD that, while the June 15 Proposal was insufficient to warrant exclusivity, the Board would be willing to engage in further discussions and to authorize members of the Company’s management to engage in discussions with TD regarding post-closing employment and compensation arrangements if TD increased its proposal to $41.00 per share, and that the Board would be willing to consider exclusivity only after TD had increased its proposal to $41.00 per share and satisfied the other conditions to the June 15 Proposal, including completion of TD’s substantive due diligence and agreement on satisfactory retention arrangements with members of the Company’s management. The Independent Directors also discussed potential communications to Company A in order to cause Company A to provide an indication of interest on an accelerated timeframe, and instructed Ardea to communicate to Company A that any indication of interest needed to be delivered to the Company by the close of business on June 22, 2022. Representatives of Ardea then exited the meeting, and the Independent Directors continued the executive session, with representatives of Cravath and Morris Nichols participating. The Independent Directors discussed the continued deterioration in the macroeconomic environment and broader financial markets reflected in the Company’s then-current stock price, which had declined to a 52-week low of $21.36 on June 16, 2022, and noted that the Independent Directors shared the Company management’s continuing concern for the Company’s business outlook if that environment continued.
On June 17, 2022, following the Board meeting, representatives of Ardea communicated the Independent Directors’ position to representatives of Perella Weinberg. Shortly thereafter, representatives of Perella Weinberg contacted representatives of Ardea and communicated that TD was unwilling to increase its proposal above $39.00 per share of common stock given the continued decline in equity market conditions since TD had first communicated a proposal of $39.00 per share of common stock on June 5, 2022. Mr. Barth and Mr. Solomon also contacted Mr. Ahmed to communicate the Independent Directors’ position to Mr. Ahmed directly, and Mr. Ahmed reiterated that TD was unwilling to increase its proposal above $39.00 per share of common stock given market conditions and the impact of market conditions on the Company’s recent performance and short-term outlook.
Also on June 17, 2022, representatives of Ardea and Perkins Advisors contacted representatives of Company A’s financial advisor and indicated that the Company’s timetable for evaluating alternatives had shifted and requested that Company A submit an indication of interest by the close of business on June 22, 2022. Representatives of Company A’s financial advisor responded that, based on internal scheduling, it was unlikely that Company A would be in a position to submit an indication of interest on such timetable. Subsequent to that discussion, a representative of Company A contacted a representative of Perkins Advisors to discuss the timetable, and indicated that Company A would endeavor to submit an indication of interest promptly. The representative of Company A also indicated that Company A would like to discuss “change of control” severance arrangements with members of the Company’s management. The representative of Perkins Advisors replied that the Independent Directors would not authorize the Company’s management to engage in such discussions until the Board had received a proposal for the value that Company A was prepared to offer to the holders of common stock and the Board had evaluated such proposal.
Later on June 17, 2022, the Board reconvened a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. Mr. Barth and representatives of Ardea and Perkins Advisors provided updates to the Board on discussions with representatives of TD and Company A after the earlier Board meeting. The Board then discussed proposed responses and communications to each of TD and Company A. The Board noted that the Company had already requested that TD improve its proposal on three occasions, and on each occasion TD had reverted with a proposal of $39.00 per share of common stock and had repeatedly expressed an unwillingness to improve such proposal. The Board also noted that while Company A had not yet submitted an indication of interest, Company A continued to express strong interest in a potential acquisition of the Company and, given similarities in the Company’s and Company A’s respective businesses, Company A may be able to achieve greater cost synergies (but lower revenue synergies) than TD in a potential transaction. After discussion, the Board determined that, in light of the value reflected in the June 15 Proposal compared to the Company’s prospects as a standalone public company, including the risks of operating in any prolonged market downturn, it was advisable and in the best interests of the Company and its stockholders to pursue further discussions with TD on the basis of the June 15 Proposal, but that the Board was not willing to grant exclusivity to TD, given that TD had not improved its proposal above $39.00 per share of common stock and that Company A had not yet submitted an indication of interest. The members of Company management and Perkins Advisors then exited the meeting and the Independent Directors commenced an executive session with representatives of Cravath, Morris Nichols and Ardea participating. The Independent Directors noted that while the Board was willing to pursue further discussions with TD on the basis of the June 15 Proposal, the June 15 Proposal was not actionable absent an agreement between TD and members of the Company’s management regarding retention arrangements. After discussion, the Independent Directors authorized management to begin discussions with TD regarding post-closing compensation and retention arrangements, subject to guidelines for the conduct of such discussions to be prepared by Cravath and adopted by the Independent Directors, including requirements that members of the Company’s management keep the Independent Directors apprised of any material developments with respect to such discussions, that management not finalize any arrangements with TD or memorialize any arrangements in definitive written agreements until the Independent Directors had authorized management to do so, that management continue interacting with other interested counterparties where directed by the Independent Directors and that members of management retain separate legal counsel in their individual capacities to represent members of management in negotiations of any compensation or retention arrangements with TD. The Independent Directors instructed Ardea to communicate this authorization to Perella Weinberg, and Cravath to communicate these guidelines to the Company’s management team. Representatives of Ardea then exited the meeting, and the Independent Directors continued the executive session, with representatives of Cravath and Morris Nichols participating. The Independent Directors discussed the difficulties associated with retaining management and key employees in a prolonged downturn, and the importance to a potential transaction with TD that TD reach agreement with the Company’s management on satisfactory retention arrangements.
Following the Board meeting, representatives of Ardea communicated the Board’s response to representatives of Perella Weinberg, and Mr. Solomon, acting upon the authorization of the Independent Directors, contacted Mr. Ahmed to inform Mr. Ahmed that management had been authorized to begin discussing compensation or retention arrangements with TD.
Beginning on June 18, 2022, Mr. Solomon held numerous meetings and conversations with Mr. Ahmed over the following weeks, with other representatives of management of TD and the Company participating in certain discussions, to discuss a variety of topics related to compensation and retention, including potential management structure and reporting lines following a potential transaction, TD’s proposed retention arrangements and post-closing compensation arrangements for the Company’s senior management team (including whether such compensation would be guaranteed or based on target bonus levels) and the companies’ respective compensation philosophies for other employees. These discussions spanned numerous topics regarding elements of the post-closing compensation structure for non-management employees of the Company, Company management’s role in determining compensation for Company employees post-closing and assurances that could be communicated to the Company’s employees prior to closing a potential transaction in order to ensure that the Company would be able to continue to recruit and retain key employees prior to closing. Mr. Solomon regularly updated Cravath and the Independent Directors on these discussions.
During this period, the Company also continued discussions with Company A regarding a potential transaction and continued providing due diligence information to Company A, and on June 20, 2022, Mr. Barth had a conversation with a representative of Company A to discuss the status of Company A’s evaluation and to reiterate that Company A would need to submit a proposal promptly in order for the Board to consider such proposal.
On June 22, 2022, Company A sent a letter to Mr. Barth reflecting a non-binding proposal to acquire 100% of the Company’s common stock based on an aggregate purchase of $1.45 billion, subject to reduction based on (i) any “change of control” payments or similar entitlements of the Company’s management and employees, (ii) any future guaranteed payments by Company A to retain identified existing Company personnel and (iii) the principal payment of the preferred stock (which we refer to as the “June 22 Company A Proposal”). The June 22 Company A Proposal was also subject to due diligence, and requested that the Company terminate negotiations with any other party regarding a potential transaction and negotiate exclusively with Company A for a period of 60 days from the date of the Company’s acceptance of the Proposal. The June 22 Company A Proposal was also subject to various regulatory approvals, including anticipated approvals required from the Federal Reserve Board and international banking regulators.
Following receipt of the June 22 Company A Proposal, representatives of Ardea and Perkins Advisors contacted representatives of Company A’s financial advisor to discuss the June 22 Company A Proposal, and indicated that, while the June 22 Company A Proposal did not attempt to quantify the potential adjustments to the purchase price or the net consideration to the holders of common stock, based on the Company’s fully diluted share count and existing “change of control” severance arrangements, Ardea estimated the net price to holders of common stock to be approximately $30 to $32 per share of common stock, which representatives of Company A’s financial advisor signaled agreement with. Representatives of Ardea and Perkins Advisors indicated that they would discuss the proposal with the Board, but indicated disappointment with both the valuation and the fact that, despite the Company’s prior requests, the June 22 Company A Proposal was not based on the net consideration payable to the holders of common stock.
On or about June 23, 2022, the Executives responded to TD with a counterproposal to the terms of the proposed new retention arrangements included in the June 15 Proposal, the terms of which included, among others, (i) the payment of the retention awards included in the June 15 Proposal in cash in equal installments on each of the first three anniversaries of the closing of a potential transaction in lieu of the restricted share units in TD common stock included in the June 15 Proposal, which the Company estimated to be equivalent to an aggregate amount, for all Executives, of approximately $183 million, and (ii) the payment of a pro rata bonus to each Executive for the year of such closing in an amount equal to 80% of such Executive’s pro rata bonus entitlement under such Executive’s existing “change of control” severance agreements, which the Company estimated to be equivalent to an aggregate amount, for all Executives, of approximately $52 million, assuming such closing occurred on September 30, 2022. The Company estimated the foregoing awards and payments to be equivalent to an aggregate amount, for all Executives, of approximately $235 million. In addition, the Executives proposed that the Executives’ unvested Company compensation awards would not be restructured and would continue to vest on their original vesting schedule.
On June 24, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. Representatives of Ardea reviewed the economic terms of the June 22 Company A Proposal and provided an overview of their discussion with Company A’s financial advisor. After discussion, the Board determined that, given the valuation and uncertainty associated with the June 22 Company A Proposal, the June 22 Company A Proposal was insufficient in its current form. Mr. Solomon then provided an update to the Independent Directors on the status of negotiations between members of management and TD regarding compensation matters, noting that while progress had been made on the individual retention arrangements for members of management and TD, no agreement had yet been reached on such arrangements between the Executives and TD and discussions were also ongoing regarding post-closing compensation structures for the remaining employees to ensure the success of the combined business and retention of employees prior to closing the potential transaction. The Board then discussed whether, in light of the June 22 Company A Proposal, it was advisable to contact any other potential counterparties to assess interest in a potential transaction with the Company. The Board discussed that, while a limited number of potential counterparties may be interested in a transaction involving the Company, making such outreach would increase the risk of a potential public leak, which would have an adverse impact on the Company’s business, and that certain counterparties may attempt to recruit the Company’s key employees in the event of a leak. The members of Company management then exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. The Independent Directors discussed a potential response to the June 22 Company A Proposal. After discussion, the Independent Directors instructed Ardea to communicate to Company A that the June 22 Company A Proposal was insufficient, that any revised proposal should be based solely on the net price per share payable to the holders of common stock, and Company A’s proposed price per share of common stock would need to be at or above $40.00; otherwise Company A would risk losing the opportunity for a transaction involving the Company. The representatives of Ardea and Perkins Advisors then exited the meeting, and the Independent Directors continued the executive session, with representatives of Cravath and Morris Nichols participating. After discussion among the Independent Directors and representatives of Cravath and Morris Nichols, the Independent Directors determined that it was advisable, given the risk of a potential leak and the potential impact of a leak on the organization (including employee retention), for the Company to continue discussions with TD and Company A but not to contact any other potential counterparties at that time. Following the meeting, representatives of Ardea and Perkins Advisors communicated the Board’s response to Company A.
On June 27, 2022, a representative of Company A contacted Mr. Barth to discuss the Board’s response to the June 22 Company A Proposal. The representative of Company A reiterated Company A’s interest in a strategic transaction involving the Company and noted that Company A had accelerated its evaluation of a potential transaction based on guidance from the Company. Mr. Barth confirmed that while the Board was appreciative of Company A’s interest, the structure of the June 22 Company A Proposal was problematic and that in order to properly evaluate a proposal, the Board would need an indication of value, net to the holders of common stock. The representative of Company A noted that the Company’s existing “change of control” severance obligations made it difficult to provide certainty of value. In response, Mr. Barth explained that Company A would be permitted to separately negotiate retention arrangements with members of management with “change of control” severance agreements, but that the Independent Directors and Company A would need to reach an agreement on the price per share of common stock first. The representative of Company A highlighted that Company A would not pay the full value of the Company’s existing “change of control” severance obligations and would propose to pay management significantly lower amounts in respect of retention, or else to forgo retention awards entirely and have management remain in their current roles with the Company after the consummation of a potential transaction. Mr. Barth reiterated that this was for the Company’s management to negotiate with Company A if Company A and the Independent Directors first reached an agreement on price. The representative of Company A and Mr. Barth also discussed the overall valuation of the June

22 Company A Proposal, with Mr. Barth reiterating that the Independent Directors had requested that any revised proposal include a price per share of common stock at or above $40.00. The representative of Company A replied that Company A did not have an ability to pay a price anywhere in the vicinity of $40.00 per share of common stock.
During the week of June 25, 2022, representatives of management of the Company and TD continued discussions regarding due diligence and compensation matters, including providing TD and its advisors with access to the Company’s full data room and discussing compensation structures for the combined organization following a potential transaction and retention arrangements for the Executives.
On June 30, 2022, the Executives and TD reached a preliminary agreement in principle on retention arrangements, the terms of which included, among others, (i) the grant of a retention award to each Executive, which the Company estimated to be equivalent to an aggregate amount, for all Executives, of approximately $129 million, with one-third of each such award payable in cash at the closing of the potential transaction and two-thirds of each such award to be granted in the form of deferred cash awards vesting in equal installments on each of the first three anniversaries of such closing, (ii) the grant of integration awards in the form of cash awards to certain Executives that cliff vest on the third anniversary of such closing in an aggregate amount for all such Executives of $18 million and (iii) flexibility under the interim operating covenants of the proposed merger agreement for the Company to determine and allocate employee bonuses (including for the Executives) for calendar year 2022 based on compensation principles that are consistent with the Company’s past practices. The Company estimated the foregoing awards and payments to be equivalent to an aggregate amount, for all Executives, of approximately $147 million exclusive of (i) any annual bonuses for calendar year 2022 that the Executives may be allocated by the Company and (ii) severance entitlements in an aggregate amount, for all Executives, of approximately $22 million payable only in the event of a qualifying termination by TD within the first half of the first fiscal year of such closing. The Executives and TD also agreed to the restructuring of certain unvested Company compensation awards to extend the existing vesting schedule of such awards so as to vest in equal installments on each of the first three anniversaries of such closing (to the extent such restructuring would be permitted pursuant to applicable tax laws) and to entitlements to severance benefits upon a qualifying termination pursuant to a formula to be set forth in the employment agreements between the Executives and TD based on the year of termination and under TD’s general severance policy applicable to similarly situated employees. No new employment agreements were contemplated for any other employees of the Company. For a detailed discussion of the material terms of the Executives’ employment arrangements, including severance and retention entitlements, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement.
Also on June 30, 2022, TD communicated to representatives of the Company that Simpson Thacher would be sending drafts of a merger agreement and employment agreements to Cravath, and members of management retained employment counsel to represent members of management in their individual capacities in the review and negotiation of such employment agreements.
On June 30, 2022, a representative of Company A’s financial advisor contacted a representative of Ardea and informed the representative of Ardea that Company A was continuing its analysis of a potential transaction and expected that it may submit a revised proposal by July 5, 2022, which may include a range in “the high $30s” per share of common stock. The representative of Ardea reiterated the Board’s request that any revised proposal include a price per share of common stock at or above $40.00. Later that day, a representative of Company A contacted a representative of Perkins Advisors to communicate the same message, and suggested that Company A was internally evaluating a proposal with a price per share of common stock at or above $40.00.
Also on June 30, 2022, a representative of a financial advisor (which we refer to as “Financial Advisor X”), contacted Mr. Solomon to indicate that Financial Advisor X was meeting with an undisclosed potential client that may be interested in a transaction with the Company. Mr. Solomon acknowledged but did not comment on the information provided by Financial Advisor X. Later on June 30, 2022, Mr. Solomon informed Mr. Barth of the inquiry from Financial Advisor X.
On July 1, 2022, after the close of trading, Bloomberg News reported a rumor that TD was exploring an acquisition of the Company, although no decision had been made.
Later on July 1, 2022, representatives of Simpson Thacher sent a draft merger agreement to representatives of Cravath. The draft included, among other things, a proposed termination fee, which would be payable by the Company upon the occurrence of certain events, including the Company’s termination of the merger agreement to accept a superior proposal (which we refer to as a “company termination fee”), of 4.0% of the equity value of the potential transaction. The draft also included an indication that TD would expect TD’s obligations to close the merger to be conditioned on the receipt of certain client consents (and “key person” provisions not being triggered) in connection with the Company’s investment management and advisory businesses, and limited TD’s obligations to take or agree to conditions or restrictions in connection with obtaining consents or approvals required in connection with the merger to those that, individually or in the aggregate, would not have or would not reasonably be expected to have a material and adverse effect on the Company and its subsidiaries, taken as a whole, or TD and its subsidiaries, taken as a whole (with TD deemed to be the same size as the Company and its subsidiaries, taken as a whole).
On July 2, 2022, members of the Company’s senior management met virtually with Mr. Ahmed and a senior Human Resources professional from TD to further discuss TD’s compensation programs as well as the Company’s compensation practices. The executives agreed that they would seek to structure compensation programs for non-executive employees to ensure the success of the combined business and retention of employees prior to closing the potential transaction. Later that day, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. Mr. Solomon provided an update to the Board on discussions with TD, noting that while there had been some challenges with respect to discussions regarding compensation policies, talks had progressed and management was expecting to receive individual employment agreements from TD shortly, and that Simpson Thacher had provided an initial draft of the merger agreement to Cravath, which Cravath was reviewing. In light of the public reports regarding a potential transaction with TD the prior day, Mr. Solomon also provided the Board with an overview of the other inquiries that he or the Company’s advisors had received. Mr. Solomon noted that the Chief Executive Officer of Company B, an independent U.S. investment bank, had tried to contact and left a voicemail for Mr. Solomon on June 15, 2022 to informally inquire whether he and Mr. Solomon should have a routine dinner but that, to Mr. Solomon’s knowledge, such inquiry was not in relation to any particular strategic transaction. Company B had previously been discussed by the Board as a potentially interested counterparty. The Board then discussed the inbound call from Financial Advisor X on June 30, and Mr. Solomon noted that, as of the time of the Board meeting, Financial Advisor X had not yet identified its potential client. After discussion, the Board instructed Mr. Solomon to engage with Company B and any other potential counterparties that expressed interest, but that the Company should not confirm to any competitor of the Company that it was engaged in discussions regarding a potential acquisition unless such competitor has expressed a bona fide interest in making an acquisition proposal. Representatives of Ardea and Perkins Advisors then exited the meeting, and the Independent Directors continued the executive session, with representatives of Cravath and Morris Nichols participating. The Independent Directors discussed potential reactions to a proposal from Company A. The Independent Directors also discussed that, prior to the Bloomberg News report on July 1, 2022, the Company was expecting to receive preliminary indications of interest in the coming weeks in connection with the Company’s ongoing asset divestiture processes, but that the Board did not believe it was likely that the Company would receive an attractive proposal in the then-current macroeconomic environment, particularly in light of the uncertainty as to the Company’s future given market rumors.
On July 4, 2022, Company A sent a letter to Mr. Barth reflecting a non-binding proposal to acquire 100% of the Company’s common stock for $40.00 in cash (which we refer to as the “July 4 Company A Proposal”). The July 4 Company A Proposal was subject to due diligence, which the letter indicated Company A expected to complete within 60 days of the Company’s countersignature of the letter, and requested that the Company terminate negotiations with any other party regarding a potential transaction and negotiate exclusively with Company A for a period of 60 days. The July 4 Company A Proposal was also subject to various regulatory approvals, including anticipated approvals required from the Federal Reserve Board and international banking regulators. Additionally, the July 4 Company A Proposal noted that Company A expected to discuss with management retention payments and contractual payments in lieu of existing “change of control” severance entitlements, and proposed that Company A would spend the initial five business days following countersignature of the letter by the Company working with the Company’s management team to agree to an aggregate retention pool for existing non-executive employees as well as mutually agreed contractual arrangements with the seven members of the Company’s senior management team with existing “change of control” severance agreements.
On July 5, 2022, the Chief Executive Officer of the capital markets business of Company C, an international bank with a U.S. investment banking business, contacted Mr. Solomon, and indicated that while Company C had not been previously considering a transaction with the Company, Company C would consider evaluating a transaction with the Company if the Company were interested and inquired whether Company C should pursue that opportunity imminently. Mr. Solomon informed the Chief Executive Officer of Company C that, given the press reports, the Company was receiving interest and if Company C wanted to pursue a transaction time was of the essence, and that Company C could contact Ardea to discuss.
On July 5, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. Representatives of Ardea and Cravath reviewed the terms of the July 4 Company A Proposal. The Board discussed the terms of the July 4 Company A Proposal, noting that the proposal offered a higher notional value per share of common stock than the $39.00 reflected in the June 15 Proposal, but that the July 4 Company A Proposal was subject to due diligence and contingent upon reaching an agreement with members of the Company’s management regarding retention arrangements and did not include any proposal for such retention arrangements. The Board also noted Company A had requested a substantially longer period than TD to complete its due diligence and that Company A’s proposal included additional regulatory conditions (including anticipated approvals required from the Federal Reserve Board and international banking regulators). After discussion, the Board determined that it was advisable for the Company to reject Company A’s request for exclusivity and to continue discussions and facilitating due diligence with each of TD and Company A, so that each party could complete its due diligence and satisfy any remaining conditions to its proposal as quickly as possible. The Independent Directors instructed the Company’s management and advisors to grant Company A access to the Company’s full data room and to share a draft merger agreement with Company A simultaneously with sharing a revised draft with TD. The Independent Directors also authorized management to begin discussions with Company A regarding post-closing compensation and retention arrangements, subject to guidelines to be prepared by Cravath and adopted by the Independent Directors consistent with the guidelines for negotiations with TD. Mr. Solomon then provided an update to the Board on the inquiry from Company C. The members of Company management and representatives of Ardea and Perkins Advisors then exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath and Morris Nichols participating. The Independent Directors noted that, because the proposals from each of TD and Company A were contingent upon reaching satisfactory retention arrangements with the Company’s management, and the Company’s management had not yet reached agreement on such arrangements with either party, it was advisable to continue discussions with both counterparties and to continue engaging with other potential counterparties that had expressed interest.
Later on July 5, 2022, following the Board meeting, acting on the July 2 instructions of the Board, Mr. Solomon attempted to contact the Chief Executive Officer of Company B to assess whether Company B would like to have a conversation with the Company, and left a voicemail for the Chief Executive Officer of Company B.
Also on July 5, 2022, a representative of Financial Advisor X contacted Mr. Solomon and informed Mr. Solomon that Financial Advisor X was representing Company D, a U.S. bank with a domestic investment banking business, and that Company D was interested in a potential acquisition of the Company and may be prepared to pay “a large premium”. Mr. Solomon requested that, if Company D were interested, Company D submit an indication with a range of potential values for the Board to consider. Mr. Solomon and the representative of Financial Advisor X then discussed arranging a meeting between Mr. Solomon and the Chief Executive Officer of Company D. Later that day, Mr. Solomon provided an update to the Independent Directors on the inquiry from Company D.
On July 6, 2022, the Chief Executive Officer of Company B tried to contact and left a voicemail for Mr. Solomon informing Mr. Solomon that he was returning Mr. Solomon’s phone call from July 5, 2022. Over the following days, Mr. Solomon and the Chief Executive Officer of Company B tried again to contact and left voicemails for one another. Mr. Solomon left a final voicemail for the Chief Executive Officer of Company B which was not returned, and there was no further contact from Company B.
Also on July 6, 2022, a representative of Company A sent Mr. Solomon a retention proposal for the Company’s senior management with “change of control” severance agreements, which consisted of guaranteed minimum compensation for such employees, retention payments to such employees based on the proceeds realized by Company A from sales of certain non-core assets of the Company during a three-year period after the closing of the proposed transaction (or, if sales of any of such assets were not executed, an agreed valuation of such remaining assets) and opportunities for additional incentive compensation based on the performance of the businesses formerly comprising the Company, with the sum of all such payments being capped at an amount equal to 70% of the value of each employee’s contractual “change of control” severance entitlements. Company A’s proposal did not include specific proposals regarding roles and responsibilities for individuals of the Company’s senior management team or any additional detail regarding compensation strategies to retain non-management employees. Mr. Solomon provided an update to the Independent Directors, noting that the compensation proposal from Company A was substantially less favorable than the retention package that had been agreed in principle between the Executives and TD on June 30, 2022, partly because the incentive compensation opportunities of such package were based on highly contingent factors that would be outside of the control of the Company’s management team, but that there also remained open concerns with TD’s retention proposals, including whether annual compensation opportunities for the Executives would be guaranteed.
On July 7, 2022, Mr. Solomon had a call with a representative of Company A to discuss Company A’s July 6 retention proposal. A representative of Perkins Advisors participated at Mr. Solomon’s request. During this call, Mr. Solomon proposed to Company A a retention package for the Executives that was comparable to the retention package that had been agreed in principle between the Executives and TD on June 30, 2022 (which proposal represented aggregate payments to the Executives substantially below the value of such Executives’ existing “change of control” severance entitlements) and discussed structural issues relating to roles in the combined organization, including the impact of integrating the Company’s businesses with Company A’s existing investment banking business on reporting lines and on retention of key talent between signing and closing a potential transaction. Company A acknowledged Mr. Solomon’s proposal and that it would respond following internal discussion thereof.
Also on July 7, 2022, the Company shared a draft mutual confidentiality agreement with Company D, and a representative of Financial Advisor X contacted a representative of Ardea to communicate that Company D expected to submit an indication of interest in writing on July 8, 2022.
Later on July 7, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. Representatives of Ardea informed the Board that Company D was expected to submit an indication of interest in writing on July 8, 2022, but had not yet indicated a range of potential values. Mr. Solomon provided the Board with an update on retention discussions between the Company’s management and each of Company A and TD, noting that open issues remained with both parties. Mr. Solomon noted that TD had conducted substantial confirmatory due diligence and had indicated a potential ability to sign and announce a transaction as early as July 18, 2022. Mr. Solomon also provided an update on discussions with Company B and Company C, noting that neither party had followed up to express further interest in a transaction involving the Company as of that date. The members of Company management and representatives of Ardea and Perkins Advisors then exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath and Morris Nichols participating. The Independent Directors noted that Mr. Solomon and other members of the Company’s senior management had substantial concerns with the retention packages and compensation structures for non-management employees proposed by each of TD and Company A, but that both potential transactions were still viable. After discussion, the Independent Directors resolved to instruct Mr. Solomon to continue negotiations with each of TD and Company A and to keep the Independent Directors informed of any developments, and Mr. Barth communicated that instruction to Mr. Solomon.
On July 8, 2022, a representative of Company A contacted Mr. Solomon and informed Mr. Solomon that Company A would not be able to reach mutual agreement with management on its proposed retention package for the Executives or on the proposed organizational, compensation and retention structure for the Company’s employees as a part of Company A following the proposed transaction, as such retention and organizational structures would be too disruptive to Company A’s existing business. Mr. Solomon asked whether Company A had any counter-proposals regarding retention and organizational structures to discuss further, and the representative of Company A confirmed that Company A did not have a counter-proposal. Mr. Solomon thanked the representative of Company A for the time and effort that he and his team had made, but did not engage in any further negotiations and promptly informed the Independent Directors.
Later on July 8, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. Mr. Solomon provided an update to the Board on his discussions with Company A regarding retention and compensation matters, noting that Company A had expressed that it would not be able to reach mutual agreement with management on its proposed retention package for the Executives or on the proposed organizational, compensation and retention structure for the Company’s employees as a part of Company A following the proposed transaction, as such retention and organizational structures would be too disruptive to Company A’s existing business, that Company A did not present a counter-proposal, and that the condition to the July 4 Company A Proposal therefore would not be satisfied. The Board instructed Ardea and Perkins Advisors to contact Company A’s financial advisor the following week if Company A had not reengaged to confirm whether there was a potential path to a transaction on the terms of the July 4 Company A Proposal. Representatives of Cravath then reviewed the terms of the draft merger agreement received from TD with the Board.
During that Board meeting, Company D sent a letter to Mr. Solomon reflecting a non-binding proposal to acquire 100% of the Company’s common stock for consideration in the range of $1.539 billion to $1.847 billion, which Company D calculated as equivalent to $40.00 to $48.00 per share of common stock based on an estimated 38.5 million shares of common stock outstanding on a fully diluted basis (which we refer to as the “July 8 Company D Proposal”). The July 8 Company D Proposal was subject to due diligence, and requested that the Company terminate negotiations with any other party regarding a potential transaction and negotiate exclusively with Company D for a period of 60 days from the date of the Company’s acceptance of the proposal. The July 8 Company D Proposal was also subject to various regulatory approvals, including approvals that would likely be required from the Federal Reserve Board and international banking regulators. The July 8 Company D Proposal noted that Company D welcomed the opportunity to discuss customary terms of retention of Company personnel at the appropriate time during the process but did not include any proposals for management retention or specify any individuals that would be expected to agree to retention terms.
After review and discussion, the Board noted that the July 8 Company D Proposal would be equivalent to $39.36 to $47.24 per share of common stock utilizing the Company’s then-current share count of approximately 39.1 million shares of common stock outstanding on a fully diluted basis, and the range of valuations reflected in the July 8 Company D Proposal was higher than the $39.00 per share of common stock proposed by TD in the June 15 Proposal. However, the Board noted that the July 8 Company D Proposal was preliminary, reflected a wide range of potential valuations, was subject to substantial due diligence, and was silent as to certain structural elements (including whether the consideration would be in the form of cash or stock consideration and whether the proposal was contingent on retention of Company personnel). After discussion, the Board noted that, if actionable, the July 8 Company D Proposal may provide greater value to the holders of common stock than the value proposed by either TD or Company A, and the Board instructed the Company’s management and advisors to enter into a confidentiality agreement with Company D and to facilitate Company D’s due diligence as quickly as possible. In addition, the Board instructed Ardea to request that Company D provide an updated proposal by July 14, 2022, reflecting a narrower price range based on Company D’s initial due diligence and reflecting Company D’s assumptions regarding retention of management and any required retention arrangements. The members of Company management then exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. After further discussion regarding the response and messaging to Company D, the representatives of Ardea and Perkins Advisors exited the meeting. Representatives of Cravath then discussed with the Independent Directors certain proposed revisions to the merger agreement with TD. After discussion, the Independent Directors authorized Cravath to send a revised draft merger agreement to TD reflecting, among other things, a proposed company termination fee of $30.0 million, or approximately 2.0% of transaction equity value, the removal of any closing conditions based on client consents and any key person conditions, if applicable, with respect to the Company’s investment management and advisory businesses, and a “hell or high water” regulatory standard requiring TD to take or agree to all actions or restrictions necessary in order to obtain any regulatory approvals required to consummate the merger.
On July 9, 2022, Mr. Solomon had a call with the Chief Executive Officer of Company D’s investment banking division, during which Company D expressed that Company D was interested in the Company’s research, investment banking and equity capital markets and equities trading businesses. Company D also indicated that they viewed the proposed transaction as a “merger of equals” for the companies’ respective investment banking businesses.
On July 10, 2022, the Company and Company D entered into a mutual confidentiality agreement, which contained a standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party.
On July 11, 2022, representatives of Cravath shared a revised draft merger agreement with representatives of Simpson Thacher reflecting the positions authorized by the Independent Directors on July 8.

On July 12, 2022, Company A sent a letter to Mr. Barth formally withdrawing the July 4 Company A Proposal, noting that Company A had been unable to find a mutual agreement with the Company’s management regarding “change of control” severance, management and employee retention and organizational structure, which agreement was a condition to the July 4 Company A Proposal.
Also on July 12, 2022, representatives of the Company’s management and senior members of Company D’s management team held an in-person meeting to review a management presentation on the Company’s business, which included the “Base Case” and “High Case” Financial Forecasts that had previously been shared with TD and Company A. During this meeting, the representatives of Company D expressed interest in the strategic rationale for an acquisition of the Company, which Company management and Company D’s management discussed further over dinner.
On July 13, 2022, Mr. Barth contacted a representative of Company A to discuss Company A’s withdrawal letter on behalf of the Independent Directors, and to explore if there was any path forward given the issues related to organizational structure and management retention. The representative of Company A informed Mr. Barth that there were a number of issues that would make an acquisition of the Company impracticable for Company A. The representative of Company A noted that Company A had concerns with the cultural fit of the two organizations, including substantial differences in the compensation structures for non-management employees (and difficulty in integrating the Company’s compensation practices based on an aggregate compensation-to-revenue target into Company A’s larger organization) and overlapping businesses and management roles, which, in Company A’s view, created difficulties in creating a viable leadership structure and reporting lines for the combined organization. The representative of Company A also noted that Company A was not willing to pay the Company’s management the existing “change of control” severance entitlements and was not willing, in lieu of such severance entitlements, to pay retention compensation inconsistent with the compensation rates used in Company A’s business.
On July 13, 2022 and July 14, 2022, representatives of the Company’s management and Company D held numerous due diligence calls.
On July 13, 2022, the Chief Executive Officer of Company C contacted Mr. Solomon and informed Mr. Solomon that, given Company C’s focus on other strategic priorities, Company C would not be pursuing a transaction with the Company at that time.
Also on July 13, 2022, representatives of Simpson Thacher shared a revised draft merger agreement with representatives of Cravath, which included, among other things, a proposed company termination fee of 3.5% of transaction equity value, an indication that a potential condition to TD’s obligations to close the merger related to fund consents remained subject to due diligence, and a reinsertion of the previous limitation on TD’s obligations to take or agree to conditions or restrictions in connection with obtaining consents or approvals required in connection with the merger to those that, individually or in the aggregate, would not have or would not reasonably be expected to have a material and adverse effect on the Company and its subsidiaries, taken as a whole, or TD and its subsidiaries, taken as a whole (with TD deemed to be the same size as the Company and its subsidiaries, taken as a whole).
On July 14, 2022, a representative of Company D contacted a representative of Ardea, and informed Ardea that Company D would need additional time to conduct due diligence and evaluate the cultural fit of the two businesses, and therefore would not be engaging further on a potential acquisition of the Company at such time. The representative of Company D indicated that Company D would consider reengaging in discussions in August if the Company were still available, but would need 30 to 45 days from that point to finalize diligence for a potential transaction. A representative of Company D subsequently contacted a representative of Perkins Advisors on July 15, 2022, and stated that Company D was concerned with potential leaks regarding a transaction involving the Company and therefore did not want to reengage until after both Company D and the Company had announced second quarter earnings.
On July 18, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. Mr. Barth provided a summary to the Board of his discussion with Company A on July 13, including his impression that it was clear, based on that conversation, that Company A was not seriously interested in continuing to pursue a transaction with the Company. Representatives of Ardea and Perkins Advisors then provided a summary of their respective discussions with representatives of Company D, noting Company D’s position that it would not reengage until August. The Board discussed that waiting to reengage with Company D and for Company D to begin due diligence in August would create risks related to TD’s bid, as TD had signaled a willingness to sign a transaction during July, and that, if Company D were willing to pursue a transaction in the valuation range reflected in the July 8 Company D Proposal, Company D would not be precluded under the merger agreement with TD from submitting a competing acquisition proposal prior to receipt of the stockholder approval of any transaction with TD. Mr. Solomon then provided an update on discussions with TD, noting that negotiations related to the merger agreement and individual employment agreements for the Executives were still ongoing. Mr. Solomon provided an overview of open issues in the individual employment agreements for the Executives, including TD’s proposal that the Executives’ annual compensation would not be subject to annual minimum guarantees. Representatives of Cravath then provided an overview of the revised draft merger agreement that had been received from Simpson Thacher on July 18, 2022. After discussion, the Independent Directors authorized Cravath to send a revised draft merger agreement to TD reflecting, among other things, a proposed company termination fee of $35.0 million, the removal of any closing conditions based on fund consents, and a “reverse termination fee” of $100.0 million payable by TD to the Company upon the occurrence of certain events, including the failure to close the transaction due to a denial of a required regulatory approval. The members of Company management then exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. During the executive session, the Independent Directors and advisors discussed the alternatives available to the Company. The Independent Directors noted their understanding that neither Company A nor Company D was seriously interested in pursuing a transaction with the Company at that time, and that TD’s proposal was therefore the sole actionable acquisition proposal that the Board had received. The Independent Directors also noted that TD had already invested substantial resources in due diligence, negotiations and legal expenses, and that TD’s willingness to execute a transaction quickly and on terms that offered substantial closing certainty were key features of TD’s proposal. After discussion, the Independent Directors instructed the Company’s advisors present to continue negotiations with TD to attempt to finalize the terms of the proposed transaction as quickly as practicable, while seeking terms that would maximize closing certainty, not unreasonably foreclose competing acquisition proposals from being made by third parties and provide the Company with flexibility to retain employees between signing and closing in order to minimize the harm to the Company’s business if, contrary to the parties’ then-current expectations, the proposed transaction did not close. The Independent Directors also authorized the Company’s management and Ardea to share the full Financial Forecasts with TD, given that Perella Weinberg, as TD’s financial advisor, had requested confirmation as to whether any other projections prepared by the Company’s management existed, beyond the Base Case and High Case projections for fiscal years 2022 and 2023 which had been previously shared.
On July 20, 2022, representatives of Cravath shared a revised draft merger agreement with representatives of Simpson Thacher reflecting the positions authorized by the Independent Directors on July 18.
Also on July 20, 2022, the Board held a regular quarterly meeting in person, with members of the Company’s management participating. During such meeting, the Board requested that representatives of Cravath, Ardea and Perkins Advisors join to discuss the status of the potential transaction with TD and other proposals. The Board discussed the fact that, while two other proposals had been submitted with a nominal value in excess of $39.00 per share of common stock, both of those proposals had been subject to contingencies that had not been satisfied and were not actionable (and, in the case of the Company A proposal, had been definitively withdrawn), and the TD proposal was the only remaining actionable proposal and offered the greatest combination of value and certainty. The Board also discussed whether, based on the receipt of other competing proposals, the Company should request improvements to the proposed transaction with TD. The members of Company management and the representatives of Ardea and Perkins Advisors then exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath and Morris Nichols participating. During the executive session, the Independent Directors determined that, the TD proposal was the best option reasonably available under the circumstances at that time (and was advisable to the Company and its stockholders) and that, while TD had rejected requests for an increase in the merger consideration above $39.00 per share of common stock on three prior occasions, TD likely had capacity to improve the terms of its proposal and instructed the Company’s advisors to seek improvements to the terms of TD’s proposal.
On July 22, 2022, representatives of Cravath and Simpson Thacher had a call to discuss the draft merger agreement. During the call, the representatives of Simpson Thacher highlighted areas of concern for TD in the revised draft sent on July 20, including that (i) TD was not willing to agree to a “hell or high water” standard for TD’s obligations to seek all required regulatory approvals or a reverse termination fee in the event that any required regulatory approvals cannot be obtained, (ii) TD was not willing to agree to any restrictions on TD’s ability to close TD’s pending acquisition of First Horizon Corporation, (iii) TD wanted the Company to pursue a restructuring to obviate the need for any NRC Approval or DFS Approval (each as defined in the section entitled “The Merger—Regulatory Approvals in Connection with the Merger” beginning on page 79 of this proxy statement) and (iv) TD would require a closing condition based on receipt of any required material fund consents.
Later on July 22, 2022, representatives of Simpson Thacher sent a revised draft merger agreement to representatives of Cravath reflecting the positions previously communicated, as well as a proposed company termination fee of $42.25 million.
Also on July 22, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. Mr. Solomon provided an update on discussions with TD, noting that progress had been made on the individual employment agreements and broader employee retention issues in the draft merger agreement, as well as post-closing compensation structures for the remaining employees to ensure the success of the combined business and retention of employees prior to closing the potential transaction. Representatives of Cravath then reviewed with the Board the open issues in the merger agreement, including the issues that Simpson Thacher had raised on the call with Cravath earlier in the day. After discussion, the Independent Directors authorized Cravath to respond to Simpson Thacher that, in order for TD’s proposal to continue to be the most favorable option reasonably available to the Company’s stockholders under the circumstances, TD would need to improve deal certainty, including that (i) there would be either a “hell or high water” standard for TD’s obligations to seek all required regulatory approvals or a reverse termination fee of $100.0 million payable by TD in the event that any required regulatory approvals cannot be obtained, (ii) TD would be required to seek the NRC Approval or DFS Approval, as applicable, if a restructuring or disposition of the relevant assets could not be timely implemented and (iii) the transaction would not be conditioned upon receipt of any non-governmental third-party consents, including fund consents. The members of Company management and the representatives of Ardea and Perkins Advisors then exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath participating. After discussion, the Independent Directors determined that, given the open issues in the merger agreement and TD’s prior rejection of any price improvements above $39.00 per share of common stock, the best way to improve the terms of TD’s current proposal was to maximize deal certainty in the merger agreement, particularly given the potential harm to the Company’s business and employee retention in the event that a definitive agreement was signed and announced but the proposed transaction failed to close.
Over the next several days, the Company and TD exchanged multiple drafts of the merger agreement and issues lists, and representatives of Cravath and Simpson Thacher had numerous discussions to resolve the open issues in the merger agreement. During these discussions, TD proposed that, in lieu of a “hell or high water’ standard for TD’s obligations to seek all required regulatory approvals or a reverse termination fee of $100.0 million payable by TD in the event that any required regulatory approvals cannot be obtained, the Company would be entitled to expense reimbursement from TD (which we refer to as the “expense reimbursement”) in the event that any required regulatory approvals cannot be obtained, including (i) $10.0 million for fees and expenses, (ii) the aggregate face amount of employee retention awards which have been allocated and communicated to employees (subject to certain limitations and requirements) and (iii) the designated capped amount for the premium of an insurance policy that may, at the request of TD, be bound by the Company pursuant to the merger agreement.
On July 27, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating. Representatives of Cravath reviewed with the Board the updated terms of the draft merger agreement, including the proposed expense reimbursement. The representatives of Cravath noted that, if the parties agreed on mutually satisfactory language and triggers for the expense reimbursement, the provision would provide for an expense reimbursement payment of $100.0 million and would therefore be substantively similar to the $100.0 million reverse termination fee previously proposed by the Independent Directors. After discussion, the Independent Directors authorized representatives of Cravath to finalize a draft of the merger agreement reflecting the proposed expense reimbursement, pending final Board approval at a subsequent meeting. The members of Company management and representatives of Ardea and Perkins Advisors then exited the meeting and the Independent Directors commenced an executive session, with representatives of Cravath and Morris Nichols participating. Mr. Barth informed the Independent Directors that Ardea had requested that the Independent Directors reaffirm or update the Weightings prior to Ardea delivering a fairness opinion to the Board in connection with the proposed transaction. At the request of the Independent Directors,

Mr. Solomon then rejoined the meeting to provide the Independent Directors with an update on the Company’s results to date and progress compared to the Financial Forecasts. Mr. Solomon noted that, while conditions in the financial markets had improved and the Company’s performance had been improving in recent weeks, based on the Company’s then-current revenue run-rate, management expected revenue for the full year in 2022 to fall below the Base Case, and that, while the Base Case may be attainable in future periods, the Company was facing continued headwinds in the industries in which it operates, and therefore management’s estimates of the Company’s future financial performance had not changed. Mr. Solomon then exited the meeting. After discussion, the Independent Directors reaffirmed the Weightings, and authorized Mr. Barth to instruct Ardea to utilize the Weightings for purposes of any fairness opinion.
After the Board meeting on July 27, 2022, representatives of the Company, TD, Cravath and Simpson Thacher discussed and exchanged comments to the draft merger agreement, and the Executives and representatives of TD and Simpson Thacher discussed and exchanged comments to the draft employment agreements between the Executives and TD. At the conclusion of these discussions, the parties had agreed on the material terms of the merger agreement. The Executives and TD had also agreed on the material terms of the Executives’ employment agreements, which terms were consistent with the terms of the agreement in principle reached on June 30, 2022, including waiving their rights under their existing “change of control” severance agreements. For a detailed discussion of the material terms of the Executives’ employment arrangements, including severance and retention entitlements, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement.
On July 28, 2022, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating for the purpose of reviewing the proposed transaction with TD. Representatives of Cravath reviewed the Board’s fiduciary duties in connection with its consideration of the proposed transaction. Representatives of Ardea began to review its financial analysis of the merger consideration of $39.00 per share of common stock. During such review, Mr. Ahmed contacted Mr. Solomon and informed Mr. Solomon that, due to a few remaining outstanding due diligence items, TD would need until the beginning of the next week in order to finalize its due diligence and sign the definitive merger agreement. After discussion, the Board instructed management to facilitate TD’s remaining due diligence and to finalize the terms of the merger agreement and the Executives’ employment agreements, and determined to reconvene a Board meeting once such due diligence was completed.
Between July 28, 2022 and August 1, 2022, the parties held numerous discussions regarding due diligence and the merger agreement. On August 1, following completion of such due diligence, the Board held a meeting by videoconference, with representatives of the Company’s management and representatives of Cravath, Morris Nichols, Ardea and Perkins Advisors participating for the purpose of reviewing the proposed transaction with TD. Representatives of Cravath reviewed the Board’s fiduciary duties in connection with its consideration of the proposed transaction. Representatives of Ardea reviewed its financial analysis of the merger consideration of $39.00 per share of common stock. Ardea then rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 1, 2022, that, as of the date of such written opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Ardea in preparing its opinion, the merger consideration of $39.00 per share of class A common stock to be paid to the holders of class A common stock (other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Ardea’s opinion, see the section entitled “The Merger—Opinion of Ardea Partners LP” beginning on page 63 of this proxy statement. The written opinion delivered by Ardea is attached to this Proxy Statement as Annex B. Representatives of Cravath then reviewed with the Board the terms of the proposed merger agreement, including the terms of the “no shop” provisions and the expense reimbursement provisions. Following additional discussion and consideration of the proposed merger agreement and the merger and the other transactions contemplated by the proposed merger agreement, the Board recessed and the Compensation Committee of the Board convened and unanimously approved certain employment compensation and other employee benefit arrangements with respect to the employees of the Company in connection with the proposed merger agreement, including the treatment of Company equity awards. For a detailed discussion of the material terms of the Executives’ employment arrangements, including severance and retention entitlements, see the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement. Following such approval by the Compensation Committee of the Board, the Board reconvened and unanimously (i) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (ii) determined that it is fair and advisable to, and in the best interests of, the Company and its stockholders to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; (iii) directed that the merger agreement be submitted to the stockholders of the Company for adoption; (iv) recommended that such stockholders vote their shares of common stock in favor of adopting the merger agreement and approving the transactions contemplated thereby (including the merger); and (v) authorized the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement.
Following the conclusion of the Board meeting, the parties executed and delivered the merger agreement on August 1, 2022.
On August 2, 2022, prior to the opening of trading on the Nasdaq, the parties issued a joint press release announcing the merger.
Recommendation of the Board
At the special meeting of the Board on August 1, 2022, after consideration, including the material factors described in the section entitled “—Reasons for the Merger” beginning on page 52 of this proxy statement, and detailed discussions with the Company’s management and its legal and financial advisors, at such meeting and prior meetings of the Board, the Board unanimously:
•	approved and declared advisable the merger agreement, the merger and the other transactions contemplated by merger agreement;
•
determined that it is fair and advisable to, and in the best interests of, the Company and its stockholders to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	directed that the merger agreement be submitted to the stockholders of the company for adoption;
•	recommended that such stockholders vote their shares of common stock in favor of the adopting the merger agreement and approving the transactions contemplated thereby (including the merger); and
•
authorized the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement.

Reasons for the Merger
As described in the section above entitled “—Background of the Merger” beginning on page 30 of this proxy statement, prior to and in reaching its unanimous determination to (i) approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (ii) determine that it is fair and advisable to, and in the best interests of, the Company and its stockholders to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; (iii) direct that the merger agreement be submitted to the stockholders of the Company for adoption; (iv) recommend that such stockholders vote their shares of common stock in favor of adopting the merger agreement and approving the transactions contemplated thereby (including the merger); and (v) authorize the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement, the Board consulted with and received the advice of its financial advisors and outside counsel, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger, the merger agreement and the transactions contemplated thereby, including, among other things, the following non-exhaustive list of material factors (not necessarily in order of relative importance):
•
Merger Consideration; Premium to the Trading Price of the Class A Common Stock. The Board considered the current and historical market prices of the class A common stock, including the market performance of the class A common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the $39.00 in cash per share of common stock to be paid to the holders of shares of common stock pursuant to the terms of the merger agreement represented:

○	a premium of 49.0% to $26.18, the closing price on June 3, 2022, the last trading day prior to TD’s initial verbal offer of $39.00 per share in cash;

○	a premium of 62.2% to $24.04, the closing price on July 1, 2022, the last trading day prior to public speculation of a potential transaction between the Company and TD; and
○
a discount of 7.1% to $41.97, the highest closing price during the 52-week period ending July 1, 2022, the last trading day prior to public speculation of a potential transaction between the Company and TD.

•
Cash Consideration; Certainty of Value and Liquidity. The Board considered the fact that the merger consideration is all cash, which will provide the Company stockholders immediate certainty of value and liquidity for their shares of common stock, enables the Company stockholders to realize value that has been created by the Company and does not expose them to any future risks related to the business or macroeconomic conditions, as compared to the Company remaining independent (especially when viewed against the potential risks and uncertainties inherent in the Company’s businesses, including risks related to an adverse macroeconomic environment and a prolonged market downturn). The Board also considered that, given the impact of macroeconomic conditions and conditions in the broader financial markets on the Company’s business and financial prospects, the Board believed that, on an unaffected basis independent of the announcement of a strategic transaction, the share price of the class A common stock was not likely to trade at or above the merger consideration in the foreseeable future.

•
No Financing Condition. The Board considered the fact that TD and Merger Sub would have sufficient cash resources to pay the amounts required to be paid under the merger agreement without obtaining third-party financing and that the merger is not subject to a financing condition.

•
Sale Process. The Board considered the fact that it regularly reviewed the Company’s performance and prospects in light of its business and developments in the financial services industry and the macroeconomic environment, including reviews of potential acquisitions, dispositions and other strategic transactions to enhance stockholder value, and that the Board, the Company’s management and representatives of the Company’s financial advisors and outside counsel had engaged in extensive discussions regarding potential strategic partnerships with other companies in the financial services industry and their financial advisors and outside counsel over an extended period of time. In particular, the process conducted by the Board, with the assistance of the Company’s financial advisors and outside counsel, involved contacting, or responding to, five potential acquirors (including TD) and their respective financial advisors, entering into mutual confidentiality agreements with, providing management presentations to, attending numerous calls and meetings with representatives of, and granting due diligence access to, three potential acquirors (including TD), receiving non-binding offers (and negotiating towards receiving binding offers) from three potential acquirors (including TD), and receiving one final binding offer from TD. The Board also considered the fact that, while the media coverage regarding the rumor that TD was exploring an acquisition of the Company resulted in the initial outreach by two of the five potential acquirors (Company B and Company C), neither of the two potential acquirors seriously pursued the opportunity to explore a potential acquisition of or other strategic partnership with the Company. The Board also considered that, while Company A and Company D had submitted non-binding indications of interest with potential consideration per share in excess of $39.00 per share of common stock, such indications of interest were preliminary, were subject to contingencies that had not been satisfied and had subsequently been withdrawn, and neither Company A nor Company D had expressed further interest in a transaction involving the Company after such withdrawals (and that Company D had not subsequently attempted to re-engage with the Company after the announcement of Company D’s quarterly earnings). For a detailed discussion of the sale process, see the section entitled “—Background of the Merger” beginning on page 30 of this proxy statement.

•
The Company’s Operating and Financial Condition and Outlook. The Board considered the Company’s operating and financial performance and outlook, including a “Low Case”, “Base Case” and “High Case” for fiscal years 2022 through 2026 prepared by management, which forecasts are described in more detail in the section entitled “—Financial Forecasts” beginning on page 60 of this proxy statement, including key assumptions underlying each scenario and, on several occasions in the weeks and months leading up to the execution of the merger agreement, the Company’s then-current results to date during the second quarter of 2022 and the near-term and long-term outlook for the Company’s businesses. The Board considered the inherent uncertainty of achieving senior management’s Financial

Forecasts, and that, as a result, the Company’s actual results in future periods will differ, and may differ materially, from those reflected in the Financial Forecasts. The Board also considered, based on then-current trends, that the “Low Case” was the most likely of the scenarios reflected in the Financial Forecasts to occur and the Independent Directors assigned probability weightings to each of the “Low Case”, “Base Case” and “High Case” as described in more detail in the section entitled “—Background of the Merger” beginning on page 30 of this proxy statement.
•
Best Strategic Alternative for Maximizing Stockholder Value. After a thorough review of strategic alternatives and discussions with management and the Company’s financial advisors and outside counsel, the Board determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, the Company and its stockholders. The Board also carefully evaluated, with the assistance of financial advisors, outside counsel and members of management, the risks and potential benefits associated with other strategic alternatives, including the possibility of the Company remaining an independent public company, and the potential for shareholder value creation associated with those alternatives and concluded that such alternatives were less favorable to the Company stockholders than the merger. As part of these evaluations, the Board considered, among other factors, that:

○
during the Board’s and the Company’s discussions with potential acquirers regarding an acquisition of all of the Company’s outstanding class A common stock, the Company also explored potential divestitures of certain of the Company’s assets; however, despite several parties expressing an interest in exploring potential transactions involving some or all of such assets, following the Bloomberg News report of a rumor that TD was exploring an acquisition of the Company, the Company was unable, as of the date of the merger agreement, to obtain binding proposals for such divestitures that were satisfactory to the Board or would be more favorable, from a financial point of view, to the Company and its stockholders than the terms of the merger agreement (and, as of the date of this proxy statement, no binding proposals have been received);

○
by early May, management noted that, given the adverse macroeconomic environment, including a broader decline in equity markets and deal-making activity and rising interest rates during the quarter, actual revenue for the fiscal year 2022 across all core businesses was expected to be lower than the “Base Case” Financial Forecasts for fiscal year 2022;

○
by mid-May, it had become apparent that the impact of macroeconomic conditions and conditions in the broader financial markets on the Company’s business and financial prospects and the trading price of the class A common stock, and the risks associated with remaining a standalone public company in such an environment, including the potential impact of a downturn on the Company’s revenue and profitability, could reach a level that may compromise the Company’s ability to compensate and retain employees;

○
by early June, management was evaluating the implementation of potential cost cutting measures in light of the then-current economic environment and its impact on the Company’s performance, and management noted that, while the macroeconomic outlook was difficult to predict, if the then-current business trends continued through the remainder of 2022, the Company’s performance would likely be below the Low Case Financial Forecasts and, absent a partnership or other strategic transaction involving the Company, that management would look to prepare implementation of cost cutting measures to counteract the impact of such trends on the Company’s performance; and

○
following extensive discussions regarding potential strategic partnerships with other companies in the financial services industry and their financial advisors and outside counsel over an extended period of time, of the five potential acquirors engaged in such discussions, only three submitted non-binding offers, only one submitted a final binding offer to acquire the Company and, ultimately, TD’s proposal was therefore the sole actionable acquisition proposal that the Board received.

For a detailed discussion of the Board’s considerations, see the section entitled “—Background of the Merger” beginning on page 30 of this proxy statement.

•
Opinion of Ardea and Related Financial Analyses. The Board considered the oral opinion of Ardea rendered to the Board on August 1, 2022, subsequently confirmed in a written opinion dated August 1, 2022 and delivered to the Board, to the effect that, as of the date of Ardea’s written opinion, and based upon, and subject to, the factors and assumptions set forth therein, the $39.00 in cash per share of class A common stock, without interest, to be paid to the holders of shares of class A common stock pursuant to the terms of the merger agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Ardea’s opinion and related financial analyses, see the section entitled “—Opinion of Ardea Partners LP” beginning on page 63 of this proxy statement.

•
Negotiation Process. The Board considered its belief that, following extensive negotiations, the Company obtained the highest price that TD is willing to pay for the Company, as evidenced by the Company’s ability to cause TD to materially increase its initial offer of $32.00 per share of common stock by over 20% between May 26, 2022 and June 5, 2022 despite a continuing decline in broader financial markets, and by attempting to cause TD to further increase its final offer of $39.00 per share of common stock by adopting a tactical negotiation posture in the final weeks of its negotiations with TD that was designed to lead TD to believe that the Board expected a valuation of at least $42.00 per share of common stock in order for the Board to be willing to approve a transaction. The Board also considered the fact that the terms of the merger were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge of and at the direction of the Board, with the assistance of experienced financial advisors and outside counsel and in the context of a competitive process, and that the Board did not authorize management to negotiate compensation arrangements until after the Board and a potential acquiror had reached an agreement on the price per share of common stock. The Board also considered that, after the Board authorized management to negotiate compensation arrangements with TD and with Company A, such negotiations were conducted in accordance with guidelines approved by the Independent Directors, the Independent Directors were regularly kept apprised of the status and substance of such negotiations and while, as a result of such negotiations, the estimated value of the compensation and retention package agreed between TD and the Executives equivalent to approximately $223 million (including approximately $129 million in retention awards, approximately $77 million in respect of Company RSUs, Company PSUs and deferred cash underlying deferred compensation awards previously granted in respect of prior years’ compensation and approximately $18 million in integration awards, and excluding annual bonuses for calendar year 2022 and approximately $22 million in severance entitlements) was higher than the estimated value of $220 million (including approximately $120 million in retention awards, and approximately $77 million in respect of Company RSUs, Company PSUs and deferred cash underlying deferred compensation awards previously granted in respect of prior years’ compensation and approximately $23 million in pro rata bonuses for calendar year 2022) implied by TD’s June 15 Proposal, such agreement represented a substantial reduction compared to the estimated value of the Executives’ existing arrangements with the Company of approximately $371 million (including approximately $229 million in severance entitlements, approximately $77 million in respect of Company RSUs, Company PSUs and deferred cash underlying deferred compensation awards previously granted in respect of prior years’ compensation and approximately $65 million in pro rata bonuses for calendar year 2022) (in each case, assuming accelerated vesting of then-outstanding Company compensation awards at a price per share of class A common stock of $39.00). For a detailed discussion of the negotiation process, see the section entitled “—Background of the Merger” beginning on page 30 of this proxy statement.

•
Timing and Regulatory Risks. The Board considered the anticipated timing of the Company’s entry into a definitive agreement and the risk that certain counterparties may attempt to recruit the Company’s key employees, particularly during the weeks after Bloomberg News reported a rumor that TD was exploring an acquisition of the Company and before the Company had entered into a definitive agreement in respect of a strategic transaction that could be disclosed to the Company’s employees. The Board also considered the anticipated timing of the consummation of the merger and concluded that, despite the number of regulatory approvals required to be obtained in connection with the merger, the merger could be completed in a reasonable timeframe. For a detailed discussion of the terms and conditions related to regulatory matters, see the section entitled “The Merger Agreement—Covenants and Agreements—Reasonable Efforts; Regulatory Matters” beginning on page 94 of this proxy statement. The Board further considered that these timing implications could reduce the period during which the Company’s business would be subject to the potential uncertainty of closing and related disruption.
•
Reputation and Expertise of TD. The Board considered the reputation and expertise of TD and its management and the substantial financial resources of TD with its AA- rating and a $1.7 trillion balance sheet, which the Board believed supported the conclusion that a transaction with TD could be completed relatively quickly and without financing risk.

•
Existing Resources. The Board also considered that, absent a partnership or other strategic transaction involving the Company, management would look to implement cost cutting measures to counteract the impact of the then-prevailing business trends on the Company’s performance and the share price of the class A common stock. The Board also took into consideration that a prolonged market downturn could require the Company to obtain additional debt and equity financing or to enter into collaborations or other strategic partnerships in the future, and that any such financing, collaboration or partnership could be dilutive to the Company’s existing stockholders, might be available only on unfavorable terms or might not be available at all.

•
Dividends. The Board also considered the fact, that during the pendency of the merger, the Company is permitted to pay regular quarterly cash dividends at a rate not in excess of $0.12 per share of common stock, to the Company stockholders.

•	No Vote of TD Shareholders. The Board considered the fact that the merger is not subject to the conditionality and execution risk of any required approval by TD’s shareholders.
•	Terms of the Merger Agreement. The Board considered the terms and conditions of the merger agreement, including:
○
that, prior to receipt of the Cowen stockholder approval, the Company may, subject to certain conditions and limitations, including the entry into a confidentiality agreement, furnish confidential or nonpublic information or data to and engage or participate in negotiations or discussions with third parties from which the Company has received a bona fide written acquisition proposal;

○
that, prior to receipt of the Cowen stockholder approval, the Board may, subject to certain conditions and limitations, including certain information and negotiation rights in favor of TD, change its recommendation that holders of the class A common stock adopt the merger agreement and approve the transactions contemplated by the merger agreement in specified circumstances (including relating to a superior proposal from a third party), subject to TD’s right to terminate the merger agreement and receive payment of the Cowen termination fee of $42,250,000 in cash;

○
that, prior to receipt of the Cowen stockholder approval, subject to certain conditions and limitations, including payment by the Company of the Cowen termination fee of $42,250,000 in cash to TD, the Company may terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal from a third party;

○
the Board’s belief, after discussion with the Company’s financial and legal advisors, that the Cowen termination fee of $42,250,000 in cash, which constitutes approximately 2.8% of the Company’s equity value in the merger, would not preclude a superior proposal from being made;

○	the TD expense reimbursement that may be owed by TD to the Company in connection with the termination of the merger agreement under certain specified circumstances;
○
the terms of the merger agreement granting the Company flexibility to make compensation decisions necessary to attract and retain key employees between signing the merger agreement and consummation of the merger, including the Company’s negotiated flexibility to grant Retention Awards and Targeted Compensation Arrangements (as described in the section entitled “— Interests of the Company’s Directors and Executive Officers in the Merger—Parent Retention Awards and Targeted Compensation Arrangements” beginning on page 74 of this proxy statement) and Parent’s commitment to maintain an annual bonus incentive plan, program or arrangement for the benefit of the Continuing Employees in the ordinary course of business consistent with past practice during the Continuation Period (as described in the section entitled “The Merger Agreement” beginning on page 83 of this proxy statement); and
○
the other terms and conditions of the merger agreement, including the representations and warranties of the parties, which the Board determined, following extensive negotiations, taken as a whole, were reasonable.

For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement” beginning on page 83 of this proxy statement.
•
Appraisal Rights. The Board considered that, as a general matter, holders of common stock who do not vote in favor of the adoption of the merger agreement and the approval of the merger and who otherwise comply with the requirements of Delaware law will be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares of capital stock of the Company. You should read the section entitled “Appraisal Rights” beginning on page 118 of this proxy statement and Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, for a more complete discussion of dissenters’ appraisal rights.

•
Specific Performance. The Board considered that the Company is entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including TD’s and Merger Sub’s obligations to consummate the merger), in addition to any other remedy to which the Company is entitled at law or in equity.

•
Opportunity for Company Stockholders to Vote. The Board considered the fact that the merger would be subject to the approval of the Company stockholders, and the Company stockholders would be free to evaluate the merger and vote for or against the merger proposal at the special meeting.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors weighing against the merger, the merger agreement and the transactions contemplated thereby, including, among other things, the following non-exhaustive list of material factors (not necessarily in order of relative importance):
•
No Participation in the Company’s Future Growth or Earnings. The Board considered that if the merger is consummated, stockholders of the Company will receive the merger consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or the combined company or benefit from any potential future appreciation in the value of the Company’s capital stock, including any value that could be achieved if the Company engages in future strategic or other transactions and/or is successful in commercializing its combination with TD’s platform.

•
Closing Conditions. The Board considered the fact that there can be no assurance that all of the conditions to the parties’ obligations to consummate the merger will be satisfied even if the merger agreement is adopted by the Company stockholders.

•
Non-Solicitation Covenant. The Board considered that the merger agreement imposes restrictions on the Company’s solicitation of acquisition proposals from third parties and requires the Company to provide TD with information and an opportunity to negotiate amendments to the merger agreement prior to the Company being able to terminate the merger agreement in order to accept a superior proposal from a third party, although the Board believes this would not preclude other potential acquirors from submitting proposals to acquire the Company.

•
Company Termination Fee. The Board considered the fact that the Company must pay TD the Cowen termination fee of $42,250,000 in cash if the merger agreement is terminated under certain circumstances, including to accept a superior proposal from a third party, and that the amount of the Cowen termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing acquisition proposals and would not likely be required to be paid unless the Company entered into an alternative acquisition agreement with respect to a superior proposal from a third party. The Board also recognized that the provisions in the merger agreement relating to these fees were insisted upon by TD as a condition to entering into the merger agreement.
•
Company Forbearances. The Board considered that the merger agreement, subject to certain exceptions, imposes restrictions on the conduct of the Company’s business prior to the effective time or earlier termination of the merger agreement, requiring the Company to use reasonable best efforts to conduct its business in the ordinary course in all material respects and to maintain and preserve substantially intact its business organization, employees and advantageous business relationships that are material to it and not to, and not permit any of its subsidiaries to, take certain actions, which may delay or prevent the Company from undertaking business opportunities that may arise pending consummation of the merger. For a detailed discussion of the terms and conditions of the Company forbearances under the merger agreement, see the section entitled “The Merger Agreement—Covenants and Agreements—Cowen Forbearances” beginning on page 91 of this proxy statement.

•	Risk Associated with Failure to Consummate the Merger. The Board considered the possibility that the merger might not be consummated, and the fact that if the merger is not consummated:
○
the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant diversion of their attention from the Company’s ongoing business operations during the pendency of the merger;

○	the Company will have incurred significant transaction costs;
○	the Company’s ability to retain and hire key personnel and its ability to maintain relationships with its customers, clients, vendors and others with whom it does business could be adversely affected;
○	the trading price of shares of the class A common stock could be materially and adversely affected; and
○	the market’s perceptions of the Company’s prospects as a standalone public company could be adversely affected.
•
Timing and Regulatory Risks. The Board considered the amount of time it could take to consummate the merger, including that the consummation of the merger depends on several factors outside of the Company’s or TD’s control and the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could divert management’s attention and have an adverse impact on the Company, including its client and other business relationships. The Board also considered the regulatory approvals that would be required to consummate the merger, the prospects for receiving such approvals and the fact that the parties would be required to use their respective reasonable best efforts to satisfy the closing conditions relating to such regulatory matters. While the Board attempted to negotiate for a “hell or high water” regulatory standard requiring TD to take or agree to all actions or restrictions necessary in order to obtain any regulatory approvals required to consummate the merger, TD was not prepared to be required to take or agree to any action or restriction that would prohibit or restrict TD from closing its pending acquisition of First Horizon Corporation, and the Board considered that under the terms of the merger agreement, (i) the parties would be required to use their reasonable best efforts to obtain the requisite regulatory approvals for the merger and (ii) TD would not be required to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the requisite regulatory approvals that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on (A) the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (B) the business, results of operations or financial condition of TD and its subsidiaries, taken as a whole (which, for this purpose, shall be deemed to be the same size as the Company and its subsidiaries, taken as a whole). For a detailed discussion of the terms and conditions related to regulatory matters, see the section entitled “The Merger Agreement—Covenants and Agreements—Reasonable Efforts; Regulatory Matters” beginning on page 94 of this proxy statement.

•
Potential Future Share Price. The possibility that, although the merger provides the Company stockholders the opportunity to realize a premium to the price at which the class A common stock traded prior to the public announcement of the merger, the price of such stock might have increased in the future to a price greater than the merger consideration.

•	Litigation Risk. The Board considered the risk of litigation in connection with the execution of the merger agreement and the consummation of the merger.
•
Tax Treatment. The Board considered that the receipt of cash by the Company stockholders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The Board believed that this was mitigated by the fact that the entire consideration payable in the merger would be cash, providing adequate cash for the payment of any taxes due.

•
Other Risks. The Board considered various other risks associated with the merger and the business of the Company, as more fully described below in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 of this proxy statement.

The Board concluded that the uncertainties, risks and other countervailing factors weighing against the merger were outweighed by the potential benefits weighing positively in favor of the merger.
In addition, the Board was aware of and considered the fact that the Company’s executive officers and certain other employees have financial interests in the merger that may be different from, or in addition to, those of the Company stockholders generally, including those interests that are a result of new employment agreements with TD to be effective as of the closing of the merger, as described more fully below in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger”.
The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board unanimously reached the conclusion to (i) approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (ii) determine that it is fair and advisable to, and in the best interests of, the Company and its stockholders to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; (iii) direct that the merger agreement be submitted to the stockholders of the Company for adoption; (iv) recommend that such stockholders vote their shares of common stock in favor of adopting the merger agreement and approving the transactions contemplated thereby (including the merger); and (v) authorize the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
This explanation of the Board’s reasons for its recommendations and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 of this proxy statement.
In addition, the Board was aware of and considered the fact that the Company’s executive officers and certain other employees have financial interests in the merger that may be different from, or in addition to, those of the Company’s stockholders generally, including those interests that are a result of new employment agreements with Parent to be effective as of the closing of the merger, as described more fully below in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement.
The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board unanimously reached the conclusion to (i) approve and declare advisable the merger agreement, the merger and the other transactions contemplated by merger agreement; (ii) determine that it is fair and advisable to, and in the best interests of, the Company and its stockholders to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; (iii) direct that the merger agreement be submitted to the stockholders of the company for adoption; (iv) recommend that such stockholders vote their shares of common stock in favor of adopting the merger agreement and approving the transactions contemplated thereby (including the merger); and (v) authorize the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the merger and the other transactions contemplated by the merger agreement. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
This explanation of the Board’s reasons for its recommendations and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 of this proxy statement.
Financial Forecasts
The Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the uncertainty and unpredictability of the underlying assumptions and estimates. However, the Company has included in this proxy statement certain financial forecasts of the Company that, to the extent described herein, were furnished to the Board, the Company’s financial advisors and certain other parties potentially interested in a transaction with the Company, in connection with the discussions concerning the proposed merger.
These Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”). A summary of this information is presented below.
The Financial Forecasts were prepared by the management of the Company on a stand-alone basis without giving effect to entry into the merger agreement or the transactions contemplated by the merger agreement (including the merger), including but not limited to: any potential synergies that may be achieved as a result of the merger, any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any changes to the Company’s strategy or operations that may be implemented after the consummation of the merger, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement with Parent had not been entered into but were instead altered, accelerated, postponed or not taken in anticipation of the merger, or any costs incurred in connection with the merger. The management of the Company did not quantify synergies that may be achieved as a result of the merger. Furthermore, the Financial Forecasts do not take into account the effect of any failure of the merger to be consummated and should not be viewed as relevant or continuing in that context. The Financial Forecasts consist of three scenarios, a “Low Case”, “Base Case” and “High Case”, based on management of the Company’s reasonable best estimates and assumptions with respect to the future financial performance of the Company on a standalone basis. Management developed the three scenarios assuming a continued weak macroeconomic environment in the “Low Case”, a quick return to a healthy macroeconomic environment in the “Base Case”, and a robust macroeconomic environment and successful growth and development of early stage business initiatives (e.g., the Company’s Cowen Digital Business) in the “High Case”. Each of these scenarios were considered by the Board and assigned a probability weighting, 55% for the Low Case, 35% for the Base Case and 10% for the High Case, for purposes of considering and evaluating strategic alternatives, including for use by Ardea in connection with the rendering of Ardea’s opinion to the Board and in performing its financial analyses, as described in the section entitled “The Merger— Opinion of Ardea Partners LP” beginning on page 63 of this proxy statement.
While the Financial Forecasts were prepared in good faith, no assurances can be made regarding future events and the estimates and assumptions underlying these financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates, and the risk and uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 of this proxy statement, all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the merger, will be beyond the control of the Surviving Corporation. The Company’s stockholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized. Actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Financial Forecasts below should not be regarded as an indication that the Company, the Board or their respective financial advisors considered, or now consider, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact, and neither they nor any underlying assumptions should be relied upon as being indicative of future results. The Financial Forecasts assume that the Company would continue to operate as a standalone company and do not reflect any impact of the merger. In light of the foregoing, and taking into account that the Company special meeting will be held months after the Financial Forecasts were prepared, as well as the uncertainties inherent in any forecasted information, readers of this proxy statement are strongly cautioned not to place unwarranted reliance on such information, and the Company urges all readers of this proxy statement to review Cowen’s most recent SEC filings for descriptions of Cowen’s reported financial results. See the section entitled “Where You Can Find Additional Information” beginning on page 122 of this proxy statement.
The Financial Forecasts include certain non-GAAP financial measures, including Unlevered Free Cash Flow, Economic Operating Income and Economic Operating Income per Share (in each case, as defined below). The management of the Company included forecasts of Unlevered Free Cash Flow, Economic Operating Income and Economic Operating Income per Share in the Financial Forecasts because the management of the Company believes that Unlevered Free Cash Flow, Economic Operating Income and Economic Operating Income per Share could be useful in evaluating the business, potential operating performance and cash flow of the Company and because similar non-GAAP financial measures are commonly used by investors to assess financial performance and operating results of ongoing business operations. The management of the Company included forecasts of Unlevered Free Cash Flow in the Financial Forecasts because the management of the Company believes Unlevered Free Cash Flow could be useful in evaluating the future cash flows generated by the Company.
Investors should also note that these non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. While the Company believes that these non-GAAP financial measures provide meaningful information to help investors understand the Company’s operational results and to analyze the Company’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. Investors should also note that these non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures may be calculated differently from, and will not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies in the Company’s industry, or any similarly titled measures used by such companies.
Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not in isolation of GAAP or as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. All of the financial forecasts summarized in this section were prepared by the Company’s management. Neither KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm nor any other person has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither KPMG nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The KPMG reports incorporated by reference in this proxy statement relate to the historical financial information of the Company. Those reports do not extend to the Financial Forecasts and should not be read to do so.
The Financial Forecasts were relied upon by Ardea for its financial analysis in connection with the preparation of its opinion and by the Board for its consideration of the merger. Financial measures provided to a financial advisor in connection with a business combination transaction are not subject to SEC rules regarding disclosures of non-GAAP financial measures, and reconciliations of non-GAAP financial measures were not provided to, nor relied upon by, Ardea or by the Board. In addition, none of the other potentially interested parties that received the Financial Forecasts were provided with any such reconciliation. Accordingly, we have not provided a reconciliation of the financial measures in this proxy statement.
By including in this proxy statement the Financial Forecasts below, none of the Company or any of its representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied upon as such, and the Financial Forecasts may differ in important respects from the guidance, which are presented as a range and which the Company’s management prepared based on a different set of assumptions. The inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Financial Forecasts summarized in this section reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any changes since such Financial Forecasts were prepared. Neither the Company nor, after consummation of the merger, the Surviving Corporation, undertakes any obligation, except as required by law, to update or otherwise revise or reconcile the Financial Forecasts to reflect circumstances existing since their preparation, changes in general economic or industry conditions or the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.
The following table sets forth a summary of the financial projections made available to the Board, the Company’s financial advisors and certain parties potentially interested in a transaction with the Company (the “Financial Forecasts”); the summary of the Financial Forecasts is not included in this proxy statement to induce any Cowen stockholder to vote in favor of the approval of the merger proposal or any other proposals to be voted on at the special meeting:
$mm	Low Case
Period(1)	2022E excl. 1QA	2022E	2023E	2024E	2025E	2026E
Gross Revenue	$1,047	$1,378	$1,403	$1,424	$1,467	$1,515
Unlevered Free Cash Flow(2)	$382	N/A	$149	$200	$144	$165
Economic Operating Income(3)	N/A	$96	$114	$109	$113	$117
Economic Operating Income per Share(4)	N/A	$3.03	$3.57	$3.51	$3.62	$3.75
$mm	Base Case
Period(1)	2022E excl. 1QA	2022E	2023E	2024E	2025E	2026E
Gross Revenue	$1,220	$1,550	$1,868	$1,855	$1,945	$2,073
Unlevered Free Cash Flow(2)	$477	N/A	$350	$305	$281	$333
Economic Operating Income(3)	N/A	$172	$260	$246	$264	$294
Economic Operating Income per Share(4)	N/A	$5.43	$8.17	$7.88	$8.45	$9.41
$mm	High Case
Period(1)	2022E excl. 1QA	2022E	2023E	2024E	2025E	2026E
Gross Revenue	$1,354	$1,684	$2,056	$2,216	$2,404	$2,669
Unlevered Free Cash Flow(2)	$533	N/A	$395	$432	$406	$496
Economic Operating Income(3)	N/A	$218	$307	$345	$392	$462
Economic Operating Income per Share(4)	N/A	$6.85	$9.66	$11.03	$12.52	$14.77
(1)	“2022E excl. 1QA” represents the nine-month period beginning on April 1, 2022 and ending on December 31, 2022 and “2022E”, “2023E”,

“2024E”, “2025E” and “2026E” represent the fiscal years ending December 31, 2022, 2023, 2024, 2025 and 2026, respectively. Unlevered Free Cash Flow for 2022E excl. 1QA excludes Unlevered Free Cash Flow for the three-month period beginning on January 1, 2023 and ending on March 31, 2022, which three-month period includes all bonus payments in respect of the fiscal year ending December 31, 2021.
(2)
“Unlevered Free Cash Flow” is defined as pre-interest expense and post-tax economic operating income to Cowen less capital expenditures, less acquisition & earnout payments, less investments, plus after-tax proceeds from sales of investments, plus income from after-tax swap realization, plus after-tax stock-based compensation expense (for awards granted prior to March 31,2022), less increases in net working capital.

(3)
“Economic Operating Income” is defined as a post-tax measure which (i) excludes the impact of depreciation & amortization expense; (ii) includes management reclassifications which the Company believes provide additional insight on the performance of the Company’s core businesses and divisions; (iii) eliminates the impact of consolidation for consolidated funds; (iv) excludes goodwill and intangible impairment; (v) excludes certain other transaction-related adjustments and/or reorganization expenses; and (vi) excludes certain costs associated with debt.

(4)	“Economic Operating Income per Share” is defined as economic operating income divided by weighted average diluted shares outstanding.
Opinion of Ardea Partners LP
Pursuant to an engagement letter between the Company and Ardea dated June 28, 2022, the Company retained Ardea as its financial advisor in connection with the transactions contemplated by the merger agreement.
At a meeting of the Board held on August 1, 2022, representatives of Ardea rendered to the Board Ardea’s oral opinion, subsequently confirmed in a written opinion dated August 1, 2022 and delivered to the Board, to the effect that, as of the date of Ardea’s written opinion, and based upon, and subject to, the factors and assumptions set forth therein, the $39.00 in cash per share of class A common stock, without interest, to be paid to the holders of shares of class A common stock pursuant to the terms of the merger agreement was fair, from a financial point of view, to such holders.
The full text of Ardea’s written opinion, dated August 1, 2022, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The summary of the Ardea opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Ardea’s written opinion. Cowen stockholders are urged to, and should, read the Ardea opinion carefully and in its entirety. Ardea provided its advisory services and opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement. Ardea’s opinion does not constitute a recommendation as to how any holders of class A common stock should vote with respect to the transaction contemplated by the merger agreement or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Ardea reviewed, among other things:
•	the merger agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2021;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for the Company; and
•
certain internal financial forecast scenarios for the Company (the Financial Forecasts, which were prepared by the management of the Company and assigned a probability weighting (the “Weightings”) for each of the scenarios by the Board, as discussed in the section entitled “The Merger — Financial Forecasts” beginning on page 60 of this proxy statement, as approved for Ardea’s use by the Board.

Representatives of Ardea have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the class A common stock; compared certain financial information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the investment banking industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Ardea deemed appropriate.

For purposes of providing its advisory services and rendering the opinion described above, Ardea, with the Board’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Ardea, without assuming any responsibility for independent verification thereof. In addition, Ardea assumed with the Board’s consent that the Financial Forecasts and the Weightings were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of the Company and the Board. Ardea did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and Ardea was not furnished with any such evaluation or appraisal. Ardea assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on the Company or on the expected benefits of such transactions in any way meaningful to Ardea’s analysis. Ardea also assumed that the transactions contemplated by the merger agreement will be consummated on the terms set forth therein, without the waiver or modification of any term or condition therein, the effect of which would be in any way meaningful to Ardea’s analysis.
Ardea’s opinion does not address the underlying business decision of the Company to engage in the transactions contemplated by the merger agreement, the relative merits of such transactions as compared to any strategic alternatives that may be available to the Company, or any legal, regulatory, tax or accounting matters. Ardea’s opinion addresses only the fairness from a financial point of view to the holders of shares of class A common stock, as of the date of the opinion, of the $39.00 in cash per share of class A common stock to be paid to such holders pursuant to the terms of the merger agreement. Ardea did not express any view on, and Ardea’s opinion does not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with such transactions, including, the fairness of the transactions contemplated by the merger agreement to, or any other consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company. In addition, Ardea did not express an opinion, whether relative to the $39.00 in cash per share of class A common stock to be paid to such holders pursuant to the terms of the merger agreement or otherwise, on either the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, officers, directors or employees of the Company, or other constituencies of the Company or the fairness to any person (including the holders of shares of class A common stock) of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any class of such persons in connection with the transactions contemplated by the merger agreement. Ardea did not express any opinion as to the prices at which any securities of the Company will trade at any time or as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Ardea’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Ardea as of, the date of its opinion and Ardea assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Ardea’s advisory services and the opinion expressed in its opinion were provided solely for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement and such opinion does not constitute a recommendation as to how any person should act or vote with respect to such transactions or any other matter. Ardea’s opinion was approved by the Fairness Committee of Ardea.
Summary of Financial Analyses
The following is a summary of the material financial analyses presented by Ardea to the Board in connection with rendering to the Board the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Ardea, nor does the order of analyses described represent relative importance or weight given to those analyses by Ardea.
Parts of the below summary include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Ardea’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 29, 2022, and is not necessarily indicative of current market conditions.

Implied Acquisition Premia and Multiples
Implied Acquisition Premia. Ardea calculated that the $39.00 in cash per share of class A common stock to be paid to the holders of shares of class A common stock pursuant to the terms of the merger agreement represented:
•	a premium of 49.0% to the closing price on June 3, 2022, the last trading day prior to TD’s initial verbal offer of $39.00 per share in cash;
•	a premium of 62.2% to $24.04, the closing price as of July 1, 2022, the last closing price prior to public speculation of a potential transaction between the Company and TD; and
•	a discount of 7.1% to the highest closing price during the 52-week period ending July 1, 2022, the last closing price prior to public speculation of a potential transaction between the Company and TD.
Implied Multiples. Ardea calculated the $39.00 in cash per share of class A common stock to be paid to the holders of shares of class A common stock pursuant to the terms of the merger agreement as a multiple of:
•	the estimated weighted management economic operating income per diluted share (or EOI/Share) for the Company for 2022 and 2023 based on the Financial Forecasts and Weightings;
•	the consensus median 2022 EOI/Share and 2023 EOI/Share estimates for the Company published by FactSet as of July 29, 2022; and
•	the book value per basic share (or P/BV), as of March 31, 2022, as stated in the Company’s earnings release of April 29, 2022;
The results of these analyses are summarized as follows:
Implied Multiples to:
2022E Weighted Management EOI/Share	9.2x
2022E Consensus Median EOI/Share from FactSet	10.1x
2023E Weighted Management EOI/Share	6.7x
2023E Consensus Median EOI/Share from FactSet	6.5x
Book Value per share	1.0x
Valuation Analyses
1. Illustrative Discounted Cash Flow Analysis
Ardea performed an illustrative discounted cash flow analysis on the Company using the Financial Forecasts and the Weightings. Using the mid-year convention for discounting and illustrative discount rates ranging from 10.5% to 11.5%, which reflect estimates of the Company’s weighted average cost of capital on a standalone basis derived by application of the Capital Asset Pricing Model (or CAPM), Ardea discounted to present value as of March 31, 2022 (i) estimates of unlevered free cash flows for the Company for the nine months ending December 31, 2022 and the years 2023 through 2026 for each of the cases in the Financial Forecasts and (ii) illustrative terminal values for the Company as of December 31, 2026 derived by applying illustrative terminal multiples, ranging from 4.0x to 6.0x to 2026 estimated unlevered economic operating income for each of the cases in the Financial Forecasts. For each of the cases in the Financial Forecasts, Ardea derived a range of illustrative enterprise values for the Company by adding the range of present values it derived as described above for the period from March 31, 2022 through December 31, 2026 to the range of present values of the illustrative terminal values it derived as described above for such case. Ardea then subtracted from the range of illustrative enterprise values it derived for the Company the amount of net debt of the Company as of March 31, 2022, as provided by management of the Company and approved for Ardea’s use by the management of the Company, to calculate a range of illustrative implied equity values of the Company as of March 31, 2022. Ardea then divided the range of illustrative implied equity values by the total number of shares of class A common stock outstanding on a fully diluted basis as of March 31, 2022, as provided by management of the Company, for each case in the Financial Forecasts (reflecting the preferred stock as debt in the Low Case Financial Forecast in cases where the face value of the security would exceed the as-converted value, inclusive of any “make-whole”, and in all other cases on an as-converted basis, inclusive of any “make-whole”) to calculate an illustrative range of implied per-share equity values for each case. Ardea then applied the Weightings to such illustrative ranges of per-share equity values to derive an illustrative range of implied weighted per-share equity values based on the Financial Forecasts and the Weightings, which analysis resulted in an illustrative range of present values per share of class A common stock of $34 to $44 (all values rounded to the nearest dollar).
2. Illustrative Present Value of Future Stock Price and Dividends Analysis
Ardea performed an analysis to derive an illustrative range of implied present values per share of class A common stock on a standalone basis, based on implied future values calculated by Ardea for shares of class A common stock using the Financial Forecasts and Weightings.
Ardea calculated an illustrative range of implied present values per share of class A common stock as of March 31, 2022 based on hypothetical future stock prices for shares of class A common stock as of the end of each of the years 2022 through 2025 and expected cumulative dividends based on the Financial Forecasts and Weightings. For purposes of this analysis, Ardea derived hypothetical future stock prices for class A common stock by applying multiples ranging from 4.0x to 6.0x to the Company’s weighted 1-year forward projected EOI/Share as of each of December 31, 2022, 2023, 2024 and 2025, respectively. Ardea then discounted to present value these future stock prices and, using the mid-year discounting convention, the estimated dividends to be paid per share of class A common stock through the end of the applicable year to March 31, 2022, using a discount rate of 12.1%, reflecting an estimate of the Company’s cost of equity derived by application of the CAPM. This analysis resulted in a range of illustrative implied present values per share of class A common stock of $19 to $32 (all values rounded to the nearest dollar).
3. Selected Precedent Transactions Analysis
Ardea analyzed certain publicly available information relating to the selected acquisition transactions listed below since 2012 with a value greater than $100.00 million involving target companies in the investment banking industry that had product offerings that were similar to the product offerings of the Company.
While none of the companies that participated in the selected transactions is directly comparable to the Company and none of the selected transactions are directly comparable to the proposed merger, the selected transactions are transactions that, in Ardea’s professional judgment and experience, involved target companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.
For each of the selected transactions, Ardea calculated and compared the announced transaction value as (i) a multiple of the target company’s forward earnings, which we refer to as FY 1 P/E and (ii) a multiple of the target company’s P/BV for the last quarterly period prior to the announcement date of the transaction. For each of the selected transactions (except for the acquisition of KBW, Inc.), forward earnings represents the FactSet estimate for the target’s diluted earnings per share (or EPS) for the first fiscal year ended following announcement of the applicable transaction. For the acquisition of KBW, Inc., forward earnings represents the target’s four quarter period EPS beginning with the first quarter reported after the announcement of the applicable transaction.
The following table presents the results of this analysis:
Announced	Acquiror	Target	Transaction Value	FY1 P/E	P/BV
November 5, 2012	Stifel Financial Corp.	KBW, Inc.	$0.6bn	11.1x	1.4x

November 12, 2012	Leucadia National Corporation	Jefferies Group, Inc.	$3.8bn	14.3x	1.0x

July 9, 2019	Piper Jaffray Companies	Sandler O’Neil + Partners, L.P.	$0.5bn	N/A	N/A

September 8, 2021	Citizens Financial Group, Inc.	JMP Group LLC	$0.1bn	9.0x	2.1x
Based on the results of the foregoing calculations and Ardea's analysis of the various transactions and its professional judgment, Ardea applied a reference range of FY1 P/E multiples of 9.0x to 14.3x to the estimated 2022 EOI/Share of the Company, based on the Financial Forecasts and Weightings. This analysis resulted in an illustrative range of implied values of $38 to $61 per share of class A common stock (all values rounded to the nearest dollar). Ardea also applied a reference range of P/BV multiples of 1.0x to 2.1x to the book value per share as reported by the Company as of March 31, 2022. This analysis resulted in an illustrative range of implied values of $37 to $79 per share of class A common stock (all values rounded to the nearest dollar).
4. Historical Premia Analysis
Ardea reviewed and analyzed, using publicly available data obtained from FactSet, the premia paid in all-cash acquisitions of publicly traded companies in the U.S. in the financial services industry (excluding real estate investment trusts), listed on the NASDAQ or New York Stock Exchange, with transaction values greater than or equal to $500.00 million announced between January 1, 2012 and July 29, 2022. Ardea calculated the median, average and 90th percentile of the values of premia of the price paid per share relative to the target company’s last undisturbed closing price prior to the announcement of the relevant transaction.
The following table represents the results of this analysis:
Metric	Premium
Median	27.1%
Average	34.1%
90th Percentile	58.3%
Ardea, based on its review of the foregoing data and its professional judgment and experience, applied a selected range of premia from 27.1% to 58.3% to the closing price of class A common stock on July 1, 2022, of $24.04 to derive a range of implied values per share of class A common stock of $31 to $38 (all values rounded to the nearest dollar).
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Ardea’s opinion. In arriving at its fairness determination, Ardea considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Ardea made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the transactions contemplated by the merger agreement.
Ardea prepared these analyses for purposes of Ardea providing its opinion to the Board that, as of the date of its opinion and based upon, and subject to, the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Ardea, the $39.00 in cash per share of class A common stock to be paid to the holders of shares of class A common stock pursuant to the terms of the merger agreement was fair, from a financial point of view, to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Ardea or any other person assumes responsibility if future results are materially different from those forecasted.
The transaction consideration was determined through arm’s-length negotiations between the Company and TD and was approved by the Board. Ardea provided advice to the Company during these negotiations. Ardea did not, however, recommend any specific amount or type of consideration to the Company or the Board or that any specific amount or type of consideration constituted the only appropriate consideration for the transactions contemplated by the merger agreement.
As described above, Ardea’s opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement and the transactions contemplated thereby. The foregoing summary does not purport to be a complete description of the analyses performed by Ardea in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Ardea attached as Annex B to this proxy statement.

Ardea is engaged in merger and acquisition advisory services, investment banking, underwriting services, private placements of securities and other financial and non-financial activities and services for various persons and entities. Ardea and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interest or with which they co-invest, may at any time, directly or indirectly, purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, TD, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transactions contemplated by the merger agreement. Ardea acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. During the two-year period ended August 1, 2022, Ardea has not been engaged by the Company and/or TD and/or their respective affiliates to provide financial advisory, underwriting and/or other financial and non-financial services for which Ardea has recognized compensation. Ardea may in the future provide financial advisory, underwriting and/or other financial and non-financial services to the Company, TD and their respective affiliates for which Ardea may receive compensation.
The Board selected Ardea as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to an engagement letter between the Company and Ardea dated June 28, 2022, the Company retained Ardea as its financial advisor in connection with the transactions contemplated by the merger agreement. In connection with the transaction, Ardea will receive financial advisory fees from the Company estimated, based on the information available as of the date of the announcement, to be approximately $22.9 million, $2 million of which became payable upon the announcement of the merger and the remainder of which is payable contingent upon the completion of the transactions contemplated by the merger agreement. Further, the Company has agreed to reimburse Ardea for certain of its expenses, including reasonable attorney’s fees and disbursements and to indemnify Ardea and related persons against various liabilities, including certain liabilities under federal securities laws.
Certain Effects of the Merger
If the Cowen stockholder approval is obtained, the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived and the merger is consummated, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a direct, wholly owned indirect subsidiary of Parent.
At the effective time, each share of common stock issued and outstanding immediately prior to the effective time (except for (i) shares of common stock owned by the Company or Parent (in each case, other than shares of common stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, or (B) held, directly or indirectly, in respect of a debt previously contracted) and (ii) any shares of common stock with respect to which dissenters’ rights have been exercised) will be automatically canceled and converted into the right to the merger consideration. Following the merger, all of the common stock will be beneficially owned by Parent, and none of the current holders of common stock will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company or the Surviving Corporation (except to the extent such holder also holds shares of preferred stock), which will remain issued and outstanding following the effective time of the merger as shares of preferred stock of the Surviving Corporation, with the exception of preferred dissenting shares (as defined below)).
As a result, the current holders of common stock will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of the Company. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.
At the effective time of the merger, each share of preferred stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding immediately following the effective time of the merger, with the exception of preferred dissenting shares. After the effective time of the merger, the holders of preferred stock of the Surviving Corporation will be entitled to (i) convert their shares to class A common stock, at the conversion rate of 39.2214x, or (ii) convert their shares into the right to receive an amount in cash equal to the liquidation preference of $1,000 per share, plus an amount equal to all accumulated and unpaid dividends (whether or not authorized or declared) to, but excluding, the date of payment.

See the section entitled “The Merger Agreement—Merger Consideration” beginning on page 84 of this proxy statement.
For information regarding the effects of the merger on the Company’s outstanding equity awards, see the sections entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Treatment of Compensation Awards” beginning on page 69 and 84, respectively, of this proxy statement.
Shares of class A common stock are currently registered under the Exchange Act and listed on the Nasdaq Global Select Market under the trading symbol “COWN”. Following the consummation of the merger, shares of class A common stock will no longer be traded on the Nasdaq Global Select Market or any other public market. In addition, the registration of class A common stock under the Exchange Act is expected to be terminated, and, upon such termination, the Company will no longer be required to file periodic and other reports with the SEC with respect to the class A common stock.
Effects on the Company if the Merger Is Not Consummated
In the event that the Cowen stockholder approval is not obtained or if the merger is not consummated for any other reason, Cowen stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company, the class A common stock will continue to be listed and traded on the Nasdaq Global Select Market, the class A common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the common stock.
If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your common stock, including the risk that the market price of common stock may decline to the extent that the current market price of the common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement.
Under certain circumstances, Cowen will be required to pay TD a termination fee equal to $42,250,000.00 in cash and, under certain other circumstances, TD will be required to pay Cowen an expense reimbursement including (i) $10,000,000 for fees and expenses of third party advisors and other transaction costs, (ii) the aggregate face amount of employee retention awards which have been allocated and communicated to employees of Cowen (subject to certain limitations and requirements) and (iii) the designated capped amount for the premium of an insurance policy that may, at the request of TD, be bound by Cowen pursuant to the merger agreement. For more information, see the sections entitled “The Merger Agreement—Termination Fee” and “The Merger Agreement—Expense Reimbursement” beginning on pages 109 and 110, respectively, of this proxy statement.
Financing of the Merger
The consummation of the merger is not conditioned on Parent’s receipt of any financing. Parent and Merger Sub have represented to the Company in the merger agreement that they have sufficient funds or access thereto, and Parent will at the closing have immediately available funds in cash, to pay when due all amounts payable by it under the merger agreement and to fulfill its obligations under the merger agreement. Parent has acknowledged that the obligations of Parent under the merger agreement are not contingent upon or subject to any conditions regarding Parent’s, its affiliates’, or any other person’s ability to obtain financing or otherwise to raise capital for the consummation of the transactions contemplated by the merger agreement, including the payment of the merger consideration.
Interests of the Company’s Directors and Executive Officers in the Merger
The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to adopt the merger agreement and approve the transactions contemplated thereby (including the merger) and recommend that the Company’s stockholders approve the merger proposal.
Jeffrey Solomon (Chief Executive Officer), John Holmes (Chief Operating Officer), Stephen Lasota (Chief Financial Officer) and Owen Littman (General Counsel and Secretary) are the named executive officers of the Company and the sole executive officers of the Company, and for purposes of the discussion below, are collectively referred to as the “named executive officers” or “executive officers”. In addition, while Dan Charney (Managing Director and Co-President, Cowen and Company) and Larry Wieseneck (Managing Director and Co-President, Cowen and Company) are not executive officers of the Company, they have been included for purposes of certain discussions below and are, collectively with the named executive officers, referred to as the “Executives”.
Treatment of Compensation Awards for Directors and Executives
For information regarding beneficial ownership of shares of common stock, which generally excludes the Company compensation awards described below, held by each of the Company’s directors and executive officers and all of such directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management”, beginning on page 113 of this proxy statement. Each of the Company’s directors and executive officers will be entitled to receive, for each share of common stock he or she holds, the same per share merger consideration in cash in the same manner as other Company stockholders.
Pursuant to the terms of the Executive Employment Agreements (as defined below), all outstanding Company compensation awards granted under the Equity Plans held by the Executives immediately prior to the effective time will be treated the same way as described in the section entitled “The Merger Agreement—Treatment of Compensation Awards,” beginning on page 84 of this proxy statement except as follows:
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Company RSUs: For each Executive except Messrs. Charney and Littman, each outstanding Company RSU as of immediately prior to the effective time that was granted in 2019 will be assumed by Parent, except that such Company RSU will be in respect of a number of Parent common shares that is equal to (i) the number of shares of class A common stock underlying such Company RSU, multiplied by (ii) the Exchange Ratio. Following the effective time, such Company RSU (A) will vest in equal installments on each of the first, second, and third anniversaries of the effective time, subject to continued employment, and (B) will otherwise be subject to the same terms and conditions applicable to such Company RSU immediately prior to the effective time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Equity Plan or applicable award agreement or the employment agreement with the Company). For Messrs. Charney and Littman, all outstanding and unvested Company RSUs as of immediately prior to the effective time will be subject to this treatment regardless of grant year.

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Company DCAs: For each Executive except Messrs. Charney and Littman, each outstanding Company DCA as of immediately prior to the effective time that was granted in 2019 will be assumed by Parent. Such Company DCA (i) will vest in equal installments on each of the first, second, and third anniversaries of the effective time and (ii) will otherwise be subject to the same terms and conditions applicable to such Company DCA (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Equity Plan or applicable award agreement or the employment agreement with the Company). For Messrs. Charney and Littman, all outstanding and unvested Company DCAs as of immediately prior to the effective time will be subject to this treatment regardless of grant year.

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Company PSUs: Each Company PSU for which, as of immediately prior to the effective time, the applicable performance period is not complete will be assumed by Parent, except that such Company PSU will be in respect of a number of Parent common shares that is equal to the number of shares of class A common stock underlying such Company PSU, assuming achievement of applicable performance goals at target level, multiplied by the Exchange Ratio. Following the effective time, each such Company PSU (i) will no longer be subject to performance-based vesting conditions, (ii) will vest in equal installments on each of the first, second, and third anniversaries of the effective time, (iii) will vest and be settled in full upon a termination without “cause”, for “good reason” or due to death or “disability” (as such terms are defined in the Executive Employment Agreements), subject to the Executive’s (or the Executive’s estate’s or executor’s) valid release of claims in substantially the form attached to the Executive Employment Agreement, and (iv) will otherwise be subject to the same terms and conditions applicable to such Company PSU immediately prior to the effective time. Notwithstanding the foregoing, if the effective time occurs in 2022, then with respect to any Company PSU for which the applicable performance period ends on or before December 31, 2022 held by the Executives, (A) the number of Parent common shares underlying such Company PSU shall be determined based on actual achievement of applicable performance goals as reasonably determined by the compensation committee of the Company’s Board prior to closing in accordance with the terms of the applicable award agreement, (B) such Company PSU will vest and be settled on the originally scheduled vesting and settlement date, and (C) such Company PSU will otherwise be subject to the same terms and conditions applicable to such Company PSU immediately prior to the effective time.
The following table sets forth the value of the outstanding Company compensation awards that will already be held by each of the executive officers as of January 31, 2023 pursuant to prior year deferred compensation arrangements and previously awarded Company PSUs and the cash amounts that may be payable (on a pre-tax basis) in respect thereof in connection with the merger. The values in the table below have been determined assuming that (i) all Company RSUs and Company PSUs are valued based on the merger consideration of $39.00 per share, (ii) all Company PSUs vest assuming target level of performance, (iii) the merger closes on January 31, 2023, which is the assumed closing date only for purposes of this compensation-related disclosure, (iv) each executive officer’s employment is terminated by the Surviving Corporation without “cause” immediately following the closing and (v) each executive officer does not receive any additional grants of Company compensation awards or forfeit any Company compensation awards prior to January 31, 2023.
Outstanding Compensation Awards ($)(In Thousands)
Name(1)	Company RSUs	Company PSUs	Company DCAs	Total
Executive Officers
Jeffrey Solomon	11,363	6,493	8,302	26,158
John Holmes	993	1,498	731	3,222
Stephen Lasota	893	1,416	664	2,973
Owen Littman	914	1,416	676	3,006
(1)	All Company equity awards held by non-employee directors are fully vested at grant and therefore, no value has been included for these purposes.
New Executive Employment Agreements with Parent; Elimination/Reduction of Certain Current Compensation and Benefits
In order to promote and facilitate the signing of the merger agreement, each Executive entered into an employment agreement with Parent (each, an “Executive Employment Agreement” and collectively, the “Executive Employment Agreements”) which materially eliminated, reduced or deferred each Executive’s current compensation entitlements. Such material eliminations, reductions or deferrals include, but are not limited to, the waiver of certain enhanced change in control severance protections; the deferral of payment of certain Company compensation awards as described above, which will result in further deferral of payment as compared to other holders of the same award; waiver of certain retirement clauses until the third anniversary of the effective time for certain Executives, which eliminates current entitlements for vesting acceleration of certain compensation awards; and the waiver of future multipliers with respect to Company PSUs awarded in 2020 that may have occurred as a result of future performance. The Executive Employment Agreements will provide for the material terms described below and are contingent upon, and effective as of, the closing of the merger and will supersede the Executives’ existing employment agreements with the Company.
Titles
The Executives will have the following titles: Mr. Solomon - President, TD Cowen, Executive Vice President, TD Bank Group, and Vice Chair, TD Securities; Mr. Charney - Co-Head, Global Markets, TD Securities and Vice Chair, TD Cowen; Mr. Wieseneck - Co-Head, Global Investment Banking, TD Securities and Vice Chair, TD Cowen; Mr. Holmes - Chief Operating Officer, TD Cowen and Vice President, TD Bank Group; Mr. Lasota - Chief Financial Officer, TD Cowen and Vice President, TD Bank Group; and Mr. Littman - General Counsel, TD Cowen and Vice President, TD Bank Group.

Base Salary
The Executive Employment Agreements provide for the following base salaries: $1,000,000 for Mr. Solomon, $750,000 for each of Messrs. Charney and Wieseneck, and $725,000 for each of Messrs. Holmes, Lasota and Littman.
New Annual Variable Compensation
Each Executive will be eligible for annual variable compensation in the form of cash-based and equity-based awards, with certain minimum amounts for the 2023 fiscal year. For the 2023 fiscal year, the Executives are entitled upon completion of employment for such fiscal year to certain minimum amounts (pro-rated if applicable) as it relates to their annual variable compensation as follows: $9,000,000 for Mr. Solomon, $7,750,000 for each of Messrs. Charney and Wieseneck, $2,275,000 for Mr. Holmes, and $1,775,000 for each of Messrs. Lasota and Littman. For Messrs. Solomon, Charney and Wieseneck, these amounts are not guaranteed. For the 2024 fiscal year, the Executives are entitled to target annual variable compensation amounts as set forth in their Executive Employment Agreements. For the 2025 fiscal year and beyond, the Executive Employment Agreements with Messrs. Solomon, Charney and Wieseneck provide that their target annual variable compensation amounts will be determined consistent with TD Securities’ practices for similarly situated senior executives of TD Bank Group, while the Executive Employment Agreements with Messrs. Holmes, Lasota and Littman are silent.
The cash-based portion of the annual variable compensation are paid annually in January following the attributable fiscal year and generally require continued employment through the payment date. A certain percentage of the target annual variable compensation (or minimum amount for the 2023 fiscal year) will be subject to deferral, which, for the first three fiscal years of employment under the Executive Employment Agreements, will be 60% for Mr. Solomon, 50% for Messrs. Charney and Wieseneck, and 45% for Messrs. Holmes, Lasota, and Littman, subject to the applicable TD Bank policy then in effect for the Executive’s then-applicable position. For Mr. Solomon, the equity portion of his annual variable compensation will be made in the form of Parent performance share units (“Parent PSUs”) and stock options. The Parent PSUs will cliff vest on the third anniversary of the award date, subject to performance, and the stock options will cliff vest after four years, subject to continued employment. For Messrs. Charney and Wieseneck, the equity portion of their annual variable compensation will be made in the form of Parent restricted stock units (“Parent RSUs”) that will vest on each of the first, second and third anniversaries of the award date, subject to continued employment. For Messrs. Holmes, Lasota, and Littman, the equity portion of their annual variable compensation will be made in the form of Parent RSUs that cliff vest on the third anniversary following the award date, subject to continued employment.
Retention Bonus
Each Executive will be paid a one-time cash retention bonus on the closing of the merger (the “Closing Retention Bonus”), subject to clawback if the Executive’s employment is terminated for “cause”, the Executive resigns without “good reason” (as such terms are defined in the Executive Employment Agreements), or Parent discovers that grounds existed for termination for “cause” at any time between the execution of the merger agreement and closing, in each case, within one year following closing. The amount of each Closing Retention Bonus is as follows: $12,667,000 for Mr. Solomon, $10,500,000 for each of Messrs. Charney and Wieseneck, $3,333,000 for Mr. Holmes and $3,000,000 for each of Messrs. Lasota and Littman.
In addition, each Executive will be granted a one-time deferred cash retention award (the “Deferred Retention Bonus,” and together with the Closing Retention Bonus, the “Retention Bonus”) that will vest ratably in equal one-third (1/3) installments on each of the first, second, and third anniversaries of closing, subject to the Executive’s continued employment through each applicable vesting date. The amount of each Deferred Retention Bonus is as follows: $25,333,000 for Mr. Solomon, $21,000,000 for each of Messrs. Charney and Wieseneck, $6,667,000 for Mr. Holmes, and $6,000,000 for each of Messrs. Lasota and Littman. If the Executive’s employment is terminated (i) without “cause” or due to “disability” or the Executive resigns for “good reason” (as such terms are defined in each Executive Employment Agreement), any unvested portion of the Deferred Retention Bonus will be paid on the original vesting dates, and (ii) due to death, any unvested portion of the Deferred Retention Bonus will be paid within 60 days following such termination, in each case, subject to the execution and nonrevocation of a general release of claims. If the Executive’s employment is terminated for any other reason, any unvested portion of the Deferred Retention Bonus will be forfeited.

Integration Bonus
Each of Messrs. Solomon, Charney and Wieseneck will be granted a one-time deferred cash integration award (the “Integration Bonus”), which will cliff vest on the third anniversary of the closing of the merger, subject to continued employment. Mr. Solomon will receive an Integration Bonus of $7,500,000 and each of Messrs. Charney and Wieseneck will receive an Integration Bonus of $5,000,000. If the Executive’s employment is terminated (i) without “cause” or due to “disability,” or the Executive resigns for “good reason,” any unvested portion of the Integration Bonus will be paid on the original vesting date, and (ii) due to death, any unvested portion of the Integration Bonus will be paid within 60 days following such termination, in each case, subject to the execution and nonrevocation of a general release of claims. If the Executive’s employment is terminated for any other reason, any unvested portion of the Integration Bonus will be forfeited.
Severance Benefits
Pursuant to the Executive Employment Agreements, each Executive is generally entitled to severance benefits under Parent’s severance terms and conditions (the “Parent Severance Policy”) applicable to similarly situated employees without regard to the length of service such Executive provided to the Company prior to the effective time. In addition, the Executive Employment Agreements provide that, subject to the execution and non-revocation of a general release of claims and the Executive’s continued compliance with applicable restrictive covenants, the Executives are entitled to the following severance benefits:
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if the Executive’s employment is terminated without “cause” or the Executive resigns for “good reason” (or due to death for Messrs. Solomon, Charney and Wieseneck) solely during the 2023 fiscal year (or following fiscal 2023 but prior to payment of applicable amounts, in which case the Executive will be eligible to receive the payment described in the paragraph immediately below but no portion of the payment described in the paragraph regarding fiscal 2024 or 2025), then:

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for Messrs. Solomon, Charney and Wieseneck, each Executive is entitled to receive a lump-sum amount (payable on the 60th day following such termination) equal to (i) the greater of (x) 50% of the sum of (A) minimum amount of the annual variable compensation for the 2023 fiscal year, plus (B) base salary for the 2023 fiscal year and (y) a pro-rata portion of the sum of (A) plus (B), less (ii) any amount of base salary paid to the Executive during the 2023 fiscal year, less (iii) any amount of cash severance paid (or scheduled to be paid) to the Executive under the Parent Severance Policy.

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for Messrs. Holmes, Lasota and Littman, each Executive is entitled to receive a lump-sum amount (payable on the 60th day following such termination) equal to the (i) (A) minimum amount of the annual variable compensation for the 2023 fiscal year, plus (B) base salary for the 2023 fiscal year, less (ii) any amount of base salary paid to the Executive during the 2023 fiscal year, less (iii) any amount of cash severance paid (or scheduled to be paid) to the Executive under the Parent Severance Policy.

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if the Executive’s employment is terminated without “cause” or the Executive resigns for “good reason” solely during the 2024 or 2025 fiscal year (or following fiscal year 2024 or 2025, as applicable, but prior to payment of the applicable amounts, and in the case of such termination following fiscal 2024 but prior to payment of the applicable amounts, the Executive will be eligible to receive the payment described in this paragraph with respect to fiscal 2024 but no portion of the payment described in this paragraph with respect to fiscal 2025), then each Executive is entitled to receive a lump-sum amount (payable on the 60th day following such termination) equal to (i) the pro-rata portion of the cash portion of their target annual cash variable compensation for 2024 or 2025 fiscal year, less (ii) any amount of cash severance paid (or scheduled to be paid) to the Executive under the Parent Severance Policy. However, for each of Messrs. Holmes, Lasota and Littman, the amount in clause (i) will instead be an amount equal to the unpaid portion of his total variable compensation for fiscal year 2024 if such Executive terminates his employment at the end of the 2024 calendar year because no future role can be mutually agreed between Parent and such Executive.

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if the Executive’s employment is terminated without “cause” or due to death or “disability,” or the Executive resigns for “good reason,” then each Executive is entitled to receive a lump-sum amount (payable on the 60th day following such termination) equal to 24 months of monthly COBRA premiums (based on the percentage of the health care premium covered by Parent as of such termination) for the Executive and his dependents.

Restrictive Covenants
The Executive Employment Agreements provide for a perpetual confidentiality covenant as well as a 12-month post-termination employee and contractual relationship non-solicitation covenant and a six-month post-termination no hire covenant. The Executive Employment Agreements further provide for an 18-month noncompete period following the closing of the merger, which may be extended to 24 months with the Executive’s consent for Messrs. Solomon, Charney and Wieseneck, and for periods of 12 months and 18 months, respectively, for Messrs. Holmes, Lasota and Littman.
Treatment of 2022 Annual Bonuses For All Company Employees
The Company and Parent has agreed to fund the 2022 annual bonus pool (the “2022 Bonus Pool”) based on the lesser of (i) no greater than 56% of Company revenue on a “value given” (without benefits) basis (determined consistent with past practice), and (ii) no greater than 59% of Company revenue on an “economic income” (including the total cost of benefits, impact of deferrals, current year base salary and cash bonus, and severance) basis (determined consistent with past practice). If the effective time occurs on or prior to December 31, 2022, the 2022 Bonus Pool will be pro-rated based on the number of days that has elapsed during the performance period through the effective time. The 2022 Bonus Pool will be allocated by the Chief Executive Officer of the Company and deferrals will be made in accordance with the Company’s deferral programs, consistent with past practice and with prior reasonable consultation with Parent. Any amounts payable under the 2022 Bonus Pool will be made in cash or deferred cash awards and will generally be paid in the ordinary course of business consistent with past practice; provided that, if the Company and Parent agrees to shorten the fiscal year of the 2022 annual bonus program to match Parent’s bonus program fiscal year, such amounts will be paid at the same time as annual bonuses are paid by Parent with respect to its 2022 bonus program.
Parent Retention Awards and Targeted Compensation Arrangements
The Company and Parent have agreed that certain arrangements be put in place for purposes of the retention of Company employees. These retention arrangements will consist of two components: (1) a retention program (the “Retention Program”) established by Parent for the benefit of certain Company employees and (2) agreements or amendments to employment agreements or offer letters to maintain specified, target levels of annualized compensation for certain Company employees provided by the Company through a certain period of time (the “Targeted Compensation Arrangements”).
Except as may be otherwise agreed between Parent and the Company with respect to any individual award, awards under the Retention Program will be granted in the form of Parent RSUs and will be granted by Parent on Parent’s first regularly scheduled equity award grant date following the effective time (the “Retention Awards”). The Retention Awards will cliff vest on the third anniversary of the effective time, subject to continued employment and certain other conditions. In the event that an employee’s employment is terminated without “cause” (as defined in the Company’s 2020 Equity Incentive Plan, as amended and restated) or due to death or disability, the employee’s Retention Award will remain outstanding and vest on the original vesting date. The aggregate amount of the Retention Awards will not exceed $60 million. No Retention Award will be granted to any Executive and no individual Retention Award will be in excess of $3 million (other than (x) as set forth on a compensation annex as of the date of the merger agreement or (y) with the prior review and approval by Parent).
The Targeted Compensation Arrangements will be provided by the Company other than the Executives to certain employees of the Company and will consist of minimum levels of base salary and targeted bonuses through October 31, 2023. The aggregate amount of the Targeted Compensation Arrangements for all such recipients will not exceed $225 million, and any amount of the Targeted Compensation Arrangements shall be allocated from, and shall not be additive to, the 2022 Bonus Pool for the applicable period.
Continuing Employee Benefits
The merger agreement provides for certain customary protections regarding the compensation and benefits of employees of the Company, including the Executives, during their employment with Parent and its affiliates until December 31, 2023. These provisions are described in more detail in the section entitled “The Merger Agreement—Employee Benefits Matters” beginning on page 99 of this proxy statement.
Section 280G Mitigation Actions
The Company may take certain actions before the effective time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code). As of the date hereof, the Company has not yet approved any specific actions to mitigate the expected impact of Section 280G of the Code on the Company and any disqualified individuals. No Executive is entitled to receive gross-ups or tax reimbursements from the Company with respect to any potential excise taxes.
Director and Officer Indemnification
Pursuant to the terms of the merger agreement, members of the Board and the executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, see the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification” beginning on page 0 of this proxy statement.
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the merger for which payment is not conditioned upon a termination or resignation of such named executive officer (i.e., on a “single-trigger” basis) or in the event of a qualifying termination of employment following the merger (i.e., on a “double-trigger” basis). The holders of shares of common stock are being asked to approve, on a non-binding, advisory basis, such compensation. Because the vote to approve such compensation is advisory only, it will not be binding on either the Company, the Board, Parent or the Surviving Corporation. Accordingly, if the merger proposal is approved by the holders of shares of common stock and the merger is consummated, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “—Interests of the Company’s Directors and Executive Officers in the Merger”.
The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the merger is consummated on January 31, 2023, (ii) the per share merger consideration of $39.00, (iii) each named executive officer’s Executive Employment Agreement being effective, (iv) the number of unvested Company compensation awards held by the named executive officers as of immediately prior to January 31, 2023, and assuming no additional grants or forfeitures of Company compensation awards prior to January 31, 2023, and (v) an assumption that each named executive officer experiences a termination of employment without “cause” immediately following the consummation of the merger. As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before consummation of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

As further detailed below, and in each case, subject to the assumptions set forth in the paragraph immediately above, (i) the amounts quantified in the “Equity” column and with respect to the Company DCAs component in the “Cash” column represent arrangements that existed between the Company and the Executives prior to the entry into the merger agreement (the total amounts for such existing arrangements in the aggregate for each of Messrs. Solomon, Holmes, Lasota and Littman equal approximately (in thousands) $26,158, $3,222, $2,973 and $3,006, respectively), and (ii) the amounts quantified with respect to the Severance Benefit in the “Cash” column represent arrangements entered into in connection with the consummation of the merger, and which are payable in connection with a termination without “cause” in the 2023 fiscal year. The amounts shown below do not attempt to quantify any reduction that may be required as a result of a 280G best-net cutback, which all named executive officers are subject to; therefore, actual payments to the named executive officers may be substantially less than the amounts indicated below.
Potential Payments to Named Executive Officers ($)(In Thousands)
Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Jeffrey Solomon	58,719	17,856	99	76,674
John Holmes	13,671	2,491	44	16,206
Stephen Lasota	12,104	2,309	46	14,459
Owen Littman	12,116	2,330	67	14,513
(1)
The amounts shown in this column represent the estimated value of (i) the severance benefits attributable to base salary and annual variable compensation (assuming the applicable fiscal year ends on December 31 and a termination without “cause” immediately following the consummation of the merger), (ii) the Retention Bonus and Integration Bonus (if applicable), and (iii) unvested Company DCAs previously granted in respect of compensation for prior years as of immediately prior to the closing of the merger, in each case, pursuant to the terms of each named executive officer’s Executive Employment Agreement. If such executive’s employment is terminated without “cause” in the 2023 fiscal year, Mr. Solomon is entitled to a severance benefit equal to 50% of the sum of (A) the minimum amount attributable to his 2023 annual variable compensation and (B) his annual base salary for the 2023 fiscal year, minus base salary paid for the 2023 fiscal year through the termination date, and each of Messrs. Holmes, Lasota and Littman is entitled to a severance benefit equal to the sum of (A) the minimum amount attributable to their respective 2023 annual variable compensation and (B) their respective annual base salary for the 2023 fiscal year, minus base salary paid for the 2023 fiscal year through the termination date. The Retention Bonus for each named executive officer consists of the Closing Retention Bonus, which is payable on the closing (subject to clawback), and the Deferred Retention Bonus, which vests ratably in equal installments over three years following the closing, subject to continued employment. Mr. Solomon is also entitled to an Integration Bonus, which cliff vests at the third anniversary of closing, subject to continued employment. Upon a termination without “cause,” the unvested portion of the Deferred Retention Bonus and Integration Bonus will continue to become vested on their original vesting date(s). All unvested Company DCAs are “double-trigger” and will become vested upon a termination of employment without “cause,” other than the unvested Company DCAs granted to (x) Messrs. Solomon, Holmes and Lasota in 2020, which are “single-trigger” and will become vested solely as a result of the consummation of the merger and (y) Mr. Littman in 2020, which will become vested upon a termination of employment without “cause”. All payments and benefits described hereunder are subject to the named executive officer’s execution and nonrevocation of a general release of claims, other than benefits with respect to “single-trigger” arrangements. Set forth below are the separate values for the cash severance benefits, Closing Retention Bonus, Deferred Retention Bonus, Integration Bonus and unvested Company DCAs reflected in the table above. The aggregate amount (in thousands) attributable to unvested Company DCAs that are “single-trigger” is $2,067 ($1,575 for Mr. Solomon, $256 for Mr. Holmes and $236 for Mr. Lasota) and the aggregate amount (in thousands) attributable to unvested Company DCAs that are “double-trigger” is $8,069 ($6,727 for Mr. Solomon, $475 for Mr. Holmes, $428 for Mr. Lasota and $439 for Mr. Littman).

	Cash ($)(In Thousands)
Name	Severance Benefit	Closing Retention Bonus	Deferred Retention Bonus	Integration Bonus	Company DCAs	Total
Jeffrey Solomon	4,917	12,667	25,333	7,500	8,302	58,719
John Holmes	2,940	3,333	6,667	—	731	13,671
Stephen Lasota	2,440	3,000	6,000	—	664	12,104
Owen Littman	2,440	3,000	6,000	—	676	12,116
(2)
The amounts shown in this column represent the estimated aggregate value of the named executive officers’ unvested Company RSUs and Company PSUs previously granted in respect of compensation for prior years as of immediately prior to closing pursuant to the terms of each named executive officer’s Executive Employment Agreement . All unvested Company RSUs and Company PSUs are “double-trigger” and will become vested upon a termination of employment without “cause,” other than the unvested Company RSUs granted to (x) Messrs. Solomon, Holmes and Lasota in 2020, which are “single-trigger” and will become vested solely as a result of the consummation of the merger and (y) Mr. Littman in 2020, which will become vested upon a termination of employment without “cause”. The value attributable to Company PSUs assumes target level of performance. All payments and benefits described hereunder are subject to the named executive officer’s execution and nonrevocation of a general release of claims, other than benefits with respect to “single-trigger” arrangements. Set forth below are the separate values for the Company RSUs and Company PSUs. The aggregate amount (in thousands) attributable to unvested Company RSUs that are “single-trigger” is $3,325 ($2,534 for Mr. Solomon, $411 for Mr. Holmes, and $380 for Mr. Lasota) and the aggregate amount (in thousands) attributable to unvested Company RSUs that are “double-trigger” is $10,458 ($8,829 for Mr. Solomon, $582 for Mr. Holmes, $513 for Mr. Lasota and $534 for Mr. Littman).

	Equity ($)(In Thousands)
Name	Company RSUs	Company PSUs	Total
Jeffrey Solomon	11,363	6,493	17,856
John Holmes	993	1,498	2,491
Stephen Lasota	893	1,416	2,309
Owen Littman	914	1,416	2,330
(3)
The amounts shown in this column represent an estimate of the value of severance benefits attributable the COBRA premiums under the terms of the Executive Employment Agreements. Upon a termination of employment without “cause,” each named executive officer is entitled to receive an amount equal to 24 months of monthly COBRA premiums (based on the percentage of the health care premium covered by Parent as of such termination) for such executive and his dependents, subject to the execution and non-revocation of a general release of claims.

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion summarizes the material U.S. federal income tax consequences to holders with respect to the disposition of common stock of the Company pursuant to the merger. It is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and does not address consequences to holders of class B common stock or preferred stock or Company equity awards. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. The Internal Revenue Service may not agree with the tax consequences described in this discussion.
This discussion assumes that holders of common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or non-U.S. currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their shares of common stock through the exercise of stock options or otherwise as compensation, holders subject to the alternative minimum tax, holders who hold their shares of common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, accrual method holders who prepare an “applicable financial statement” (as defined in Section 451 of the Code) and holders who own or have owned (directly, indirectly or constructively) 10% or more of the common stock (by vote or value) outstanding. In addition, this discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax consequences (e.g., the federal estate or gift tax or the application of the Medicare tax on net investment income under Section 1411 of the Code).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your own tax advisor.
All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for shares of common stock pursuant to the merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock, that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
A “non-U.S. holder” is a beneficial owner (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) of common stock that is not a U.S. holder.
U.S. Holders
The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares of common stock converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.
A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 24%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Non-U.S. Holders
Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a non-U.S. corporation, such corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty);

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to tax at a 30% rate (or a lower applicable income tax treaty rate) on any gain derived from the disposition of the common stock pursuant to the merger (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S. source capital losses; or

•	the Company stock constitutes a “United States real property interest” (“USRPI”) for U.S. federal income tax purposes under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).
If our shares of common stock constitute a USRPI under FIRPTA, a non-U.S. holder would be subject to U.S. federal income tax on any gain or loss recognized on the receipt of cash in exchange for such shares of common stock in the merger on a net basis at applicable U.S. graduated rates in the same manner as a U.S. holder, and such cash consideration may also be subject to the U.S. federal withholding tax under FIRPTA at a rate of 15%. A non-U.S. holder’s shares of common stock generally will not constitute a USRPI, and gain recognized by a non-U.S. holder upon receipt of cash in exchange for our shares of common stock pursuant to the merger generally will not be subject to U.S. federal income or U.S. federal withholding tax under FIRPTA, if our shares of common stock are “regularly traded” (within the meaning of applicable U.S. Treasury Regulations) on an established securities market at the effective time (and the non-U.S. holder holds 5% or less of the total fair market value of such class of shares at all times during the shorter of (x) the five year period ending with the effective date of the merger and (y) the non-U.S. holder’s holding period for the shares). We believe that our shares of common stock are, and will be at the effective time, regularly traded on an established securities market (within the meaning of the applicable Treasury Regulation). In any event, the Company does not believe it has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the Merger.
Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the merger.
A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any; provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Dividends
The Company has historically declared and paid a cash dividend each quarter. On July 20, 2022, the Company declared a regular quarterly dividend of $0.12 per share of common stock for the quarter ended June 30, 2022, which will be paid on September 15, 2022 to Cowen stockholders of record at the close of business on September 1, 2022. Pursuant to the terms of the merger agreement, the Company is prohibited from making, declaring, paying or setting a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of the Company or any of its subsidiaries, except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.12 per share of common stock, (B) dividends paid by any of the Company’s subsidiaries to the Company or any of its wholly owned subsidiaries, (C) dividends provided for and paid on preferred stock in accordance with the terms of such preferred stock and (D) the acceptance of shares of common stock as payment for withholding taxes incurred in connection with the vesting or settlement of awards of Company RSUs or Company PSUs, in each case, in accordance with past practice and the terms of the applicable stock plans and award agreements thereunder.
Dividends are declared and paid at the discretion of the Board. The Board may change the Company’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.
Regulatory Approvals in Connection with the Merger
To complete the merger, Cowen and TD are required to obtain approvals or consents from, or make filings with, a number of U.S. and non-U.S. regulatory authorities. Subject to the terms of the merger agreement, Cowen and TD have agreed to, and to cause their respective subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperation with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.

Cowen, TD and Merger Sub will cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings necessary or advisable to consummate the transactions contemplated by the merger agreement and, in the case of the requisite regulatory approvals, make such filings within forty-five (45) days of August 1, 2022 (subject to the timely receipt by the party making such filing of all necessary information from the other party as may be reasonably requested for the preparation of such filing), (ii) promptly (and no later than any deadline imposed by such governmental entity) supply such information and documentary material as may be reasonably responsive to any request made by any governmental entity in connection with such applications, notices, petitions and filings, (iii) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger) as promptly as practicable, and (iv) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The term “requisite regulatory approvals” includes:
•	the approval of the transactions contemplated by the merger agreement from the Financial Industry Regulatory Authority (“FINRA”) pursuant to FINRA Rule 1017;
•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
•	the approval of the Superintendent of Financial Institutions (Canada) pursuant to s. 468(6) of the Bank Act (Canada);
•
non-objection from the Canadian securities commissions under Section 11.9(1)(a) of National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations in respect of the deemed acquisition, for the first time, by the applicable subsidiaries of TD of ten percent or more of the voting securities of Cowen and its applicable subsidiaries;

•
approval from the Ontario District Council of the Investment Industry Regulatory Organization of Canada (“IIROC”) under IIROC dealer member rule 2206(1) to permit TD to form and maintain an interest in new “associates” that carry on “securities related business”;

•	notice to IIROC under IIROC dealer member rule 2215(2) to permit TD to own an interest in new entities that do not carry on “securities related business”.
•
approval by the Hong Kong Securities and Futures Commission, pursuant to Section 132 of the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong) (the “SFO”), of TD and each other person or entity which will (due to its relationship with TD) be regarded as a substantial stockholder (as such term is defined under Schedule 1 to the SFO) of Cowen and Company (Asia) Limited;

•	approval of the acquisition of Cowen International Limited and Cowen Executive Services Limited by the UK Financial Conduct Authority under the Financial Services and Markets Act 2000 (“FSMA”);
•
in respect of the “controllers” who will “acquire or increase control” (as such words are meant in section 178 of the FSMA) over Cowen International Limited and Cowen Execution Services Limited by virtue of the merger and any related transaction, the approval by the UK Financial Conduct Authority of the acquisition or increase of control by the controllers pursuant to sections 178 and 189 of the FSMA;

•	Cowen Execution Services Limited is a Member of the London Stock Exchange. Notice to the London Stock Exchange will be required at least twenty-one (21) days in advance of the proposed Effective Time;
•	Cowen International Limited is a Member of MarketAxess MTF. Prompt notification to MarketAxess MTF will be required in advance of the Effective Time;
•	approval by the Presidency of Council of Ministries (Italy) pursuant to Law Decree no. 21/2012 and implementing decrees (Golden Power Decree);
•	approval of the foreign investment into F2G Biotech GmbH by the Austrian Federal Ministry of Labour and Economy in accordance with Section 7 of the Austrian Investment Control Act;

•	approval from the Malta Financial Services Authority of the (indirect) transfer of ownership and control of Cowen Insurance under the Insurance Business Act, Chapter 403 of the laws of Malta;
•
approval (or non-objection) of the acquisition of an indirect qualifying holding in Cowen Reinsurance S.A. from the Commissariat aux Assurances in Luxembourg under the law of 7 December 2015 on the insurance sector, as amended;

•
approval of (or a statement of no objection to) any change of controller resulting from the acquisition of Kelvin Re Limited from the Guernsey Financial Services Commission, under the Insurance Business (Bailiwick of Guernsey) Law, 2002;

•
approval by the New York Department of Financial Services (the “NYDFS”), to the extent prior approval from the NYDFS is required under applicable law for the merger as a result of an indirect change of control of Standard Custody & Trust Company, LLC, a wholly owned subsidiary of Polysign, Inc. (“Polysign”); provided that, if Cowen and TD have taken all actions necessary, proper or advisable to restructure or otherwise dispose of Cowen’s indirect equity investment in PolySign such that (a) no prior approval for the merger from the NYDFS would be required and (b) Cowen’s indirect equity investment in PolySign would be permissible as a non-controlling investment under U.S. and Canadian bank regulatory standards for TD to hold indirectly, such approval will no longer constitute a requisite regulatory approval;

•
approval by the Nuclear Regulatory Commission (the “NRC”), to the extent prior approval from the NRC is required under applicable law for the merger in connection with an indirect transfer of control of NRC licenses held by EnergySolutions, Inc. or its subsidiaries (collectively, “EnergySolutions”); provided that, if (i) Cowen and TD have taken all actions necessary, proper or advisable to restructure or otherwise dispose of Cowen’s interests in EnergySolutions such that (a) TD, following the effective time, would not, directly or indirectly, have beneficial ownership of 5% or more of the outstanding shares of any class of equity securities of EnergySolutions, Inc., (b all Cowen subsidiaries would be in compliance with the applicable regulations of the NRC and would not be would be owned, controlled or dominated by any foreign person or entity (as such terms are interpreted and applied by the NRC) and (c) no prior approval for the merger from the NRC (any such approval, an “NRC Approval”) would be required in connection with the indirect transfer of control of NRC licenses held by EnergySolutions or its Subsidiaries and (ii) the NRC has not requested an application for NRC Approval approval, such approval will no longer constitute a requisite regulatory approval;

•
if any cognizant security agency (as such term is used in 32 C.F.R. Part 117) that has granted EnergySolutions a facility security clearance in accordance with the National Industrial Security Program that remains valid and in effect immediately prior to the Closing (any such agency, a “CSA”) informs TD or Cowen in writing that, notwithstanding any EnergySolutions restructuring that has been implemented, mitigation of foreign ownership, control or influence (“FOCI”) would be required to avoid the invalidation, following the closing, of such facility security clearance (a “CSA mitigation request”), the first to occur of (i) the receipt of confirmation from such CSA that mitigation of FOCI will not be required to avoid the invalidation, following the closing, of the facility security clearance granted by such CSA to EnergySolutions or (ii) receipt of confirmation from such CSA that any FOCI resulting from the consummation of the transactions contemplated by the merger agreement can be mitigated pending the establishment of a FOCI mitigation instrument through the execution of a commitment letter such that the facility security clearance granted by such CSA to EnergySolutions will remain valid following the closing (the “CSA Approval”);

•
if the Committee on Foreign Investment in the United States or any member agency thereof acting in such capacity (“CFIUS”) has (a) requested that TD and Cowen submit a joint voluntary notice or (b) TD or Cowen has filed an application for any NRC Approval or receives a CSA mitigation request, any of the following will have occurred: (i) receipt by the parties of a notification (including by email) issued by CFIUS that it has determined that the transactions contemplated by the merger agreement do not constitute a “covered transaction” as such term is defined in Section 721 of the Defense Production Act of 1950 (50 U.S.C. § 4565) (the “DPA”) and not subject to review by CFIUS under applicable law, (ii) receipt by the parties of a notification (including by email) issued by CFIUS that it has concluded all action under the DPA and determined that there are no unresolved national security concerns with respect to the transactions contemplated by the merger agreement, or (iii) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the transactions contemplated by the merger agreement, either (A) the President will have announced the President’s determination not to use the President’s powers pursuant to the DPA to suspend or prohibit the consummation of the transactions contemplated by the merger agreement or (B) the period under the DPA during which the President may announce the President’s decision to take action to suspend or prohibit the transactions contemplated by the merger agreement has expired without any such action being announced or taken (the “CFIUS Approval”);
•
if (1) the Federal Reserve Board has, in the exercise of its supervisory authority, required TD to provide notice to or obtain approval from the Federal Reserve Board pursuant to Section 225.85(c)(2) prior to consummating the merger, such notice will have been provided or such approval have been obtained, as applicable, or (2) any bank regulatory authority with jurisdiction over TD or its subsidiaries has issued or otherwise imposed a legal restraint or legal prohibition enjoining, preventing, prohibiting or making illegal the consummation of the merger, such legal restraint or legal prohibition will have been vacated, lifted, reversed, terminated, waived or otherwise modified to permit the consummation of the merger; and

•
to the extent not otherwise set forth on this list, any filings or notices required to be submitted to, or approvals or non-objections required to be received from, applicable federal, state, provincial or foreign governmental entities in connection with the transactions contemplated by the merger agreement as a result of Cowen, its subsidiaries or their respective businesses or assets, in each case to the extent failure to make such filing or notice or receive such approval or non-objection (i) would result in a breach or violation of any banking, securities or broker-dealers laws (or other material laws) applicable to TD or its affiliates (including Cowen and its subsidiaries upon the closing) or (ii) would have a material adverse impact on TD’s standing with applicable banking, securities or broker-dealer regulators (the “springing approvals”).

Under the terms of the merger agreement, nothing contained in the merger agreement will be deemed to require TD and its subsidiaries (and Cowen and its subsidiaries will not be permitted without the prior written consent of TD) to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the requisite regulatory approvals that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of Cowen and its subsidiaries, taken as a whole, or (ii) the business, results of operations or financial condition of TD and its subsidiaries, taken as a whole (which, for the purpose of this sentence, will be deemed to be the same size as Cowen and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”).
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the merger consideration to be received by Cowen stockholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
Although each of Cowen and TD does not know of any reason related to it or its respective subsidiaries, as applicable, why the requisite regulatory approvals will not be received to permit the consummation of the merger on a timely basis, Cowen and TD cannot be certain when or if the requisite regulatory approvals will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger.
Delisting and Deregistration of the Class A Common Stock
If the merger is consummated, the class A common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act as soon as reasonably practicable following the effective time, and, accordingly, the class A common stock will no longer be publicly traded.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We recommend that you read the merger agreement attached to this proxy statement as Annex A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:
•	have been made only for purposes of the merger agreement;
•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company or Parent, from and after January 1, 2020 and prior to the date of the merger agreement;
•	have been qualified by confidential disclosures made by the Company or Parent and Merger Sub, as applicable, in connection with the merger agreement;
•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;
•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and
•
have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide Cowen stockholders with a materially complete understanding of the disclosures relating to the merger agreement. See the section entitled “Where You Can Find Additional Information” beginning on page 122 of this proxy statement.
The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.
Structure of the Merger
The merger agreement provides for the merger of Merger Sub with and into Cowen, with Cowen as the Surviving Corporation (the “merger”), upon the terms, and subject to the conditions, set forth in the merger agreement. At the effective time of the merger (the “effective time”), the separate corporate existence of Merger Sub will terminate. As the Surviving Corporation, Cowen will continue its corporate existence under the laws of the State of Delaware.
The certificate of incorporation of the Surviving Corporation will be amended in the form set forth as Exhibit A to the merger agreement (including to implement the terms of the merger agreement providing that each issued and outstanding share of preferred stock will remain issued and outstanding as a share of preferred stock of the Surviving Corporation, with the exception of preferred dissenting shares) and the fact that Cowen will be a closely held, Delaware corporation. The bylaws of the Surviving Corporation will be amended to be the bylaws of Merger Sub in effect immediately prior to the effective time (in each case except that the name of the Surviving Corporation will be “Cowen Inc.”).
Closing and Effective Time of the Merger
Subject to the terms and conditions of the merger agreement, the closing of the merger (the “closing”) will take place at 10:00 a.m., New York City time, on the third business day following the date on which all of the conditions set forth in the merger agreement have been satisfied or waived (such date, the “closing date”).
On or prior to the closing date, Cowen will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the merger (the “certificate of merger”). The merger will become effective at such time as is specified in the certificate of merger in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) or at such other time as shall be provided by applicable law.
Merger Consideration
At the effective time, each share of common stock issued and outstanding immediately prior to the effective time (except for (i) shares of common stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, or (B) held, directly or indirectly, in respect of a debt previously contracted (collectively, the “exception shares”) and (ii) common dissenting shares (as defined below)), will be converted into the right to receive from TD (or, at the election of TD, Merger Sub or another wholly owned direct or indirect subsidiary of TD) $39.00 in cash, without interest (the “merger consideration”).
All of the shares of common stock converted into the right to receive the merger consideration pursuant to the merger agreement will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time, and each certificate or book-entry account statement (each, an “old certificate”) previously representing any such shares of common stock will thereafter represent only the right to receive the merger consideration which the shares of common stock represented by such old certificate have been converted into the right to receive pursuant to the merger agreement, without any interest thereon.
At the effective time, all shares of common stock that are owned by (i) Cowen (in each case, other than the exception shares) will be cancelled and will cease to exist and neither the merger consideration nor any other consideration will be delivered in exchange therefor and (ii) TD (in each case, other than the exception shares) will be converted into such number and type of shares of the Surviving Corporation as is agreed by TD and the Surviving Corporation, and, upon such conversion, each such share of common stock will no longer be outstanding and will automatically be cancelled and will cease to exist.
At the effective time, each share of the common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become an issued and outstanding share of common stock of the Surviving Corporation.
Preferred Stock
At the effective time, each share of preferred stock will remain issued and outstanding following the effective time of the merger as shares of 5.625% Series A Cumulative Perpetual Convertible Preferred Stock of the Surviving Corporation, with the exception of preferred dissenting shares). The Certificate of Designations governing the terms of the preferred stock will not be altered as a result of the merger other than to reflect the name of the Surviving Corporation.
Treatment of Compensation Awards
Except as otherwise agreed between Parent and an individual holder, as of the effective time:
•
each outstanding Company RSU (other than Director RSUs) that is or will become vested at the effective time in accordance with its terms will be canceled and converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the product of (i) the number of shares of class A common stock subject to such Company RSU and (ii) the merger consideration;

•
each outstanding Company RSU (other than Director RSUs) that is not and will not become vested at the effective time in accordance with its terms will be assumed by Parent, subject to the same terms and conditions applicable to such Company RSU immediately prior to the effective time, except that such Company RSU shall be in respect of a number of Parent common shares that is equal to (i) the number of shares of class A common stock underlying such Company RSU, multiplied by (ii) the Exchange Ratio;

•
each outstanding Company DCA that is or will become vested at the effective time in accordance with its terms will be canceled and converted into the right to receive an amount in cash (less any applicable withholding taxes) equal to the amount of such Company DCA, plus any then-accrued and unpaid interest;

•	each outstanding Company DCA that is not and will not become vested at the effective time will be assumed by Parent, subject to the same terms and conditions applicable to such Company DCA;
•
each outstanding Company PSU for which the applicable performance period is not complete as of immediately prior to the effective time will be assumed by Parent, subject to the same terms and conditions applicable to such Company PSU immediately prior to the effective time, except that such assumed Company PSU shall (i) no longer be subject to performance conditions following the effective time and (ii) be in respect of a number of Parent common shares that is equal to (A) the number of shares of class A common stock underlying such Company PSU, based on target level of performance (other than any Company PSU for which the applicable performance period ends on or before December 31, 2022, in which case, such assumption will be based on the actual achievement of applicable performance goals prior to the effective time), multiplied by (B) the Exchange Ratio;

•
each outstanding Company PSU for which the applicable performance period is complete but has not yet been settled as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the product of (i) the number of shares of class A common stock subject to such Company PSU, based on actual achievement of applicable performance goals as reasonably determined by the compensation committee of the Board, and (ii) the merger consideration; and

•
each outstanding Director RSU (whether vested or unvested) immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the number of shares of class A common stock subject to such Director RSU and (ii) the merger consideration.

Dissenting Shares
Notwithstanding anything to the contrary set forth in the merger agreement, if required by the DGCL (but only to the extent required thereby), all shares of common stock that are issued and outstanding as of immediately prior to the effective time and held by a person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, collectively, the “common dissenting shares”) will not be converted into, or represent the right to receive, the merger consideration pursuant to the merger agreement and instead will be canceled and will cease to exist and will represent the right to receive only those rights provided under Section 262 of the DGCL. Each common dissenting share held by a stockholder of Cowen who has failed to perfect, otherwise waived, effectively withdrawn or lost his, her or its rights to appraisal of such common dissenting share pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, as of the effective time, the right to receive the merger consideration upon surrender of the old certificate that formerly evidenced such share of common stock in the manner provided in the merger agreement.
Notwithstanding anything to the contrary set forth in the merger agreement, if required by the DGCL (but only to the extent required thereby), all shares of preferred stock that are issued and outstanding as of immediately prior to the effective time and held by a person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, collectively, the “preferred dissenting shares” and, together with the common dissenting shares, the “dissenting shares”) will not remain issued and outstanding as provided in the merger agreement and instead will be canceled and will cease to exist and will represent the right to receive only those rights provided under Section 262 of the DGCL. Each preferred dissenting share held by a stockholder of Cowen who has failed to perfect, otherwise waived, effectively withdrawn or lost his, her or its rights to appraisal of such preferred dissenting share pursuant to Section 262 of the DGCL will thereupon be deemed to have remained issued and outstanding in accordance with the merger agreement.
Cowen will give TD (i) prompt written notice and copies of any written demands for appraisal or withdrawals or attempted withdrawals of such demands, and any other related instruments that are received by Cowen relating to demands of appraisal, and (ii) the opportunity to direct all negotiations and legal proceedings with respect to any demand for appraisal under the DGCL, including any determination to make any payment to any holder of dissenting shares with respect to any of their dissenting shares under Section 262(h) of the DGCL prior to the entry of judgment in the legal proceedings with respect to any demand for appraisal; provided that nothing in the merger agreement will obligate Cowen to make any payment or settle any demand that is not conditioned upon the occurrence of the effective time. Cowen will not, except with the prior written consent of TD, voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands or agree to any of the foregoing.
Delivery of Merger Consideration
At or prior to the effective time, TD will deposit, or will cause to be deposited, with a bank or trust company designated by TD (the “exchange agent”) on terms and conditions reasonably acceptable to Cowen, for the benefit of the holders of old certificates, for exchange in accordance with the merger agreement, cash in an amount sufficient to allow the exchange agent to make all payments required pursuant to the merger agreement (the “exchange fund”). The exchange agent will invest any cash included in the exchange fund as directed by TD, provided that no such investment or losses thereon will affect the amount of merger consideration payable to the holders of old certificates. Any interest and other income resulting from such investments will be paid to TD, or as otherwise directed by TD.
As promptly as practicable after the effective time, but in no event later than five (5) business days thereafter, TD will cause the exchange agent to mail to each person who was, immediately prior to the effective time, a holder of record of one or more old certificates representing shares of common stock (except for exception shares or common dissenting shares), a form of letter of transmittal and instructions for use in effecting the surrender of the old certificates in exchange for the consideration for which such person may be entitled pursuant to the merger agreement. Upon proper surrender of an old certificate or old certificates for exchange and cancellation to the exchange agent, together with such properly completed and duly executed letter of transmittal, the holder of such old certificate or old certificates will be entitled to receive the amount of cash to which such holder is entitled pursuant to the merger agreement, and the old certificate or old certificates so surrendered will be cancelled. No interest will be paid or accrued with respect to any merger consideration to be delivered upon surrender of old certificates. Until surrendered as contemplated by the merger agreement, each old certificate (other than old certificates representing exception shares or common dissenting shares) will be deemed at any time after the effective time to represent only the right to receive, upon surrender, the merger consideration.
After the effective time, there will be no transfers on the stock transfer books of Cowen of the shares of common stock that were issued and outstanding immediately prior to the effective time.
Any portion of the exchange fund that remains unclaimed by the holders of common stock for one year after the effective time will be paid to the Surviving Corporation. Any former holders of common stock who have not exchanged their old certificate pursuant to the merger agreement will look only to the Surviving Corporation for payment of the merger consideration, without any interest thereon. None of TD, Cowen, the Surviving Corporation, the exchange agent or any other person will be liable to any former holder of shares of common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
TD will be entitled to deduct and withhold, or cause its subsidiaries, including Merger Sub, or the exchange agent to deduct and withhold, from the merger consideration payable pursuant to the merger agreement to any holder of common stock or Cowen equity awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. If TD determines that it or any of its subsidiaries is required to deduct or withhold any amount from any payment to be made pursuant to the merger agreement, TD will provide notice to Cowen of TD’s intent to deduct or withhold such amount and the basis for such deduction or withholding at least fifteen (15) days before any such deduction or withholding is made to the extent reasonably practicable, or will otherwise provide such notice as promptly as reasonably practicable, and TD will reasonably cooperate with Cowen in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for Cowen to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.
In the event any old certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact and, if required by TD, the posting of a bond in such amount as TD may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the merger consideration.
Representations and Warranties
The merger agreement contains representations and warranties made by Cowen to TD, on the one hand and TD and Merger Sub to Cowen on the other hand, that are subject, to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on Cowen, as further described in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 87 of this proxy statement). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect if certain officers of Cowen or TD, respectively, did not have actual knowledge of such representations being untrue, inaccurate or incomplete. Furthermore, each of the representations and warranties is subject to specified exceptions and qualifications contained in the merger agreement, in the disclosure letter delivered to TD, in the case of representations made by Cowen, and the disclosure letter delivered to Cowen, in the case of representations and warranties of the TD Parties, and certain reports furnished or filed by Cowen or TD with the SEC between January 1, 2020 and July 31, 2022 (excluding any disclosures set forth or references in any risk factor section (other than statements of historical fact included therein) or disclosures of risk set forth in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature).
In the merger agreement, Cowen made representations and warranties to TD regarding, among other things:
•
(i) Cowen’s and its subsidiaries’ due organization, valid existence, good standing and authority to carry on their businesses and to own or lease their properties or assets and (ii) subject to specified exceptions, there are no restrictions on the ability of Cowen and its subsidiaries to pay dividends or distributions;

•
the capitalization and indebtedness of Cowen, including common stock, preferred stock, Company RSUs and Company PSUs, the absence of certain restrictions or encumbrances with respect to the equity interests of Cowen, the currentness of all dividends payable on outstanding shares of preferred stock, the absence of bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Cowen may vote, the absence of certain other Cowen securities, the absence of voting trusts, stockholder agreements, proxies or other agreements in effect to which Cowen or any of its subsidiaries is a party with respect to the voting or transfer of common stock, capital stock or other voting or equity securities or ownership interests of Cowen or granting any stockholder or other person any registration rights, and Cowen’s ownership of all issued and outstanding shares of capital stock or other equity ownership interests of each Cowen subsidiary;

•
the corporate power and authority of Cowen to execute, deliver and perform its obligations under the merger agreement and, subject to the Cowen stockholder approval, to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Cowen (except for certain enforceability exceptions as described in the merger agreement);

•
the Board’s declaration of advisability of the merger agreement, adoption of the merger agreement and approval of the transactions contemplated by the merger agreement and the Board’s direction that the merger agreement be submitted for consideration at the stockholder’s meeting and adoption of a resolution to such effect;

•	the vote of Cowen stockholders necessary to approve the merger agreement;

•
the absence of conflicts with, or violations of, laws or organizational or governing documents of Cowen and the absence of any conflicts with or defaults under agreements to which Cowen or any of its subsidiaries is a party, in each case as a result of Cowen executing, delivering and performing, or consummating the transactions contemplated by, the merger agreement;

•	consents or approvals of, or filings with, certain governmental authorities required in connection with entering into, or consummating the transactions contemplated by, the merger agreement;
•
Cowen’s and its subsidiaries’ filings with the SEC since January 1, 2020, and payment of fees and assessments in connection with such filings, and that no regulatory agency has initiated or has pending any proceeding or investigation into the business or operations of Cowen or any of its subsidiaries since January 1, 2020, and there is no unresolved violation or exception by any regulatory agency with respect to any report or statement relating to any examinations or inspections of Cowen or any of its subsidiaries and, since January 1, 2020, there have been no formal or informal inquiries by any regulatory agency with respect to the business, operations, policies or procedures of Cowen or any of its subsidiaries;

•
that the financial statements of Cowen and its subsidiaries included in the Cowen reports filed with the SEC since January 1, 2020, have been prepared from, and are in accordance with, books and records, fairly present the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of cash flows, consolidated statements of equity and consolidated statements of condition, complied with applicable accounting requirements and with the published rules and regulations of the SEC and have been prepared in accordance with GAAP consistently applied during the periods involved;

•
that no independent public accounting firm of Cowen has resigned (or informed Cowen that it intends to resign) or been dismissed as independent public accountants of Cowen as a result of or in connection with any disagreements with Cowen on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure;

•	the absence of certain undisclosed liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due);
•
the ownership of Cowen and its subsidiaries of the means by which records, systems, controls, data and information are recorded, stored, maintained and operated, internal disclosure controls and procedures, and disclosure of significant deficiencies, material weaknesses and fraud;

•
the absence since January 1, 2020, of (i) a complaint regarding accounting, internal accounting controls or auditing matters, and (ii) reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation;

•	the absence of any broker’s or finder’s fees, with the exception of fees incurred by the engagement of Ardea and SenaHill Securities, LLC in connection with the merger agreement;
•
the absence of a material adverse effect since December 31, 2021, and the conduct of business in all material respects in the ordinary course of business consistent between December 31, 2021, and August 1, 2022;

•
the absence of (i) outstanding, pending or threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations, and (ii) a judgment, order, writ, decree, or injunction imposed upon Cowen, any of its subsidiaries or the assets of Cowen or any of its subsidiaries (or that, upon consummation of the merger, would apply to the Surviving Corporation or any of its affiliates);

•	certain tax matters affecting Cowen, its subsidiaries and its funds;
•	Cowen’s and its subsidiaries’ employee benefit plans;
•	Cowen’s filings with the SEC since January 1, 2020, and the accuracy of the information contained in those documents;

•
with respect to Cowen and its subsidiaries, since January 1, 2020, licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of Cowen’s and its subsidiaries’ businesses and ownership of their respective properties, rights and assets;

•	compliance with applicable laws, including the Foreign Corrupt Practices Act of 1977, as amended, or any similar law;
•
Cowen’s and its subsidiaries’ information security program, measures to protect IT assets and the privacy, security and confidentiality of the proprietary data, including personal data, that is stored or processed on such IT assets and is used in their businesses against any security breach, the absence of a security breach since January 1, 2019, and the absence of data security or other technological vulnerabilities, viruses, malware or other corruptants with respect to the IT assets owned by and used in Cowen’s or its subsidiaries’ businesses;

•
the absence of the use of funds of Cowen or any of its subsidiaries for various unlawful or fraudulent purposes, and any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department;

•
the proper administration by Cowen and its subsidiaries of all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law, and the absence of any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account;

•	Cowen’s and its subsidiaries’ material contracts and the absence of any breach or default under the terms of any material contract;
•	the absence of certain actions by regulatory agencies relating to Cowen and its subsidiaries;
•	certain environmental matters relating to Cowen and its subsidiaries;
•	matters relating to Cowen’s and its subsidiaries’ leased property, including the absence of any liens not permitted by the merger agreement, and the absence of condemnations;
•
matters relating to Cowen’s and its subsidiaries’ owned intellectual property, including the absence of any liens not permitted by the merger agreement, absence of infringement, misappropriation or other violations, registration and abandonment, cancellation or unenforceability;

•	the absence of certain related-party transactions;
•	the inapplicability of any anti-takeover statutes, laws or regulations to the merger agreement and the transactions contemplated by the merger agreement;
•	the receipt of a fairness opinion from Ardea;
•
the accuracy of information relating to Cowen and its subsidiaries included in certain filings, including the information supplied by Cowen in this proxy statement and any documents incorporated by reference into this proxy statement;

•	matters relating to Cowen’s and its subsidiaries’ insurance policies;
•
matters relating to certain subsidiaries of Cowen that are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services or otherwise provide investment management, investment advisory or sub-advisory services;

•	matters relating to Cowen funds;
•	matters relating to Cowen agents and Cowen insurance subsidiaries;
•	matters relating to Cowen broker-dealer subsidiaries; and
•	matters relating to certain risk management instruments.

In the merger agreement, TD and Merger Sub (each a “TD party”) made representations and warranties to Cowen regarding, among other things:
•
(i) each TD parties’ due organization, valid existence, good standing and authority to carry on their businesses, to own or lease their properties or assets and (ii) TD’s status as a Schedule I bank, duly registered bank holding company and treatment as a financial holding company;

•
the corporate power and authority of each TD party to execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against each TD party (except for certain enforceability exceptions as described in the merger agreement);

•
each TD party board’s declaration that the merger agreement is in the best interests of such TD party and its stockholders, each TD party board’s adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, and Merger Sub’s direction that the merger agreement be submitted to its sole stockholder for adoption of a resolution to the foregoing effect;

•
the absence of conflicts with, or violations of, laws or organizational or governing documents of each TD party and the absence of any conflicts with or defaults under agreements where any TD party or any of their subsidiaries is a party, in each case as a result of any TD party executing, delivering and performing, or consummating the transactions contemplated by, the merger agreement;

•	consents or approvals of, or filings with, certain governmental authorities required in connection with entering into or consummating the transactions contemplated by the merger agreement;
•	the capital structure of Merger Sub as an indirect wholly owned subsidiary of TD, and the lack of prior business activities of Merger Sub;
•	absence of certain arrangements with Cowen management, the Board or any beneficial owner of common stock;
•	TD’s, Merger Sub’s and their respective affiliates’ ownership of common stock;
•
with respect to TD or any of its subsidiaries, the absence of any broker’s or finder’s fees, with the exception of fees incurred by the engagement of Perella Weinberg Partners LP and TD Securities Inc. in connection with the merger agreement;

•
with respect to TD or any of its subsidiaries, the absence of (i) outstanding, pending or threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations challenging the validity or propriety of the transactions contemplated by the merger agreement, and (ii) a judgment, order, writ, decree, or injunction imposed upon TD or any of its subsidiaries or their respective assets;

•
as of February 27, 2022, the absence of any dispute or other proceeding pending between TD or TD Bank, N.A. or any of their subsidiaries and any community groups relating to TD or TD Bank, N.A., and the absence of any threat of any such dispute or other proceeding, in each case, that could reasonably be expected to delay the receipt of, or impair the ability to obtain, all of the requisite regulatory approvals;

•
the accuracy of information relating to TD and its subsidiaries included in certain filings, including the information supplied by TD for inclusion in this proxy statement and any documents incorporated by reference; and

•
as of August 1, 2022, the sufficiency of TD’s funds, or access thereto, and at closing TD will have immediately available funds in cash, to pay all amounts payable by TD under the merger agreement and fulfill its obligations under the merger agreement.

Certain representations and warranties of Cowen are qualified as to “materiality” or a “company material adverse effect”. For purposes of the merger agreement, a “company material adverse effect” means any effect, change, event, circumstance, condition, occurrence or development that has a material adverse effect on (1) the business, results of operations or financial condition of Cowen and its subsidiaries taken as a whole or (2) the ability of Cowen and its subsidiaries to consummate the transactions contemplated by the merger agreement.

However, with respect to clause (1), a material adverse effect will not be deemed to include the impact of:
•	changes or prospective changes in GAAP or applicable regulatory accounting requirements;
•
any adoption, proposal or implementation of, or change or prospective change in, after August 1, 2022, laws, rules or regulations (including any pandemic measures) of general applicability to companies in the industries in which Cowen and its subsidiaries operate, or interpretations thereof by courts or other governmental entities;

•
changes in global, national or regional political conditions or in business, economic, financial or other market (including equity, credit, commodity and debt markets generally, as well as changes in interest or exchange rates, monetary policy or inflation) conditions affecting the industries in which Cowen and its subsidiaries operate generally and not specifically relating to Cowen or its subsidiaries (including any such changes arising out of a pandemic or any pandemic measures);

•
acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, sabotage, terrorism, cyber-intrusion or other international or national calamity or any worsening or escalation of such conditions, including any such acts or conditions related to the conflict between the Russian Federation and Ukraine;

•
hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or any epidemic, pandemic (including related pandemic measures), disease, outbreak, health emergency or crisis or other public health conditions and or any worsening or escalation of any of the foregoing;

•
the negotiation, execution or announcement of the merger agreement, or the pendency of the transactions contemplated by the merger agreement, including any action resulting therefrom, any reduction in revenues resulting therefrom or any impact on relationships with governmental entities, vendors, customers, employees, financing sources, partners or similar relationships resulting therefrom;

•	the identity of TD or any of its affiliates as the acquiror of Cowen;
•
the compliance with the terms of the merger agreement or the taking of any action (or the omission of any action) required by the merger agreement or otherwise at the written request or with the written consent of TD; or

•
a decline, in and of itself, in the trading price of Cowen’s stock, the failure, in and of itself, to meet revenue or earnings projections or any internal financial projections or any change or prospective change, in and of itself, in the credit rating of Cowen;

except, with respect to the first, second, third, fourth and fifth bullets described above, to the extent that the effects of such change are disproportionately adverse to the business, results of operations or financial condition of Cowen and its subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which Cowen and its subsidiaries operate.
Certain representations and warranties of TD and Merger Sub are qualified as to “materiality” or a “parent material adverse effect”. For purposes of the merger agreement, a “parent material adverse effect” means any effect, change, event, circumstance, condition, occurrence or development that would or would reasonably be expected to, either individual or in the aggregate, prevent, materially delay or materially impair the ability of TD or any of its subsidiaries to consummate the transactions contemplated by the merger agreement.
Covenants and Agreements
Cowen Forbearances
Cowen has agreed that, prior to the effective time or earlier termination of the merger agreement, except as (i) expressly contemplated, required or permitted by the merger agreement, subject to specified exceptions, (ii) specifically directed by TD or any of its affiliates, (iii) required by law, (iv) may be necessary or commercially reasonable in response to a pandemic or pandemic measures, subject to Cowen providing TD with advance notice in respect of any such action, unless it is not reasonably practicable under the circumstances to provide such prior notice, in which case Cowen will provide notice to TD as soon as reasonably practicable, or (v) consented to in writing by TD, such consent not to be unreasonably withheld, conditioned or delayed, Cowen will, and will cause each of its subsidiaries to, use reasonable best efforts to (A) conduct its business in the ordinary course in all material respects and (B) maintain and preserve substantially intact its business organization, employees and advantageous business relationships that are material to Cowen.
In addition, prior to the effective time or earlier termination of the merger agreement, except as (i) expressly contemplated, required or permitted by the merger agreement, subject to specified exceptions, (ii) specifically directed by TD or any of its affiliates, (iii) required by law, or (iv) consented to in writing by TD, such consent not to be unreasonably withheld, conditioned or delayed, Cowen will not, and will not permit any of its subsidiaries to, take any of the following actions:
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other than in the ordinary course of business, and except for borrowings under Cowen’s revolving credit facility up to the amounts available thereunder as of the August 1, 2022, incur any indebtedness for borrowed money (other than indebtedness of Cowen or any of its wholly owned subsidiaries to Cowen or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, in each case in excess of $10,000,000 in the aggregate;

•	adjust, split, combine or reclassify any capital stock;
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make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Cowen or Cowen subsidiary, except (A) regular quarterly cash dividends by Cowen at a rate not in excess of $0.12 per share of common stock, (B) dividends paid by any Cowen subsidiaries to Cowen or any of its wholly owned subsidiaries, (C) dividends provided for and paid on preferred stock in accordance with the terms of such preferred stock and (D) the acceptance of shares of common stock as payment for withholding taxes incurred in connection with the vesting or settlement of awards of Company RSUs or Company PSUs, in each case, in accordance with past practice and the terms of the applicable Cowen stock plans and award agreements thereunder;

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issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Cowen or any Cowen subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Cowen or any Cowen subsidiary, except (A) pursuant to the settlement of awards of Company RSUs or Company PSUs which are outstanding as of August 1, 2022, in accordance with their terms as in effect as of August 1, 2022 and (B) for issuances of shares of class B common stock upon the conversion of shares of common stock or issuances of shares of common stock upon the conversion of shares of class B common stock or shares of preferred stock, in each case, in compliance with the Cowen charter and the certificate of designations for the preferred stock, as applicable;

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(i) sell, transfer, mortgage, encumber, abandon, allow to lapse, fail to renew, license, lease or otherwise dispose of certain of its properties, rights or assets or businesses or any properties, rights or assets or businesses valued in excess of $10,000,000 individually or $20,000,000 in the aggregate, in each case, to any individual, corporation or other entity other than a wholly owned subsidiary, or (ii) cancel, release or assign any indebtedness to, or claims held by, any such person in excess of $100,000 individually or $500,000 in the aggregate for all such indebtedness and claims, in the case of each of clauses (i) and (ii), other than in the ordinary course of business and, in the case of clause (ii) only, other than any forgiveness of outstanding forgivable loans in accordance with their terms;

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make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than (A) a wholly owned Cowen subsidiary, or (B) investments in or acquisitions for Cowen’s investment banking division, markets division or research division; provided that, in the case of clause (B), no such investment or acquisition will be in excess of $10,000,000 individually or $20,000,000 in the aggregate for all such investments and acquisitions; provided further that Cowen will provide fifteen (15) business days’ advance notice of any such investment or acquisition and, if TD determines in good faith, after consultation with Cowen and its representatives, that such investment or acquisition would be impermissible for TD to make under applicable law, including the BHC Act, Volcker Rule or Bank Act (in each case without the prior approval of any governmental entity), or would otherwise be inconsistent with TD’s company-wide investment policies or risk management framework, then Cowen will not be permitted to make such investment or acquisition;
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except in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any material contract, or make any material change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into (or thereafter terminate, materially amend, or waive any material provision of) any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

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except as required under applicable law or the terms of any benefit plan existing as of August 1, 2022, as applicable: (i) enter into, establish, adopt, amend or terminate any benefit plan, or any arrangement that would be a benefit plan if in effect on August 1, 2022, other than routine administrative amendments that would not materially increase the benefits provided thereunder or the cost thereof to Cowen and its subsidiaries, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (A) in connection with a promotion or change in responsibilities permitted under clause (viii) of this paragraph and to a level consistent with similarly situated peer employees, (B) in base salary or wages or annual cash bonus opportunity that is in the ordinary course of business consistent with past practice and with respect to an employee who is not an executive officer or division head, or (C) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, in each case determined in accordance with the terms of the applicable benefit plan and in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation to any current or former employee, officer, director or individual consultant, other than contemplated by clause (ii)(C) above, (iv) accelerate the payment, vesting or funding of or under any benefit plan or of any compensation or benefit, (v) grant to any current or former employee, officer, director or individual consultant any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code, (vi) with respect to any Company Benefit Plan, (A) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any benefit plan or (B) except as may be required by GAAP, change any actuarial or other assumption used to calculate the funding obligations with respect to such benefit plan or change the manner in which contributions are made or the basis on which contributions are calculated with respect to such benefit plan, in each case, except in the ordinary course of business consistent with past practice, (vii) terminate the employment or services of any employee who is an executive officer or division head, other than for cause, (viii) hire any employee (or promote or change the responsibilities of any employee) to a position of executive officer or division head, or (ix) provide any employee with a guaranteed bonus, other than a guaranteed bonus with respect to a period of one year or shorter for a newly hired employee in the ordinary course of business consistent with past practice;

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enter into, establish or adopt any collective bargaining or similar agreement with any union, works council, or other labor organization, or recognize any union, works council, or other labor organization as the representative of any of the employees of Cowen or any of its subsidiaries;

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settle any material claim, suit, action or proceeding, except for such settlements involving monetary remedies not in excess of $2,000,000.00 individually or $5,000,000.00 in the aggregate (in each case, excluding payment of any net insurance proceeds) and that would not impose any material restriction on the business of it or its subsidiaries or the Surviving Corporation after consummation of the merger; provided that Cowen will provide TD with advance notice of any settlement;

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amend the Cowen charter, the Cowen bylaws or comparable governing documents of any of Cowen’s subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

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materially restructure or materially change its investment securities, wholesale funding or derivatives portfolios or its interest rate exposure, through purchases, sales or otherwise, or the manner in which any such portfolio is classified or reported;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law;
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enter into any material new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its investment, underwriting, risk and asset liability management and other operating policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

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(i) make, change or revoke any material tax election, (ii) change an annual tax accounting period, (iii) adopt or change any material tax accounting method, (iv) file any material amended tax return, (v) enter into any material closing agreement with respect to taxes, (vi) settle any material tax claim, audit, assessment or dispute or surrender any right to claim a material refund of taxes, or (vii) initiate any voluntary disclosure with, or request any ruling from, any governmental entity except in the case of clause (vii) in the ordinary course of business;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;
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make any loans or extensions of credit, except (A) intercompany loans to a wholly owned Cowen subsidiary, (B) loans or extensions of credit to employees in the ordinary course of business provided that in no event will any such loans or exceptions of credit be in excess of $250,000 in a single transaction or $2,000,000 in the aggregate, (C) margin loans to customers in the ordinary course of business in accordance with Cowen’s existing policies and procedures provided that in no event will any such margin loans be in excess of $3,000,000,000 in the aggregate outstanding at any time or (D) other extensions of credit in the ordinary course of business not in excess of $1,000,000 in a single transaction or $5,000,000 in the aggregate;

•	incur any capital expenditures or any obligations or liabilities in respect thereof, except in an amount not exceeding $10,000,000 in the aggregate;
•	make any material adverse change to the security or operation of the IT assets used in its business or its posted privacy policies, except as required by applicable law;
•	form or sponsor any new fund or pooled vehicle;
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(i) enter into any agreement with any existing investor in a fund or any existing client, in each case, granting concessions on material economic terms with respect to such fund or such client’s applicable company investment advisory contract, or (ii) agree to an amendment or waiver of the provisions of the applicable company investment advisory contract or fund documentation that has the effect of materially adjusting the amount of fees, carried interest or other revenues payable to Cowen or its subsidiaries, or materially adjusting the timing of payment of such amounts; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the section of the merger agreement relating to Cowen forbearances.

Reasonable Efforts; Regulatory Matters
Subject to the terms of the merger agreement, Cowen and TD have agreed to, and to cause their respective subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.

Cowen, TD and Merger Sub will cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings necessary or advisable to consummate the transactions contemplated by the merger agreement and, in the case of the requisite regulatory approvals, make such filings within forty-five (45) days of August 1, 2022 (subject to the timely receipt by the party making such filing of all necessary information from the other party as may be reasonably requested for the preparation of such filing), (ii) promptly (and no later than any deadline imposed by such governmental entity) supply such information and documentary material as may be reasonably responsive to any request made by any governmental entity in connection with such applications, notices, petitions and filings, (iii) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger) as promptly as practicable, and (iv) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The term “requisite regulatory approvals” includes:
•	the approval of the transactions contemplated by the merger agreement from the Financial Industry Regulatory Authority (“FINRA”) pursuant to FINRA Rule 1017;
•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
•	the approval of the Superintendent of Financial Institutions (Canada) pursuant to s. 468(6) of the Bank Act (Canada);
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non-objection from the Canadian securities commissions under Section 11.9(1)(a) of National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations in respect of the deemed acquisition, for the first time, by the applicable subsidiaries of TD of ten percent or more of the voting securities of Cowen and its applicable subsidiaries;

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approval from the Ontario District Council of the Investment Industry Regulatory Organization of Canada (“IIROC”) under IIROC dealer member rule 2206(1) to permit TD to form and maintain an interest in new “associates” that carry on “securities related business”;

•	notice to IIROC under IIROC dealer member rule 2215(2) to permit TD to own an interest in new entities that do not carry on “securities related business”.
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approval by the Hong Kong Securities and Futures Commission, pursuant to Section 132 of the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong) (the “SFO”), of TD and each other person or entity which will (due to its relationship with TD) be regarded as a substantial stockholder (as such term is defined under Schedule 1 to the SFO) of Cowen and Company (Asia) Limited;

•	approval of the acquisition of Cowen International Limited and Cowen Executive Services Limited by the UK Financial Conduct Authority under the Financial Services and Markets Act 2000 (“FSMA”);
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in respect of the “controllers” who will “acquire or increase control” (as such words are meant in section 178 of the FSMA) over Cowen International Limited and Cowen Execution Services Limited by virtue of the merger and any related transaction, the approval by the UK Financial Conduct Authority of the acquisition or increase of control by the controllers pursuant to sections 178 and 189 of the FSMA;

•	Cowen Execution Services Limited is a Member of the London Stock Exchange. Notice to the London Stock Exchange will be required at least twenty-one (21) days in advance of the proposed Effective Time;
•	Cowen International Limited is a Member of MarketAxess MTF. Prompt notification to MarketAxess MTF will be required in advance of the Effective Time;
•	approval by the Presidency of Council of Ministries (Italy) pursuant to Law Decree no. 21/2012 and implementing decrees (Golden Power Decree);
•	approval of the foreign investment into F2G Biotech GmbH by the Austrian Federal Ministry of Labour and Economy in accordance with Section 7 of the Austrian Investment Control Act;

•	approval from the Malta Financial Services Authority of the (indirect) transfer of ownership and control of Cowen Insurance under the Insurance Business Act, Chapter 403 of the laws of Malta;
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approval (or non-objection) of the acquisition of an indirect qualifying holding in Cowen Reinsurance S.A. from the Commissariat aux Assurances in Luxembourg under the law of 7 December 2015 on the insurance sector, as amended;

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approval of (or a statement of no objection to) any change of controller resulting from the acquisition of Kelvin Re Limited from the Guernsey Financial Services Commission, under the Insurance Business (Bailiwick of Guernsey) Law, 2002;

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approval by the New York Department of Financial Services (the “NYDFS”), to the extent prior approval from the NYDFS is required under applicable law for the merger as a result of an indirect change of control of Standard Custody & Trust Company, LLC, a wholly owned subsidiary of Polysign, Inc. (“Polysign”); provided that, if Cowen and TD have taken all actions necessary, proper or advisable to restructure or otherwise dispose of Cowen’s indirect equity investment in PolySign such that (a) no prior approval for the merger from the NYDFS would be required and (b) Cowen’s indirect equity investment in PolySign would be permissible as a non-controlling investment under U.S. and Canadian bank regulatory standards for TD to hold indirectly, such approval will no longer constitute a requisite regulatory approval;

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approval by the Nuclear Regulatory Commission (the “NRC”), to the extent prior approval from the NRC is required under applicable law for the merger in connection with an indirect transfer of control of NRC licenses held by EnergySolutions, Inc. or its subsidiaries (collectively, “EnergySolutions”); provided that, if (i) Cowen and TD have taken all actions necessary, proper or advisable to restructure or otherwise dispose of Cowen’s interests in EnergySolutions such that (a) TD, following the effective time, would not, directly or indirectly, have beneficial ownership of 5% or more of the outstanding shares of any class of equity securities of EnergySolutions, Inc., (b all Cowen subsidiaries would be in compliance with the applicable regulations of the NRC and would not be would be owned, controlled or dominated by any foreign person or entity (as such terms are interpreted and applied by the NRC) and (c) no prior approval for the merger from the NRC (any such approval, an “NRC Approval”) would be required in connection with the indirect transfer of control of NRC licenses held by EnergySolutions or its Subsidiaries and (ii) the NRC has not requested an application for NRC Approval approval, such approval will no longer constitute a requisite regulatory approval;

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if any cognizant security agency (as such term is used in 32 C.F.R. Part 117) that has granted EnergySolutions a facility security clearance in accordance with the National Industrial Security Program that remains valid and in effect immediately prior to the Closing (any such agency, a “CSA”) informs TD or Cowen in writing that, notwithstanding any EnergySolutions restructuring that has been implemented, mitigation of foreign ownership, control or influence (“FOCI”) would be required to avoid the invalidation, following the closing, of such facility security clearance (a “CSA mitigation request”), the first to occur of (i) the receipt of confirmation from such CSA that mitigation of FOCI will not be required to avoid the invalidation, following the closing, of the facility security clearance granted by such CSA to EnergySolutions or (ii) receipt of confirmation from such CSA that any FOCI resulting from the consummation of the transactions contemplated by the merger agreement can be mitigated pending the establishment of a FOCI mitigation instrument through the execution of a commitment letter such that the facility security clearance granted by such CSA to EnergySolutions will remain valid following the closing (the “CSA Approval”);

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if the Committee on Foreign Investment in the United States or any member agency thereof acting in such capacity (“CFIUS”) has (a) requested that TD and Cowen submit a joint voluntary notice or (b) TD or Cowen has filed an application for any NRC Approval or receives a CSA mitigation request, any of the following will have occurred: (i) receipt by the parties of a notification (including by email) issued by CFIUS that it has determined that the transactions contemplated by the merger agreement do not constitute a “covered transaction” as such term is defined in Section 721 of the Defense Production Act of 1950 (50 U.S.C. § 4565) (the “DPA”) and not subject to review by CFIUS under applicable law, (ii) receipt by the parties of a notification (including by email) issued by CFIUS that it has concluded all action under the DPA and determined that there are no unresolved national security concerns with respect to the transactions contemplated by the merger agreement, or (iii) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the transactions contemplated by the merger agreement, either (A) the President will have announced the President’s determination not to use the President’s powers pursuant to the DPA to suspend or prohibit the consummation of the transactions contemplated by the merger agreement or (B) the period under the DPA during which the President may announce the President’s decision to take action to suspend or prohibit the transactions contemplated by the merger agreement has expired without any such action being announced or taken (the “CFIUS Approval”);
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if (1) the Federal Reserve Board has, in the exercise of its supervisory authority, required TD to provide notice to or obtain approval from the Federal Reserve Board pursuant to Section 225.85(c)(2) prior to consummating the merger, such notice will have been provided or such approval have been obtained, as applicable, or (2) any bank regulatory authority with jurisdiction over TD or its subsidiaries has issued or otherwise imposed a legal restraint or legal prohibition enjoining, preventing, prohibiting or making illegal the consummation of the merger, such legal restraint or legal prohibition will have been vacated, lifted, reversed, terminated, waived or otherwise modified to permit the consummation of the merger; and

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to the extent not otherwise set forth on this list, any filings or notices required to be submitted to, or approvals or non-objections required to be received from, applicable federal, state, provincial or foreign governmental entities in connection with the transactions contemplated by the merger agreement as a result of Cowen, its subsidiaries or their respective businesses or assets, in each case to the extent failure to make such filing or notice or receive such approval or non-objection (i) would result in a breach or violation of any banking, securities or broker-dealers laws (or other material laws) applicable to TD or its affiliates (including Cowen and its subsidiaries upon the closing) or (ii) would have a material adverse impact on TD’s standing with applicable banking, securities or broker-dealer regulators (the “springing approvals”).

TD and Cowen will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all information and communications appearing in any filing made with, or written materials submitted to, any third party or any governmental entity whose consent or approval is required for the consummation of the transactions contemplated by the merger agreement and which filing is made or which materials are submitted in respect of such consent or approval. In exercising the foregoing right, Cowen and each TD party will act reasonably and as promptly as practicable. Cowen and each TD party agree that they will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in the merger agreement (including by promptly advising each other upon receiving any formal written communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement, which communication is received in respect of such consent or approval, and furnishing to the other party a copy of such communication), and each party will consult with the other in advance of any meeting or conference with any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement which meeting or conference is conducted in respect of such consent or approval and, to the extent permitted by such governmental entity, give the other party or its counsel the opportunity to attend and participate in such meetings and conferences; provided, that each party will promptly advise the other party with respect to substantive matters that are addressed in any such meeting or conference with any such governmental entity in connection with or affecting the transactions contemplated by the merger agreement which the other party does not attend or participate in, to the extent permitted by such governmental entity and subject to applicable law.
In furtherance and not in limitation of the previous paragraphs and bullets under this section “The Merger Agreement—Covenants and Agreements—Reasonable Efforts; Regulatory Matters” beginning on page 94 of this proxy statement, each party will use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing. Notwithstanding the foregoing, nothing contained in the merger agreement will be deemed to require TD or any of its subsidiaries (and Cowen and its subsidiaries will not be permitted without the prior written consent of TD) to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the requisite regulatory approvals that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of Cowen and its subsidiaries, taken as a whole, or (ii) the business, results of operations or financial condition of TD and its subsidiaries, taken as a whole (which, for the purpose of this sentence, will be deemed to be the same size as Cowen and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”). Nothing contained in the section of the merger agreement related to reasonable best efforts and regulatory matters will be deemed to prohibit or restrict TD and its affiliates from closing the pending acquisition of First Horizon Corporation and the other transactions contemplated by the Agreement and Plan of Merger, dated as of February 27, 2022, by and among TD, First Horizon Corporation and certain other parties thereto (the “FHN Transaction Agreement”) on the terms and conditions set forth in the FHN Transaction Agreement as in effect and publicly disclosed as of August 1, 2022. Nothing contained in the merger agreement will require, or be deemed to require, Cowen or any of its subsidiaries to take (and, without the prior written consent of TD, Cowen and its subsidiaries will not take) any action with respect to the assets, operations or business of Cowen or any of its subsidiaries, or commit to take any such action, or agree to any such action, in connection with obtaining any permits, consents, approvals or authorizations of any third parties or governmental entities unless such action, commitment or agreement is conditioned upon, or will only take effect at or after, the closing.
TD, Merger Sub and Cowen will, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the requisite regulatory approvals, this proxy statement or any other statement, filing, notice or application made by or on behalf of TD, Merger Sub and Cowen or any of their respective subsidiaries to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.
TD, Merger Sub and Cowen will promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained, or that the receipt of any such approval will be materially delayed.
TD, Merger Sub and Cowen will, and will cause their respective subsidiaries to, use reasonable best efforts to obtain each material consent, authorization, order or approval of, or any exemption by, any third party (other than a governmental entity) that is required to be obtained in connection with the merger and the other transactions contemplated by the merger agreement; provided, in connection therewith, in no event shall TD, Merger Sub, Cowen or their respective subsidiaries be required to make or agree to make (and, without the prior consent of TD, in no event shall Cowen or its subsidiaries make or agree to make) any payments to any third party, concede or agree to concede anything of monetary or economic value, amend or otherwise modify any contract to which it is a party or bound or commence, defend or participate in any action.
Without limiting the section of the merger agreement related to reasonable best efforts and regulatory matters, none of the parties to the merger agreement will knowingly take any action (including a business acquisition, sale or other strategic transaction) that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, including the merger, or materially impair such party’s ability to perform its obligations under the merger agreement or consummate the transactions contemplated hereby, including the merger, on a timely basis.
Access to Information
To the extent permitted by applicable laws and as may be reasonable in light of pandemic measures, Cowen will, and will cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of TD and Merger Sub, reasonable access upon prior reasonable notice, during normal business hours during the period prior to the effective time, to its properties, books, contracts, personnel, IT assets and records (other than any of the foregoing that relate to the negotiation of the merger agreement or any alternative transactions), as is reasonably necessary for TD and Merger Sub in connection with TD’s planning for the integration of systems (including information technology systems) and business operations after the effective time or for purposes of preparing for the merger or the other transactions contemplated by the merger agreement, including providing reasonable updates on Cowen’s and its subsidiaries’ businesses. TD will use reasonable best efforts to minimize any interference with Cowen’s regular business operations during any such access. Neither Cowen nor any of its subsidiaries will be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of the merger agreement or obligation of confidentiality owing to any third party, (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (iii) jeopardize the health or safety of any employee of Cowen or any of its subsidiaries; provided that, in the case of each of clauses (i), (ii) and (iii) above, the parties will reasonably cooperate in seeking an alternative means whereby TD and Merger Sub are provided access to such information in a manner that does not result in such contravention or jeopardy.
All information furnished by or on behalf of Cowen or any of its subsidiaries or representatives pursuant to the section of the merger agreement related to access to information will be subject to the provisions of the Confidentiality Agreement, dated April 22, 2022, between Cowen and TD. No investigation by any party or their respective representatives will affect or be deemed to modify or waive the representations and warranties of the other set forth in the merger agreement. Nothing contained in the merger agreement will give either TD or Cowen, directly or indirectly, the right to control or direct the operations of the other party prior to the effective time. Prior to the effective time, each party will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.
Cowen Stockholder Approval
Cowen will call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after this proxy statement is mailed (with Cowen to use reasonably best efforts to hold such meeting within forty (40) days after such mailing) for the purpose of obtaining the affirmative vote of the majority of shares of class A common stock outstanding and entitled to vote on such matter by the holders of common stock required in connection with the merger agreement and the merger (the “Cowen stockholder approval”).
Stock Exchange Delisting
Cowen will cooperate with TD and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the Nasdaq Global Market to enable the delisting of the common stock from the Nasdaq Global Market and the deregistration of the common stock under the Exchange Act as promptly as practicable after the effective time. In connection therewith, Cowen will promptly provide such information that may be reasonably requested by TD.
Employee Benefits Matters
The merger agreement provides that from the effective time until December 31, 2023 (the “Continuation Period”), Parent will provide each employee of the Company as of the effective time who remains employed by Parent or its affiliates following the effective time (a “Continuing Employee”) with (i) an annual base salary or base wage rate, that is no less than that provided to such employee by the Company and its subsidiaries immediately prior to the effective time, (ii) other employee benefits (excluding equity and equity-based compensation, deferred compensation, change-in-control, retention or transaction-related benefits and defined benefit pension and post-retirement welfare benefits) that are substantially comparable in the aggregate to those (subject to the same exclusions as the foregoing) provided to such employees by the Company and its subsidiaries immediately prior to the effective time and (iii) for Continuing Employees terminated by Parent during the Continuation Period, severance and termination benefits no less favorable than those agreed between TD and Cowen. In addition, during the Continuation Period, Parent will maintain an annual bonus incentive plan, program or arrangement for the benefit of the Continuing Employees in the ordinary course of business consistent with past practice, which provides for competitive market bonus opportunities.
Parent will (i) honor in accordance with their terms, all of the Company’s compensation and benefit plans, programs, agreements and arrangements in effect immediately prior to the effective time, (ii) recognize and honor all of each Continuing Employee’s accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of the Company or its subsidiaries applicable to the Continuing Employee as of immediately prior to the effective time and (iii) pay all cash bonuses (including guaranteed bonuses) and commissions that are payable to Continuing Employees with respect to the fiscal year in which the effective time occurs under the bonus or commission plans or arrangements of the Company and its subsidiaries, including, to the extent earned, bonuses or commissions accrued before the effective time, in the case of clause (iii), in accordance with the terms of the applicable bonus or commission plans or arrangements or otherwise in accordance with past practice. Parent has acknowledged in the merger agreement that the merger will constitute a “change in control” or “change of control” (or other term of similar import) for purposes of the Company’s compensation and benefit plans, programs, agreements and arrangements.
Indemnification; Directors’ and Officers’ Insurance
From and after the effective time, TD will cause the Surviving Corporation to indemnify and hold harmless and advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the Cowen charter, the Cowen bylaws and the governing or organizational documents of any Cowen subsidiary as in effect on August 1, 2022, each present and former director, officer or employee of Cowen or any of its subsidiaries (in each case, when acting in such capacity) (collectively, the “Cowen indemnified parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Cowen or any of its subsidiaries or is or was serving at the request of Cowen or any of its subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time, including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement; provided, that in the case of advancement of expenses, any Cowen indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that the Cowen indemnified party is not entitled to indemnification pursuant to the section of the merger agreement related to indemnification and directors’ and officers’ insurance. The Surviving Corporation will reasonably cooperate with the Cowen indemnified parties, and the Cowen indemnified parties will reasonably cooperate with the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this paragraph, all rights to indemnification and all limitations on liability existing in favor of the Cowen indemnified parties as provided in any indemnification agreement in existence on the date of the merger agreement will survive the merger and will continue in full force and effect to the fullest extent permitted by law, and will be honored by the Surviving Corporation and its subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.
For a period of six years after the effective time, TD or the Surviving Corporation will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Cowen (provided, that TD or the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Cowen indemnified parties) with respect to claims against the present and former officers and directors of Cowen or any of its subsidiaries arising from facts or events which occurred at or before the effective time (including the approval of the merger agreement and the transactions contemplated by the merger agreement); provided, however, that the Surviving Corporation will not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of August 1, 2022, by Cowen for such insurance (the “premium cap”) and if such premiums for such insurance would at any time exceed the premium cap, then TD or the Surviving Corporation will cause to be maintained policies of insurance which, in TD’s or the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, TD (or Cowen, in consultation with, but only upon the consent of TD) may (and at the request of TD, Cowen will use its reasonable best efforts to) obtain at or prior to the effective time a six-year “tail” policy under Cowen existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.
The obligations of TD and the Surviving Corporation under the section of the merger agreement related to indemnification and directors’ and officers’ insurance will not be terminated or modified after the effective time in a manner so as to adversely affect any Cowen indemnified party or any other person entitled to the benefit of the section of the merger agreement related to indemnification and directors’ and officers’ insurance without the prior written consent of the affected Cowen indemnified party or affected person.

The provisions of the section of the merger agreement related to indemnification and directors’ and officers’ insurance will survive the effective time and are intended to be for the benefit of, and will be enforceable by, each Cowen indemnified party and his or her heirs and representatives. If the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or Surviving Corporation of such consolidation or merger, transfers all or substantially all its assets to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in the section of the merger agreement related to indemnification and directors’ and officers’ insurance.
Advice of Changes
Each of TD and Cowen will promptly advise the other of any effect, fact, change, event, circumstance, condition, occurrence or development:
•	that has had or would reasonably be expected to have, either individually or in the aggregate, a parent material adverse effect or company material adverse effect, respectively; or
•
that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in the merger agreement or to give rise, individually or in the aggregate, to the failure of a condition in the merger agreement.

Provided, that any failure to give notice in accordance with the foregoing with respect to any breach of the merger agreement will not be deemed to constitute a violation of the section of the merger agreement relating to advice of changes, provide a basis for terminating the merger agreement or constitute the failure of certain conditions set forth in the merger agreement to be satisfied, or otherwise constitute a breach of the merger agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of certain conditions set forth in the merger agreement to be satisfied; and provided, further, that the delivery of any notice pursuant to the section of the merger agreement relating to advice of changes will not cure any breach of, or noncompliance with, any other provision of the merger agreement or limit the remedies available to the party receiving such notice.
Stockholder Litigation
Each party will give the other party prompt written notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by the merger agreement. Cowen will:
•	give TD the opportunity to participate (at TD’s expense) in the defense or settlement of any such litigation;
•	give TD reasonable opportunity to review and comment on all filings or responses to be made by Cowen in connection with any such litigation, and consider in good faith TD’s comments; and
•	not agree to settle any such litigation without TD’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.
Provided, that TD will not be obligated to consent to any settlement which does not include a full release of TD and its affiliates or which imposes an injunction or other equitable relief after the effective time upon the Surviving Corporation or any of its affiliates.
Public Announcements
Each of the parties agrees that no press release or other public announcement or statement concerning the merger agreement or the transactions contemplated by the merger agreement will be issued by any party without the prior written consent of the other party (not unreasonably withheld, conditioned or delayed), except:
•
as required by applicable law or the rules or regulations of any applicable governmental entity or stock exchange to which the relevant party is subject, in which case the party required to make the press release or other public announcement or statement will consult with the other party about, and allow the other party reasonable time to comment on, such release, announcement or statement in advance of such issuance;

•
for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of the merger agreement in compliance with the section of the merger agreement related to public announcements; or

•	by Cowen in connection with or following a recommendation change or its entry into an alternative acquisition agreement in response to a superior proposal.
Change of Method
TD will be empowered, at any time prior to the effective time, to change the method or structure of effecting the combination of Cowen and TD, and, if and to the extent requested by TD, Cowen will agree to enter into such amendments to the merger agreement as TD may reasonably request in order to give effect to such restructuring; provided, however, that no such change or requested action will:
•	alter or change the merger consideration;
•
reasonably be expected to have a non-de minimis adverse tax or other economic consequence to Cowen or any of its subsidiaries as compared to the method or structure of effecting such combination as reflected in the merger agreement;

•
reasonably be expected to have an adverse tax or other economic consequence to the stockholders of Cowen as compared to the method or structure of effecting such combination as reflected in the merger agreement;

•	require a vote by or approval of the holders of common stock;
•	include a change from a one-step merger to a tender offer; or
•	materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.
Takeover Statute
Neither Cowen nor the Board will take any action within its control that would cause the restrictions of any takeover statute to become applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, and each will take all necessary steps within its control to exempt (or ensure the continued exemption of) the merger and the other transactions contemplated by the merger agreement from the restrictions of any applicable takeover statute in effect on August 1, 2022, or thereafter. If any takeover statute may become, or may purport to be, applicable to the transactions contemplated by the merger agreement, each party and its board of directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of any takeover statute on any of the transactions contemplated by the merger agreement, including, if necessary, challenging the validity or applicability of any such takeover statute.
Treatment of Cowen Indebtedness and Other Securities
At TD’s written request and at TD’s sole expense, Cowen will reasonably cooperate with, and provide reasonable assistance to, TD in connection with any steps TD may determine are necessary or desirable to take to retire, repay, defease, repurchase, redeem, satisfy and discharge, cancel or otherwise terminate effective at or after the effective time, some or all amounts outstanding under (i) the credit agreement, (ii) the indenture, (iii) the note purchase agreement and (iv) any other indebtedness of Cowen or its subsidiaries (including any indebtedness that replaces the foregoing), which cooperation and assistance will include (A) arranging for (1) the optional redemption, satisfaction and discharge, defeasance, exchange or other repurchase by TD, any of TD’s subsidiaries, Cowen or any Cowen subsidiary of, or a tender offer by TD, any of TD’s subsidiaries, Cowen or any Cowen subsidiary for, some or all of the notes issued pursuant to the indenture or note purchase agreement and (2) the repayment or prepayment of any amounts outstanding under the credit agreement on or after the closing date, including, in the case of each of clauses (1) and (2), by preparing and submitting, prior to the closing date as instructed by TD, customary notices (subject to reasonable review and comment by Cowen) in respect of any such redemption, satisfaction and discharge, defeasance, exchange, other repurchase, tender offer or repayment or prepayment; provided that the consummation of any such redemption, satisfaction and discharge, defeasance, exchange offer, other repurchase, tender offer or repayment or prepayment will be contingent upon

(and only occur after, or concurrently with, but not prior to) the occurrence of the effective time unless otherwise agreed in writing by Cowen, and (B) obtaining from the applicable lenders or agents customary payoff letters, lien and guarantee releases or instruments of termination or discharge in respect of the existing indebtedness of Cowen and its subsidiaries, including in respect of indebtedness under the credit agreement, the indenture and the note purchase agreement. At TD’s written request and at TD’s sole expense, Cowen will reasonably cooperate with, and provide reasonable assistance to, TD in connection any communications with holders of preferred stock to provide information to such holders regarding how to elect to convert such shares of preferred stock following closing, and, at TD’s election, Cowen will elect to mandatorily convert such preferred stock (provided that such conversion is conditioned upon, or is effective only at or after, the effective time) if permitted pursuant to the certificate of designation; provided that Cowen’s obligation to cooperate and assist in connection with communications to holders of preferred stock will not require Cowen to instruct, encourage or endorse any conversion of shares of preferred stock. TD will indemnify Cowen, its subsidiaries and its and their respective representatives, to the fullest extent permitted by applicable law, for any and all liabilities, costs, expenses, damages or losses incurred in connection with the section of the merger agreement related to treatment of Cowen indebtedness and other securities (other than with respect to information regarding Cowen provided in writing by Cowen in connection therewith).
Exemption from Liability Under Rule 16b-3
Prior to the effective time, TD and Cowen will each take such steps as may be necessary or appropriate to cause any disposition of shares of common stock or conversion of any derivative securities in respect of such shares of common stock in connection with the consummation of the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Advisory Contract Consents and Fund Matters
Cowen will, and will cause each of its subsidiaries to, use reasonable best efforts to obtain with respect to each client (including, for the avoidance of doubt, each fund), in accordance with, and to the extent required by, applicable law or the applicable company investment advisory contract or fund documentation, as applicable, as promptly as reasonably practicable after the date of the merger agreement, (i) the consent of such client (or the investors therein), as applicable, for which consent to the assignment or deemed assignment of the applicable company investment advisory contract is required by applicable law or by such company investment advisory contract or such fund documentation as a result of the transactions contemplated by the merger agreement and (ii) any additional consent required from such client (or the investors therein), as applicable, in connection with the transactions contemplated by the merger agreement. Without the prior written consent of TD, Cowen will not, and will not permit any of its subsidiaries to, make any payment to, or grant any other economic concession (including any obligation of Cowen, any Cowen subsidiary or TD or any of their respective affiliates to make any payment or assume or incur any other obligation or liability) to, any client (or investors therein) in order to obtain (or otherwise in connection with) any such consent.
Approval of Sole Stockholder of Merger Sub
Following execution of the merger agreement, TD executed and delivered to Cowen, in accordance with applicable law and the constituent documents of Merger Sub, in TD’s capacity as sole stockholder of Merger Sub, a written consent adopting the merger agreement and approving the transactions contemplated by the merger agreement (including the merger).
Certain Assets
Cowen will keep TD apprised of any material developments on a reasonably current basis regarding the status of any divestiture efforts with respect to certain assets or any other business (which, for the avoidance of doubt, will be subject to TD’s consent rights set forth in the section of the merger agreement related to Cowen forbearances with respect thereto, as applicable) and reasonably consult with TD in connection with any such divestiture.
Pre-Closing BHC Act Preparation
Prior to the closing, Cowen will reasonably cooperate with TD (including providing Parent such information as may be reasonably requested in accordance with the section of the merger agreement related to access to information) to develop a plan for bringing any assets, investments, commitments, activities or transactions of

Cowen or its subsidiaries in compliance with the BHC Act, including the Volcker Rule, upon and following the effective time, including reasonably cooperating with TD in preparing amendments to the governing documents of any entity that will, from and after the effective time, be controlled or be deemed to be controlled, directly or indirectly, by TD within the meaning of the BHC Act (as reasonably determined by TD in its discretion) to include provisions relating to the compliance, reporting and other regulatory obligations that would be applicable to such entities as a result of being so controlled or deemed to be controlled, directly or indirectly, by TD; provided that Cowen will not be required to commence any implementation of such plan (including not being required to adopt any such amendments) prior to the effective time.
Insurance Policy
At the written request of TD, Cowen will use reasonable best efforts to bind (or, if TD seeks to bind a policy on behalf of Cowen, to reasonably cooperate with TD binding), an insurance policy (the “stop loss policy”) with (a) certain specified terms or such other terms as may be reasonably requested by TD and (b) a premium not to exceed $30,000,000.00 (the “reimbursable premium amount”). In the event the merger agreement is terminated (other than in the case of termination by TD pursuant to the fourth bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement or under circumstances in which the TD expense reimbursement is payable and has been paid by TD), then TD will promptly reimburse Cowen for the premium paid with respect to such stop loss policy and any reasonable out-of-pocket costs incurred by Cowen in connection with binding such insurance policy, net of any amounts actually received (or which Cowen is contractually entitled to receive) in connection with the cancellation or commutation of the stop loss policy.
Non-Solicitation of Acquisition Proposals
From the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, Cowen is subject to certain restrictions on its ability to solicit third-party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction. Specifically, Cowen will, and will cause its subsidiaries and their respective employees, officers and directors to (and will use reasonable best efforts to cause its and their other representatives to), immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before August 1, 2022 with any person other than TD with respect to any acquisition proposal (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events” beginning on page 105 of this proxy statement).
Cowen will not, and will cause its subsidiaries and its and their respective employees, officers and directors not to, and will use its reasonable best efforts to cause its and their other representatives not to, directly or indirectly:
•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal;
•	engage or participate in any negotiations with any person concerning any acquisition proposal;
•
provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (except (A) to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the section of the merger agreement related to non-solicitation obligations or (B) to clarify the terms and conditions of any acquisition proposal); or

•
unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an acceptable confidentiality agreement entered into in accordance with the section of the merger agreement relating to acquisition proposals) in connection with or relating to any acquisition proposal (any such agreement, an “alternative acquisition agreement”).

Notwithstanding the foregoing, prior to receipt of the Cowen stockholder approval, if Cowen receives a bona fide written acquisition proposal not resulting from a material breach of the terms of the merger agreement, Cowen may and may permit is subsidiaries and certain of its subsidiaries’ representatives to furnish or cause to be furnished confidential or nonpublic information or data and engage or participate in negotiations or discussions with the person making the acquisition proposal, so long as, in each case, prior to taking such actions:
•
the Board, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; and

•
prior to providing any confidential or nonpublic information, Cowen has entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to Cowen than the confidentiality agreement (provided that such confidentiality agreement need not contain a standstill) and which does not provide such person with any exclusive right to negotiate with Cowen, and Cowen will substantially concurrently provide to TD any such information which was not previously provided to TD.

Promptly, and in any event within 24 hours, Cowen is required to advise TD following receipt of any acquisition proposal or any inquiry which would reasonably be expected to lead to an acquisition proposal and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), provide TD with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and keep TD apprised of any material developments, discussions and negotiations related thereto on a reasonably current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal. Notwithstanding the foregoing, Cowen will be permitted to waive any standstill provision to allow any person to make an acquisition proposal if the Board, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law.
No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events
In the merger agreement, Cowen and the Board agreed to unanimously recommend that holders of the common stock adopt the merger agreement and approve the transactions contemplated by the merger agreement (the “Board recommendation”).
Subject to certain exceptions, Cowen and the Board may not engage in any of the following actions or publicly propose to do any of the following (collectively, a “recommendation change”):
•	withhold, withdraw, modify or qualify in a manner adverse to TD the Board recommendation;
•	fail to include the Board recommendation in this proxy statement;
•	adopt, approve, recommend or endorse an acquisition proposal or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal; or
•
fail to publicly and without qualification (A) recommend against any acquisition proposal structured as a tender offer or exchange offer or (B) reaffirm the Board recommendation, in the case of each of clauses (A) and (B), after an acquisition proposal is made public within ten (10) business days (or such fewer number of days as remains prior to the special meeting) after written request by TD to do so.

Prior to the time that the Cowen stockholder approval is obtained, the Board may make a recommendation change if (i) (A) the Board has received a bona fide acquisition proposal which did not result from a breach of the non-solicitation obligations under the merger agreement, which it, after consultation with its outside counsel and its financial advisors, determines in good faith constitutes a superior proposal, in which case, the Board may also cause Cowen to terminate the merger agreement for the purpose of entering into an alternative acquisition agreement with respect to such superior proposal (subject to paying the required Cowen termination fee to TD with respect to such termination, as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 109 of this proxy statement), or (B) solely in response to an intervening event (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events” beginning on page 105 of this proxy statement), and (ii) the Board after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law. However, Cowen and the Board may not take any such actions unless:

•
Cowen delivers to TD at least three (3) business days’ prior written notice of its intention to take such action, and furnishes to TD a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the identity of the person making such acquisition proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such acquisition proposal);

•
prior to taking such action, Cowen negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with TD, during the three-business-day period following Cowen’s delivery of such notice (to the extent TD desires to so negotiate) any revision to the terms of the merger agreement that TD desires to propose; and

•
after the conclusion of such three-business-day period, the Board determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by TD, that such acquisition proposal continues to constitute a superior proposal and failure to take such action would continue to be inconsistent with its fiduciary duties under applicable law.

Notwithstanding any recommendation change, unless the merger agreement has been terminated, Cowen agreed in the merger agreement that the special meeting will be convened and the merger agreement will be submitted to the stockholders of Cowen at the special meeting. In addition, unless the merger agreement is terminated in accordance with its terms, Cowen has agreed that it will not submit any acquisition proposal to its stockholders for approval.
Cowen agreed in the merger agreement it will only adjourn or postpone the special meeting if:
•	on the date of the special meeting, there are insufficient shares of common stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting;
•	on the date of the special meeting, Cowen has not received proxies representing a sufficient number of shares of common stock necessary for the requisite Cowen vote; or
•	required by applicable law to ensure that any required supplement or amendment to this proxy statement is provided to the holders of common stock a reasonable amount of time prior to such meeting.
Without the prior written consent of TD, Cowen may not adjourn or postpone the special meeting for more than seven (7) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate.
In this proxy statement, we refer to “acquisition proposal” as, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in:
•	any acquisition or purchase, direct or indirect, of twenty-five percent or more of the consolidated assets of Cowen and its subsidiaries or twenty-five percent or more of the common stock;
•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent or more of the common stock; or
•
a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Cowen or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent or more of the consolidated assets of Cowen and its subsidiaries.

In this proxy statement, we refer to “superior proposal” as a bona fide written acquisition proposal that the Board, after consultation with its outside counsel and its financial advisors, determines in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fee, including those provided for in the merger agreement, expense reimbursement provisions and all conditions to consummation) and the person making the proposal, is:
•
more favorable from a financial point of view to Cowen’s stockholders than the transactions contemplated by the merger agreement (taking into account any proposal by TD to amend the terms of the merger agreement pursuant to the section of the merger agreement relating to a recommendation change); and

•	reasonably likely to be consummated on the terms set forth therein.

Provided, however, that for purposes of this definition of superior proposal, references to “twenty-five percent” in the definition of acquisition proposal will be deemed to be references to “fifty percent.”
In this proxy statement, we refer to “intervening event” as any effect, change, event, circumstance, condition, occurrence or development that does not relate to an acquisition proposal and is not known by, or reasonably foreseeable to, the Board as of August 1, 2022 (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Board as of August 1, 2022); provided that a change, in and of itself, in the trading price of Cowen’s stock, the fact, in and of itself, that Cowen meets or exceeds any revenue or earnings projections or any internal financial projections or any change or prospective change, in and of itself, in the credit rating of Cowen will not be taken into account in determining whether an intervening event has occurred (it being understood that the underlying causes of such change or fact will be taken into account in determining whether a intervening event has occurred).
Conditions to the Completion of the Merger
Cowen’s and each of the TD parties’ respective obligations to complete the merger are subject to the satisfaction, at or prior to the effective time, of the following conditions:
•
the Cowen stockholder approval (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Cowen Stockholder Approval” beginning on page 99 of this proxy statement) shall have been obtained;

•	the requisite regulatory approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated; and
•
no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition (each, a “legal restraint”) enjoining, preventing, prohibiting or otherwise making illegal the consummation of the merger shall be in effect, and no law, statute, rule, regulation, order, injunction or decree (each, a “legal prohibition”) shall have been enacted, entered, promulgated or enforced by any governmental entity which enjoins, prevents, prohibits or otherwise makes illegal the consummation of the merger.

The obligation of the TD parties to effect the merger is also subject to the satisfaction, or waiver by TD parties, at or prior to the effective time, of the following conditions:
•
other than the representations and warranties described in (ii) of this paragraph, (i) all representations and warranties of Cowen set forth in the merger agreement (read without giving effect to any qualification as to materiality or company material adverse effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to the article of the merger agreement relating to Cowen’s representations and warranties) shall be true and correct in all respects as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) certain representations and warranties of Cowen relating to capitalization and the absence of changes or events (in each case after giving effect to the lead-in to the article of the merger agreement relating to Cowen’s representations and warranties) shall be true and correct (other than, in the case of the representation relating to capitalization, such failures to be true and correct as are de minimis), in each case, as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and certain representations and warranties of Cowen relating to corporate organization of Cowen, Cowen’s corporate authority, broker fees, state takeover laws and the fairness opinion of Ardea (in each case, after giving effect to the lead-in to the article of the merger agreement relating to Cowen’s representations and warranties) that (A) is qualified by materiality or company material adverse effect shall be trued and correct in all respects as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (B) is not qualified by materiality or company material adverse effect shall be true and correct in all material respects as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct (without giving effect to any qualification as to materiality or company material adverse effect set forth in such representations or warranties) unless the failure or failures of such representations and warranties to be so true and correct would have or reasonably be expected to have, either individually or in the aggregate, a company material adverse effect. TD shall have received a certificate dated as of the closing date and signed on behalf of Cowen by the Chief Executive Officer or the Chief Financial Officer of Cowen to the foregoing effect;
•
Cowen shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and TD shall have received a certificate dated as of the closing date and signed on behalf of Cowen by the Chief Executive Officer or the Chief Financial Officer of Cowen to such effect;

•	no requisite regulatory approval shall have resulted in the imposition of any materially burdensome regulatory condition; and
•
the total consolidated assets of Cowen shall be less than the $10 billion threshold set forth in Section 163(b) of the Dodd Frank Act and Cowen shall be “substantially engaged” in activities that are financial in nature, incidental to a financial activity, or otherwise permissible for the financial holding company under section 4(c) of the BHC Act (12 U.S.C. 1843(c)), all within the meaning of 12 C.F.R. 225.85(a)(3), as of the closing date.

The obligation of Cowen to effect the merger is also subject to the satisfaction, or waiver by Cowen, at or prior to the effective time, of the following conditions:
•
all representations and warranties of the TD parties set forth in the merger agreement (read without giving effect to any qualification as to materiality or parent material adverse effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to the article of the merger agreement relating to the TD parties’ representations and warranties) shall be true and correct in all respects as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date);provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or parent material adverse effect set forth in such representations or warranties) would have or reasonably be expected to have, either individually or in the aggregate, a parent material adverse effect. Cowen shall have received a certificate dated as of the closing date and signed on behalf of TD by the Chief Executive Officer or the Chief Financial Officer of TD to the foregoing effect; and

•
each TD party shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and Cowen shall have received a certificate dated as of the closing date and signed on behalf of TD by the Chief Executive Officer or the Chief Financial Officer of TD to such effect.

Neither Cowen, TD nor Merger Sub can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Cowen stockholder approval (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Cowen Stockholder Approval” beginning on page 99 of this proxy statement) under the following circumstances:
•	by mutual written consent of Cowen and TD;
•
by either TD or Cowen if (i) any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and nonappealable (provided Cowen shall not have a termination right under this clause (i) with respect to the denial of any requisite regulatory approval, if TD has irrevocably waived receipt of such requisite regulatory approval as a condition to the closing) or (ii) any governmental entity of competent jurisdiction will have issued a final and nonappealable legal restraint or legal prohibition enjoining, preventing, prohibition or otherwise making illegal the consummation of the merger, unless the principal cause of such legal restraint or legal prohibition will be the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party set forth in the merger agreement;
•
by either Cowen or TD if the merger has not been consummated on or before August 1, 2023 (such time or such later time agreed in writing by Cowen and TD, the “termination date”), unless the principal cause of the failure of the closing to occur by such date is the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Cowen or TD (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there has been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Cowen, in the case of a termination by TD, or TD, in the case of a termination by Cowen, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of certain conditions set forth in the merger agreement and which are not cured within forty-five (45) days following written notice to Cowen, in the case of a termination by TD, or TD, in the case of a termination by Cowen, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
prior to the time the Cowen stockholder approval is obtained, by TD, if Cowen or the Board has made a recommendation change (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events” beginning on page 105 of this proxy statement) ;

•	by either Cowen or TD, if the Cowen stockholder approval has not been obtained upon a vote thereon taken at the special meeting (including any adjournment or postponement thereof); or
•
prior to the time the Cowen stockholder approval is obtained, by Cowen in order to enter into an alternative acquisition agreement with respect to a superior proposal if the Board authorizes Cowen to enter into an alternative acquisition agreement in response to a superior proposal, to the extent permitted by the merger agreement, provided that concurrently with such termination, Cowen pays, or causes to be paid, to TD the termination fee pursuant to the merger agreement.

Effect of Termination
If the merger agreement is terminated as provided in the merger agreement, the merger agreement will become void and have no effect, and none of TD, Cowen, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that (i) certain provisions of the merger agreement will survive the termination, including those relating to confidentiality, public announcements, the insurance policy, the effect of termination, and other general provisions and (ii) neither Cowen nor TD will be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of the merger agreement. “Willful and material breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, the merger agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under the merger agreement.
Termination Fee
Cowen will be required to pay TD a termination payment of $42,250,000.00 in cash (the “Cowen termination fee”), if the merger agreement is terminated in the circumstances set forth below.
For the purposes of this section of the proxy statement, references to “twenty-five percent” in the definition of acquisition proposal will be deemed to be references to “fifty percent.”
•	TD terminates the merger agreement because Cowen or the Board has made a recommendation change;

•
if, prior to the time the Cowen stockholder approval (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Cowen Stockholder Approval” beginning on page 99 of this proxy statement) is obtained, Cowen terminates the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal;

•
if a bona fide acquisition proposal has been communicated or otherwise made known to Cowen or the Board (and not withdrawn at least two (2) business days prior to the special meeting) or any person has publicly announced (and not publicly withdrawn at least two (2) business days prior to the special meeting) an acquisition proposal, in each case, with respect to Cowen, and thereafter:

○
the merger agreement is terminated by either Cowen or TD pursuant to (a) the third bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement without the Cowen stockholder approval having been obtained (and all other conditions set forth in certain sections of the merger agreement were satisfied or were capable of being satisfied prior to such termination), (b) the fourth bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement as a result of a willful and material breach by Cowen of any of its obligations, covenants or other agreements set forth in the merger agreement or (c) the sixth bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement; and

○
prior to the date that is twelve months after the date of such termination, Cowen enters into a definitive agreement, or consummates, a transaction with respect to any acquisition proposal (whether or not the same acquisition proposal).

Expense Reimbursement
TD will be required to reimburse Cowen for (a) $10,000,000 for fees and expenses of third party advisors (including legal, accounting, investment banking and financial advisors, experts and consultants) and other transaction costs, (b) the aggregate face amount of employee retention awards which have been allocated (or reallocated) and communicated to employees after August 1, 2022 (for additional information, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Parent Retention Awards” beginning on page 0 of this proxy statement) and (c) the reimbursable premium amount (the amounts described in clauses (a), (b) and (c), collectively, the “TD expense reimbursement”) if the merger agreement is terminated in the circumstances set forth below:
•
TD or Cowen terminates the merger agreement pursuant to the third bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement, and at the time of such termination the conditions set forth in certain other sections of the merger agreement shall have been satisfied or waived or be capable of being satisfied, except that any requisite regulatory approval, other than the NRC Approval, the CSA Approval, the CFIUS Approval or any springing approval (each as defined in the section entitled “The Merger—Regulatory Approvals in Connection with the Merger” beginning on page 79 of this proxy statement), had not been obtained;

•
Cowen terminates the merger agreement pursuant to the fourth bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement as a result of a willful and material breach by TD of the section of the merger agreement related to reasonable best efforts and regulatory matters; or

•
TD or Cowen terminates the merger agreement pursuant to the second bullet set forth under the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108 of this proxy statement (but only if the applicable denial, legal restraint or legal prohibition relates to any requisite regulatory approval other than the NRC Approval, the CSA Approval, the CFIUS Approval or any springing approval (each as defined in the section entitled “The Merger—Regulatory Approvals in Connection with the Merger” beginning on page 79 of this proxy statement)).

Notwithstanding the foregoing:
•
TD shall have no obligation to pay the TD expense reimbursement pursuant to the first bullet if a breach of the merger agreement by Cowen was the principal cause of the failure of any of the above conditions set forth under the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 107 of this proxy statement to be satisfied; and

•
TD shall have no obligation to pay the TD expense reimbursement pursuant to the third bullet if a breach of the merger agreement by Cowen was the principal cause of the denial, legal restraint or legal prohibition giving rise to the termination right.

In no event shall Cowen be required to pay the Cowen termination fee or TD be required to pay the TD expense reimbursement, in each case, more than once.
If Cowen or TD (as applicable, the “obligor”) fails promptly to pay the Cowen termination fee or TD expense reimbursement (as applicable, the “owed amounts”) when due pursuant to the merger agreement, and, in order to obtain such payment, TD or Cowen (as applicable, the “obligee”) commences a suit which results in a judgment for the obligor to pay the owed amounts, the obligor shall pay the costs and expenses of the obligee (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, the obligor shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The owed amounts (and any related amounts payable by the obligor pursuant to this paragraph), except in the case of fraud, shall be the sole remedy of the obligee in the event of a termination of the merger agreement in accordance with the merger agreement pursuant to which the owed amounts are payable by the obligor.
Expenses Generally
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the Cowen stockholder approval; provided, however, that after receipt of the Cowen stockholder approval, there may not be, without further approval of the stockholders of Cowen, any amendment of the merger agreement that requires such further approval under applicable law. The merger agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties thereto.
At any time prior to the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties thereto, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any certificate delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement. Any agreement on the part of a party thereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
No Third-Party Beneficiaries
The merger agreement is not intended to and does not confer upon any person, other than the parties to the merger agreement, any rights or remedies under or by reason of the merger agreement except as otherwise provided.
Specific Performance
Cowen and TD will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

Governing Law; Venue
The merger agreement is governed by Delaware law. The exclusive venue for any action or proceeding in respect of any claim arising out of or related to the merger agreement or the transactions contemplated by the merger agreement is the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court in the State of Delaware.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of common stock as of September 12, 2022 by (i) each person or group who is known by the Company to be a beneficial owner of 5% or more of common stock, (ii) each director of the Company, (iii) each of the Company’s executive officers and (iv) all directors and executive officers of the Company as a group.
Beneficial ownership of common stock is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, the Company believes based on the information provided to the Company that each person and entity named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person or entity. Applicable percentage of beneficial ownership is based on 28,014,299 shares of common stock outstanding on September 12, 2022. Shares of common stock subject to company equity awards currently exercisable or that will be settled or exercisable within sixty (60) days after September 12, 2022 are deemed to be outstanding and beneficially owned by the person holding the company equity awards for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Unless otherwise indicated, the address of each named person is c/o Cowen Inc., 599 Lexington Avenue, New York, NY 10022.
Beneficial Ownership of Holders of 5% or More of Common Stock, Directors and Executive Officers:
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock
Holders of 5% or more of Common Stock:
BlackRock, Inc.(1)	2,656,131	9.5%
The Vanguard Group, Inc.(2)	1,665,344	5.9%
Magnetar Capital, LLC(3)	1,626,807	5.8%
Azora Capital LP(4)	1,497,441	5.4%
Directors and Executive Officers:
Brett H. Barth(5)	113,229	*
Katherine E. Dietze(6)	85,459	*
Gregg A. Gonsalves(7)	15,612	*
Lorence Kim(8)	38,184	*
Steven Kotler(9)	95,291	*
Lawrence E. Leibowitz(10)	50,020	*
Margaret L. Poster(11)	24,406	*
Douglas A. Rediker(12)	72,280	*
Jeffrey M. Solomon	682,184	2.4%
John Holmes	220,131	*
Stephen A. Lasota	257,055	*
Owen S. Littman(13)	204,292	*
All directors and executive officers as a group (12 persons, but not including any former executive officer)	1,858,143	6.6%
*	indicates ownership of less than 1% of issued and outstanding shares.
(1)
As disclosed on Schedule 13G/A filed on February 3, 2022, the holdings of BlackRock, Inc. (“BlackRock”) consist of an aggregate of 2,656,131 shares, of which BlackRock has sole dispositive power over 2,656,131 shares and sole voting power over 2,493,395 shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(2)
As disclosed on Schedule 13G/A filed on February 9, 2022, the holdings of The Vanguard Group, Inc. (“Vanguard”) consist of an aggregate of 1,665,344 shares, of which Vanguard has: (i) sole dispositive power over 1,615,975 shares, (ii) sole voting power over 0 shares, (iii) shared dispositive power over 49,369 shares and (iv) shared voting power over 343,028 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
As disclosed on Schedule 13D filed on August 3, 2022, the holdings of Magnetar Capital LLC (“Magnetar Capital”) consist of an aggregate of 1,626,807 shares, of which Magnetar Capital has: (i) shared dispositive power over 1,626,807 shares and (ii) shared voting power over 1,626,807 shares. Magnetar Capital’s address is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(4)
As disclosed on Schedule 13G filed on February 14, 2022, the holdings of Azora Capital LP (“Azora Capital”) consist of an aggregate of 1,497,441 shares, of which Azora Capital has: (i) shared dispositive power over 1,497,441 shares and (ii) shared voting power over 1,497,441 shares. Azora Capital’s address is 3350 Virginia Street, Suite 219, Coconut Grove, FL 33133.

(5)
The amount presented includes (i) 4,142 fully-vested RSUs that will be delivered to Mr. Barth on October 27, 2022 in accordance with the terms of the award agreement between the Company and Mr. Barth and (ii) 13,298 other fully-vested RSUs that will be delivered to Mr. Barth in accordance with the terms of the award agreement between the Company and Mr. Barth.

(6)	The amount presented includes 67,602 fully-vested RSUs that will be delivered to Ms. Dietze in accordance with the terms of the award agreement between the Company and Ms. Dietze.
(7)	The amount presented includes 15,612 fully-vested RSUs that will be delivered to Mr. Gonsalves in accordance with the terms of the award agreement between the Company and Mr. Gonsalves.
(8)	The amount presented includes 8,184 fully-vested RSUs that will be delivered to Mr. Kim in accordance with the terms of the award agreement between the Company and Mr. Kim.
(9)	The amount presented includes 70,291 fully-vested RSUs that will be delivered to Mr. Kotler in accordance with the terms of the award agreement between the Company and Mr. Kotler.
(10)	The amount presented includes 42,020 fully-vested RSUs that will be delivered to Mr. Leibowitz in accordance with the terms of the award agreement between the Company and Mr. Leibowitz.
(11)	The amount presented includes 10,859 fully-vested RSUs that will be delivered to Ms. Poster in accordance with the terms of the award agreement between the Company and Ms. Poster.
(12)	The amount presented includes 72,280 fully-vested RSUs that will be delivered to Mr. Rediker in accordance with the terms of the award agreement between the Company and Mr. Rediker.
(13)	Includes 275 shares held in custodial accounts on behalf of Mr. Littman's children

MARKET PRICE AND DIVIDEND INFORMATION
Shares of common stock are listed on the Nasdaq Global Select Market under the trading symbol “COWN”. The table below provides the high and low intra-day trading prices for shares of common stock, as reported by the Nasdaq Global Select Market, and the quarterly cash dividends declared per share, for the periods indicated.
	High	Low	Quarterly Dividend
2022
July 1, 2022 through [ ], 2022	$[ ]	$23.25	$0.12
Second quarter	$27.52	$21.36	$0.12
First quarter	$37.23	$25.62	$0.12

2021
Fourth quarter	$39.93	$33.15	$0.10
Third quarter	$42.20	$31.74	$0.10
Second quarter	$44.07	$34.81	$0.10
First quarter	$43.17	$23.40	$0.08

2020
Fourth quarter	$28.13	$15.47	$0.08
Third quarter	$19.00	$14.91	$0.04
Second quarter	$16.42	$8.46	$0.04
First quarter	$18.30	$5.75	$0.04

2019
Fourth quarter	$16.63	$13.55	—
Third quarter	$18.36	$14.94	—
Second quarter	$17.26	$14.66	—
First quarter	$17.28	$13.10	—
On July 1, 2022, the last full trading day prior to published market speculation regarding a potential sale of the Company, the closing price for shares of class A common stock was $24.04 per share. The $39.00 per share to be paid for each share of common stock pursuant to the merger agreement represents a premium of approximately 62% over the closing price on July 1, 2022. On [ ], 2022, the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of class A common stock on the Nasdaq Global Select Market was $[ ]. You are encouraged to obtain current market quotations for shares of class A common stock in connection with voting your common stock.
As of the close of business on the record date, there were [ ] shares of common stock outstanding and entitled to vote, held by [ ] Cowen stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.
Pursuant to the terms of the merger agreement, the Company is prohibited from making, declaring, paying or setting a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of the Company or any of its subsidiaries, except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.12 per share of common stock, (B) dividends paid by any of the Company’s subsidiaries to the Company or any of its wholly owned subsidiaries, (C) dividends provided for and paid on preferred stock in accordance with the terms of such preferred stock and (D) the acceptance of shares of common stock as payment for withholding taxes incurred in connection with the vesting or settlement of awards of Company RSUs or Company PSUs, in each case, in accordance with past practice and the terms of the applicable stock plans and award agreements thereunder. Dividends are declared and paid at the discretion of the Board. The Board may change the Company’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future. For more information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Dividends” beginning on page 79 of this proxy statement.
HOUSEHOLDING
The SEC has approved rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.
Brokers with account holders who are stockholders of the Company may be “householding” proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to Cowen Inc., Attention: Investor Relations Department, 599 Lexington Avenue, New York, NY 10022. Company stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS
The Company will hold an annual meeting of stockholders in 2023 only if the merger has not already been completed. If an annual meeting is held, any stockholder who meets the requirements of the proxy rules under the Exchange Act, may submit proposals to the Board to be presented at the 2023 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Company’s Secretary at the Company’s principal executive offices at 599 Lexington Avenue, New York, NY 10022, no later than January 27, 2023 in order to be considered for inclusion in the proxy materials to be disseminated by the Board for such annual meeting. If the date of the 2023 annual meeting is called for a date that is not within 30 days before or after the first anniversary of June 23, 2022, the date of the previous year’s annual meeting, the proposal must be received no later than a reasonable time before the Company begins to print and mail its proxy materials.
The Company’s bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, notice from a stockholder who wishes to present a proposal for consideration at the 2023 annual meeting must be received by the Company’s Secretary at its principal executive offices at the address set forth above no later than March 25, 2023 and no earlier than February 23, 2023. The Company’s bylaws also specify requirements as to the form and content of a stockholder’s notice. To be considered timely under these provisions, notice from a stockholder who wishes to nominate a person for consideration as a director at the 2023 annual meeting must be received by the Company’s Secretary at its principal executive offices at the address set forth above no later than January 27, 2023 and no earlier than December 28, 2022. The Company’s bylaws also specify requirements as to the form and content of a stockholder’s notice and as to the elegiblity of nominees. If the date of the 2023 annual meeting is moved by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received no later than the close of business on the tenth day following the earlier of (i) the date on which notice of the date of the 2023 annual meeting was mailed and (ii) the date on which public disclosure of the date of the 2023 annual meeting was made.
The chairman of the meeting may declare that any stockholder proposal or nomination be disregarded if it is not made in compliance with the applicable notice provisions.

APPRAISAL RIGHTS
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of common stock or preferred stock (together, “appraisal stock”) under Section 262 of the DGCL (“Section 262”) and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of appraisal stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of appraisal stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of appraisal stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of appraisal stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
A holder of record or a beneficial owner of shares of appraisal stock who (i) continuously holds such shares through the effective time of the merger (the “effective time”), (ii) has not consented to or otherwise voted in favor of the merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares, and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of appraisal stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than twenty (20) days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262.
If you elect to demand appraisal of your shares of appraisal stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of appraisal stock before the taking of the vote on the merger, which demand must reasonably inform us of the identity of the holder of record of shares of appraisal stock for which appraisal is demanded and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement; you must hold your shares of appraisal stock continuously through the effective time; and you must comply with the other applicable requirements of Section 262.
A stockholder who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:
Cowen Inc.
599 Lexington Avenue, New York, NY 10022
A record holder who holds shares of appraisal stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of appraisal stock covered by such demand. Where the number of shares of appraisal stock is not expressly stated, the demand will be presumed to cover all shares of appraisal stock outstanding in the name of such record owner.
Within ten (10) days after the effective time, the surviving corporation must give written notice that the merger has become effective to each of (1) the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and (2) any beneficial owner who has demanded appraisal under Section 262. At any time within sixty (60) days after the effective time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that person’s shares of appraisal stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal.
Within one hundred twenty (120) days after the effective time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of appraisal stock held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the surviving corporation to file an appraisal petition, and persons seeking to exercise appraisal rights should assume that the Company and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of appraisal stock. Accordingly, persons who desire to have their shares of appraisal stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty (120) days after the effective time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
In addition, within one hundred twenty (120) days after the effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of appraisal stock not voted in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of holders of such shares. Such statement must be given within ten (10) days after the written request therefor has been received by the surviving corporation or within ten (10) days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within twenty (20) days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of appraisal stock and with whom the surviving corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.

If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of appraisal stock and who hold shares represented by certificates to submit their certificates of shares of appraisal stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. If immediately before the merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delware Court will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.
Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of appraisal stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of appraisal stock as determined by the Delaware Court, and (2) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the person.
When the fair value of the shares of appraisal stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the surviving corporation does not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of appraisal stock is less than the merger consideration.
In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that

“elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.
The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of appraisal stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.
Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of appraisal stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.
No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within sixty (60) days after the effective time. If no petition for appraisal is filed with the Delaware Court within one hundred twenty (120) days after the effective time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available through the Company’s Investor Relations page (http://www.cowen.com/investor-relations). The information contained in or linked to or from our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement. Copies of any of these documents may be obtained free of charge at the SEC’s web site (http://www.sec.gov) or by writing to Cowen Inc., Attn: Owen Littman, at 599 Lexington Avenue, New York, NY, 10022 or at Owen.Littman@cowen.com.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 27, 2022;
•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022; and
•	our Current Reports on Form 8-K filed on August 1, 2022, July 29, 2022, June 28, 2022, April 29, 2022, February 15, 2022, January 26, 2022 and January 4, 2022.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise therein.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among
COWEN INC.,

THE TORONTO-DOMINION BANK,

and
CRIMSON HOLDINGS ACQUISITION CO.

Dated as of August 1, 2022

A-i

A-ii

Annex A	–	Requisite Regulatory Approvals
Exhibit A	–	Form of Certificate of Incorporation of Surviving Corporation
A-iii

INDEX OF DEFINED TERMS
Term	Location
2020 PSUs	Section 1.8(c)(i)
Acceptable Confidentiality Agreement	Section 6.9(b)(i)
Acquisition Proposal	Section 6.9(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.9(b)(i)
Ardea Partners	Section 3.7
BHC Act	Section 9.15
CARES Act	Section 3.10(m)
Certificate of Merger	Section 1.3
CFIUS Approval	Annex A
Chosen Courts	Section 9.9(b)
Class A Company Common Stock	Section 1.5(a)
Class B Company Common Stock	Section 1.5(a)
Client	Section 9.15
Closed Performance Company PSU	Section 1.8(c)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(d)
Common Dissenting Shares	Section 1.10(a)
Company	Preamble
Company 401(k) Plan	Section 6.5(e)
Company Advisory Subsidiary	Section 3.24(a)
Company Agent	Section 3.26(a)
Company Benefit Plans	Section 3.11(a)
Company Board Recommendation	Section 6.3(a)
Company Broker-Dealer Subsidiary	Section 3.27(a)
Company Bylaws	Section 3.1(a)
Company Charter	Section 3.1(a)
Company Common Stock	Section 1.5(a)
Company Compensation Committee	Section 1.8(c)(i)
Company DCAs	Section 9.15
Company Disclosure Letter	Article III
Company Dividend Equivalents	Section 1.8(e)
Company ERISA Affiliate	Section 3.11(a)
Company Indemnified Parties	Section 6.6(a)
Company Insurance Subsidiary	Section 3.26(a)
Company Investment Advisory Contract	Section 9.15
Company Material Adverse Effect	Section 9.15
Company Meeting	Section 6.3(a)
Company Preferred Stock	Section 1.7
Company PSUs	Section 9.15
Company Qualified Plans	Section 3.11(c)
Company Real Property	Section 3.17
Company Regulatory Agreement	Section 3.15
Company Reports	Section 3.12
Company RSUs	Section 9.15
Company SEC-Registered Subsidiaries	Section 3.27(a)
Company Springing Approvals	Annex A
Company Subsidiary	Section 3.1(b)
A-iv

Term	Location
Company Termination Fee	Section 8.2(b)
Compensation Awards	Section 1.8(f)
Confidentiality Agreement	Section 6.2(b)
Constituent Documents	Section 9.15
Continuation Period	Section 6.5(a)
Continuing Employee	Section 6.5(a)
Credit Agreement	Section 9.15
CSA	Annex A
CSA Approval	Annex A
Deferred Director RSUs	Section 1.8(d)
Delaware Secretary	Section 1.3
DGCL	Section 1.1
Director RSU	Section 1.8(d)
Dissenting Shares	Section 1.10(b)
Effective Time	Section 1.3
EnergySolutions	Annex A
Enforceability Exceptions	Section 3.3(a)
Environmental Law	Section 9.15
ERISA	Section 3.11(a)
Exception Shares	Section 1.5(a)
Exchange Act	Section 9.15
Exchange Agent	Section 2.1
Exchange Fund	Section 2.1
Exchange Ratio	Section 9.15
Excluded Funds	Section 9.15
Executive Officer	Section 9.15
FHN Transaction Agreement	Section 6.1(d)
FINRA	Section 9.15
FOCI	Annex A
FSMA	Annex A
Fund	Section 9.15
GAAP	Section 9.15
Governmental Entity	Section 9.15
HCR Funds	Section 9.15
IIROC	Annex A
Indenture	Section 9.15
Intellectual Property	Section 9.15
Intervening Event	Section 9.15
Investment Advisers Act	Section 3.24(a)
IRS	Section 3.11(b)
IT Assets	Section 3.13(c)
Legal Prohibition	Section 7.1(c)
Legal Restraint	Section 7.1(c)
Liens	Section 9.15
Material Contract.	Section 3.14(a)
Materially Burdensome Regulatory Condition	Section 6.1(d)
Merger	Recitals
Merger Consideration	Section 1.5(a)
Merger Sub	Preamble
Multiemployer Plan	Section 3.11(a)
A-v

Term	Location
Multiple Employer Plan	Section 3.11(e)
New Plans	Section 6.5(d)
Note Purchase Agreement	Section 9.15
NRC	Annex A
NRC Approval	Annex A
NYDFS	Annex A
Obligee	Section 8.2(g)
Obligor	Section 8.2(g)
Old Certificate	Section 1.5(b)
Open Performance Company PSU	Section 1.8(c)(i)
Owed Amounts	Section 8.2(g)
Pandemic	Section 9.15
Pandemic Measures	Section 9.15
Parent	Preamble
Parent 401(k) Plan	Section 6.5(e)
Parent Common Share	Section 9.15
Parent Disclosure Letter	Article IV
Parent Expense Reimbursement	Section 8.2(e)
Parent Material Adverse Effect	Section 9.15
Parent Parties	Preamble
PBGC	Section 3.11(d)
Permissibility Thresholds	Section 9.15
Permitted Liens	Section 9.15
Personal Data	Section 3.13(b)
Pooled Vehicle	Section 9.15
Preferred Dissenting Shares	Section 1.10(b)
Premium Cap	Section 6.6(b)
President	Annex A
Proceedings	Section 3.9(a)
Proxy Statement	Section 3.4
Recommendation Change	Section 6.3(b)
Regulatory Agencies	Section 9.15
Reimbursable Premium Amount	Section 6.19
Reimbursement Trigger Approval	Section 9.15
Related Party	Section 3.19
Representatives	Section 9.15
Requisite Company Vote	Section 3.3(a)
Requisite Regulatory Approvals	Section 6.1(c)
Sarbanes-Oxley Act	Section 3.6(c)
Scheduled Assets	Section 5.2(c)
SEC	Section 9.15
Securities Act	Section 9.15
Security Breach	Section 3.13(c)
SFO	Annex A
SRO	Section 9.15
Stock Plans	Section 9.15
Stop Loss Policy	Section 6.19
Subsidiary	Section 9.15
Superior Proposal	Section 6.9(d)
Surviving Corporation	Recitals
A-vi

Term	Location
Takeover Statutes	Section 3.20
Tax	Section 9.15
Tax Return	Section 9.15
Taxes	Section 9.15
Termination Date	Section 8.1(c)
Volcker Rule	Section 9.15
willful and material breach	Section 8.2
A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of August 1, 2022 (this “Agreement”), by and among The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), Cowen Inc., a Delaware corporation (“Company”), and Crimson Holdings Acquisition Co., a Delaware corporation and an indirect, wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, “Parent Parties”).
RECITALS
A. The Boards of Directors of each of Parent, Merger Sub and Company have determined that it is in the best interests of their respective companies and, in the case of Merger Sub and Company, their stockholders, to consummate the transactions provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Company (the “Merger”) with Company as the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
B. In furtherance thereof, the respective Boards of Directors of each of Parent, Merger Sub and Company have adopted this Agreement and approved the transactions contemplated hereby (including the Merger), the Board of Directors of Company has resolved to submit this Agreement to its stockholders for adoption and to recommend that its stockholders adopt this Agreement and approve the transactions contemplated hereby (including the Merger) and the Board of Directors of Merger Sub has resolved to submit this Agreement to Parent (as Merger Sub’s sole stockholder) for adoption and to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement and approve the transactions contemplated hereby (including the Merger); and
C. In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

THE MERGER
Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.
Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on the third (3rd) business day following the date on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) unless another date, time or place is agreed to in writing by Parent and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 1.3 Effective Time. On or (if agreed by Company and Parent) prior to the Closing Date, Company shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) with respect to the Merger (the “Certificate of Merger”). The Merger shall become effective at such time as is specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL, or at such other time as shall be provided by applicable law (such time, the “Effective Time”).
Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.
Section 1.5 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any securities of Parent or Company:
(a) Each share of the Class A Common Stock, par value $0.01 per share, of Company (the “Class A Company Common Stock”) issued and outstanding immediately prior to the Effective Time and each share of the Class B Common Stock, par value $0.01 per share, of Company (the “Class B Company Common Stock” and, together with the Class A Company Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (in each case, except for (i) shares of Company Common Stock owned by Company or Parent (in each case, other than shares of Company Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, or (B) held, directly or indirectly, in respect of a debt previously contracted (collectively, the “Exception Shares”)) and (ii) Common Dissenting Shares) shall be converted into the right to receive from Parent (or, at the election of Parent, Merger Sub or another wholly owned direct or indirect Subsidiary of Parent) an amount in cash equal to $39.00, without interest (the “Merger Consideration”).
(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate or book-entry account statement (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2, without any interest thereon.
(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by (i) Company (in each case, other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor and (ii) Parent (in each case, other than the Exception Shares) shall be converted into such number and type of shares of the Surviving Corporation as is agreed by Parent and the Surviving Corporation, and, upon such conversion, each such share of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.
Section 1.6 Surviving Corporation Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 1.7 Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any securities of such companies, each share of Company’s 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time (except for Preferred Dissenting Shares) shall remain issued and outstanding.
Section 1.8 Treatment of Compensation Awards.
(a) Company RSUs.
(i) At the Effective Time, except as otherwise agreed in writing between Parent and any individual holder of an outstanding Company RSU, each Company RSU (other than a Director RSU) under the Stock Plans that is or will become vested at the Effective Time in accordance with its terms shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), as soon as practicable after the Effective Time through the Surviving Corporation’s payroll, an amount in cash equal to (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any such Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(ii) At the Effective Time, except as otherwise agreed in writing between Parent and any individual holder of a Company RSU, each outstanding Company RSU (other than a Director RSU)

under the Stock Plans that is not and will not become vested at the Effective Time in accordance with its terms shall be assumed by Parent and will be subject to the same terms and conditions applicable to such Company RSU immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Stock Plan or applicable award agreement), except that such Company RSU shall be in respect of a number of Parent Common Shares that is equal to (x) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio.
(b) Company DCAs.
(i) At the Effective Time, except as otherwise agreed in writing between Parent and any individual holder of an outstanding Company DCA, each outstanding Company DCA under the Stock Plans that is or will become vested at the Effective Time in accordance with its terms shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company DCA to receive (without interest), as soon as practicable after the Effective Time through the Surviving Corporation’s payroll, an amount in cash equal to the sum of (x) the amount of such Company DCA and (y) the amount of then-accrued and unpaid interest calculated in accordance with the terms of the applicable award agreement, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company DCA that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(ii) At the Effective Time, except as otherwise agreed in writing between Parent and any individual holder of an outstanding Company DCA, each outstanding Company DCA under the Stock Plans that is not and will not become vested at the Effective Time in accordance with its terms shall be assumed by Parent and will be subject to the same terms and conditions applicable to such Company DCA immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment and payment of accrued interest on any outstanding Company DCA, in each case, as set forth in the applicable Stock Plan or applicable award agreement).
(c) Company PSUs.
(i) At the Effective Time, except as otherwise agreed in writing between Parent and any individual holder of an outstanding Company PSU, each outstanding Company PSU granted under the Stock Plans for which, as of immediately prior to the Effective Time, the applicable performance period is not complete (each, an “Open Performance Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be assumed by Parent and will be subject to the same terms and conditions applicable to such Open Performance Company PSU immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Stock Plan or applicable award agreement), except that such Open Performance Company PSU shall no longer be subject to performance-based vesting conditions, and such Open Performance Company PSU shall be in respect of a number of Parent Common Shares that is equal to (x) the number of shares of Company Common Stock underlying such Open Performance Company PSU immediately prior to the Effective Time, assuming achievement of applicable performance goals at target level, multiplied by (y) the Exchange Ratio; provided, that, with respect to all Open Performance Company PSUs for which the applicable performance period ends on or before December 31, 2022 (“2020 PSUs”), the number of Parent Common Shares underlying such Open Performance Company PSUs shall be determined based on actual achievement of applicable performance goals as reasonably determined by the compensation committee of the Board of Directors of Company (the “Company Compensation Committee”) prior to the Closing in accordance with the terms of the applicable award agreement.
(ii) At the Effective Time, each outstanding Company PSU granted under the Stock Plans for which, as of immediately prior to the Effective Time, the applicable performance period is complete but has not yet been settled (each, a “Closed Performance Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Closed Performance Company PSU to receive (without interest), as soon as practicable after the Effective Time through the Surviving Corporation’s payroll, an amount in cash equal to (x) the number of shares of Company Common Stock underlying such Closed Performance Company PSU immediately prior to the Effective Time, based on actual achievement of applicable performance goals as reasonably determined by the Company Compensation Committee prior to the Closing in accordance with the terms of the applicable award agreement, multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided that, with respect to any Closed Performance Company PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(d) Director RSUs. At the Effective Time, each Company RSU held by a current or former non-employee director of Company (a “Director RSU”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Director RSU to receive (without interest), as soon as reasonably practicable after the Effective Time, an amount in cash equal to (i) the number of shares of Company Common Stock subject to such Director RSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration; provided that, with respect to any Director RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code (the “Deferred Director RSUs”) and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(e) Any dividend equivalent rights associated with any Company RSU, Company PSU or Director RSU (collectively, the “Company Dividend Equivalents”) (i) credited in the form of additional Company RSUs, Company PSUs or Director RSUs, as applicable, shall be treated in the same manner as the award to which such dividend equivalent rights relate in accordance with this Section 1.8 and (ii) credited in the form of cash shall be paid at the same time or times the award to which such dividend equivalent rights relate is paid or settled in accordance with this Section 1.8, in each case, consistent with the terms of the applicable Stock Plan and award agreement immediately prior to the Effective Time.
(f) At or prior to the Effective Time, Company and the Board of Directors of Company (and the Company Compensation Committee), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Company RSUs, Company DCAs, Company PSUs, Director RSUs and Company Dividend Equivalents (collectively, the “Compensation Awards”) pursuant to Section 1.8(a) through Section 1.8(e).
(g) Notwithstanding anything in Section 1.8(a) through Section 1.8(e) to the contrary, but subject to Section 7.1(a), to the extent the terms of any Compensation Award (i) granted on or after the date of this Agreement and not in violation of this Agreement or (ii) mutually agreed by a party hereto and a holder of any Compensation Award expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 1.8, then in the case of each of clauses (i) and (ii), the terms of such Compensation Award, as applicable or so agreed by such party and such holder, shall control (and the applicable provisions of this Section 1.8 shall not apply).
(h) At Parent’s election, the Surviving Corporation will enter into an agreement with Parent or one or more of Parent’s affiliates pursuant to which the Surviving Corporation will reimburse directly or indirectly Parent for expenses associated with the obligations assumed by Parent pursuant to this Section 1.8.
Section 1.9 Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a) The certificate of incorporation of the Surviving Corporation shall by virtue of the Merger be amended in the form set forth as Exhibit A, until duly amended in accordance with the terms thereof and applicable law and consistent with the obligations set forth in Section 6.6 of this Agreement.
(b) Subject to the obligations set forth in Section 6.6 of this Agreement, the bylaws of the Surviving Corporation shall by virtue of the Merger be amended to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Cowen Inc.”), until duly amended in accordance with the terms thereof and applicable law and consistent with the obligations set forth in Section 6.6 of this Agreement.
Section 1.10 Dissenting Shares.
(a) Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, collectively, the “Common Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 1.5 and instead shall be canceled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL. Each Common Dissenting Share held by a stockholder of Company who has failed to perfect, otherwise waived, effectively withdrawn or lost his, her or its rights to appraisal of such Common Dissenting Share pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration upon surrender of the Old Certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 2.2.
(b) Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), all shares of Company Preferred Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, collectively, the “Preferred Dissenting Shares” and, together with the Common Dissenting Shares, the “Dissenting Shares”) will not remain issued and outstanding as provided in Section 1.7 and instead shall be canceled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL. Each Preferred Dissenting Share held by a stockholder of Company who has failed to perfect, otherwise waived, effectively withdrawn or lost his, her or its rights to appraisal of such Preferred Dissenting Share pursuant to Section 262 of the DGCL will thereupon be deemed to have remained issued and outstanding in accordance with Section 1.7.
(c) Company shall give Parent (i) prompt written notice and copies of any written demands for appraisal or withdrawals or attempted withdrawals of such demands, and any other related instruments that are received by Company relating to demands of appraisal, and (ii) the opportunity to direct all negotiations and legal proceedings with respect to any demand for appraisal under the DGCL, including any determination to make any payment to any holder of Dissenting Shares with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the legal proceedings with respect to any demand for appraisal; provided that nothing in this Agreement shall obligate Company to make any payment or settle any demand that is not conditioned upon the occurrence of the Effective Time. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands or agree to any of the foregoing.
Section 1.11 Directors and Officers of the Surviving Corporation.
(a) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Constituent Documents of the Surviving Corporation and applicable law.
(b) The officers of Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Constituent Documents of the Surviving Corporation and applicable law.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION
Section 2.1 Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to Company (the “Exchange Agent”) on terms and conditions reasonably acceptable to Company, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, cash in an amount sufficient to allow the Exchange Agent to make all payments required pursuant to this Article II (the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.
Section 2.2 Exchange Procedures.
(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of one or more Old Certificates representing shares of Company Common Stock (except for Exception Shares or Common Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the consideration to which such person may be entitled pursuant to Section 1.5 and this Article II. Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, the amount of cash to which such holder is entitled pursuant to Section 1.5 and this Article II, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued with respect to any Merger Consideration to be delivered upon surrender of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate (other than Old Certificates representing Exception Shares and Common Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration.
(b) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.
(c) Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(d) Parent shall be entitled to deduct and withhold, or cause its Subsidiaries, including Merger Sub, or the Exchange Agent to deduct and withhold, from the Merger Consideration or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Compensation Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. If Parent determines that it or any of its Subsidiaries is required to deduct or withhold any amount from any payment to be made pursuant to this Agreement (in each case, other than in respect of deductions or withholding arising in connection with payments treated as compensation for applicable tax purposes), Parent shall provide notice to Company of Parent’s intent to deduct or withhold such amount and the basis for such deduction or withholding at least fifteen (15) days before any such deduction or withholding is made to the extent reasonably practicable, or shall otherwise provide such notice as promptly as reasonably practicable, and Parent shall reasonably cooperate with Company in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for Company to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
(e) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration payable pursuant to this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY
Except (i) as disclosed in the disclosure letter delivered by Company to Parent concurrently herewith (the “Company Disclosure Letter”) (it being understood that (a) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed materially untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item would have or reasonably be expected to have a Company Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed disclosure with respect to, and shall be deemed to qualify, (1) any other section of this Article III specifically referenced or cross-referenced and (2) all other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections) or (ii) as disclosed in any Company Reports filed with or furnished to the SEC by Company since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures (other than statements of historical fact included therein) contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Parent as follows:
Section 3.1 Corporate Organization.
(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the amended and restated certificate of incorporation of Company (the “Company Charter”) and the second amended and restated bylaws of Company (the “Company Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Company to Parent.
(b) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted and (iv) there are no restrictions on the ability of Company or any Subsidiary of Company to pay dividends or distributions except, in the case of Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. No Company Subsidiary is an insured depository institution.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a complete and correct list of (i) all of Company’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act) and (ii) all other persons that are not direct or indirect wholly owned Subsidiaries of Company with respect to which Company directly or indirectly through any affiliate (including any Fund or Pooled Vehicle) (A) owns (1) 5% or more of the voting equity securities or voting equity interests (including any interest in a partnership or joint venture of any kind) or (2) 25% or more of the total equity securities or total equity interests (including any interest in a partnership or joint venture of any kind), along with the percentage ownership held by Company or its affiliates (including on a class or series basis, if applicable), but excluding any shares held in Company’s trading book for ordinary course securities business activities, (B) has the right to appoint or elect (or has appointed or elected) one or more members of the board of directors, board of managers or similar governing body, which schedule also indicates for which persons and Company or its affiliates have the right to appoint or elect a majority of such board or other governing body or (C) acts as general partner, managing member or the equivalent. The foregoing schedule includes the jurisdiction of incorporation or organization of all such persons.
Section 3.2 Capitalization.
(a) The authorized capital stock of Company consists of 62,500,000 shares of Class A Company Common Stock, 62,500,000 shares of Class B Company Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of July 29, 2022, there were (i) 27,657,078 shares of Class A Company Common Stock issued and outstanding; (ii) no shares of Class B Company Common Stock issued and outstanding; (iii) 120,750 shares of Company Preferred Stock issued and outstanding (with a then-current “Conversion Rate” of 39.2214 and no “Fundamental Change Make-Whole Premium” due at a “Stock Price” at or above $38.82 per share (in each case, as such terms are defined in the Certificate of Designations for the Company Preferred Stock)); (iv) awards of Company RSUs outstanding representing 5,149,424 shares of Class A Company Common Stock; and (v) awards of Company PSUs outstanding representing 940,844 shares of Class A Company Common Stock assuming the achievement of target performance (and, in the case of 2020 PSUs, 66,667 additional shares of Class A Common Stock assuming the achievement of 200% performance). As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, Company is current on all dividends payable on the outstanding shares of Company Preferred Stock. There are no bonds, debentures, notes or other indebtedness outstanding that have the right to vote on any matters on which stockholders of Company may vote. Other than the awards of Company RSUs and Company PSUs outstanding as of the date of this Agreement and Company Preferred Stock issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Company, or contracts, commitments, understandings or arrangements by which Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Company or that otherwise obligate Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than the awards of Company RSUs and Company PSUs, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Company or any of its Subsidiaries is a party with respect to the voting or transfer of Company Common Stock, capital stock or other voting or equity securities or ownership interests of Company or granting any stockholder or other person any registration rights.
(b) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
Section 3.3 Authority; No Violation.
(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Company and its stockholders, has adopted this Agreement and approved the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Company’s stockholders, for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Assuming the accuracy of the representations in Section 4.6, except the adoption of this Agreement and approval of the transactions contemplated hereby (including the Merger) by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of Class A Company Common Stock (the “Requisite Company Vote”), no other corporate proceedings on the part of Company are necessary to adopt this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b) Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby (including the Merger), nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
Section 3.4 Consents and Approvals. Except for (a) the filing of the applications, filings or notices to or with the Governmental Entities listed in Annex A and expiration of the applicable waiting period or approval of or non-objection to such applications, filings and notices, (b) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), (c) any filings required by the Exchange Act, the Securities Act, state securities or state “blue sky” laws, (d) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and (e) any filings or consents required solely by reason of the participation of Parent (as opposed to any third party) in the Merger, including any requirements which become applicable to Company solely as a result of the specific regulatory status of Parent (or any of its affiliates), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation by Company of the Merger and the other transactions contemplated hereby, except where the failure to make such filings or registrations or to obtain such consents or approvals would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, Company has no knowledge that, after the date hereof, any application, filing or notice to or with any Governmental Entity, other than those listed in Annex A, will or would reasonably be expected to become necessary to permit the consummation by the parties hereto of the Merger and the other transactions contemplated by this Agreement.
Section 3.5 Reports. Company and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to timely file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2020, except where such proceedings or investigations would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) there is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (ii) since January 1, 2020, there have been no formal or, to the knowledge of Company, informal inquiries by any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries.
Section 3.6 Financial Statements.
(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of cash flows, consolidated statements of equity and consolidated statements of condition of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2020, no independent public accounting firm of Company has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business since March 31, 2022, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not have or reasonably be expected to have, either individually or in the aggregate, Company Material Adverse Effect. Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, in each case, that have not been subsequently remediated and (ii) to the knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.
(d) To the knowledge of Company, since January 1, 2020, no material written or other complaints regarding accounting, internal accounting controls or auditing matters have been received by Company. To the knowledge of Company, since January 1, 2020, no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Company or any officer, director, employee or agent thereof to Company’s chief legal officer, audit committee (or to another committee comprised solely of directors not employed directly or indirectly by Company) of the Board of Directors of Company or the Board of Directors of Company, pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act.
Section 3.7 Broker’s Fees. With the exception of the engagement of Ardea Partners LP (“Ardea Partners”) and SenaHill Securities, LLC (for whom Tod Perkins, registered representative of SenaHill Securities, LLC provided all services through Perkins Advisors, LLC), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Set forth in Section 3.7 of the Company Disclosure Letter are the fees (or, if such fees are based on a formula in the engagement letter, Company’s good faith estimate of such fees and the formula used to calculate the same) provided for in connection with the foregoing engagements by Company.
Section 3.8 Absence of Certain Changes or Events.
(a) Since December 31, 2021, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b) Since December 31, 2021 through the date of this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
Section 3.9 Legal and Regulatory Proceedings.
(a) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) neither Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (collectively, “Proceedings”); and (ii) to the knowledge of Company, there are no outstanding or threatened Proceedings against any of Company’s or its Subsidiaries’ current or former directors or executive officers in their capacities as such.
(b) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, there is no judgment, order, writ, decree or injunction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

Section 3.10 Taxes and Tax Returns. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect:
(a) Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all respects.
(b) Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns automatically obtained in the ordinary course of business).
(c) All Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.
(d) Each of Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.
(e) In the last six (6) years, no written claim has been made by a Governmental Entity in a jurisdiction in which Company or any of its Subsidiaries (as applicable) does not file Tax Returns that Company or such Subsidiary (as applicable) is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(f) Neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries.
(g) Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries or pursuant to agreements which both (i) were not primarily related to Taxes and (ii) were entered into in the ordinary course of business consistent with past practice).
(h) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company or any of its Subsidiaries) or (ii) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements which both (A) were not primarily related to Taxes and (B) were entered into in the ordinary course of business consistent with past practice).
(i) Neither Company nor any of its Subsidiaries has been, within the past two (2) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.
(j) Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(k) No private letter rulings, closing agreements, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity within the six (6) year period immediately preceding the date of this Agreement with respect to Company or any of its Subsidiaries that would bind Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing Date.
(l) Neither Company nor any of its Subsidiaries owns any “bank owned life insurance” policies or “company owned life insurance” policies for which any death benefit payments would be subject to U.S. federal income taxation.

(m) Neither Company nor any of its Subsidiaries has elected to defer any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act.
Nothing in this Section 3.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount, value or availability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of Company or any of its Subsidiaries. It is agreed and understood that no representation or warranty is made by Company, any of its Subsidiaries or its affiliates in respect of Tax matters in any section of this Agreement, other than this Section 3.10 and relevant parts of Section 3.11.
Section 3.11 Employee Benefits.
(a) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan. For purposes of this Agreement, the term “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity or equity-based, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Company or any Subsidiary or any trade or business, whether or not incorporated, which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or individual independent contractor of Company or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).
(b) Company has made available to Parent true, correct and complete copies of each material Company Benefit Plan (or, in the case of any unwritten material Company Benefit Plan, a description thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter or opinion, (iv) the most recently prepared actuarial report and (v) any related trust agreement or other funding instrument.
(c) The IRS has issued a favorable determination letter or opinion with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.
(d) Except as would not result in any material liability to Company and its Subsidiaries, taken as a whole, with respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred,

(v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries and (vii) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.
(e) Except as would not result in any material liability to Company and its Subsidiaries, taken as a whole, (i) none of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and (ii) none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability that has not been satisfied in full to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(f) Except as would not result in any material liability to Company and its Subsidiaries, taken as a whole, no Company Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(g) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any prior period, have been timely made or paid in full or, to the extent not required to be previously made or paid, have been fully reflected on the books and records of Company.
(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(i) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of Company and its Subsidiaries nor any Company ERISA Affiliate nor, to Company’s knowledge, any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries or any Company ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate, or receive a reversion of assets from any Company Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(k) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(l) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of Company,

threatened unfair labor practice claims or charges against Company or any of its Subsidiaries, and (ii) since January 1, 2020, there have been no strikes, lockouts, concerted slowdowns or work stoppages or other labor disputes involving Company or any of its Subsidiaries. Neither Company or any of its Subsidiaries is party to, bound by, or negotiating any collective bargaining or similar agreement with any union, works council or other labor organization. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, there have been no pending or, to the knowledge of Company, threatened organizing efforts by any union or other group seeking to represent any current or former employees of Company or any of its Subsidiaries.
(m) Since January 1, 2020, neither Company nor any of its Subsidiaries has conducted any “plant closing” or “mass layoff” (each as defined by the Worker Adjustment and Retraining Notification Act of 1988) or any similar group layoff of employees requiring notice to a Governmental Entity pursuant to applicable state, local or foreign law, or implemented any material early retirement, exit incentive, or other group separation program, nor as to each of the foregoing has Company nor any of its Subsidiaries planned or announced any such action or program for the future.
(n) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, (i) to the knowledge of Company, no executive officer or director of Company or any of its Subsidiaries has been the subject of a pending allegation of sexual harassment or sexual assault and (ii) neither Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any executive officer or director of Company.
Section 3.12 SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC, as the case may be, since January 1, 2020 by Company pursuant to the Securities Act or the Exchange Act (the “Company Reports”) is publicly available, and no such Company Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed or furnished under the Securities Act or the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports.
Section 3.13 Compliance with Applicable Law.
(a) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) Company and its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and (ii) to the knowledge of Company, no suspension, revocation or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries have since January 1, 2020, complied with and are not in default or violation under any applicable law, including (i) all applicable laws relating to the privacy and security of data or information, including personal data, personally identifiable information, protected health information, sensitive health information or personal information under applicable law or regulation (such information, “Personal Data”) and (ii) the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Title V of the Gramm-Leach-Bliley Act, the Controlled Substances Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law relating to bank secrecy, cannabis, controlled substances, money laundering, proceeds of crime, foreign assets control, economic sanctions, digital assets, virtual currency, money transmission, the Sarbanes-Oxley Act, the CARES Act and Pandemic Measures. Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering and proceeds of crime laws in jurisdictions where Company and its Subsidiaries conduct business.
(c) Company and its Subsidiaries maintain an information security program and take commercially reasonable measures to protect the integrity, availability, continuous operation and security of all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment (collectively, “IT Assets”) used in their businesses and the privacy, security and confidentiality of the proprietary data, including Personal Data, that is stored or processed on such IT Assets and is used in their businesses against any (i) loss or misuse of such data, (ii) unauthorized access, acquisition, use or disclosure or unlawful operations performed upon such IT Assets or data thereon or (iii) other act or omission that compromises the availability or productivity of such IT Assets or privacy, security or confidentiality of the data thereon (clauses (i) through (iii), a “Security Breach”). To the knowledge of Company, since January 1, 2019, Company has not experienced any Security Breach, Breach (as defined in 45 C.F.R. § 164.402) or Security Incident (as defined in 45 C.F.R. § 164.304) that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there are no data security or other technological vulnerabilities, viruses, malware or other corruptants with respect to the IT Assets owned by and used in Company’s or its Subsidiaries’ businesses that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in the case of each of clauses (i) through (vi), as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(e) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

Section 3.14 Certain Contracts.
(a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter or as filed with any Company Reports, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Company Benefit Plan:
(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) which contains a non-compete or client or customer non-solicitation requirement, in each case, that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;
(iii) which is a collective bargaining agreement or similar agreement with any union, works council or other labor organization;
(iv) that provides for (A) the incurrence of indebtedness by Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than trade payables, securities sold under agreements to repurchase, derivative and hedging obligations and guarantees, in each case, incurred in the ordinary course of business), (B) the guarantee, support, assumption, endorsement or material indemnification by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person (other than Company or any of its wholly owned Subsidiaries), in the case of each of clauses (A) and (B), in an aggregate principal amount of $10,000,000 or more, but, in each case, excluding any indebtedness disclosed in any Company Report filed since January 1, 2021 or entered into in the ordinary course of business or (C) the incurrence of indebtedness (or guarantees thereof) with terms that require Company to maintain a listing of such indebtedness on a stock exchange or reporting obligations under the Exchange Act (or otherwise provide substantially similar disclosure to holders of such debt);
(v) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, taken as a whole;
(vi) which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on ninety (90) days or less notice without any required payment (other than the payment of any outstanding obligation at the time of termination) or other conditions, other than the condition of notice), other than with respect to indebtedness disclosed in any Company Report(s) filed since January 1, 2021;
(vii) that is a settlement, consent decree or other similar agreement related to settlement of a legal dispute or regulatory matter and contains any continuing obligations of Company or any of its Subsidiaries reasonably expected to be in excess of $5,000,000;
(viii) that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have obligations or liabilities reasonably expected to be in excess of $5,000,000;
(ix) that relates to any material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or any material investment in a third party;
(x) grants the right to use or practice any material Intellectual Property, other than (A) non-exclusive in-licenses to commercially available software or (B) non-exclusive out-licenses to customers in the ordinary course of business;
(xi) that is with any Related Party (other than any employment agreement or other Company Benefit Plan);
(xii) that is a Company Investment Advisory Contract for a material Fund (other than the Excluded Funds); or

(xiii) which includes any restriction requiring Company or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis (including pursuant to any “most favored nation” or similar terms) that either (A) is contained in a contract, arrangement, commitment or understanding of the type described in any of clauses (i)-(xii) above or (B) is material to the Company and its Subsidiaries, taken as a whole.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Material Contract.” Company has made available to Parent true, correct and complete copies of each Material Contract in effect as of the date hereof.
(b) (i) Each Material Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (ii) Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Material Contract, except where such noncompliance or nonperformance would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (iii) to the knowledge of Company, each third-party counterparty to each Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Material Contract, except where such noncompliance or nonperformance would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (iv) neither Company nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Material Contract by any of the other parties thereto which would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto, of or under any such Material Contract, except where such breach or default would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
Section 3.15 Actions by Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has since January 1, 2020, been ordered to pay any civil money penalty by, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or its ability to consummate the transactions contemplated hereby in a timely manner (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing, or to Company’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
Section 3.16 Environmental Matters. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, Company and its Subsidiaries are in compliance, and have complied since January 1, 2020, with any Environmental Law. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Company, which liability or obligation on Company or any of its Subsidiaries pursuant to Environmental Law would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, there has been no release or disposal of or exposure to any hazardous or toxic material that would form the basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation on Company or any of its Subsidiaries pursuant to Environmental Law that would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Company is not subject to any legally binding agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation under Environmental Law with respect to the foregoing that would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
Section 3.17 Real Property. Neither Company nor any of its Subsidiaries owns any real property. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, Company or one or more of its Subsidiaries is the lessee of all leasehold estates leased by Company or any of its Subsidiaries as of the date hereof (such leasehold estates, collectively the “Company Real Property”), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Company, the lessor. To the knowledge of Company, there are no pending or threatened condemnation proceedings against the Company Real Property.
Section 3.18 Intellectual Property. Company and its Subsidiaries own (in each case, free and clear of any Liens (other than Permitted Liens)), all Intellectual Property owned or purported to be owned by Company and its Subsidiaries which is material to the conduct of its business as currently conducted. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect: (i) the operation of Company’s and its Subsidiaries’ businesses does not infringe, misappropriate or otherwise violate the Intellectual Property rights other than patents (and to the knowledge of Company, patents) of any third person; (ii) since January 1, 2020, Company has not received any written communication alleging from any person that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of Company, no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by Company or its Subsidiaries; (iv) since January 1, 2020, neither Company nor any of its Subsidiaries has received any written notice of any pending claim contesting or challenging the ownership or validity of any Intellectual Property owned by Company or any Company Subsidiary; (v) the Intellectual Property registrations and applications that are, in each case, owned by Company and its Subsidiaries, which are set forth in Section 3.18 of the Company Disclosure Letter, are subsisting and unexpired, and, to the knowledge of Company, valid and enforceable; and (vi) Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Company and its Subsidiaries.
Section 3.19 Related Party Transactions. As of the date hereof, except as set forth in any Company Reports and except for any Company Benefit Plan, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or Executive Officer of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) (each, a “Related Party”) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
Section 3.20 State Takeover Laws. Assuming the accuracy of the representations in Section 4.6, the Board of Directors of Company has adopted this Agreement and approved the transactions contemplated hereby (including the Merger) and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the restrictions of Section 203 of the DGCL and any other potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the organizational documents of Parent or Merger Sub (collectively, with any similar provisions of the Company Charter or Company Bylaws, “Takeover Statutes”).
Section 3.21 Opinion. Prior to the execution of this Agreement, Company has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion) from Ardea Partners to the effect that as of the date thereof and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by Ardea Partners as set forth in its written opinion, the Merger Consideration to be paid to holders of the Class A Company Common Stock is fair from a financial point of view to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.22 Company Information. The information relating to Company and its Subsidiaries included in (a) the Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting or (b) the documents and financial statements of Company incorporated by reference in the Proxy Statement or any amendment or supplement thereto will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement.
Section 3.23 Insurance. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Company nor any of its Subsidiaries has received notice of any threatened termination of, or material alteration of coverage under, any insurance policies.
Section 3.24 Investment Advisor Activities.
(a) Certain Subsidiaries of Company are registered, licensed, qualified or authorized, or are required to be registered, licensed, qualified or authorized, in connection with the provision of investment management, investment advisory or sub-advisory services, or otherwise provide investment management, investment advisory or sub-advisory services (Company and each such Subsidiary, a “Company Advisory Subsidiary”). Section 3.24(a) of the Company Disclosure Letter lists the name of each Company Advisory Subsidiary and each jurisdiction in which it is, or since January 1, 2020 has been, registered, licensed, qualified, or authorized to provide investment advisory or sub-advisory services, in each case, as of the date hereof. Each Company Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and any other applicable law, except, in each case, as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b) Since January 1, 2020, each Form ADV or amendment to Form ADV of each Company Advisory Subsidiary, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) Each Company Advisory Subsidiary has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable law. Each Company Advisory Subsidiary has established all policies required to be maintained by such Company Advisory Subsidiary under applicable law, including (to the extent applicable) Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The accounts of each advisory client of Company or its Subsidiaries that are subject to ERISA or Section 4975 of the Code have been managed by the applicable Company Advisory Subsidiary in compliance with the applicable requirements of ERISA and Section 4975 of the Code, except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(e) None of the Company Advisory Subsidiaries nor any person “associated” (as defined in the Investment Advisers Act) with any Company Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor. None of Company, its Subsidiaries or any “affiliated person” (as defined under the Investment Company Act) thereof is ineligible to serve as an investment adviser to or ineligible to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) and 9(b) of the Investment Company Act and there is no proceeding or investigation pending or, to the knowledge of Company, threatened or contemplated that would reasonably be expected to become the basis for any such ineligibility.
Section 3.25 Fund Matters.
(a) Set forth in Section 3.25(a) of the Company Disclosure Letter is, as of the date hereof, (i) the name of each Fund and Pooled Vehicle, (ii) the general partner of (or entity acting in a similar capacity with respect to) such Fund, (iii) the investment adviser of such Fund or Pooled Vehicle, (iv) the jurisdiction of organization or formation of such Fund or Pooled Vehicle, (v) the status of such Fund or Pooled Vehicle under the Investment Company Act and (vi) the ownership or equity interest owned or held by Company or any Company Subsidiary in such Fund or Pooled Vehicle, including as a percentage of such Fund’s or Pooled Vehicle’s aggregate capital commitments and aggregate contributed capital.
(b) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each Fund (other than the Excluded Funds) and, to the knowledge of Company, each HCR Fund, currently is, and has since its inception been, operated in compliance with (i) applicable law, (ii) its governing documents, registration statements, prospectuses, offering documents and agreements, including its applicable Company Investment Advisory Contract, and (iii) its written investment objectives, policies and restrictions.
(c) Except as set forth in Section 3.25(c) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement shall require any consent, approval or waiver of, or notice to, any Client (or any investors therein) under any Company Investment Advisory Contract, or any limited partnership agreement, operating agreement, subscription agreement or other agreement relating to the operation of any Fund or Client, except where the failure to obtain such consent, approval or waiver, or to provide such notice, would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(d) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, no Fund is a party to any, and there are no outstanding, pending or, to the knowledge of Company, threatened Proceedings against any Fund.
(e) As of the date hereof, (i) no resolutions have been passed to remove any general partner of (or entity acting in a similar capacity with respect to) any Fund, or to terminate the investment period of any Fund, and (ii) no “key person” or similar event has occurred with respect to any Fund other than Excluded Funds (and, to the knowledge of Company, no “key person” or similar event has occurred with respect to any Excluded Fund).
(f) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, no limited partner or other investor in any Fund (other than the Excluded Funds) or, to the knowledge of Company, any HCR Fund is in default with respect to any obligations to contribute or fund capital to such Fund, and no Fund (other than the Excluded Funds) or, to the knowledge of Company, any HCR Fund is in default with respect to any obligations to contribute or fund capital to any of its underlying investments.
(g) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) all of the issued and outstanding shares or other ownership interests (as applicable) of each Fund (other than the Excluded Funds) and, to the knowledge of Company, each HCR Fund are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable), and none of such shares or other ownership interests were issued in violation of any applicable securities laws, (ii) each of the Funds (other than the Excluded Funds) and, to the knowledge of Company, each HCR Fund is duly organized and validly existing under the laws of its jurisdiction of formation or organization and (iii) each Fund (other than the Excluded Funds) and, to the knowledge of Company, each HCR Fund has full limited partnership or other power and authority to carry on its business as it is now being conducted and is in good standing in each jurisdiction where the operation or conduct of its business as presently conducted requires such qualification.
(h) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and, in each case, except with respect to the Excluded Funds (other than, to the knowledge of Company, any HCR Funds), (i) for all taxable years since its inception date, each Fund has qualified for its intended Tax classification or treatment, as reported on its most recent applicable Tax Return, including, in the case of each mutual fund, as a regulated investment company taxable under Subchapter M of Chapter 1 of the Code, and has been organized and operated in conformity with the requirements related to such intended Tax classification or treatment, and its proposed method of operation will enable it to continue to qualify for such intended Tax classification or treatment, (ii) each Fund has timely filed (or caused to be timely filed) all Taxes that are due (whether or not shown on such Tax Returns), (iii) no Fund has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened-in-writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of such Fund or its assets, (iv) each Fund has complied in all respects with all applicable Tax withholding and information reporting requirements, (v) there are no outstanding waivers or comparable consents given by any Fund regarding the application of the statute of limitations with respect to Taxes, (vi) in the last six (6) years, no written claim has been made by a Governmental Entity in a jurisdiction in which a Fund does not file Tax Returns that such Fund is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction and (vii) no Fund is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business consistent with past practice.
Section 3.26 Insurance Subsidiaries.
(a) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2020, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Company Subsidiary (“Company Agent”) wrote, sold, produced, managed, administered or procured business for a Company Subsidiary, such Company Agent was, at the time Company Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Company Agent has been since January 1, 2020, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Company Agent’s writing, sale, management, administration or production of insurance business for any Company Insurance Subsidiary (as defined below) and (iii) each Company Agent was appointed by Company or a Company Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Company Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Company Insurance Subsidiary” means each Subsidiary of Company through which insurance operations are conducted, as set forth in Section 3.26(a) of the Company Disclosure Letter.
(b) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, each Company Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.
Section 3.27 Broker-Dealer and Other SEC-Regulated Subsidiaries.
(a) Company has certain Subsidiaries that are registered, licensed, qualified or authorized, or are required to be registered, licensed, qualified or authorized, as a broker-dealer (each, a “Company

Broker-Dealer Subsidiary”), or as a municipal securities dealer or municipal advisor, in each case, in accordance with any regulatory or legal requirement applicable to such Company Subsidiary (together with Company Broker-Dealer Subsidiaries, the “Company SEC-Registered Subsidiaries”). Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect: (i) each Company SEC-Registered Subsidiary is duly registered under the Exchange Act as a broker-dealer, municipal securities dealer or municipal advisor, as applicable, with the SEC and any other applicable regulator and is in compliance with the applicable provisions of the Exchange Act and other applicable law, including applicable net capital requirements and customer protection requirements thereof; (ii) each Company Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SRO and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each Company SEC-Registered Subsidiary (and each registered representative thereof) is duly registered, licensed, qualified or authorized as required, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered, licensed, qualified, or authorized and each such registration, license, qualification or authorization is in full force and effect and in good standing; and (iv) there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Company, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses, exceptions, qualifications or authorizations.
(b) Except as set forth in Section 3.27(b) of the Company Disclosure Letter, (i) no Company Broker-Dealer Subsidiary (excluding Cowen and Company, LLC, which is registered with the National Futures Association) is required to be registered, licensed, qualified or authorized in any jurisdiction outside of the United States of America, or to be registered with the Commodity Futures Trading Commission or a member of the National Futures Association; and (ii) except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each natural person whose functions require him or her to be registered, licensed, qualified or authorized as a representative or principal of and registered with one or more Company Broker-Dealer Subsidiaries is so registered, licensed, qualified or authorized with FINRA and all applicable states and other jurisdictions and no such person is registered, licensed, qualified or authorized with more than one broker-dealer in any jurisdiction where such multiple registrations would violate any law.
(c) (i) Each Company Broker-Dealer Subsidiary has established and maintained in compliance with applicable law (A) written supervisory procedures and a supervisory control system, (B) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (C) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (D) written policies and procedures designed to detect, prevent and mitigate identity theft and (E) written recordkeeping policies and procedures; or (ii) except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Broker-Dealer Subsidiary for which any of the written policies described in the foregoing clause (i) are not established or maintained at the Company Broker-Dealer Subsidiary level, such Company Broker-Dealer Subsidiary complies with written policies and procedures of Company corresponding thereto.
(d) Each Company Broker-Dealer Subsidiary currently maintains and, at all times since January 1, 2020, has maintained, capital (including, as applicable, “net capital” as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum capital required to be maintained by it under applicable law (including applicable “net capital” requirements under the Exchange Act).
(e) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company SEC-Registered Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Company Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker, government securities dealer or municipal advisor under

Section 15, Section 15B or Section 15C of the Exchange Act or any rule of any SRO and (ii) there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Company, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).
Section 3.28 Risk Management Instruments. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or any of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Company, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.
Section 3.29 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Company in this Article III or in any certificate delivered pursuant to Article VII, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III or in any certificate delivered pursuant to Article VII, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Company acknowledges and agrees that neither Parent nor any other person on behalf of Parent has made or is making, and Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered pursuant to Article VII.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES
Except (i) as disclosed in the disclosure letter delivered by Parent Parties to Company concurrently herewith (the “Parent Disclosure Letter”) (it being understood that (a) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed materially untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Parent Parties that such item represents a material exception or fact, event or circumstance or that such item would have a Parent Material Adverse Effect and (c) any disclosures made with respect to a section of this Article IV shall be deemed disclosure with respect to, and shall be deemed to qualify, (1) any other section of this Article IV specifically referenced or cross-referenced and (2) all other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections) or (ii) as disclosed in reports filed with or furnished to the SEC by Parent since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures (other than statements of historical fact included therein) contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent Parties hereby represent and warrant to Company as follows:

Section 4.1 Corporate Organization. Parent is duly organized, validly existing and in good standing as a Schedule I bank under the Bank Act (Canada), is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each Parent Party has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each Parent Party is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.2 Authority; No Violation.
(a) Each Parent Party has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of each Parent Party. The Board of Directors of each Parent Party has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of such company and its stockholders, has adopted this Agreement and approved the transactions contemplated hereby (including the Merger) and Merger Sub has directed that this Agreement be submitted to its sole stockholder for adoption and has adopted a resolution of the foregoing effect. Except for such stockholder adoption, no other corporate proceedings on the part of any Parent Party are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Parent Party and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each Parent Party, enforceable against such Parent Party in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(b) Neither the execution and delivery of this Agreement by each Parent Party, nor the consummation by each Parent Party of the transactions contemplated hereby (including the Merger), nor compliance by each Parent Party with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of any Parent Party, as applicable, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any Parent Parties or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any Parent Party or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Parent Party or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.3 Consents and Approvals. Except for (a) the filing of the applications, filings or notices to or with the Governmental Entities listed in Annex A and expiration of the applicable waiting period or approval of or non-objection to such applications, filings and notices, (b) the filing with the SEC of the Proxy Statement and (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by each Parent Party of this Agreement or (ii) the consummation by each Parent Party of the Merger and the other transactions contemplated hereby. As of the date hereof, Parent Parties have no knowledge that, after the date hereof, any application, filing or notice to or with any Governmental Entity, other than those listed in Annex A (but excluding any application, filing or notice to or with any Governmental Entity set forth in Section 4.3 of the Parent Disclosure Letter), will or would reasonably be expected to become necessary to permit the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.4 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect Subsidiary of Parent. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement (other than activities in connection with its formation and other administrative activities related thereto).
Section 4.5 No Other Transactions. Except as set forth in Section 4.5 of the Parent Disclosure Letter, as of the date hereof, neither Parent nor any of its affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration in the Merger. Except as set forth in Section 4.5 of the Parent Disclosure Letter, as of the date hereof, none of Parent, Merger Sub, or any of their respective officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of Company’s directors, officers, employees or affiliates the subject of which is related to the Merger or any of the other transactions contemplated by this Agreement.
Section 4.6 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their “affiliates” is or has been during the past three years an “interested stockholder” of Company, as such terms are defined in the DGCL. As of the date hereof, neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock, in each case, other than shares of Company Common Stock held in (i) trust, managed, brokerage, custodial, nominee or other customer accounts, (ii) funds or other pooled investment vehicles sponsored, managed or advised or subadvised by Parent or any of its affiliates or (iii) held by Parent or its affiliates in the ordinary course of their securities, derivatives, asset management, banking or similar business.
Section 4.7 Broker’s Fees. None of Parent or any of its Subsidiaries, nor any of its or their respective officers or directors, has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Perella Weinberg Partners LP and TD Securities Inc.
Section 4.8 Legal and Regulatory Proceedings.
(a) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of its or their respective current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, there is no judgment, order, writ, decree or injunction imposed upon Parent, any of its Subsidiaries or any of its or their respective assets.
Section 4.9 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) the documents and financial statements of Parent incorporated by reference in the Proxy Statement or any amendment or supplement thereto or (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement.
Section 4.10 Availability of Funds. As of the date of this Agreement, Parent has sufficient funds or access thereto, and Parent will at the Closing have immediately available funds in cash, to pay when due all amounts payable by it hereunder and to fulfill its obligations hereunder. Parent acknowledges that the obligations of Parent under this Agreement are not contingent upon or subject to any conditions regarding Parent’s, its affiliates’, or any other person’s ability to obtain financing or otherwise to raise capital for the consummation of the transactions contemplated hereby, including the payment of the Merger Consideration.
Section 4.11 No Other Representations or Warranties.
(a) Except for the representations and warranties made by each Parent Party in this Article IV or in any certificate delivered pursuant to Article VII, no Parent Party nor any other person makes any express or implied representation or warranty with respect to Parent Parties, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each Parent Party hereby disclaims any such other representations or warranties.
(b) Each Parent Party acknowledges and agrees that neither Company nor any other person has made or is making, and Parent and Merger Sub have not relied on, (i) any express or implied representation or warranty other than those contained in Article III or in any certificate delivered pursuant to Article VII, (ii) any oral or written information presented to Company or any of its affiliates or representatives in the course of Parent’s due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby or (iii) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) expressly contemplated, required or permitted by this Agreement (including as set forth in the Company Disclosure Letter), (ii) specifically directed by Parent or any of its affiliates, (iii) required by law, (iv) may be necessary or commercially reasonable in response to a Pandemic or Pandemic Measures, subject to Company providing Parent with advance notice in respect of any such action (unless it is not reasonably practicable under the circumstances to provide such prior notice, in which case Company shall provide notice to Parent as soon as reasonably practicable) or (v) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (A) conduct its business in the ordinary course in all material respects and (B) maintain and preserve substantially intact its business organization, employees and advantageous business relationships that are material to Company.
Section 5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) expressly contemplated, required or permitted by this Agreement (including as set forth in the Company Disclosure Letter), (ii) specifically directed by Parent or any of its affiliates, (iii) required by law, or (iv) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), Company shall not, and shall not permit any of its Subsidiaries to:
(a) other than in the ordinary course of business, and except for borrowings under Company’s revolving credit facility up to the amount of the commitments available thereunder as of the date of this Agreement, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly owned Subsidiaries to Company or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than Company or any of its wholly owned Subsidiaries), in each case, in excess of $10,000,000 in the aggregate;
(b)
(i) adjust, split, combine or reclassify any capital stock;
(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Company or Company Subsidiary, except (A) regular quarterly cash dividends by

Company at a rate not in excess of $0.12 per share of Company Common Stock, (B) dividends paid by any of the Company Subsidiaries to Company or any of its wholly owned Subsidiaries, (C) dividends provided for and paid on Company Preferred Stock in accordance with the terms of such Company Preferred Stock and (D) the acceptance of shares of Company Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of awards of Company RSUs or Company PSUs, in each case, in accordance with past practice and the terms of the applicable Stock Plans and award agreements thereunder;
(iii) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Company or any Company Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Company or any Company Subsidiary, except (A) pursuant to the settlement of awards of Company RSUs or Company PSUs which are outstanding as of the date hereof (or issued after the date hereof in accordance with the terms of this Agreement), in accordance with their terms as in effect as of the date hereof and (B) for issuances of shares of Class B Company Common Stock upon the conversion of shares of Class A Company Common Stock or issuances of shares of Class A Company Common Stock upon the conversion of shares of Class B Company Common Stock or shares of Company Preferred Stock, in each case, in compliance with the Company Charter and the Certificate of Designations for the Company Preferred Stock, as applicable;
(c) (i) sell, transfer, mortgage, encumber, abandon, allow to lapse, fail to renew, license, lease or otherwise dispose of any of its properties, rights or assets or any business (A) set forth in Section 5.2(c) of the Company Disclosure Letter (the “Scheduled Assets”) or (B) valued in excess of $10,000,000 individually or $20,000,000 in the aggregate for all such assets and businesses, in the case of each of clauses (A) and (B), to any individual, corporation or other entity other than a wholly owned Subsidiary, or (ii) cancel, release or assign any indebtedness to, or claims held by, any such person in excess of $100,000 individually or $500,000 in the aggregate for all such indebtedness and claims, in the case of each of clauses (i) and (ii), other than in the ordinary course of business (provided that, for the avoidance of doubt, no such sale or disposition of the Scheduled Assets shall be considered in the ordinary course of business) and, in the case of clause (ii) only, other than any forgiveness of outstanding forgivable loans in accordance with their terms;
(d) make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than (A) a wholly owned Company Subsidiary, or (B) investments in or acquisitions for Company’s Investment Banking division, Markets division or Research division; provided that, in the case of this clause (B), no such investment or acquisition shall be in excess of $10,000,000 individually or $20,000,000 in the aggregate for all such investments and acquisitions; provided further that Company shall provide fifteen (15) business days’ advance notice of any such investment or acquisition (even if below such thresholds) and, if Parent determines in good faith, after consultation with Company and its Representatives, that such investment or acquisition would be impermissible for Parent to make under applicable law, including the BHC Act, Volcker Rule or Bank Act (in each case without the prior approval of any Governmental Entity), or would otherwise be inconsistent with Parent’s company-wide investment policies or risk management framework, then Company shall not be permitted to make such investment or acquisition;
(e) except in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Material Contract (provided that, for purposes of this clause (e), the references to “$5,000,000 per annum” in Section 3.14(a)(vi) shall be deemed references to “$2,000,000”), or make any material change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into (or thereafter terminate, materially amend, or waive any material provision of) any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, as applicable: (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than routine administrative amendments that would not materially increase the benefits provided thereunder or the cost thereof to Company and its Subsidiaries, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (A) in connection with a promotion or change in responsibilities permitted under clause (viii) of this Section 5.2(f) and to a level consistent with similarly situated peer employees, (B) in base salary or wages or annual cash bonus opportunity that is in the ordinary course of business consistent with past practice and with respect to an employee who is not an Executive Officer or division head, or (C) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, in each case determined in accordance with the terms of the applicable Company Benefit Plan and in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation to any current or former employee, officer, director or individual consultant, other than contemplated by clause (ii)(C) above, (iv) accelerate the payment, vesting or funding of or under any Company Benefit Plan or of any compensation or benefit, (v) grant to any current or former employee, officer, director or individual consultant any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code, (vi) with respect to any Company Benefit Plan, (A) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or (B) except as may be required by GAAP, change any actuarial or other assumption used to calculate the funding obligations with respect to such Company Benefit Plan or change the manner in which contributions are made or the basis on which contributions are calculated with respect to such Company Benefit Plan, in each case, except in the ordinary course of business consistent with past practice, (vii) terminate the employment or services of any employee who is an Executive Officer or division head, other than for cause, (viii) hire any employee (or promote or change the responsibilities of any employee) to a position of Executive Officer or division head, or (ix) provide any employee with a guaranteed bonus, other than a guaranteed bonus with respect to a period of one year or shorter for a newly hired employee in the ordinary course of business consistent with past practice;
(g) enter into, establish or adopt any collective bargaining or similar agreement with any union, works council, or other labor organization, or recognize any union, works council, or other labor organization as the representative of any of the employees of Company or any of its Subsidiaries;
(h) settle any material claim, suit, action or proceeding, except for such settlements involving monetary remedies not in excess of $2,000,000 individually or $5,000,000 in the aggregate (in each case, excluding payment of any net insurance proceeds) and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation after consummation of the Merger; provided that Company shall provide Parent with advance notice of any settlement;
(i) amend the Company Charter, the Company bylaws or comparable governing documents of any of Company’s Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
(j) materially restructure or materially change its investment securities, wholesale funding or derivatives portfolios or its interest rate exposure, through purchases, sales or otherwise, or the manner in which any such portfolio is classified or reported;
(k) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law;
(l) enter into any material new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its investment, underwriting, risk and asset liability management and other operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(m) (i) make, change or revoke any material Tax election, (ii) change an annual Tax accounting period, (iii) adopt or change any material Tax accounting method, (iv) file any material amended Tax

Return, (v) enter into any material closing agreement with respect to Taxes, (vi) settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a material refund of Taxes or (vii) initiate any voluntary disclosure with, or request any ruling from, any Governmental Entity except (in the case of clause (vii)) in the ordinary course of business;
(n) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(o) make any loans or extensions of credit, except (A) intercompany loans to a wholly owned Company Subsidiary, (B) loans or extensions of credit to employees in the ordinary course of business provided that in no event shall any such loans or extensions of credit be in excess of $250,000 in a single transaction or $2,000,000 in the aggregate, (C) margin loans to customers in the ordinary course of business in accordance with Company’s existing policies and procedures provided that in no event shall any such margin loans be in excess of $3,000,000,000 in the aggregate outstanding at any time or (D) other extensions of credit in the ordinary course of business not in excess of $1,000,000 in a single transaction or $5,000,000 in the aggregate;
(p) incur any capital expenditures or any obligations or liabilities in respect thereof, except in an amount not exceeding $10,000,000 in the aggregate;
(q) make any material adverse change to the security or operation of the IT Assets used in its business or its posted privacy policies, except as required by applicable law;
(r) form or sponsor any new Fund or Pooled Vehicle;
(s) (i) enter into any agreement with any existing investor in a Fund or any existing Client, in each case, granting concessions on material economic terms with respect to such Fund or such Client’s applicable Company Investment Advisory Contract, or (ii) agree to an amendment or waiver of the provisions of the applicable Company Investment Advisory Contract or Fund documentation that has the effect of materially adjusting the amount of fees, carried interest or other revenues payable to Company or its Subsidiaries, or materially adjusting the timing of payment of such amounts; or
(t) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.1  Reasonable Best Efforts; Regulatory Matters.
(a) Subject to the terms and conditions of this Agreement (including the other provisions of this Section 6.1), each of Company and Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied and to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Termination Date), the Merger and the other transactions contemplated by this Agreement.
(b) Promptly after the date of this Agreement (with Company to use reasonable best efforts for such filing to be made within forty (40) days after the date of this Agreement), Company shall prepare and file with the SEC the Proxy Statement (which shall include the disclosure set forth in Section 6.1(b) of the Company Disclosure Letter). Company shall provide Parent with a reasonable period of time to review the Proxy Statement and any amendments thereto prior to filing and shall consider in good faith any comments from Parent. Company shall use reasonable best efforts to clear for mailing the preliminary Proxy Statement and, subject to the immediately preceding sentence, Company shall promptly file and distribute to the stockholders of Company any supplement or amendment to the Proxy Statement that Company has reasonably determined, after consultation with outside counsel, is required by applicable law.
(c) The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings necessary or advisable to consummate the transactions contemplated by this Agreement (and, in the case of the applications, notices, petitions and filings set forth on Annex A (the “Requisite Regulatory Approvals”), make such filings within forty-five (45) days of the date of this Agreement (except as otherwise set forth in Section 6.1(h) of the Company Disclosure Letter), subject to the timely receipt by the party making such filing of all necessary information from the other party as may be reasonably requested for the preparation of such filing), (ii) promptly (and no later than any deadline imposed by such Governmental Entity) supply such information and documentary material as may be reasonably responsive to any request made by any Governmental Entity in connection with such applications, notices, petitions and filings, (iii) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) as promptly as practicable, and (iv) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all information and communications appearing in any filing made with, or written materials submitted to, any third party or any Governmental Entity whose consent or approval is required for the consummation of the transactions contemplated by this Agreement and which filing is made or which materials are submitted in respect of such consent or approval. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement (including by promptly advising each other upon receiving any formal written communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement, which communication is received in respect of such consent or approval, and furnishing to the other party a copy of such communication), and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which meeting or conference is conducted in respect of such consent or approval and, to the extent permitted by such Governmental Entity, give the other party or its counsel the opportunity to attend and participate in such meetings and conferences; provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any such meeting or conference with any such Governmental Entity in connection with or affecting the transactions contemplated by this Agreement which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and subject to applicable law.
(d) In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent or any of its Subsidiaries (and Company and its Subsidiaries shall not be permitted without the prior written consent of Parent) to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the Requisite Regulatory Approvals that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, or (ii) the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole (which, for the purpose of this sentence, shall be deemed to be the same size as Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”). Nothing contained in this Section 6.1 shall be deemed to prohibit or restrict Parent and its affiliates from closing the pending acquisition of First Horizon Corporation and the other transactions contemplated by the Agreement and Plan of Merger, dated as of February 27, 2022, by and among Parent, First Horizon Corporation and certain other parties thereto (the “FHN Transaction Agreement”) on the terms and conditions set forth in the FHN Transaction Agreement as in effect and publicly disclosed as of the date hereof. Nothing contained in this Agreement shall require, or be deemed to require, Company or any of its Subsidiaries to take (and, without the prior written consent of Parent, Company and its Subsidiaries shall not take) any action with respect to the assets, operations or business of Company or any of its Subsidiaries, or commit to take any such action, or agree to any such action, in connection with obtaining any permits, consents, approvals or authorizations of any third parties or Governmental Entities unless such action, commitment or agreement is conditioned upon, or will only take effect at or after, the Closing.
(e) Parent, Merger Sub and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Requisite Regulatory Approvals, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub or Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
(f) Parent, Merger Sub and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.
(g) Parent, Merger Sub and Company shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to obtain each material consent, authorization, order or approval of, or any exemption by, any third party (other than a Governmental Entity) that is required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement; provided, in connection therewith, in no event shall Parent, Merger Sub, Company or their respective Subsidiaries be required to make or agree to make (and, without the prior consent of Parent, in no event shall Company or its Subsidiaries make or agree to make) any payments to any third party, concede or agree to concede anything of monetary or economic value, amend or otherwise modify any contract to which it is a party or bound or commence, defend or participate in any action.
(h) In furtherance of the foregoing, Company and Parent shall take such actions as are set forth in Section 6.1(h) of the Company Disclosure Letter.
(i) Without limiting Section 6.1(d), none of the parties hereto shall knowingly take any action (including a business acquisition, sale or other strategic transaction) that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, including the Merger, or materially impair such party’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, including the Merger, on a timely basis, including as set forth in Section 6.1(i) of the Company Disclosure Letter.
Section 6.2 Access to Information; Confidentiality.
(a) To the extent permitted by applicable laws and as may be reasonable in light of Pandemic Measures, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent and Merger Sub, reasonable access upon prior reasonable notice, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, personnel, IT Assets and records (other than any of the foregoing that relate to the negotiation of this Agreement or any alternative transactions), as is reasonably necessary for Parent and Merger Sub in connection with Parent’s planning for the integration of systems (including information technology systems) and business operations after the Effective Time or for purposes of preparing for the Merger or the other transactions contemplated hereby, including providing reasonable updates on Company’s and its Subsidiaries’ businesses and, in accordance with the provisions of this Section 6.2(a), allowing Parent to conduct the activities set forth in Section 6.2(a) of Company Disclosure Letter. Parent shall use reasonable best efforts to minimize any interference with Company’s regular business operations during any such access. Neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or obligation of confidentiality owing to any third party, (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (iii) jeopardize the health or safety of any employee of Company or any of its Subsidiaries; provided that, in the case of each of clauses (i), (ii) and (iii) above, the parties shall reasonably cooperate in seeking an alternative means whereby the Parent and Merger Sub are provided access to such information in a manner that does not result in such contravention or jeopardy.
(b) All information furnished by or on behalf of Company or any of its Subsidiaries or representatives pursuant to Section 6.2(a) shall be subject to the provisions of the Confidentiality Agreement, dated April 22, 2022, between Company and Parent (the “Confidentiality Agreement”).
(c) No investigation by any party or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.
(d) Nothing contained in this Agreement shall give either Parent or Company, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.3  Company Stockholder Approval.
(a) Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) as promptly as reasonably practicable after the Proxy Statement is mailed (with Company to use reasonable best efforts to hold such meeting within forty (40) days after such mailing) for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger. Unless Company or its Board of Directors has made a Recommendation Change pursuant to Section 6.3(c), Company (and its Board of Directors) shall use its reasonable best efforts to obtain from the stockholders of Company the Requisite Company Vote, including by communicating to the stockholders of Company the recommendation of Company’s Board of Directors (and including such recommendation in the Proxy Statement) that the stockholders of Company adopt this Agreement and approve the transactions contemplated hereby (including the Merger) (the “Company Board Recommendation”).
(b) Except to the extent permitted by Section 6.3(c), Company and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Parent the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal structured as a tender offer or exchange offer or (B) reaffirm the Company Board Recommendation, in the case of each of clauses (A) and (B), after an Acquisition Proposal is made public within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after written request by Parent to do so or (v) publicly propose to do any of the foregoing (any of the foregoing described in clauses (i) through (v), a “Recommendation Change”).
(c) Notwithstanding anything in this Agreement to the contrary, subject to Section 8.1 and Section 8.2, prior to the receipt of the Requisite Company Vote, the Board of Directors of Company may make a Recommendation Change if (i) (A) the Board of Directors of Company has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.9(b), which it, after consultation with its outside counsel and its financial advisors, determines in good faith constitutes a Superior Proposal (in which event, subject to compliance with the entirety of this Section 6.3(c) and prior to the receipt of the Requisite Company Vote, the Board of Directors of Company may cause Company to terminate this Agreement pursuant to Section 8.1(g) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal) or (B) an Intervening Event has occurred, and (ii) the Board of Directors of Company, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law, in each case, if, but only if, (1) Company delivers to Parent at least three (3) business days’ prior written notice of its intention to take such action, and furnishes to Parent a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the identity of the person making such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (2) prior to taking such action, Company negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with Parent, during the three (3) business day period following Company’s delivery of the notice referred to in sub-clause (1) above (to the extent Parent desires to so negotiate) any revision to the terms of this Agreement that Parent desires to propose, and (3) after the conclusion of such three (3) business day period, the Board of Directors of Company determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by Parent pursuant to sub-clause (2) above, that, in the case of actions described in clause (i)(A) above, such Acquisition Proposal continues to constitute a Superior Proposal and in the case of actions described in either clause (i)(A) or clause (i)(B) above, failure to take such action would continue to be inconsistent with its fiduciary duties under applicable law (it being agreed that, if such action is being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the three (3) business day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two (2) business days remain to negotiate subsequent to the time Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)).
(d) Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of Company at such meeting for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger. Additionally, unless this Agreement has been terminated, Company shall not submit to or for a vote of its stockholders any Acquisition Proposal.
(e) Company shall adjourn or postpone the Company Meeting if (i) as of the date of such meeting there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting, (ii) as of the date of such meeting Company has not received proxies representing a sufficient number of shares necessary for the Requisite Company Vote or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement that Company is required to provide to its stockholders by applicable law is provided to the holders of Company Common Stock a reasonable amount of time prior to such meeting; provided, that, in the case of clauses (i) and (ii) but not clause (iii), without the prior written consent of Parent, Company shall not adjourn or postpone the Company Meeting for more than seven (7) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate.
Section 6.4 Stock Exchange Delisting. Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the Nasdaq Global Market to enable the delisting of the Company Common Stock from the Nasdaq Global Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time. In connection therewith, Company shall promptly provide such information as may be reasonably requested by Parent.
Section 6.5 Employee Benefit Plans.
(a) During the period commencing at the Effective Time and ending on December 31, 2023 (the “Continuation Period”), Parent shall cause the Surviving Corporation to provide (i) each employee of Company or any of its Subsidiaries as of the Effective Time who remains employed by Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time (a “Continuing Employee”) with an annual base salary or base wage rate, that is no less than that provided to such employee by Company and its Subsidiaries immediately prior to the Effective Time and (ii) the Continuing Employees with other employee benefits (excluding equity and equity-based compensation, deferred compensation, change-in-control, retention or transaction-related benefits and defined benefit pension and post-retirement welfare benefits) that are substantially comparable in the aggregate to those (subject to the same exclusions as the foregoing) provided to such employees by Company and its Subsidiaries immediately prior to the Effective Time. In addition, during the Continuation Period, Parent shall cause the Surviving Corporation to maintain an annual bonus incentive plan, program or arrangement for the benefit of the Continuing Employees in the ordinary course of business consistent with past practice, which provides for competitive market bonus opportunities.

(b) Parent shall, and shall cause the Surviving Corporation to, provide to each Continuing Employee whose employment is terminated by Parent or any of its affiliates during the Continuation Period, severance and termination benefits no less favorable than severance and termination benefits set forth in, and in accordance with, Section 6.5(b) of the Company Disclosure Letter.
(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) honor all obligations under the Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time, (ii) recognize and honor all of each Continuing Employee’s accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of Company or its Subsidiaries applicable to such Continuing Employee as in effect immediately prior to the Effective Time, and (iii) pay all cash bonuses (including guaranteed bonuses) and commissions that are payable to Continuing Employees with respect to the fiscal year in which the Effective Time occurs under the bonus or commission plans or arrangements of Company and its Subsidiaries, including, to the extent earned, bonuses or commissions accrued before the Effective Time, in the case of clause (iii), in accordance with the terms of the applicable bonus or commission plans or arrangements or otherwise in accordance with past practice. Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of Company under the terms of the Company Benefit Plans to which Company is a party.
(d) With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Company or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), (i) for any New Plan that is a health or welfare plan, Parent shall or shall cause the Surviving Corporation to use reasonable best efforts to (A) waive all pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, except to the extent such pre-existing condition limitations, exclusions or waiting periods would apply under the analogous Company Benefit Plan, and (B) provide each such employee and his or her eligible dependents with credit for the plan year in which the Effective Time occurs for any co-payments or deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans for the plan year in which the Effective Time occurs; and (ii) for all New Plans, Parent shall or shall cause the Surviving Corporation to use reasonable best efforts to recognize all service of each such employee with Company and its Subsidiaries (and their respective predecessors, if applicable) for purposes of vesting, eligibility to participate, benefit accruals, vacation, sick or paid-time off entitlement, retirement and severance benefits (including, for the avoidance of doubt, severance benefits under Section 6.5(b)); provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, (C) for newly-established employee benefit plans sponsored or maintained by Parent or any of its affiliates for which similarly-situated employees of Parent and its affiliates do not receive past service credit, (D) where such period of service was not recognized or credited with Company and its Subsidiaries prior to the Effective Time, or (E) to any benefit plan that is a frozen plan or provides grandfathered benefits.
(e) If requested by Parent in writing at least ten (10) business days prior to the Effective Time, Company shall cause any 401(k) plan sponsored or maintained by Company or any of its affiliates (each, a “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Parent requests that any Company 401(k) Plan be terminated, (i) Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than the day immediately preceding the Effective Time, (ii) Company shall cause the unvested portion of any participant’s account balance to become vested immediately prior to the Effective Time and (iii) prior to the Effective Time and thereafter (as applicable), Company and Parent shall take any and all action as may be required, including amendments to each Company 401(k) Plan or the corresponding 401(k) plan sponsored or maintained by Parent or one of its affiliates (the “Parent 401(k) Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash or notes (in the case of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing

Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan. If Parent requests termination of the Company 401(k) Plan prior to the Effective Time, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in the Parent 401(k) Plan and, for the avoidance of doubt, would be eligible to receive the same employer matching contributions as provided to participants in the Parent 401(k) Plan generally (in each case subject to the terms and conditions of such Parent 401(k) Plan).
(f) Following the Effective Time, Parent shall, or shall cause one of its Subsidiaries to (as applicable), take the actions set forth in Section 6.5(f) of the Company Disclosure Letter.
(g) Nothing in this Agreement shall confer upon any current or former employee, officer, director, individual independent contractor or consultant of Company or any of its Subsidiaries or affiliates any right to employment or service or to continue in the employ or service of the Surviving Corporation, Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of, and subject to, Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 6.6 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless and advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the Company Charter, the Company Bylaws and the governing or organizational documents of any Company Subsidiary as in effect on the date hereof, each present and former director, officer or employee of Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification pursuant to this Section 6.6(a). The Surviving Corporation shall reasonably cooperate with the Company Indemnified Parties, and the Company Indemnified Parties shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this Section 6.6(a), all rights to indemnification and all limitations on liability existing in favor of the Company Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by the Surviving Corporation and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.
(b) For a period of six (6) years after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that Parent or the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Company Indemnified Parties) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the transactions contemplated by this Agreement); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance which, in Parent’s or the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent (or Company, in consultation with, but only upon the consent of Parent) may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c) The obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Company Indemnified Party or affected person.
(d) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.6.
Section 6.7 Advice of Changes. Each of Parent and Company shall promptly advise the other of any effect, fact, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or Company Material Adverse Effect, respectively, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement or to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach of this Agreement shall not be deemed to constitute a violation of this Section 6.7, provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
Section 6.8 Stockholder Litigation. Each party shall give the other party prompt written notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Company shall (i) give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation, (ii) give Parent reasonable opportunity to review and comment on all filings or responses to be made by Company in connection with any such litigation, and consider in good faith Parent’s comments, and (iii) not agree to settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

Section 6.9 Acquisition Proposals.
(a) Company will, and will cause its Subsidiaries and its and their respective employees, officers and directors to (and will use its reasonable best efforts to cause its and their other Representatives to), immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal.
(b) Company shall not, and shall cause its Subsidiaries and its and their respective employees, officers and directors not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except (A) to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.9 or (B) to clarify the terms and conditions of any Acquisition Proposal) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.9) in connection with or relating to any Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Company Vote, Company receives a bona fide written Acquisition Proposal that did not result from or arise in connection with a material breach of this Section 6.9(b), Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and engage or participate in negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of Company, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Company shall enter into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to Company than the Confidentiality Agreement (provided that such confidentiality agreement need not contain a standstill) (“Acceptable Confidentiality Agreement”), which Acceptable Confidentiality Agreement shall not provide such person with any exclusive right to negotiate with Company, and Company shall substantially concurrently provide to Parent any such information which was not previously provided to Parent. Company will promptly (within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which would reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Parent with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep Parent apprised of any material developments, discussions and negotiations related thereto on a reasonably current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Notwithstanding the foregoing, Company shall be permitted to waive any standstill provision to allow any person to make an Acquisition Proposal if the Board of Directors of Company, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law.
(c) As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries or twenty-five percent (25%) or more of the Company Common Stock, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of the Company

Common Stock or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries.
(d) As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Company, after consultation with its outside counsel and its financial advisors, determines in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions and all conditions to consummation) and the person making the proposal, is (i) more favorable from a financial point of view to Company’s stockholders than the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.3(c)) and (ii) reasonably likely to be consummated on the terms set forth therein; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”
(e) Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to Company’s stockholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement (it being understood that any “stop, look and listen” communication pursuant to Rule 14d-9(f) shall not be deemed to be a Recommendation Change).
Section 6.10 Public Announcements. Company and Parent agree that the initial press release with respect to the execution and delivery of this Agreement shall be a press release mutually agreed to by the parties. Thereafter each of the parties agrees that no press release or other public announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the press release or other public announcement or statement shall consult with the other party about, and allow the other party reasonable time to comment on, such release, announcement or statement in advance of such issuance, (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.10 or (iii) by Company in connection with or following a Recommendation Change or its entry into an Alternative Acquisition Agreement in response to a Superior Proposal.
Section 6.11 Change of Method. Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Parent (including the provisions of Article I), and, if and to the extent requested by Parent, Company shall agree to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or requested action shall (i) alter or change the Merger Consideration; (ii) reasonably be expected to have a non-de minimis adverse tax or other economic consequence to Company or any of its Subsidiaries as compared to the method or structure of effecting such combination as reflected herein; (iii) reasonably be expected to have an adverse tax or other economic consequence to the stockholders of Company as compared to the method or structure of effecting such combination as reflected herein; (iv) require a vote by or approval of the holders of Company Common Stock; (v) include a change from a one-step merger to a tender offer; or (vi) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.
Section 6.12 Takeover Statutes. Neither Company nor its Board of Directors shall take any action within its control that would cause the restrictions of any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from the restrictions of any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and its board of directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
Section 6.13 Treatment of Company Indebtedness and Other Securities. At Parent’s written request and at Parent’s sole expense, Company shall reasonably cooperate with, and provide reasonable assistance to, Parent in connection with any steps Parent may determine are necessary or desirable to take to retire, repay, defease, repurchase, redeem, satisfy and discharge, cancel or otherwise terminate effective at or after the Effective Time, some or all amounts outstanding under (i) the Credit Agreement, (ii) the Indenture, (iii) the Note Purchase Agreement and (iv) any other indebtedness of Company or its Subsidiaries (including any indebtedness that replaces the foregoing), which cooperation and assistance shall include (A) arranging for (1) the optional redemption, satisfaction and discharge, defeasance, exchange or other repurchase by Parent, any of Parent’s Subsidiaries, Company or any Company Subsidiary of, or a tender offer by Parent, any of Parent’s Subsidiaries, Company or any Company Subsidiary for, some or all of the notes issued pursuant to the Indenture or Note Purchase Agreement and (2) the repayment or prepayment of any amounts outstanding under the Credit Agreement on or after the Closing Date, including, in the case of each of clauses (1) and (2), by preparing and submitting, prior to the Closing Date as instructed by Parent, customary notices (subject to reasonable review and comment by Company) in respect of any such redemption, satisfaction and discharge, defeasance, exchange, other repurchase, tender offer or repayment or prepayment; provided that the consummation of any such redemption, satisfaction and discharge, defeasance, exchange offer, other repurchase, tender offer or repayment or prepayment shall be contingent upon (and only occur after, or concurrently with, but not prior to) the occurrence of the Effective Time unless otherwise agreed in writing by Company, and (B) obtaining from the applicable lenders or agents customary payoff letters, Lien and guarantee releases or instruments of termination or discharge in respect of the existing indebtedness of Company and its Subsidiaries, including in respect of indebtedness under the Credit Agreement, the Indenture and the Note Purchase Agreement. At Parent’s written request and at Parent’s sole expense, Company shall reasonably cooperate with, and provide reasonable assistance to, Parent in connection any communications with holders of the Preferred Stock to provide information to such holders regarding how to elect to convert such shares of Preferred Stock following Closing, and, at Parent’s election, Company shall elect to mandatorily convert such Preferred Stock (provided that such conversion is conditioned upon, or is effective only at or after, the Effective Time) if permitted pursuant to the Certificate of Designation; provided that Company’s obligation to cooperate and assist in connection with communications to holders of the Preferred Stock shall not require Company to instruct, encourage or endorse any conversion of shares of Preferred Stock. Parent shall indemnify Company, its Subsidiaries and its and their respective Representatives, to the fullest extent permitted by applicable law, for any and all liabilities, costs, expenses, damages or losses incurred in connection with any of the foregoing in this Section 6.13 (other than with respect to information regarding Company provided in writing by Company in connection therewith).
Section 6.14 Exemption from Liability Under Rule 16b-3. Prior to the Effective Time, Parent and Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.15 Advisory Contract Consents and Fund Matters. Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to obtain with respect to each Client (including, for the avoidance of doubt, each Fund), in accordance with, and to the extent required by, applicable law or the applicable Company Investment Advisory Contract or Fund documentation, as applicable, as promptly as reasonably practicable after the date of this Agreement, (i) the consent of such Client (or the investors therein), as applicable, for which consent to the assignment or deemed assignment of the applicable Company Investment Advisory Contract is required by applicable law or by such Company Investment Advisory Contract or such Fund documentation as a result of the transactions contemplated by this Agreement and (ii) any additional consent required from such Client (or the investors therein), as applicable, in connection with the transactions contemplated by this Agreement. The parties agree that the foregoing shall include taking the actions set forth in Section 6.15 of the

Company Disclosure Letter. Without the prior written consent of Parent, Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or grant any other economic concession (including any obligation of Company, any Company Subsidiary or Parent or any of their respective affiliates to make any payment or assume or incur any other obligation or liability) to, any Client (or investors therein) in order to obtain (or otherwise in connection with) any such consent. Parent acknowledges and agrees that under no circumstances shall the consents referred to in this Section 6.15 be deemed a condition to Closing.
Section 6.16 Approval of Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with applicable law and the Constituent Documents of Merger Sub, in Parent’s capacity as sole stockholder of Merger Sub, a written consent adopting this Agreement and approving the transactions contemplated hereby (including the Merger).
Section 6.17 Scheduled Assets. Company shall keep Parent apprised of any material developments on a reasonably current basis regarding the status of any divestiture efforts with respect to the Scheduled Assets or any other business (which, for the avoidance of doubt, shall be subject to Parent’s consent rights set forth in Section 5.2 with respect thereto, as applicable) and reasonably consult with Parent in connection with any such divestiture.
Section 6.18 Pre-Closing BHC Act Preparation. Prior to the Closing, Company shall reasonably cooperate with Parent (including providing Parent such information as may be reasonably requested in accordance with Section 6.2) to develop a plan for bringing any assets, investments, commitments, activities or transactions of Company or its Subsidiaries in compliance with the BHC Act, including the Volcker Rule, upon and following the Effective Time, including reasonably cooperating with Parent in preparing amendments to the governing documents of any entity that will, from and after the Effective Time, be controlled or be deemed to be controlled, directly or indirectly, by Parent within the meaning of the BHC Act (as reasonably determined by Parent in its discretion) to include provisions relating to the compliance, reporting and other regulatory obligations that would be applicable to such entities as a result of being so controlled or deemed to be controlled, directly or indirectly, by Parent; provided that Company shall not be required to commence any implementation of such plan (including not being required to adopt any such amendments) prior to the Effective Time.
Section 6.19 Insurance Policy. At the written request of Parent, Company will use reasonable best efforts to bind (or, if Parent seeks to bind a policy on behalf of Company, to reasonably cooperate with Parent binding), an insurance policy (the “Stop Loss Policy”) with (a) the terms set forth in Section 6.19 of the Company Disclosure Letter or such other terms as may be reasonably requested by Parent and (b) a premium not to exceed the dollar amount set forth in Section 6.19 of the Company Disclosure Letter (the “Reimbursable Premium Amount”). In the event this Agreement is terminated (other than in the case of termination by Parent pursuant to Section 8.1(d) or under circumstances in which the Parent Expense Reimbursement is payable and has been paid by Parent), then Parent shall promptly reimburse Company for the premium paid with respect to such Stop Loss Policy and any reasonable out-of-pocket costs incurred by Company in connection with binding such insurance policy, net of any amounts actually received (or which Company is contractually entitled to receive) in connection with the cancellation or commutation of the Stop Loss Policy. Parent acknowledges and agrees that under no circumstances shall the binding of the Stop Loss Policy be deemed a condition to Closing.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of the parties to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a) Stockholder Approval. The Requisite Company Vote shall have been obtained.
(b) Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition (each, a “Legal Restraint”) enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree (each, a “Legal Prohibition”) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Merger.
Section 7.2 Conditions to Obligations of Parent Parties. The obligation of Parent Parties to effect the Closing is also subject to the satisfaction, or waiver by Parent Parties, at or prior to the Closing, of the following conditions:
(a) Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a), and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Company set forth in Section 3.1(a), Section 3.3(a), Section 3.7, Section 3.20 and Section 3.21 (in each case, after giving effect to the lead-in to Article III) that (A) is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (B) is not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Company set forth in Article III (read without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) unless the failure or failures of such representations and warranties to be so true and correct would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.
(b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate dated as of the Closing Date and signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.
(c) No Materially Burdensome Regulatory Condition. No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d) Permissibility Thresholds. The Permissibility Thresholds shall be satisfied as of the Closing Date.
Section 7.3 Conditions to Obligations of Company. The obligation of Company to effect the Closing is also subject to the satisfaction, or waiver by Company, at or prior to the Closing, of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Parent Parties set forth in Article IV (read without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth in such representations or warranties) would have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.
(b) Performance of Obligations of Parent Parties. Each Parent Party shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.
ARTICLE VIII
TERMINATION
Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:
(a) by mutual written consent of Parent and Company;
(b) by either Parent or Company if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable (provided Company shall not have a termination right under this clause (i) with respect to the denial of any Requisite Regulatory Approval, if Parent has irrevocably waived receipt of such Requisite Regulatory Approval as a condition to the Closing) or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Legal Restraint or Legal Prohibition enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger, unless the principal cause of such Legal Restraint or Legal Prohibition shall be the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c) by either Parent or Company if the Merger shall not have been consummated on or before 11:59 p.m., New York City time, on the twelve (12) month anniversary of the date of this Agreement (such time or such later time agreed in writing by Parent and Company, the “Termination Date”), unless the principal cause of the failure of the Closing to occur by such date shall be the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein.
(d) by either Parent or Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), in the case of a termination by Parent, or Section 7.3, in the case of a termination by Company, and which is not cured within forty-five (45) days following written notice to Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e) prior to the time the Requisite Company Vote is obtained, by Parent, if Company or the Board of Directors of Company shall have made a Recommendation Change;
(f) by either Company or Parent, if the Requisite Company Vote shall not have been obtained upon a vote thereon taken at the Company Meeting (including any adjournment or postponement thereof); or
(g) prior to the time the Requisite Company Vote is obtained, by Company in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if the Board of Directors of Company authorizes Company to enter into an Alternative Acquisition Agreement in response to a Superior Proposal, to the extent permitted by and in accordance with Section 6.3; provided that, concurrently with such termination, Company pays, or causes to be paid, to Parent the Termination Fee pursuant to Section 8.2.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
Section 8.2  Effect of Termination.
(a) In the event of termination of this Agreement by either Parent or Company in accordance with Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Confidentiality), Section 6.10 (Public Announcements), the second sentence of Section 6.19 (Insurance Policy), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement. “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated or otherwise made to Company or the Board of Directors of Company (and not withdrawn at least two (2) business days prior to the Company Meeting) or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal, in each case, with respect to Company, and (A) (x) thereafter this Agreement is terminated by either Parent or Company pursuant to Section 8.1(c) without the condition set forth in Section 7.1(a) having been satisfied (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied as of such termination) or (y) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d) as a result of a willful and material breach by Company of any of its obligations, covenants or other agreements set forth herein or (z) thereafter this Agreement is terminated by Company or Parent pursuant to Section 8.1(f) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement, or consummates, a transaction with respect to any Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date it consummates such transaction, pay Parent, by wire transfer of same-day funds, a fee equal to $42,250,000 (the “Company Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.
(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then Company shall pay Parent, by wire transfer of same-day funds, the Company Termination Fee within two (2) business days of the date of termination.
(d) In the event that this Agreement is terminated by Company pursuant to Section 8.1(g), then Company shall pay Parent, by wire transfer of same-day funds, the Company Termination Fee concurrently with such termination.
(e) In the event that this Agreement is terminated (i) by either Parent or Company pursuant to Section 8.1(c), and at the time of such termination all of the conditions set forth in Section 7.1 and Section 7.2 (other than any of the conditions set forth in Section 7.1(b) (but only as it relates to the Reimbursement Trigger Approvals), Section 7.1(c) (but only if the applicable Legal Restraint or Legal Prohibition relates to a Reimbursement Trigger Approval) or Section 7.2(c) (but only to the extent the Materially Burdensome Regulatory Condition has been imposed in relation to any Reimbursement Trigger Approval)) shall have been satisfied or waived or be capable of being satisfied; (ii) by Company pursuant to Section 8.1(d) as a result of a willful and material breach by Parent of Section 6.1 or (iii) by either Company or Parent pursuant to Section 8.1(b) (but only if the applicable denial, Legal Restraint or Legal Prohibition relates to a Reimbursement Trigger Approval), then Parent shall reimburse Company, by wire transfer of same-day funds, for (x) $10,000,000 for fees and expenses of third party advisors (including legal, accounting, investment banking and financial advisors, experts and consultants) and other transaction costs and (y) the aggregate face amount of employee retention awards which have been allocated (or reallocated) and communicated to employees after the date of this Agreement in accordance with (and consistent with the terms and limitations set forth in) the provisions set forth in Section 6.5(f) of the Company Disclosure Letter and (z) the Reimbursable Premium Amount (clauses (x), (y) and (z), collectively, the “Parent Expense Reimbursement”); provided, that:
(i) Parent shall have no obligation to pay the Parent Expense Reimbursement pursuant to Section 8.1(e)(i) if a breach of this Agreement by Company was the principal cause of the failure of any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(c) to be satisfied; and
(ii) Parent shall have no obligation to pay the Parent Expense Reimbursement pursuant to Section 8.1(e)(iii) if a breach of this Agreement by Company was the principal cause of the denial, Legal Restraint or Legal Prohibition giving rise to the termination right in Section 8.1(b).
(f) Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud, in no event shall (i) Company be required to pay the Company Termination Fee or (ii) Parent be required to pay the Parent Expense Reimbursement, in each case, more than once.
(g) Each of the parties hereto acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Company or Parent (as applicable, the “Obligor”) fails promptly to pay the Company Termination Fee or Parent Expense Reimbursement (as applicable, the “Owed Amounts”) when due pursuant to this Section 8.2, and, in order to obtain such payment, Parent or Company (as applicable, the “Obligee”) commences a suit which results in a judgment for the Obligor to pay the Owed Amounts, or any portion thereof, the Obligor shall pay the costs and expenses of the Obligee (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, the Obligor shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The Owed Amounts (and any related amounts payable by the Obligor pursuant to this Section 8.2(g)), except in the case of fraud, shall be the sole remedy of the Obligee in the event of a termination of this Agreement in accordance with this Article VIII pursuant to which the Owed Amounts are payable by the Obligor.
(h) The payment of the Company Termination Fee as set forth above shall be consideration for the disposition by Parent of its rights under this Agreement.
ARTICLE IX

GENERAL PROVISIONS
Section 9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Vote; provided, however, that, after receipt of the Requisite Company Vote, there may not be, without further approval of the stockholders of Company, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.
Section 9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any certificate delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.6 and for those other obligations, covenants and agreements contained in this Agreement to the extent their terms apply after the Effective Time.
Section 9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Company, to:

Cowen Inc.
599 Lexington Avenue
New York, NY 10022
	Attention:	Owen Littman
	Email:	Owen.Littman@cowen.com

With a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
	Attention:	Mark I. Greene
Aaron M. Gruber
Andrew M. Wark
	Email:	mgreene@cravath.com
agruber@cravath.com
awark@cravath.com

and

(b)	if to Parent Parties, to:

The Toronto-Dominion Bank
66 Wellington Street West
21st Floor, TD Tower
Totonto, Ontario
Canada M5K 1A2
	Attention:	Barbara Hooper
Renu Gupta
	Email:	Barbara.Hooper@tdsecurities.com
Renu.Gupta@td.com

With a copy (which shall not constitute notice) to:

The Toronto-Dominion Bank
66 Wellington Street West
4th Floor, TD Tower
Toronto, Ontario
Canada M5K 1A2
Attention:	Jane Langford
Kashif Zaman
Email:	Jane.Langford@td.com
Kashif.Zaman@td.com

and:

Simpson Thacher and Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Lee Meyerson
Ravi Purushotham
Email:	lmeyerson@stblaw.com
RPurushotham@stblaw.com
Section 9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Annexes, Exhibits or Schedules, such reference shall be to an Article or Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed in Section 9.6 of the Company Disclosure Letter, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed in Section 9.6 of the Parent Disclosure Letter. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to days (excluding business days) or months shall be deemed to be references to calendar days or months. If any time period for giving notice or taking action hereunder expires on a day which is not a business day, the time period shall automatically be extended to the business day immediately following such non-business day. As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature and shall be construed to include such person’s successors and permitted assigns; (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof; (iv) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Toronto, Canada are authorized by law or executive order to be closed; (v) all references to dates and times are to New York City time; (vi) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger; (vii) all references to “immediately available funds”, “same-day funds”, “dollars” or “$” are to the lawful money of the United States; (viii) the terms “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country; (ix) word “will” shall be construed to have the same meaning and effect as the word “shall”; (x) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (xi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties; (xii) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (xiii) the word “party” shall mean a party to this Agreement; (xiv) the word “law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit promulgated, declared or issued by any Governmental Entity; and (xv) the word “contract” shall mean any legally binding contract, agreement, license, sublicense, lease, sublease or commitment. Unless the context requires otherwise, any definition of or reference or citation to any law, agreement, instrument or other document herein shall be construed as referring or citing to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor laws, and to the rules and regulations promulgated thereunder. The Company Disclosure Letter and the Parent Disclosure Letter, as well as all schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.
Section 9.7 Counterparts. This Agreement may be executed in counterparts (including by pdf or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
Section 9.9 Governing Law; Jurisdiction.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles.
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
Section 9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 1.8, which is intended to benefit each holder of Compensation Awards and his or her heirs and representatives and except as otherwise specifically provided in Section 6.6, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions exclusively in the Chosen Courts to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 9.13  Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 9.14  Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
Section 9.15  Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:
“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the applicable implementing regulations of the Board of Governors of the Federal Reserve System thereunder.
“Client” means any person to which Company or any of its Subsidiaries provides investment management, investment advisory or sub-advisory services, including each Fund and any separate account. For the avoidance of doubt, the term “Client” does not mean an investor in a Fund in its capacity as an investor.
“Company DCAs” means all awards of cash, the delivery of which is deferred subject to vesting, granted pursuant to the Stock Plans.

“Company Investment Advisory Contract” means a contract under which a Company Advisory Subsidiary provides investment management, investment advisory or sub-advisory services to a Fund.
“Company Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that has a material adverse effect on (i) the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), “Company Material Adverse Effect” shall not include any impact of (A) changes or prospective changes in GAAP or applicable regulatory accounting requirements, (B) any adoption, proposal or implementation of, or change or prospective change in, after the date hereof, laws, rules or regulations (including any Pandemic Measures) of general applicability to companies in the industries in which Company and its Subsidiaries operate, or interpretations thereof by courts or other Governmental Entities, (C) changes in global, national or regional political conditions or in business, economic, financial or other market (including equity, credit, commodity and debt markets generally, as well as changes in interest or exchange rates, monetary policy or inflation) conditions affecting the industries in which Company and its Subsidiaries operate generally and not specifically relating to Company or its Subsidiaries (including any such changes arising out of a Pandemic or any Pandemic Measures), (D) acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, sabotage, terrorism, cyber-intrusion or other international or national calamity or any worsening or escalation of such conditions, including any such acts or conditions related to the conflict between the Russian Federation and Ukraine, (E) hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or any epidemic, Pandemic (including related Pandemic Measures), disease, outbreak, health emergency or crisis or other public health conditions and or any worsening or escalation of any of the foregoing, (F) the negotiation, execution or announcement of this Agreement, or the pendency of the transactions contemplated hereby, including any action resulting therefrom, any reduction in revenues resulting therefrom or any impact on relationships with Governmental Entities, vendors, customers, employees, financing sources, partners or similar relationships resulting therefrom (it being understood that this clause (F) shall not apply to a breach of any representation or warranty related to the announcement, pendency or consummation of the transactions contemplated hereby), (G) the identity of Parent or any of its affiliates as the acquiror of Company, (H) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required by this Agreement or otherwise at the written request or with the written consent of Parent or (I) a decline, in and of itself, in the trading price of Company’s stock, the failure, in and of itself, to meet revenue or earnings projections or any internal financial projections or any change or prospective change, in and of itself, in the credit rating of Company (it being understood that the underlying causes of such decline, failure or change shall be taken into account in determining whether a Company Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C), (D) or (E), to the extent that the effects of such change are disproportionately adverse to the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies in the industries in which Company and its Subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred)), or (ii) the ability of Company and its Subsidiaries to consummate the transactions contemplated hereby.
“Company PSUs” means all restricted share units payable in Class A Company Common Stock or cash or whose value is determined with reference to the value of Class A Company Common Stock with performance-based vesting or delivery requirements, granted pursuant to the Stock Plans.
“Company RSUs” means all restricted share units payable in Class A Company Common Stock or whose value is determined with reference to the value of Class A Company Common Stock with solely time-based vesting or delivery requirements, granted pursuant to the Stock Plans.
“Constituent Documents” means the charter documents, bylaws or similar organizational documents of a corporation and comparable organizational documents of other entities.
“Credit Agreement” means the Credit Agreement, dated as of March 24, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of December 15, 2021), among Company, as borrower, the several lenders from time to time party thereto, Morgan Stanley Senior Fund, Inc., as administrative agent, swingline lender, an issuing bank, lead arranger, bookrunner and syndication agent.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means a fraction, (x) the numerator of which is the Merger Consideration and (y) the denominator of which is the average closing price, rounded to the nearest cent, per Parent Common Share on the New York Stock Exchange for the period of ten consecutive trading days immediately preceding (but not including) the Closing Date.
“Excluded Funds” means the persons set forth in Section 9.15 of the Company Disclosure Letter under the heading “Excluded Funds”.
“Executive Officer” means any “executive officer” as defined in Rule 3b-7 under the Exchange Act.
“FINRA” means the Financial Industry Regulatory Authority.
“Fund” means: (i) any investment vehicle, including a general or limited partnership, a limited liability company, a trust, a company, a commodity pool or a commingled fund, organized in any jurisdiction, and any alternative investment vehicles, co-investment vehicles and parallel funds formed in connection with any of such entities (a) sponsored or promoted by Company or any Company Subsidiary, (b) for which Company or any Company Subsidiary acts as a general partner, trustee or managing member (or in a similar capacity) or serves as a commodity pool operator, (c) for which Company or any Company Subsidiary in any manner selects or controls (or has employees, officers, directors or agents who constitute) a majority of the directors, trustees or management or (d) for which a Company Advisory Subsidiary acts as an investment adviser, investment manager or commodity trading advisor or otherwise provides investment management, commodity trading advisory, investment advisory or sub-advisory services; or (ii) any managed account or other investment vehicle through which Company or any Company Subsidiary manages any client capital (whether directly or indirectly).
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Entity” means any U.S. or non-U.S. federal, state or local governmental or regulatory body, court, judicial authority, arbitrator, administrative agency or commission, or any SRO.
“HCR Funds” means the persons set forth in Section 9.15 of the Company Disclosure Letter under the heading “HCR Funds”.
“Indenture” means the Third Supplemental Indenture, dated as of June 11, 2018, by and between Company, as issuer, and the Bank of New York Mellon, as trustee, related to the 7.75% Senior Notes due 2033.
“Intellectual Property” means intellectual property rights in any jurisdiction, whether registered or unregistered, in and to: (i) all trademarks, service marks, brand names, internet domain names, social and mobile media identifiers, logos, symbols, certification marks, trade dress and other indications of source or origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisionals, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) proprietary rights in computer programs, algorithms, software and databases; and (vi) any similar intellectual property or proprietary rights.
“Intervening Event” means any effect, change, event, circumstance, condition, occurrence or development that does not relate to an Acquisition Proposal and is not known by, or reasonably foreseeable to, the Board of

Directors of Company as of the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Board of Directors of Company as of the date of this Agreement); provided that a change, in and of itself, in the trading price of Company’s stock, the fact, in and of itself, that Company meets or exceeds any revenue or earnings projections or any internal financial projections or any change or prospective change, in and of itself, in the credit rating of Company shall not be taken into account in determining whether an Intervening Event has occurred (it being understood that the underlying causes of such change or fact shall be taken into account in determining whether a Intervening Event has occurred).
“Liens” means any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security or adverse interests whatsoever.
“Note Purchase Agreement” means the Note Purchase Agreement, dated as of April 25, 2019, between Company and certain other parties thereto, related to the 7.25% Senior Notes due 2024.
“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any evolutions or mutations thereof, or any other infectious disease (including influenza), and the governmental and other responses thereto.
“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.
“Parent Common Share” shall mean a common share of Parent.
“Parent Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that would or would reasonably be expected to, either individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or any of its Subsidiaries to consummate the transactions contemplated hereby.
“Permissibility Thresholds” means the following: the total consolidated assets of Company shall be less than the $10 billion threshold set forth in Section 163(b) of the Dodd Frank Act and Company shall be “substantially engaged” in activities that are financial in nature, incidental to a financial activity, or otherwise permissible for the financial holding company under section 4(c) of the BHC Act (12 U.S.C. 1843(c)), all within the meaning of 12 C.F.R. 225.85(a)(3).
“Permitted Liens” means (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (iv) non-monetary Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (v) non-exclusive licenses granted with respect to Intellectual Property.
“Pooled Vehicle” means any investment vehicle, including a general or limited partnership, a limited liability company, a trust, a company, a commodity pool or a commingled fund, organized in any jurisdiction, and any alternative investment vehicles, co-investment vehicles and parallel funds formed in connection with any of such entities, other than a Fund, in which Company or any Company Subsidiary owns or holds (whether directly or indirectly) any equity, partnership, or other similar interest.
“Regulatory Agencies” means (a) any U.S. federal or state regulatory authority, (b) the SEC, (c) any non-U.S. regulatory authority and (d) any SRO.
“Reimbursement Trigger Approval” means any Requisite Regulatory Approval other than (a) the NRC Approval, (b) the CSA Approval, (c) the CFIUS Approval or (d) any Company Springing Approval (each as defined in Annex A).
“Representatives” means, with respect to any Person, its officers, directors, employees, agents, advisors and representatives.
“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.
“SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (y) any other United States or foreign self-regulatory organization or securities exchange, futures exchange, commodities exchange or contract market.
“Stock Plans” means Company’s 2010 Equity and Incentive Plan and 2020 Equity Incentive Plan, as each can be amended from time to time.
“Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.
“Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments or any charge of any kind in the nature of (or similar to) taxes whatsoever together with all penalties and additions to tax and interest thereon and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
“Volcker Rule” means Section 13 of the Bank Holding Company Act (12 U.S.C. § 1841) and the applicable implementing regulations thereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
COWEN INC.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Chief Executive Officer
[Signature Page to Merger Agreement]

THE TORONTO-DOMINION BANK

By:	/s/ Barbara Hooper
	Name:	Barbara Hooper
	Title:	Senior Executive Vice President – Treasury and Enterprise Strategy
[Signature Page to Merger Agreement]

CRIMSON HOLDINGS ACQUISITION CO.

By:	/s/ Glenn Gibson
	Name:	Glenn Gibson
	Title:	President and Chief Executive Officer
[Signature Page to Merger Agreement]

ANNEX B

STRICTLY CONFIDENTIAL
August 1, 2022
Board of Directors
Cowen Inc.
599 Lexington Avenue, 20th Floor
New York, NY 10022
Ladies and Gentlemen:
You have requested the opinion of Ardea Partners LP (“Ardea”) as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.01 per share (the “Class A Company Common Stock”), of Cowen Inc. (the “Company”) of the $39.00 in cash per share of Class A Company Common Stock, without interest (the “Consideration”), to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 1, 2022 (the “Agreement”), by and among the Company, The Toronto-Dominion Bank (“Parent”) and Crimson Holdings Acquisition Co. (“Merger Sub”), in connection with the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent.
Ardea is engaged in underwriting services, private placements of securities, merger and acquisition advisory services, investment banking and other financial and non-financial activities and services for various persons and entities. Ardea and its employees and affiliates, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). Ardea has acted as financial advisor to the Company in connection with the Transaction. Ardea expects to receive fees for Ardea’s services in connection with the Transaction, the principal portion of which is contingent upon the successful consummation of the Transaction and a portion of which is payable upon the announcement of the Transaction. In addition, the Company has agreed to indemnify us against certain liabilities that may arise out of Ardea’s engagement. In the future, Ardea may provide investment banking services to the Company, Parent, and their respective affiliates for which Ardea may receive compensation.
In connection with this opinion, representatives of Ardea have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial forecast scenarios for the Company (the “Forecasts”), which Forecasts were prepared by the management of the Company and assigned a probability weighting for each of the scenarios by the Company’s Board of Directors (the “Board”) to be used by Ardea in its financial analyses (the “Weightings”). Representatives of Ardea have also: held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Class A Company Common Stock; compared certain financial information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent

B-1

business combinations in the investment banking industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Ardea deemed appropriate.
Ardea has, with the Board’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Ardea, without assuming any responsibility for independent verification thereof. In addition, Ardea has assumed with the Board’s consent that the Forecasts and the Weightings have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Board. Ardea has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of their respective subsidiaries, and Ardea has not been furnished with any such evaluation or appraisal. Ardea has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to Ardea’s analysis. Ardea has also assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition therein, the effect of which would be in any way meaningful to Ardea’s analysis.
Ardea’s opinion does not address the underlying business decision of the Company to engage in the Transaction, the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, or any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders of shares of Class A Company Common Stock, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. Ardea does not express any view on, and Ardea’s opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any other consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company. In addition, Ardea does not express an opinion, whether relative to the Consideration or otherwise, on either the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, officers, directors or employees of the Company, or other constituencies of the Company or the fairness to any person (including the holders of shares of Class A Company Common Stock) of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any class of such persons in connection with the Transaction. Ardea is not expressing any opinion as to the prices at which any securities of the Company will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Ardea’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and Ardea assumes no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Ardea’s advisory services and the opinion expressed herein are provided solely for the information and assistance of the Board in connection with its consideration of the Transaction and this opinion does not constitute a recommendation as to how any person should act or vote with respect to such Transaction or any other matter. This opinion has been approved by the Fairness Committee of Ardea.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of shares of Class A Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

B-2

COWEN

COWEN INC.
599 LEXINGTON AVE FL 19
NEW YORK, NY 10022

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The Board of Directors of Cowen Inc. recommends you vote FOR Proposals 1, 2 and 3.

	For	Against	Abstain
1. To adopt the Agreement and Plan of Merger, dated as of August 1, 2022, by and among Cowen Inc., The Toronto-Dominion Bank and Crimson Holdings Acquisition Co., as it may be amended from time to time (the "Merger Agreement").	☐	☐	☐
2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Cowen Inc.'s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement.	☐	☐	☐
3. To adjourn the special meeting of stockholders of Cowen Inc. (the "Special Meeting"), if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000579611_1 R1.0.0.39

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The S-4 Exchange Offer/Merger Proxy is available at www.proxyvote.com

COWEN INC.
Special Meeting of Stockholders
[TBD]
This proxy is solicited by the Board of Directors

Jeffrey M. Solomon and Owen S. Littman, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting to be held on [TBD] or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000579611_2 R1.0.0.39